UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
FORM 11-K
(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2009
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                      to
Commission file number 001-16167
A.	Full title of the plan and the address of the plan, if different from that of issuer named below:
MONSANTO SAVINGS AND INVESTMENT PLAN
B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
MONSANTO COMPANY
800 North Lindbergh Blvd.
St. Louis, MO 63167

MONSANTO SAVINGS AND INVESTMENT PLAN
FINANCIAL STATEMENTS AS OF DEC. 31, 2009 AND 2008,
AND FOR THE YEAR ENDED DEC. 31, 2009, AND SUPPLEMENTAL SCHEDULES
AS OF AND FOR THE YEAR ENDED DEC. 31, 2009, AND
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

MONSANTO SAVINGS AND INVESTMENT PLAN
Financial Statements and Supplemental Schedules
NOTE:	All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Trustees and Participants of Monsanto Savings and Investment Plan,
Pension and Savings Funds Investment Committee of Monsanto Company,
and Monsanto Company Employee Benefits Plans Committee
We have audited the accompanying statements of net assets available for benefits of Monsanto Savings and Investment Plan (the “Plan”) as of December 31, 2009 and 2008, and the related statement of changes in net assets available for benefits for the year ended December 31, 2009. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2009 and 2008, and the changes in net assets available for benefits for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of (1) Schedule of Assets (Held at End of Year) as of December 31, 2009, (2) Schedule of Assets (Acquired and Disposed of Within Year) for the Year Ended December 31, 2009, and (3) Schedule of Reportable Transactions for the Year Ended December 31, 2009, are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These schedules are the responsibility of the Plan’s management. Such schedules have been subjected to the auditing procedures applied in our audit of the basic 2009 financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.
/s/Deloitte & Touche LLP
St. Louis, Missouri
June 24, 2010

MONSANTO SAVINGS AND INVESTMENT PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	As of Dec. 31,
(Dollars in thousands)	2009	2008

ASSETS:
Investments:
Common stock — Monsanto Company — Allocated	$820,299	$777,309
Common stock — Monsanto Company — Unallocated	150,383	161,726

Total Common stock — Monsanto Company	970,682	939,035
Cash and temporary investments	46,479	48,333
Debt securities including U.S. Government securities (securities on loan $375 in 2009 and $3,922 in 2008)	66,657	67,930
Common stock — other (securities on loan $27,369 in 2009 and $31,836 in 2008)	451,755	296,047
Collective investment funds	361,987	258,992
Synthetic guaranteed investment contracts (underlying securities on loan $22,935 in 2009 and $69,566 in 2008) at fair value	565,228	501,712
Loans to participants, interest rates from 4.0% to 9.25%, maturities through December 2014	26,511	23,384
Collateral held under securities lending agreements	52,051	104,905

Total investments	2,541,350	2,240,338

Receivables:
Employee contribution receivable	2,997	—
Employer contribution receivable	52,558	52,908
Dividends, interest and trades receivable	5,768	2,204

Total receivables	61,323	55,112

Total assets	2,602,673	2,295,450

LIABILITIES:
Liability to return collateral held under securities lending agreements	52,169	107,158
Deferred employer contribution	52,558	52,908
ESOP debt	5,236	6,614
Amount payable for investment securities transactions	1,199	3,187

Total liabilities	111,162	169,867

NET ASSETS AVAILABLE FOR BENEFITS REFLECTING INVESTMENTS AT FAIR VALUE	2,491,511	2,125,583

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(9,770)	10,079

NET ASSETS AVAILABLE FOR BENEFITS	$2,481,741	$2,135,662

See Accompanying Notes to Financial Statements.

MONSANTO SAVINGS AND INVESTMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

Year Ended
Dec. 31,
(Dollars in thousands)	2009
CONTRIBUTIONS:
Employee contributions	$98,607
Employer contributions	2,079
Transfers from other plans	653
Rollovers from other plans	8,938

Total contributions	110,277

INVESTMENT INCOME:
Appreciation in fair value of investments

Common stock — Monsanto Company	153,789
Debt securities	4,285
Common stock — other	114,233
Collective investment funds	70,679

Total appreciation in fair value of investments — net	342,986
Interest	28,340
Dividends	17,487

Total investment gain	388,813

OTHER DEDUCTIONS:
Interest expense on ESOP debt	(260)
Administrative expenses	(5,859)
Benefits paid to participants	(146,892)

Total other deductions	(153,011)

INCREASE IN NET ASSETS AVAILABLE FOR BENEFITS	346,079

NET ASSETS AVAILABLE FOR BENEFITS — Beginning of year	2,135,662

NET ASSETS AVAILABLE FOR BENEFITS — End of year	$2,481,741

See Accompanying Notes to Financial Statements.

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
AS OF DEC. 31, 2009 AND DEC. 31, 2008 AND FOR THE YEAR ENDED DEC. 31, 2009
NOTE 1. INFORMATION REGARDING THE PLAN
GENERAL
The following description of the Monsanto Savings and Investment Plan (the “Plan” or the “SIP”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.
The Plan was established as of June 11, 2001, as a successor to a portion of the Pharmacia Corporation Savings and Investment Plan (“Pharmacia Plan”) for the benefit of certain employees and former employees (“Transferred Participants”) of Monsanto Company (“Monsanto” or the “Company”). Effective July 1, 2001, the assets of the Pharmacia Plan that were allocated to the accounts of the Transferred Participants were transferred to the trust established under the Plan. Also effective July 1, 2001, a portion of the unallocated assets and liabilities (primarily debt) of the leveraged employee stock ownership plan (“ESOP”) component of the Pharmacia Plan were transferred to the Plan.
ADMINISTRATION
Monsanto is the sponsor of the Plan. The Monsanto Company Employee Benefits Plans Committee is responsible for administering the Plan in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and Plan documents. Fidelity Employer Services Company LLC serves as the record keeper of the Plan. The Monsanto Pension and Savings Funds Investment Committee is responsible for monitoring Plan investments. The trustee of the Plan is The Northern Trust Company (“Northern”).
PARTICIPANT ACCOUNTS
The Plan is a contributory defined contribution profit sharing plan with individual accounts for each participant. U.S. employees classified as “regular employees” and who have attained age 18 generally are eligible to participate in the Plan upon employment. U.S. employees classified as “temporary employees” and who have attained age 18 generally are eligible to participate in the Plan after 1,000 hours of service. The cost of Plan administration is borne partially by Plan participants and partially by Monsanto, as Plan sponsor.
Each participant’s account is credited with the participant’s contributions, Company contributions and the pro-rata share of any Plan earnings and is reduced by the pro-rata share of any Plan losses and certain administrative expenses. Participants’ accounts are valued on a daily basis. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account balance.
EMPLOYEE CONTRIBUTIONS
The Plan provides for voluntary employee contributions generally ranging from 1 percent to 25 percent of an employee’s eligible pay. Employees have an option to make before-tax contributions or after-tax contributions. Subject to annual limits on before-tax contributions and the results of required Internal Revenue Service (“IRS”) discrimination testing, contributions may be all before-tax, all after-tax, or a combination of both. Plan participants other than those also participating in the Company’s ERISA Parity Savings and Investment Plan may change the amounts of their contributions on a daily basis. Generally, employee contributions to the Plan may be invested in 1 percent increments and allocated in any combination to the following investment fund options: a fixed income fund, a balanced fund consisting of both fixed income and equity securities, a growth and income equity fund, an international equity fund, a growth equity fund, a U.S. equity index fund, a treasury inflation-protected securities (TIPS) bond fund, a value equity fund, a small cap growth equity fund, a small cap value equity fund, the Monsanto Stock Fund, which invests in Monsanto common stock, and four asset allocation funds consisting of varying pre-set mixes of certain of the aforementioned investment funds. The four asset allocation funds allow participants varying degrees of risk and return. The Plan includes targeted “roundtrip” participant trading restrictions. A roundtrip is defined as an exchange in and then out of a fund in less than a 30-day period. Under these restrictions, participants are limited to one roundtrip transaction per fund within any 90-day rolling period and four roundtrip transactions across all funds over a rolling 12-month period. These targeted restrictions apply to all investment options except the Fixed Income Fund. Generally, participants may

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
AS OF DEC. 31, 2009 AND DEC. 31, 2008 AND FOR THE YEAR ENDED DEC. 31, 2009
transfer their contributions, Company contributions and any earnings thereon among the investment options on a daily basis, subject to the roundtrip trading restrictions described above.
An automatic enrollment feature was added to the Plan, effective Feb. 15, 2008, for employees who were employed by the Company or its affiliates on Jan. 22, 2008, and effective for employees hired on or after April 1, 2008. If any such employee is eligible to participate in the SIP, he or she will be automatically enrolled in the SIP at a 4 percent before-tax salary deferral rate, 45 days after date of hire or rehire (or for temporary employees hired on or after July 1, 2007, 45 days after completing 1,000 hours of service) unless, within such 45 day period he or she elects not to participate.
Participants may be eligible to make a before-tax catch-up contribution if they are at least age 50 on or before the end of the calendar year and either currently contributing at least 7 percent of their eligible pay per pay period to the SIP or had reached the IRS annual limit on before-tax contributions ($16,500 in 2009). For 2009, eligible participants could have elected a before-tax catch-up contribution of up to $5,500. The catch-up contributions are not eligible for Company matching contributions and are subject to the same rules as other before-tax contributions. The annual catch-up contribution limit may increase in future years in accordance with limits prescribed by the IRS.
The before-tax option allows participants to elect to make before-tax contributions from eligible gross pay before most income taxes are deducted. The participants generally cannot withdraw before-tax contributions without income tax penalties until age 59 1/2, disability, death, separation from service; or, after age 55, for payments that are part of a series of substantially equal periodic payments made for the life of the employee or the joint lives of the employee and a designated beneficiary. After-tax contributions are made from participants’ eligible pay after income taxes are deducted. Withdrawal of after-tax employee contributions can be made with no penalty.
COMPANY CONTRIBUTIONS AND VESTING
Employee contributions to the Plan, up to a maximum of 7 percent of eligible pay, generally are matched 60 percent by Monsanto. In 2009 and 2008, Company matching contributions of $33.5 million and $33.7 million, respectively, were applied to the Plan. The Plan also has a Company discretionary match contribution feature. Generally, Company matching contributions are invested in Monsanto common stock held in the Monsanto Stock Fund investment option in participants’ accounts. Participants may transfer matching contributions and all other amounts from the Monsanto Stock Fund into any other investment option available under the Plan at any time, whether or not they are fully vested in those amounts.
In December 2009 and 2008, Monsanto determined that a discretionary matching contribution of an additional 20 percent and 40 percent, respectively, on the first 10 percent of eligible pay would be made to participants actively participating in the Plan on Dec. 31, 2009 and 2008. These contributions of $15 million and $30 million, were applied to the Monsanto Stock Fund investment option in eligible participants’ accounts in March 2010 and 2009, respectively, through an allocation of previously unallocated Monsanto Company common stock held by the ESOP, based on the value of a share of Monsanto common stock on March 30, 2010 and Dec. 31, 2008, respectively.
In order for the Plan to pass certain IRS nondiscrimination testing requirements with respect to each of the 2009 and 2008 Plan years, the Company made Qualified Non-Elective Contributions (“QNECs”), each in an amount equivalent to 5 percent of eligible pay to all non-highly compensated employees of the Company and other employees participating in the Plan whose total Plan eligible pay in 2009 was $604.74 or less and in 2008 was $1,852.82 or less, were at least age 21, and had at least one year of service by Dec. 31, 2009 and 2008, respectively, whether or not the employee was contributing to the Plan. As permitted by the terms of the Plan, amounts attributable to Plan forfeitures as of Dec. 31, 2009 and 2008, were used to fund each of the QNECs. A QNEC in an amount of less than $.1 million was allocated to eligible participants’ accounts in each of June 2010 and July 2009. The contributions were applied to eligible participants’ accounts in accordance with their then-current investment elections for participant contributions. In the absence of such election, the contribution was applied to the participant’s account in accordance with the Plan’s default investment option, the Moderately Aggressive pre-mixed portfolio.
Generally, Company contributions vest and become non-forfeitable at the rate of 20 percent per year of service, such that Company contributions are 100 percent vested after five years of service; participants receiving a QNEC referred to above are fully vested in those amounts. Company contributions immediately vest upon a change of control of the Company, as defined in the Plan.

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
AS OF DEC. 31, 2009 AND DEC. 31, 2008 AND FOR THE YEAR ENDED DEC. 31, 2009
An actively employed Plan participant with at least five years of service under the Plan may, at any time, withdraw all or a portion of his or her account attributable to participant after-tax contributions and vested Company contributions. An actively employed Plan participant with less than five years of service under the Plan may, at any time, withdraw all or a portion of his or her account attributable to participant after-tax contributions and vested Company contributions (other than those Company contributions made to the account during the immediately preceding 24 months).
LEVERAGED ESOP
During 2001, in connection with the transfer of the ESOP component of the Pharmacia Plan to the Plan, the Pharmacia Plan’s original ESOP debt was restructured and refinanced. Following the spinoff of Monsanto from Pharmacia on Aug. 13, 2002, the unallocated Pharmacia shares held by the Plan’s ESOP component were gradually converted to shares of Monsanto common stock through open market transactions and through the exchange of Pharmacia stock for Monsanto common stock with certain Pharmacia employee benefit plans at market rates. The unallocated shares of Monsanto common stock, which were converted from Pharmacia shares as described above, held by the Plan’s ESOP component are released for allocation to participant accounts in accordance with the terms of the Plan as principal and accrued interest on the ESOP promissory note are paid.
In December 2004 the Plan’s ESOP debt was restructured and refinanced, (the “2004 refinancing”) with a single promissory note to Monsanto, payable in the principal amount of $19.2 million, bearing interest at the rate of 4.60% per annum, and having a maturity date of Dec. 31, 2012 (the “4.60% Note”). The terms of the restructuring were determined pursuant to an arm’s length negotiation between Monsanto and an independent trust company as fiduciary for the Plan.
Under the terms of the 2004 refinancing, Monsanto committed to funding an additional $41 million to the Plan before Dec. 31, 2017 above the number of shares currently scheduled for release under the restructured debt schedule. As of Dec. 31, 2009, and 2008, the Plan has recorded an employer contribution receivable of $48 million and $45 million, respectively, and a deferred employer contribution of $48 million and $45 million, respectively, related to the 2004 refinancing agreement. The employer contribution receivable and deferred employer contribution related the 2004 refinancing have increased because of the accretion as defined in the agreement.
The Plan’s ESOP debt was again restructured and refinanced in November 2008 (the “2008 refinancing”) with a single ESOP promissory note to Monsanto, payable in the principal amount of $9.5 million, bearing interest at the rate of 4.20% per annum, and having a maturity date of Dec. 31, 2027 (the “4.20% Note”). The terms of the restructuring were determined pursuant to an arm’s length negotiation between Monsanto and an independent trust company as fiduciary for the Plan. In this role, the independent fiduciary determined that the restructuring, including certain financial commitments and enhancements that were or will be made in the future by Monsanto to benefit participants and beneficiaries of the Plan, was completed in accordance with the best interests of Plan participants.
As of Dec. 31, 2009, the 4.20% Note had an outstanding principal balance of $5.2 million, which approximates fair value. Scheduled maturities on the 4.20% Note are $100,000 semi-annually in each Plan year until the principal is repaid in full. Interest on the 4.20% Note is payable semi-annually on June 30 and December 31 of each year. The borrowing is collateralized by the unallocated shares of Monsanto common stock in the ESOP suspense account. The minimum number of shares allocated to participant accounts under the ESOP in a given year is determined by the Plan’s net debt service (principal and interest) during that year relative to the total amount of the Plan’s remaining debt service as of the beginning of that year. The 2008 refinancing resulted in a decrease in the minimum number of shares to be allocated in 2009 when compared with allocations that previously would have been required. The reduction of shares allocated in 2009 will result in more shares available for allocation in subsequent years.
Under the terms of the 2008 refinancing, Monsanto committed to funding an additional $8 million to the Plan, above the number of shares currently scheduled for release under the restructured debt schedule. In order to fulfill $4 million of this $8 million commitment, Monsanto amended the Plan in May 2009 to authorize the allocation of $4 million in a Special Allocation to employees eligible to contribute to the Plan as of December 31, 2008 (even if they were not contributing on that date). The $4 million Special Allocation was allocated proportionately to eligible participants in May 2009 and funded using Plan forfeitures and dividends on Monsanto common stock held in the ESOP suspense account. As of Dec. 31, 2009 and 2008, the Plan has recorded an employer contribution receivable of $5 million and $8 million, respectively, and a deferred employer contribution of $5 million and $8 million, respectively, related to the 2008

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
AS OF DEC. 31, 2009 AND DEC. 31, 2008 AND FOR THE YEAR ENDED DEC. 31, 2009
refinancing. The employer contribution receivable and deferred employer contribution related to the 2008 refinancing have increased because of the accretion as defined in the 2008 refinancing agreement and have decreased because of the payment of the $4 million Special Allocation.
The Plan obtains the funds to repay the ESOP debt to Monsanto primarily through Company contributions and dividends paid on Monsanto common stock held in the ESOP. Employer contributions related to the refinancings are paid to the Plan based on scheduled ESOP debt repayments. In the year ended Dec. 31, 2009, the Plan paid ESOP principal and interest payments of $1.6 million solely through the use of dividends paid on Monsanto common stock held in the ESOP suspense account. While the ESOP debt is repaid semi-annually, shares of Monsanto common stock are released for allocation to participant accounts throughout the year. The remaining $4 million of the 2008 refinancing enhancement will be paid within five years after the ESOP debt is repaid. In the year ended Dec. 31, 2009, the Plan’s repayment of ESOP debt resulted in the release of approximately 429,000 equivalent shares of Monsanto common stock for allocation to participant accounts. As of Dec. 31, 2009, and 2008, approximately 1.8 million shares and 2.2 million shares, respectively, of Monsanto common stock remained unallocated with an approximate market value of $150 million and $162 million, respectively. $2.1 million in dividends on Monsanto common stock held in the ESOP are included in Employer contributions for 2009.
VOTING RIGHTS
Participants have the right to instruct the Plan’s trustee how to vote the shares of Monsanto common stock in their accounts. The Trustee will vote the unallocated shares in the same proportion as the allocated shares on which they receive voting instructions from participants.
PARTICIPANT LOANS
Most Plan participants can obtain loans from their accounts for up to five years at an interest rate determined by the Company. A participant with a Plan account balance of over $2,000 may borrow up to the lesser of 50 percent of the total vested account balance less any outstanding loan balances at the time of the loan, $50,000 minus the participant’s highest outstanding loan balances during the last year, or 100 percent of his or her employee account value excluding the employer portion and any outstanding loan balances at the time of the loan. The minimum loan is $1,000; generally, the maximum number of outstanding loans at any one time is two.
PAYMENT OF BENEFITS
On termination of service due to death, disability, or retirement, a participant may elect to receive either a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or annual installments over a certain number of years. If employment is terminated before age 70 1/2, participants can elect to defer receiving benefits if their vested account balance is greater than $5,000.
FORFEITED ACCOUNTS
At Dec. 31, 2009, and 2008, the value of forfeited non-vested accounts totaled $0.6 million and $2.6 million, respectively. In accordance with the terms of the Plan, forfeited amounts have been used to pay certain Plan administrative expenses and fund certain Company contributions. During the year ended Dec. 31, 2009, forfeited amounts were used to reduce $482,000 in Plan administrative expenses. As permitted by the terms of the Plan, amounts in May 2009, the Company determined to fund $2.5 million of the $4 million Special Allocation (described above) with forfeited amounts. In June 2010, the Company determined to fund the less than $0.1 million QNEC with respect to the 2009 Plan year with forfeited amounts. Also in June 2010, the Company determined to use approximately $1.6 million in forfeited amounts during the 2009 and 2010 plan years for Company matching contributions.
OTHER
Monsanto acquired De Ruiter Seeds Group, B.V. (De Ruiter) in June 2008. Effective October 2009, eligible employees of De Ruiter became eligible to participate in the Plan. The assets of the De Ruiter Savings Plan of $653,000 were transferred into the Plan on Dec. 31, 2009.

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
AS OF DEC. 31, 2009 AND DEC. 31, 2008 AND FOR THE YEAR ENDED DEC. 31, 2009
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accompanying financial statements of the Plan have been prepared on the accrual basis of accounting.
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the date of the financial statements and reported amounts of increases and decreases during the reporting period. Actual results could differ from those estimates.
RISKS AND UNCERTAINTIES
The Plan is invested in various types of financial assets including common stock, debt securities and investment contracts, the values of which are determined by market factors including but not limited to interest rates, overall market volatility, credit ratings, and default rates. The investment values recorded in the financial statements as of Dec. 31, 2009 reflect the market environment, risks and uncertainties at that point in time. It is reasonably possible that subsequent changes in the market environment could result in investment values materially different from those shown in the financial statements.
INVESTMENT VALUATION AND INCOME RECOGNITION
The Plan’s investments are stated at fair value. Common stock is valued at quoted market prices. The common collective investment trust funds are stated at fair value as determined by the fund’s administrator based on the fair market value of the underlying investments. When available, fair value is determined by quoted market prices. Amounts for securities that have no quoted market price represent estimated fair value. Debt securities without quoted market prices are generally valued based on yields currently available on comparable securities of issuers with similar credit ratings and similar maturities. Participant loans are valued at the outstanding loan balances, which approximate fair value. See Note 6 — Fair Value Measurements — for further details.
The fixed income fund is invested in synthetic guaranteed investment contracts, as described in Note 4. In accordance with Financial Services — Investment Companies topic of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC), the Statements of Net Assets Available for Benefits present the synthetic investment contracts at fair value, as well as an additional line item showing an adjustment of fully benefit-responsive investment contracts from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is presented on a contract value basis.
Purchases and sales of securities are recorded on a trade-date basis. Dividend income is recorded on the ex-dividend date. Realized gains and losses from security transactions are reported on the average cost method. In the Statement of Changes in Net Assets Available for Benefits, the Plan presents the net appreciation in the fair value of its investments, which consists of the realized gains and losses and the unrealized appreciation on these investments.
The Plan uses certain financial derivative instruments to hedge, acquire or change equity, currency or fixed income positions/durations in the portfolio. However, the Plan’s guidelines do not allow for derivatives to be used to leverage portfolio exposure. All derivatives are recognized in the Synthetic guaranteed investment contracts on the Statement of Net Assets Available for Benefits at contract value. Changes in fair value of a derivative are recorded currently in the Statement of Changes in Net Assets as net appreciation in fair value of investments.
The Plan pays certain outside service provider expenses (e.g. recordkeeping and trustee fees) incurred in the operation of the Plan. All investment manager fees are paid by the Plan and are included in Administrative expenses. Certain other expenses are paid by Monsanto.
NEW ACCOUNTING STANDARDS
In June 2009, the FASB issued its ASC Topic 105, Generally Accepted Accounting Principles, which became the single source of authoritative U.S. generally accepted principles (GAAP) (other than rules and interpretive releases of the U.S. Securities and Exchange Commission). The ASC is topically based with topics organized by ASC number and updated with Accounting Standards Updates (ASUs). ASUs will replace accounting guidance that historically was issued as FASB Statements of Financial Accounting Standards (SFAS), FASB Interpretations (FIN), FASB Staff Positions (FSP),

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
AS OF DEC. 31, 2009 AND DEC. 31, 2008 AND FOR THE YEAR ENDED DEC. 31, 2009
Emerging Issues Task Force (EITF) issues or other types of accounting standards. The ASC became effective Dec. 31, 2009, for the Plan and disclosures within these financial statements have been updated to reflect the change. The ASC does not change GAAP and did not impact the Plan’s financial statements.
In January 2010, the FASB issued an amendment to the Fair Value Measurements and Disclosures topic of the ASC. This amendment requires disclosures about transfers into and out of Level 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. It also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. This amendment is effective for periods beginning after Dec. 15, 2009. Accordingly, the Plan will adopt this amendment as of Jan. 1, 2010.
In September 2009, the FASB issued ASC 2009-12, Fair Value Measurements and Disclosures: Investments in Certain Entities that Calculate Net Asset Value per Share (or its Equivalent) (ASU 2009-12). This update provides amendments to the Fair Value Measurements and Disclosures topic. The Plan adopted this update as of Jan. 1, 2009. See Note 6 — Fair Value Measurements — for additional information.
In April 2009, Position 157-4, Disclosures Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (FSP) was issued and later codified into ASC 820, which expanded disclosures and required that major category for debt and equity securities in the fair value hierarchy table be determined on the basis of the nature and risks of the investments. The Position is effective for periods ending after June 15, 2009 and shall be applied prospectively. The Plan adopted this Position as of Dec. 31, 2009. See Note 6— Fair Value Measurements — for details.
In March 2008, the FASB issued a standard that amends certain existing disclosure requirements in the Derivatives and Hedging Topic of the ASC and requires new qualitative and quantitative disclosures about an entity’s derivative instruments and hedging activities to be provided for every reporting period. It is effective for financial statements issued for fiscal years beginning after Nov. 15, 2008. Accordingly, the Plan adopted this standard in 2009. See Note 7 — Financial Instruments — for the required disclosures.
NOTE 3. NONPARTICIPANT-DIRECTED INVESTMENTS
All funds in the Plan are participant-directed except as noted below. Common stock — Monsanto Company includes both participant and nonparticipant-directed investments and only the nonparticipant-directed portion is shown below.

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
AS OF DEC. 31, 2009 AND DEC. 31, 2008 AND FOR THE YEAR ENDED DEC. 31, 2009
Information about the investments and the significant components of the changes in investments relating to the nonparticipant-directed investment amounts in the Plan (as of Dec. 31, 2009, and Dec. 31, 2008, and the year ended Dec. 31, 2009,) is outlined in the table below.

	As of Dec. 31,
(Dollars in thousands)	2009	2008

Investments:
Cash and temporary investments	$2,951	$6,427
Dividends and interest receivable	4,109	—
Common stock — Monsanto Company	667,556	640,581

Total Investments	$674,616	$647,008

Year Ended
(Dollars in thousands)	Dec. 31, 2009
Changes in Investments:
Interest income	$11
Dividends	9,128
Net appreciation	104,142
Interest expense on ESOP debt	(260)
Administrative expense	(3,269)
Withdrawals and transfers	(82,144)

Changes in Investments	$27,608

NOTE 4. GUARANTEED INVESTMENT CONTRACTS
The fixed income fund invests in synthetic guaranteed investment contracts (“Synthetic GICs”). A Synthetic GIC consists of an underlying portfolio of fixed income assets which are held by the trustee and owned by the plan and a benefit-responsive wrap contract (“Contract”) issued by financial services companies. A single uniform Contract was in place on Dec. 31, 2009, and Dec. 31, 2008, with each of Commonwealth General Corporation, J.P. Morgan Chase Bank and State Street Bank. The Contract provides that participants execute plan transactions at contract value. Contract value represents contributions made to the fund, plus earnings, less participant withdrawals. The interest rates are reset quarterly based on the current yield of the underlying investments, the duration of the underlying investments and the spread between the market value and contract value, but the rate cannot be less than zero percent. Certain employer-initiated events such as a plan merger or plan termination could limit the ability of the plan to transact at contract value or could allow for the termination of the Contract at less than contract value. The plan sponsor believes that the occurrence of events that would cause the Plan to transact at less than contract value is probable of not occurring.
The following summarizes the contract value of the Synthetic GICs as of Dec. 31, 2009, and Dec. 31, 2008.

Guaranteed Investment Contracts	As of Dec. 31,
(Dollars in thousands)	2009	2008

Commonwealth General Corporation	$222,184	$204,717
J.P. Morgan Chase Bank	166,637	153,537
State Street Bank	166,637	153,537

Total	$555,458	$511,791

The rate of return for the Synthetic GICs currently in place generally fluctuates with the return on the underlying assets. The 12-month average yield for such contracts, net of all applicable administrative and investment fees, was 3.75 percent for the period from Jan. 1, 2009, to Dec. 31, 2009. Participant accounts are credited with an interest rate which is determined quarterly by the issuers of the benefit responsive contracts based on the investments in the underlying fixed

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
AS OF DEC. 31, 2009 AND DEC. 31, 2008 AND FOR THE YEAR ENDED DEC. 31, 2009
income portfolio. The annualized gross crediting interest rates as of Dec. 31, 2009, and Dec. 31, 2008 were 4.46 percent and 4.85 percent, respectively.
NOTE 5. INVESTMENTS
Investments that represent more than 5 percent of the net assets available for benefits as of either Dec. 31, 2009, or Dec. 31, 2008, were as follows:

	As of Dec. 31,
(Dollars in thousands)	2009	2008

Common stock — Monsanto Company (partially nonparticipant directed)	$970,682	$939,035
Capital Guardian International Equity Fund	144,120	96,400
The Plan participates in a securities lending program through Northern, whereby the Plan’s investment securities are loaned to broker-dealers. Securities so loaned are fully collateralized primarily by cash and U.S. government securities. U.S. securities are loaned and collateralized by securities valued at 102 percent of the market value of the securities plus any accrued interest (105 percent for non-U.S. securities). As the market value of the securities loaned changes, the borrower must adjust the collateral accordingly. Northern pools all collateral received from securities lending transactions and invests any cash collateral in an actively managed commingled (i.e., pooled) fund. The Plan holds a prorated share of the collateral provided to Northern by the borrowers of the securities. Each investment option within the Plan that participates in the program receives its pro-rata share of the income or loss earned by the collateral investment fund monthly and is reflected in the calculation of the investment option’s net asset value (NAV).
Monsanto or the borrower has the right to close the loan at any time. When the loan closes, the borrower returns the securities to Northern who returns the associated collateral to the borrower. The Plan cannot pledge or sell the collateral unless the borrower fails to return the securities borrowed. At Dec. 31, 2009, and 2008, approximately $51 million and $105 million, respectively, of the Plan’s securities were on loan under these programs, and collateral held was $52 million and $105 million (net of deficiency impairment loss), respectively. Income from this program was $0.3 million for the year ended Dec. 31, 2009.
As a result of the acute fixed income market conditions and certain asset impairments that occurred during the third quarter of 2008, the securities lending collateral investment pool in which the Plan participates experienced market value declines, resulting in Northern declaring a collateral deficiency. The Plan’s pro-rata share of the unrealized collateral pool losses, totaled approximately $2.3 million as of Dec. 31, 2008 and was recorded as a reduction of Collateral Held Under Securities Lending Agreements in the financial statements. Each investment option within the Plan that participates in the program received its pro-rata share of the collateral deficiency and it is reflected in the calculation of the investment option’s NAV.
Since the time of the initial impairment, there have been subsequent increases in the market values of certain collateral pool securities, Northern sold certain securities lending collateral pool securities and the Monsanto Pension and Savings Funds Investment Committee determined to reduce the Plan’s securities lending activities. As of Dec. 31, 2009, the remaining impairment of $0.1 million continues to be recorded as a reduction of Collateral Held Under Securities Lending Agreements in the financial statements.

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
AS OF DEC. 31, 2009 AND DEC. 31, 2008 AND FOR THE YEAR ENDED DEC. 31, 2009
NOTE 6. FAIR VALUE MEASUREMENTS
The Plan determined the fair market values of its investments based on the fair value hierarchy established in the Fair Value Measurements and Disclosures topic of the ASC, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy contains three levels as follows, with Level 3 representing the lowest level of input:
     Level 1 — Values based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities.
     Level 2 — Values based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, or model-based valuation techniques for which all significant assumptions are observable in the market.
     Level 3 — Values generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions would reflect our own estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques could include use of option pricing models, discounted cash flow models and similar techniques.

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
AS OF DEC. 31, 2009 AND DEC. 31, 2008 AND FOR THE YEAR ENDED DEC. 31, 2009
The following tables set forth by level the Plan’s investment assets that were accounted for at fair value on a recurring basis as of Dec. 31, 2009, and Dec. 31, 2008. As required by the Fair Value Measurements and Disclosures topic of the ASC, assets are classified in their entirety based on the lowest level of input that is a significant component of the fair value measurement. The Plan’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the classification of fair value assets within the fair value hierarchy levels.

	Fair Value Measurements at Dec. 31, 2009 Using
	Quoted Prices in		Significant
	Active Markets for	Significant Other	Unobservable
	Identical Items	Observable Inputs	Inputs			Balance as of
(Dollars in thousands)	(Level 1)	(Level 2)	(Level 3)	Offset		Dec. 31, 2009

Investments at Fair Value:
Common Stock — Monsanto Company	$970,682	$—	$—	$—		$970,682
Cash and Temporary Investment Funds	—	46,479	—	—		46,479
Debt Securities:
U.S. Government Debt	—	6,382	—	—		6,382
U.S. Agency Debt:
U.S. Agency Debentures	—	997	—	—		997
U.S. Agency Mortgages	—	28,338	—	—		28,338
U.S. State & Municipal Debt	—	1,519	—	—		1,519
Foreign Government Debt	—	1,442	—	—		1,442
U.S. Corporate Debt	—	25,445	—	—		25,445
Asset-Backed Securities	—	2,534	—	—		2,534

Total Debt Securities	—	66,657	—	—		66,657
Common Stock — Other:
Domestic Small Capitalization	28,881	—	—	—		28,881
Domestic Large Capitalization	422,874	—	—	—		422,874

Total Common Stock – Other	451,755	—	—	—		451,755
Collective Investment Funds:
Common Stock Other Funds	—	327,236	—	—		327,236
Debt Securities Funds	—	34,751	—	—		34,751

Total Collective Investment Funds	—	361,987	—	—		361,987
Synthetic Guaranteed Investment Contracts:
Cash and Temporary Investments	1,055	25,629	—	(21,616	)(1)	5,068
Debt Securities:
U.S. Government Debt	—	103,217	—	—		103,217
U.S. Agency Debt:
U.S. Agency Debentures	—	26,837	—	—		26,837
U.S. Agency Mortgages	—	222,428	—	—		222,428
U.S. State & Municipal Debt	—	1,516	—	—		1,516
Foreign Government Debt	—	7,587	—	—		7,587
U.S. Corporate Debt	—	139,812	—	—		139,812
Foreign Corporate Debt	—	30,240	—	—		30,240
Mortgage-Backed Securities	—	20,656	—	—		20,656
Asset-Backed Securities	—	7,834	—	—		7,834
Collective Investment Funds	—	33	—	—		33
Derivative Futures	(267)	—	—	267	(2)	—

Total Synthetic Guaranteed Investment Contracts	788	585,789	—	(21,349)		565,228
Loans to Participants	—	26,511	—	—		26,511
Collateral Held Under Securities Lending Agreements Commingled Fund	—	52,051	—	—		52,051

Total Investments at Fair Value	$1,423,225	$1,139,474	$—	$(21,349)		$2,541,350

(1)	Offset for cash & temporary investments held within the synthetic guaranteed investment contracts represents unsettled pending purchases and sales.

(2)	Futures derivative assets have been offset by cash collateral held by the counterparty.

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
AS OF DEC. 31, 2009 AND DEC. 31, 2008 AND FOR THE YEAR ENDED DEC. 31, 2009

		Fair Value Measurements at Dec. 31, 2008 Using
	Quoted Prices in		Significant
	Active Markets for	Significant Other	Unobservable
	Identical Items	Observable Inputs	Inputs			Balance as of
(Dollars in thousands)	(Level 1)	(Level 2)	(Level 3)	Offset		Dec. 31, 2008

Investments at Fair Value:
Common Stock — Monsanto Company	$939,035	$—	$—	$—		$939,035
Cash and Temporary Investment Funds	48,333	—	—	—		48,333
Debt Securities including U.S. Government Securities	—	67,930	—	—		67,930
Common Stock — Other	296,047	—	—	—		296,047
Collective Investment Funds:
Common Stock — Other Funds	231,579	—	—	—		231,579
Debt Securities Funds	27,413	—	—	—		27,413

Total Collective Investment Funds	258,992	—	—	—		258,992
Synthetic Guaranteed Investment Contracts:
Cash and Temporary Investments	14,171	34,599	—	(44,214	)(3)	4,556
Debt Securities Funds	43,750	453,591	—	—		497,341
Derivative investments related to:
Futures	22,944	—	—	(22,944	)(4)	—
Options	(196)	11	—	—		(185)

Total Synthetic Guaranteed Investment Contracts	80,669	488,201	—	(67,158)		501,712
Loans to Participants	—	23,384	—	—		23,384
Collateral Held Under Securities Lending Agreements Commingled Fund	104,905	—	—	—		104,905

Total Investments at Fair Value	$1,727,981	$579,515	$—	$(67,158)		$2,240,338

(3)	Offset for cash & temporary investments held within the synthetic guaranteed investment contracts represents unsettled pending purchases and sales.

(4)	Futures derivative assets have been offset by cash collateral held by the counterparty.
For assets that are measured using quoted prices in active markets, the total fair value is the published market price per unit multiplied by the number of units held without consideration of transaction costs, which have been determined to be immaterial. Assets that are measured using significant other observable inputs are primarily valued by reference to quoted prices of markets that are not active. The following methods and assumptions were used to estimate the fair value of each class of financial instrument:
Cash and temporary investments: The carrying value of cash equivalents approximates fair value as maturities are less than three months, and temporary investments (maturities less than 12 months) primarily consist of fixed income deposits and commercial paper which are measured at fair value using observable inputs in an active market. A large portion of the Plan’s temporary investments are short-term collective investment funds — these commingled pools are in turn comprised of short-term fixed income assets that trade on a regular basis in active markets. However, because the commingled vehicles lack any formal listing or associated price quotes, they are classified as Level 2. Other temporary investment holdings are fixed income holdings with maturities of less than 12 months. Because these bonds are not traded on listed exchanges, yet do have observable valuation inputs, these are classified as Level 2 assets. This presentation is in accordance with ASU 2009-12. Prior to the adoption date of ASU 2009-12 in 2009, these investments were presented as Level 1 investments. If ASU 2009-12 had been adopted as of Dec. 31, 2008, $48,333,000 of cash and temporary investments would have been classified as Level 2.
Common stock & Monsanto Company Stock: The Plan’s common stock consists of investments in listed U.S. and foreign company stock, including Monsanto Company stock. These investments include both small-capitalization stocks (defined as companies with market capitalization less than $2 billion), and large-capitalization stocks (companies with market capitalization greater than $2 billion). All such investments are valued using stock prices from the various public markets — equity securities trade on formal exchanges, both domestic and

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
AS OF DEC. 31, 2009 AND DEC. 31, 2008 AND FOR THE YEAR ENDED DEC. 31, 2009
foreign (e.g., NYSE, NASDAQ, LSE), and are traded in active markets. The observable valuation inputs are unadjusted quoted prices that represent active market trades and are classified as Level 1.
Collective investment funds: Some investment options are structured as commingled pools, or funds - this encompasses the International Equity Fund, the Equity Index Fund, the Value Equity Fund, the Small-Cap Value Equity Fund, the Treasury Inflation-protected Securities Fund (TIPS), and the pre-mix portfolios (Conservative, Moderate, Moderate Aggressive and Aggressive). These funds are comprised of other broad asset category types, such as equity and debt securities, derivatives and cash and temporary investments. Irrespective of the underlying securities that comprise these collective funds, the funds themselves lack a formal listed market or publicly available quotes, and are therefore all classified as Level 2. This presentation is in accordance with ASU 2009-12. Prior to the adoption date of ASU 2009-12 in 2009, these investments were presented as Level 1 investments. If ASU 2009-12 had been adopted as of Dec. 31, 2008, $258,992,000 of collective investment funds would have been classified as Level 2.
Synthetic guaranteed investment contracts: Also referred to as Synthetic GICs, the assets in this category represent the fixed income fund investment option. Almost all underlying assets are comprised of cash and temporary investments, debt securities and derivatives (see related sections). Assets within the Synthetic GICs are assessed individually to assign level determination for the purposes of the Fair Value Measurements and Disclosures topic of the ASC, the discussion of which is incorporated into the appropriate asset categories.
Debt securities: Debt securities assets consist of U.S. and foreign corporate credit, U.S. and foreign government issues (including related Agency Debentures and Mortgages), mortgage-backed securities, asset-backed securities and U.S. State and Municipal Securities. U.S. treasury and U.S. government agency bonds, as well as foreign government issues, are generally priced by institutional bids, which reflect estimated values based on underlying model frameworks at various dealers and vendors. While some corporate issues are formally listed on exchanges, dealers exchange bid and ask offers to arrive at executed transaction prices. Collateralized securities (both mortgage-backed and asset-backed) are valued using models with readily observable market data as inputs. All Foreign Government and Foreign Corporate Debt Securities are denominated in U.S. dollars. Although most of the debt securities held in the Plan are included in Synthetic GICs in the Statement of Net Assets Available for Benefits, there are other debt securities held outside the Synthetic GICs. All debt securities included in the Plan are classified as Level 2.
Derivatives: The Plan holds interest rate futures contacts. Derivative securities are included within the Synthetic guaranteed investment contracts on the Statement of Net Assets Available for Benefits. Interest rate futures, and all listed options are measured at fair value using quoted market prices and are classified as Level 1.
Loans to participants: The loan balances are valued at cost plus accrued interest, which approximates fair value and are classified as Level 2.
Collateral held under securities lending agreements: The Plan participates in a securities lending program through Northern. Securities loaned are fully collateralized by cash and U.S. government securities. Northern pools all collateral received and invests any cash in an actively managed commingled fund, the underlying assets of which include short-term (weighted average maturity 120 days as of Dec. 21, 2009) fixed income securities such as commercial paper, U.S. Treasury Bills, and various forms of asset-backed securities, all of which would be classified individually as Level 2. Because the collateral pool itself lacks a formal public market and price quotes, it is classified as Level 2. This presentation is in accordance with ASU 2009-12. Prior to the adoption date of ASU 2009-12 in 2009, these investments were presented as Level 1 investments. If ASU 2009-12 had been adopted as of Dec. 31, 2008, $104,905,000 of collateral held under securities lending agreements would have been classified as Level 2.
NOTE 7. FINANCIAL INSTRUMENTS
During the year ended Dec. 31, 2009 the Plan at times utilized exchange-traded financial futures (fixed income interest rate, and equity index), as well as options on similar underlying futures contracts. Derivatives are used at the discretion of those managers so authorized to help meet the objectives of the portfolios, and to manage exposures to interest rate sensitivity and market fluctuations. Other intended uses included creating synthetic market exposures, altering aggregate

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
AS OF DEC. 31, 2009 AND DEC. 31, 2008 AND FOR THE YEAR ENDED DEC. 31, 2009
bond portfolio duration, or temporarily hedging certain exposures within the portfolio. The Plan’s investment policy states that financial instruments are neither held nor issued by the Plan for trading purposes, and no instruments may be used in such a manner that creates financial leverage, whereby the notional value of derivative contracts at inception of the derivative exceeds the fair value of the total being hedged. The fair values of all derivatives are included under Synthetic guaranteed investment contracts on the Statements of Net Assets Available for Benefits. Gains or losses on derivatives are recognized as interest in the Statement of Changes in Net Assets Available for Benefits.
As of Dec. 31, 2009 the Plan held standardized interest rate futures. Derivative securities are included within the Synthetic guaranteed investment contracts on the Statement of Net Assets Available for Benefits. Interest rate futures are measured at fair value using quoted market prices.
The notional amounts of the Plan’s derivative instruments outstanding as of Dec. 31, 2009, were follows:

(Dollars in thousands)	Notional Amount

Derivatives Not Designated as Hedges:
Interest rate futures	$30,063

Total Derivatives	$30,063

The fair values of the Plan’s derivative instruments outstanding as of Dec. 31, 2009, were as follows:

(Dollars in thousands)	Net Assets Available for Benefits Location	Fair Value

Derivatives Not Designated as Hedges:
Interest rate futures	Synthetic guaranteed investment contract(1)	$(267)
Total Derivatives Not Designated as Hedges		$(267)

Total Liability Derivatives		$(267)

(1)	As allowed by the Derivatives and Hedging topic of the ASC, futures derivative assets have been offset by cash collateral held by the counterparty. Therefore, all derivatives that are in a net asset position are included in Synthetic Guaranteed Investment Contract within the Statements of Net Assets Available for Benefits. See Note 6 — Fair Value Measurements — for a reconciliation to amounts reported in the Statements of Net Assets Available for Benefits as of Dec. 31, 2009.
The gains and losses on the Plan’s derivative instruments for the year ended Dec. 31, 2009, were as follows:

		Changes in Net Assets
	Amount of Gain (Loss)	Available for Benefits
(Dollars in thousands)	Recognized	Classification

Derivatives Not Designated as Hedges:
Interest rate futures	$(965)	Interest
Options	925	Interest

Total Derivatives Not Designated as Hedges	$(40)

Total Derivatives	$(40)

NOTE 8. INFORMATION REGARDING TAX STATUS
On Oct. 17, 2003, the IRS issued Monsanto a favorable determination letter stating that the Plan as then designed, was qualified for federal income tax purposes in compliance with section 401(a) of the Internal Revenue Code (“IRC”). As required by the IRS procedures, on Jan. 9, 2008, Monsanto filed an application for a new determination letter for the amended and restated Plan. That application is still pending review by the IRS. The Company believes that the Plan is currently designed in compliance with the applicable requirements of the IRC, and the Plan administrator believes that the Plan is being operated in accordance with its terms. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
AS OF DEC. 31, 2009 AND DEC. 31, 2008 AND FOR THE YEAR ENDED DEC. 31, 2009
NOTE 9. PRIORITIES UPON TERMINATION OF THE PLAN
If the Plan is terminated, all participants’ account balances will be fully vested, and all participants would then be entitled to a full distribution of their account balances in accordance with ERISA and the Internal Revenue Code as more fully described and set forth in the Plan document.
NOTE 10. PARTY-IN-INTEREST INVESTMENTS AND TRANSACTIONS
The Company is not aware of any nonexempt prohibited transactions with parties-in-interest during the period from Jan. 1, 2009, to Dec. 31, 2009. As of Dec. 31, 2009, and 2008, the Plan holds $971 million and $939 million, respectively, of common stock of Monsanto Company, the sponsoring employer.
Monsanto Company is the holder of the Plan’s ESOP debt.
Certain Plan investments are units of collective investment funds managed by Northern specifically for employee benefit trusts. Northern is also the Plan trustee as defined by the Plan and, therefore, these collective investment funds qualify as exempt party-in-interest investments. Fees for Northern’s investment management services are paid by the Plan as described in Note 2.
Northern also manages the collateral pool collective fund for the securities lending program in which the Plan participated as of Dec. 31, 2009 as described in Note 5.
NOTE 11. RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500
The following is a reconciliation of the Plan’s investments at fair value per the financial statements with the investments as reported on the Form 5500 Schedule of Assets as of Dec. 31, 2009, and 2008.

	As of Dec. 31,
(Dollars in thousands)	2009	2008

Net assets available for benefits:
Investments, at fair value per financial statements	$2,541,350	$2,240,338
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(9,770)	10,079
Collateral held under securities lending agreements	(52,051)	(104,905)
Securities lending adjustment included within collateral and investments in the financial statements	(118)	(2,253)

Total investments per Form 5500 Schedule of Assets (Held at End of Year)	$2,479,411	$2,143,259

*****

MONSANTO SAVINGS AND INVESTMENT PLAN
EIN 43-1878297
SUPPLEMENTAL SCHEDULE 1
Form 5500, Schedule H, Part IV, Line 4i —
Schedule of Assets (Held at End of Year) as of Dec. 31, 2009

5500 Audit — 5500 Statements	Account number V7879
31 DEC 09	MONSANTO CONSOLIDATED
♦  Assets held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Cost	Current Value

Receivable Income — USD

United States — USD

INCOME FROM SECURITIES LENDING ACTIVITIES	7.00	0.00	0.00

Total United States — USD		0.00	0.00

Total Receivable Income — USD		0.00	0.00

Receivables — Other — USD

Pending trade sales: United States dollar	0.00	4,477,770.87	4,477,770.87

Total — all currencies		4,477,770.87	4,477,770.87

Total Receivables — Other — USD		4,477,770.87	4,477,770.87

U.S. Government Securities

United States — USD

FEDERAL HOME LN MTG CORP POOL #C9-1001 6.5% 11-01-2026 BEO CUSIP : 3128P7DE0	861,211.40	880,588.67	929,382.31
FEDERAL HOME LN MTG CORP POOL #G0-1513 6% 03-01-2033 BEO CUSIP : 31283HVE2	828,880.13	839,111.64	887,937.84
FEDERAL HOME LN MTG CORP POOL #G1-1184 5.5% 09-01-2016 BEO CUSIP : 31283KJ58	269,954.43	277,336.02	286,945.36
FEDERAL HOME LN MTG CORP POOL #G11288 6.5% 06-01-2017 BEO CUSIP : 31283KND6	180,374.65	188,745.14	194,857.65
FEDERAL HOME LN MTG CORP POOL #G11431 6%02-01-2018 BEO CUSIP : 31283KSU3	118,476.15	122,511.76	126,914.73
FEDERAL HOME LN MTG CORP POOL #G11452 6.5% 04-01-2018 BEO CUSIP : 31283KTH1	211,292.34	222,352.20	227,003.19
FEDERAL HOME LN MTG CORP POOL #G11564 6.5% 08-01-2017 BEO CUSIP : 31283KWZ7	584,458.08	618,429.68	629,742.48
FEDERAL HOME LN MTG CORP POOL #G1-1622 6% 02-01-2018 BEO CUSIP : 31283KYT9	695,002.37	729,752.48	744,504.61
FEDERAL HOME LN MTG CORP POOL #G30248 6.5% 12-01-2023 BEO CUSIP : 3128CUHZ2	551,740.46	582,517.23	599,757.33
FHLMC GOLD E00379 7.5 06-01-2010 CUSIP : 31294JM47	895.16	911.53	911.61
FHLMC GOLD E01140 6 05-01-2017 CUSIP : 31294KHR9	152,172.25	157,236.74	163,381.87
FHLMC GOLD E78398 6.5 07-01-2014 CUSIP : 3128GDKK5	59,313.58	60,680.56	63,779.54
FHLMC GOLD G10449 7 02-01-2011 CUSIP : 31283JQA2	6,635.32	6,793.42	6,780.75
FHLMC GOLD G11206 6 01-01-2015 CUSIP : 31283KKT4	47,734.94	49,122.24	51,015.57
FHLMC GOLD G11516 6 03-01-2018 CUSIP : 31283KVH8	158,533.59	166,485.03	169,825.30
FHLMC GOLD G3-0317 6.5 01-01-2027 CUSIP : 3128CUK62	1,410,143.70	1,444,515.96	1,521,766.44
FHLMC GOLD GROUP E00400 7.5 10-01-2010 CUSIP : 31294JNR5	1,778.59	1,811.10	1,830.92

5500 Audit — 5500 Statements	Account number V7879
31 DEC 09	MONSANTO CONSOLIDATED
♦  Assets held for Investment Purposes

Security description / Asset ID	Shares/Par Value	Cost	Current Value

U.S. Government Securities

United States — USD

FHLMC GOLD H0-9901 6.5 08-01-2036 CUSIP : 3128UPAA5	1,099,059.31	1,156,759.92	1,173,245.81
FHLMC GROUP #E00386 7.5 MTG PARTN CTF DUE 08-01-2010 REG CUSIP : 31294JNB0	1,929.40	1,964.67	1,975.94
FHLMC GROUP #E20179 7.5 MTG PARTN CTF DUE 06-01-2010 REG CUSIP : 31335KFU5	200.60	204.27	204.29
FHLMC MULTICLASS SER 1955 CL Z 7.5 05-20-2027 CUSIP : 3133TA2L5	399,443.97	429,215.02	441,760.27
FHLMC MULTICLASS SER T-41 CL 2A 6.96506977081 07-25-2032 CUSIP : 31392MEM0	123,719.99	128,388.17	136,671.99
FHLMC POOL #G0-5603 7 11-01-2038 CUSIP : 3128M7RY4	1,598,682.53	1,737,068.49	1,743,828.52
FHLMC POOL #H0-1579 6.5 08-01-2036 CUSIP : 3128MTXG8	669,000.61	675,899.68	714,158.15
FNMA 2001-T10 CL A1 PASS THROUGH 7 12-25-2041 CUSIP : 3139216A1	80,495.88	83,984.85	89,413.29
FNMA POOL #256937 6.5% 10-01-2037 BEO CUSIP : 31371NLS2	1,050,045.33	1,069,077.43	1,120,267.11
FNMA POOL #313224 7% DUE 12-01-2011 REG CUSIP : 31374F4H9	15,518.02	15,998.09	16,171.62
FNMA POOL #323165 6% DUE 06-01-2013 REG CUSIP : 31374S6A4	4,122.48	4,306.06	4,423.17
FNMA POOL #387219 4.125% 01-01-2010 BEO CUSIP : 31377UDY6	132,091.28	127,354.57	132,047.69
FNMA POOL #535755 6.26% DUE 03-01-2011 REG CUSIP : 31384WE48	301,014.41	310,797.41	312,158.26
FNMA POOL #545090 6% DUE 07-01-2016 REG CUSIP : 31385HRK0	104,932.40	109,998.67	112,455.00
FNMA POOL #545209 6.13% 10-01-2011 BEO CUSIP : 31385HVA7	99,616.16	108,464.91	105,777.72
FNMA POOL #545316 5.63% DUE 12-01-2011 REG CUSIP : 31385HYM8	209,553.70	222,241.52	221,883.63
FNMA POOL #555191 4.856% 02-01-2013 BEO CUSIP : 31385WXU8	135,433.40	138,739.86	143,020.79
FNMA POOL #555299 7% 11-01-2017 BEO CUSIP : 31385W3G2	233,026.11	247,808.72	252,793.02
FNMA POOL #555316 4.918% 02-01-2013 BEO CUSIP : 31385W3Z0	313,764.59	313,568.47	329,128.07
FNMA POOL #555728 4.021% 08-01-2013 BEO CUSIP : 31385XLH8	184,303.03	173,590.41	190,732.07
FNMA POOL #725135 6% 05-01-2018 BEO CUSIP : 31402CSY9	213,971.99	224,704.03	229,311.64
FNMA POOL #725324 5.39% 11-01-2013 BEO CUSIP : 31402CYV8	206,580.21	212,654.20	221,460.80
FNMA POOL #725510 6.5% 07-01-2017 BEO CUSIP : 31402DAK6	247,514.18	260,934.09	266,469.81
FNMA POOL #735417 6.5% 03-01-2035 BEO CUSIP : 31402RAS8	666,889.88	693,252.89	720,657.88
FNMA POOL #735439 6% 09-01-2019 BEO CUSIP : 31402RBG3	893,138.93	915,606.96	957,168.06
FNMA POOL #735857 6.5 06-01-2033 BEO CUSIP : 31402RQJ1	1,242,202.49	1,284,466.50	1,343,131.44
FNMA POOL #745329 6% DUE 07-01-2035 BEO CUSIP : 31403DA66	133,442.76	134,839.76	142,616.95
FNMA POOL #AD0070 6.5% 12-01-2037 BEO CUSIP : 31418MCG5	503,166.49	536,815.76	536,815.75
FNMA POOL #AD0163 6% 11-01-2034 BEO CUSIP : 31418MFD9	2,298,050.53	2,428,752.15	2,456,041.50
FNMA POOL #AD0276 5.5% 01-01-2024 BEO CUSIP : 31418MJW3	1,449,771.98	1,537,437.88	1,543,733.15

5500 Audit — 5500 Statements	Account number V7879
31 DEC 09	MONSANTO CONSOLIDATED
♦  Assets held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Cost	Current Value

U.S. Government Securities

United States — USD

FNMA POOL #AD0310 7% 12-01-2038 BEO CUSIP : 31418MKY7	2,067,433.37	2,247,687.72	2,268,412.70
FNMA POOL #AD0526 6% 12-01-2038 BEO CUSIP : 31418MSQ6	2,029,682.99	2,172,632.94	2,149,738.74
FNMA PREASSIGN 00619 7 06-25-2042 CUSIP : 31392DF49	63,699.05	67,092.99	70,118.70
FNMA PREASSIGN 00717 6.5 09-25-2028 CUSIP : 31392CT61	1,118,462.85	1,145,812.75	1,209,548.23
FNMA PREASSIGN 00837 7.5 04-25-2029 CUSIP : 31358S4W8	82,931.86	85,083.18	93,505.67
FNMA REMIC SER 2003-W17 CL PT1 08-25-2032 CUSIP : 31393UAN3	174,795.00	199,693.72	195,333.41
FNMA SERIES 2001-W3 CLASS-A 7 09-25-2041 CUSIP : 3139216F0	77,256.16	83,943.67	85,814.67
SMALL BUS ADMIN GTD DEV PARTN CTF DEB SER 1997-201 6.9/09-01-2017/09-01-2002 CUSIP: 83162CHT3	39,261.43	40,099.27	42,843.64
SMALL BUSINESS ADMIN GTD DEV PARTN CTF DEB SER 1993-20 F 6.65 6-1-13/99 REG CUSIP: 83162CER0	44,374.47	47,010.32	46,233.45
SMALL BUSINESS ADMIN GTD DEV PARTN CTF DEB SER 1997-20 F 7.2 6-1-17/00 REG CUSIP: 83162CHN6	29,528.86	30,618.71	32,436.27
SMALL BUSINESS ADMIN GTD DEV PARTN CTF DEB SER 2003-20 B 0 DUE 02-01-2023 REG CUSIP: 83162CMU4	211,475.38	210,748.43	220,432.42
SMALL BUSINESS ADMIN GTD DEV PARTN CTF SER 2005-20 A 4.86 DUE 01-01-2025 REG CUSIP: 83162CPG2	626,797.96	626,797.96	654,661.64
UNITED STATES TREAS NTS TR NT Wl 2.125% DUE 04-30-2010 REG CUSIP: 912828HX1	2,000,000.00	2,019,843.75	2,012,890.00
US TREAS NTS .875 DUE 01-31-2011 REG CUSIP: 912828JY7	1,950,000.00	1,956,481.14	1,956,093.75
US TREAS NTS DTD 00151 4.75 DUE 02-15-2010 REG CUSIP: 912828GG9	2,400,000.00	2,483,829.98	2,412,561.60

Total United States — USD		35,051,173.34	35,716,485.78

Total U.S. Government Securities		35,051,173.34	35,716,485.78

Corporate Debt Instruments — Preferred

Australia — USD

BHP BILLITON FIN 5.5% DUE 04-01-2014 CUSIP: 055451AG3	150,000.00	149,499.00	164,524.65

Total Australia — USD		149,499.00	164,524.65

United Kingdom — USD

HSBC HLDGS PLC 6.5% DUE 05-02-2036 CUSIP: 404280AG4	475,000.00	494,081.00	498,191.40

Total United Kingdom — USD		494,081.00	498,191.40

5500 Audit — 5500 Statements	Account number V7879
31 DEC 09	MONSANTO CONSOLIDATED
♦  Assets held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Cost	Current Value

Corporate Debt Instruments — Preferred

United States — USD

AMERN INTL GROUP 8.25% DUE 08-15-2018 CUSIP : 026874BT3	400,000.00	400,000.00	375,540.00
AT&T CORP USD SR NT VAR RATE DUE 11-15-2031/11-14-2031 BEO CUSIP : 001957BD0	625,000.00	627,393.13	762,823.75
BANK AMER FDG CORP 7.625% DUE 06-01-2019 CUSIP : 06051GDZ9	425,000.00	472,559.75	491,659.98
BK AMER N A CHARLOTTE N C MEDIUM TERM TRANCHE # TR 00229 5.3 DUE 03-15-2017 CUSIP : 06050TKN1	450,000.00	449,581.50	441,040.50
BNSF RY CO 2006-2 5.629% DUE 04-01-2024 CUSIP : 05565SAA2	237,864.52	237,864.52	246,553.71
BSTN PPTYS LTD 5.625% DUE 04-15-2015 CUSIP : 10112RAF1	100,000.00	98,562.12	102,936.40
BSTN PPTYS LTD 6.25% DUE 01-15-2013 CUSIP : 10112RAB0	550,000.00	570,555.00	586,159.20
BURL NORTHN SANTA FE RY CO PASS THRU TR SER 2000-1 8.251 DUE 01-15-2021 BEO CUSIP : 12189PAG7	343,882.86	352,711.86	410,489.53
CITIGROUP INC CITIGROUP INC NOTE 6.125% DUE 11-21-2017 BEO CUSIP : 172967EM9	575,000.00	573,605.50	579,585.63
CITIGROUP INC GLOBAL SR NT FLTG RATE DUE 05-15-2018 REG CUSIP : 172967ET4	475,000.00	381,312.50	441,025.63
GEN ELEC CAP CORP 5.9% DUE 05-13-2014 CUSIP : 36962G4C5	175,000.00	174,805.75	189,187.60
LOCKHEED MARTIN 4.25% DUE 11-15-2019 CUSIP : 539830AT6	500,000.00	495,465.00	482,631.50
PFIZER INC NT 4.45 DUE 03-15-2012 CUSIP : 717081CZ4	800,000.00	798,904.00	846,119.20
PVTPL ROCHE HLDGS INC GTD NT 144A 4.5% DUE 03-01-2012 BEO CUSIP : 771196AN2	450,000.00	447,615.00	472,642.65
PVTPL ROCHE HLDGS INC GTD NT 144A 6% DUE 03-01-2019/02-25-2009 BEO CUSIP : 771196AS1	275,000.00	270,677.00	302,184.03
SLM STUDENT LN TR 2007-7 STUDENT LN-BKD NT CL A-2 FLTG 01-25-2016 REG CUSIP : 78444EAB5	800,000.00	800,000.00	794,933.60
SLM STUDENT LN TR SER 2006-3 CL A4 FLT RT 07-25-2019 REG CUSIP : 78442GSC1	500,000.00	497,539.06	494,195.00
ST PAUL TRAVELERS COS INC BD 5.5 DUE 12-01-2015 BEO CUSIP : 792860AH1	250,000.00	243,282.79	270,820.75
UN PAC RR CO 5.86600017548% DUE 07-02-2030 CUSIP : 90783WAA1	981,740.96	989,374.83	1,035,481.46
UN PAC RR CO PASS 7.6% DUE 01-02-2020 CUSIP : 907833AH0	381,052.98	381,052.98	443,469.46
WACHOVIA BK NATL ASSN MEDIUM TERM SUB BKTRANCHE # SB 00008 6 DUE 11-15-2017 CUSIP : 92976GAH4	425,000.00	421,612.75	444,866.20
WACHOVIA CORP GLOBAL MEDIUM TERM SR NTS BOOK ENTRY FLT RT DUE 05-01-2013 BEO CUSIP : 92976WBK1	675,000.00	675,000.00	688,672.13
WELLPOINT INC 5.25% DUE 01-15-2016 CUSIP : 94973VAK3	825,000.00	806,652.51	832,773.15

Total United States — USD		11,166,127.55	11,735,791.06

Total Corporate Debt Instruments — Preferred		11,809,707.55	12,398,507.11

5500 Audit — 5500 Statements	Account number V7879
31 DEC 09	MONSANTO CONSOLIDATED
♦  Assets held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Cost	Current Value

Corporate Debt Instruments — Other

France — USD

LAFARGE S A NT 6.5% DUE 07-15-2016 REG CUSIP: 505861AB0	450,000.00	449,115.50	477,088.20

Total France — USD		449,115.50	477,088.20

Iceland — USD

PVTPL KAUPTHING BK MEDIUM TERM SUB TRANCHE # 01 7.125 5-19-16 BD IN DEFAULT CUSIP: 48632HAA5	800,000.00	805,086.00	80.00

Total Iceland — USD		805,086.00	80.00

United States — USD

AOL TIME WARNER INC DEB DTD 04/08/2002 7.7 DUE 05-01-2032 BEO CUSIP: 00184AAG0	819,000.00	897,639.66	961,780.37
AOL TIME WARNER INC DEB DTD 04/19/2001 7.625% DUE 04-15-2031/04-14-2031 BEO CUSIP: 00184AAC9	425,000.00	470,927.62	493,691.90
BAC CAP TR XI 6.625% DUE 05-23-2036 CUSIP: 056335AA0	325,000.00	343,471.80	290,410.25
BANK ONE CAP III 8.75% DUE 09-01-2030 CUSIP: 06423KAA9	350,000.00	422,215.50	393,887.55
BANKAMERICA CAP II SER 2 8 BD DUE 12-15-2026/06 BEO CUSIP: 066048AA7	375,000.00	396,709.50	367,500.00
BSTN SCIENTIFIC 5.45% DUE 06-15-2014 CUSIP: 101137AB3	600,000.00	538,500.00	630,000.00
BURL NORTHN SANTA 4.7% DUE 10-01-2019 CUSIP: 12189TBC7	250,000.00	251,592.50	247,670.50
BURL NORTHN SANTA 4.875% DUE 01-15-2015 CUSIP: 12189TAW4	375,000.00	351,783.00	391,491.00
CAP 1 FINL CORP 6.75% DUE 09-15-2017 CUSIP: 14040HAR6	775,000.00	779,331.96	833,951.93
CIGNA CORP 6.15% DUE 11-15-2036 CUSIP: 125509BH1	200,000.00	203,498.00	178,664.60
CIGNA CORP 7.875 DEB DUE 05-15-2027 CUSIP: 125509AZ2	300,000.00	373,960.00	306,564.60
CIGNA CORP NT DTD 07/23/1998 STEP UP DUE 1-15-33 BEO 8.3 TIL 1-15-23 8.08 AFTER CUSIP: 125509BE8	100,000.00	123,537.00	105,405.20
CIGNA CORP SR NT 7 DUE 01-15-2011/01-14-2011 BEO CUSIP: 125509BF5	315,000.00	313,651.80	330,047.87
COMCAST CORP NEW 5.85% DUE 11-15-2015 CUSIP: 20030NAJ0	325,000.00	326,079.00	357,120.40
COMCAST CORP NEW 5.9% DUE 03-15-2016 CUSIP: 20030NAL5	225,000.00	224,689.50	242,306.78
COMCAST CORP NEW 6.3% DUE 11-15-2017 CUSIP: 20030NAU5	300,000.00	300,113.25	328,265.10
COX COMMUNICATIONS 5.45% DUE 12-15-2014 CUSIP: 224044BM8	300,000.00	297,605.42	321,405.60
COX COMMUNICATIONS 5.5% DUE 10-01-2015 CUSIP: 224044BH9	275,000.00	275,166.00	291,851.73
DOW CHEM CO 7.375% DUE 11-01-2029 CUSIP: 260543BJ1	575,000.00	625,736.25	627,830.43
DOW CHEM CO 8.55% DUE 05-15-2019 CUSIP: 260543BX0	275,000.00	289,580.50	328,114.88
DOW CHEM CO NT 9.4 DUE 05-15-2039 CUSIP: 260543BY8	75,000.00	74,671.50	99,161.33

5500 Audit — 5500 Statements	Account number V7879
31 DEC 09	MONSANTO CONSOLIDATED
♦  Assets held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Cost	Current Value

Corporate Debt Instruments — Other

United States — USD

FEDEX CORP 7.375% DUE 01-15-2014 CUSIP : 31428XAQ9	100,000.00	100,000.00	113,464.90
FEDEX CORP NT 8 DUE 01-15-2019 REG CUSIP : 31428XAR7	275,000.00	289,435.75	331,221.55
HEALTHNET INC SR NT 6.375% DUE 06-01-2017/05-18-2007 CUSIP : 422248AA2	200,000.00	197,274.00	179,000.00
LIBERTY MEDIA CORP 8.25% DUE 02-01-2030 CUSIP : 530715AJ0	90,000.00	88,112.48	82,462.50
LIBERTY MEDIA CORP 8.5% DUE 07-15-2029 CUSIP : 530715AD3	112,000.00	110,643.90	102,620.00
MACYS RETAIL HLDGS STEP CPN 8.875% DUE 07-15-2015 CUSIP : 55616XAE7	125,000.00	124,888.75	137,812.50
MAY DEPT STORES CO 6.65% DUE 07-15-2024 CUSIP : 577778CB7	125,000.00	71,250.00	113,750.00
MAY DEPT STORES CO 6.9% DUE 01-15-2032 CUSIP : 577778BQ5	325,000.00	332,091.50	282,750.00
MAY DEPT STORES CO CO 6.7 DUE 09-15-2028BEO CUSIP : 577778BH5	875,000.00	838,565.00	752,500.00
NORDSTROM INC 6.25% DUE 01-15-2018 CUSIP : 655664AK6	150,000.00	132,937.50	162,370.50
NORDSTROM INC 6.75% DUE 06-01-2014 CUSIP : 655664AM2	125,000.00	124,542.50	139,599.88
NORFOLK SOUTHN 7.7% DUE 05-15-2017 CUSIP : 655844AE8	250,000.00	292,685.00	292,657.50
PROVIDENT COS INC 7.25 DUE 03-15-2028 REG CUSIP : 743862AA2	125,000.00	124,786.25	103,250.50
PVTPL COX COMM INC NEW/TS/COXENTCOX COMM INC 5.875 DUE 12-01-2016 CUSIP : 224044BQ9	375,000.00	376,494.25	396,926.25
PVTPL COX COMMUNICATIONS INC NEW NT 144A8.375% DUE 03-01-2039 BEO CUSIP : 224044BV8	50,000.00	49,806.50	62,258.95
PVTPL COX COMMUNICATIONS INC NT 144A 9.375% DUE 01-15-2019/12-15-2008 BEO CUSIP : 224044BU0	200,000.00	224,958.00	253,078.20
PVTPL UNUMPROVIDENT FIN CO PLC BD 144A 6.85% DUE 11-15-2015/11-16-2005 BEO CUSIP : 91529MAA0	100,000.00	99,893.00	101,773.80
REED ELSEVIER CAP 8.625% DUE 01-15-2019 CUSIP : 758202AG0	350,000.00	348,642.00	425,869.15
SLM CORP MEDIUM 8.45% DUE 06-15-2018 CUSIP : 78442FEH7	625,000.00	612,687.50	616,720.63
SMALL BUSINESS ADMIN GTD DEV PARTN CTF 2007-20D PARTN CTF 5.32 DUE 04-01-27 REG CUSIP : 83162CQY2	402,951.18	402,951.18	428,558.73
SMALL BUSINESS ADMIN GTD DEV PARTN CTF 6.1% DUE 07-01-2018/01-01-2007 REG CUSIP: 83162CJJ3	68,992.76	68,992.76	74,127.55
SMALL BUSINESS ADMIN GTD DEV PARTN CTF DEB SER 2000-20 C 7.625 03-01-2020 REG CUSIP: 83162CKQ5	273,302.15	294,947.68	298,949.64
SPRINT CAP CORP 6.875% DUE 11-15-2028 CUSIP : 852060AD4	125,000.00	100,312.50	103,906.25
SPRINT CAP CORP 6.9% DUE 05-01-2019 CUSIP : 852060AG7	125,000.00	106,562.50	115,000.00
SPRINT NEXTEL CORPORATION 6 DUE 12-01-2016 BEO CUSIP : 852061AD2	375,000.00	342,745.15	342,187.50

5500 Audit — 5500 Statements	Account Number V7879
31 DEC 09	MONSANTO CONSOLIDATED
♦  Assets held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Cost	Current Value

Corporate Debt Instruments — Other

United States — USD

ST PAUL COS INC SR NT 8.125 DUE 04-15-2010/04-17-2000 BEO CUSIP : 792860AD0	150,000.00	161,935.50	152,886.75
TIME WARNER CABLE 8.25% DUE 04-01-2019 CUSIP : 88732JAS7	175,000.00	195,916.25	208,441.45
TIME WARNER CABLE 8.75% DUE 02-14-2019 CUSIP : 88732JAP3	350,000.00	359,648.75	426,570.90
UNUM CORP NT 6.75 DUE 12-15-2028 BEO CUSIP : 903192AA0	223,000.00	188,401.76	184,011.80
UNUMPROVIDENT CORP SR NT 7.625% DUE 03-01-2011 BEO CUSIP : 91529YAC0	71,000.00	72,691.94	73,219.11
XEROX CORP 6.4% DUE 03-15-2016 CUSIP : 984121BP7	325,000.00	280,554.00	345,513.68
XEROX CORP 6.875% DUE 08-15-2011 CUSIP : 984121BN2	950,000.00	972,510.87	1,015,134.85

Total United States — USD		15,968,324.48	16,545,717.04

Total Corporate Debt Instruments — Other		17,222,525.98	17,022,885.24

Corporate Stock — Preferred

United States — USD
#REORG/BANK OF AMER MAND EXCH TO BANK OFAMER CORP 2028343 EFF 2/23/10 CUSIP : 060505419	8,600.00	129,000.00	128,312.00

Total United States — USD		129,000.00	128,312.00

Total Corporate Stock -Preferred		129,000.00	128,312.00

Corporate Stock — Common

Brazil — USD

ADR EMBRAER-EMPRESA BRASILEIRA DE AERONAUTICA S A SPONSR ADR REPSTG PFDSHS CUSIP: 29081M102	21,900.00	541,547.76	484,209.00
ADR PETROLEO BRASILEIRO SA PETROBRAS SPONSORED ADR CUSIP : 71654V408	7,000.00	243,954.79	333,760.00
ADR VALE S A ADR CUSIP : 91912E105	39,650.00	1,128,093.62	1,151,039.50

Total Brazil — USD		1,913,596.17	1,969,008.50

Canada — USD

NEXEN INC COM CUSIP : 65334H102	11,600.00	254,243.69	277,588.00
SUNCOR ENERGY INC NEW COM STK CUSIP : 867224107	46,120.00	1,599,173.91	1,628,497.20

Total Canada — USD		1,853,417.60	1,906,085.20

5500 Audit — 5500 Statements	Account number V7879
31 DEC 09	MONSANTO CONSOLIDATED
♦  Assets held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Cost	Current Value

Corporate Stock — Common

China — USD

ADR BAIDU INC SPONSORED ADR CUSIP : 056752108	500.00	148,795.59	205,615.00
ADR TENCENT HLDGS LTD ADR CUSIP : 88032Q109	12,700.00	199,994.63	275,844.00

Total China — USD		348,790.22	481,459.00

Denmark — USD

ADR VESTAS WIND SYS A/S UTD KINGDOM UNSPONSORED ADR REPSTG 3 ORD SHS CUSIP : 925458101	25,450.00	452,081.55	516,635.00

Total Denmark — USD		452,081.55	516,635.00

Finland — USD

ADR NOKIA CORP SPONSORED ADR CUSIP : 654902204	76,800.00	1,001,769.48	986,880.00

Total Finland — USD		1,001,769.48	986,880.00

France — USD

ADR SANOFI-AVENTIS SPONSORED ADR CUSIP : 80105N105	71,100.00	2,955,762.43	2,792,097.00
ADR TOTAL SA CUSIP : 89151E109	3,000.00	186,705.71	192,120.00

Total France — USD		3,142,468.14	2,984,217.00

Germany — USD

ADR SAP AG SPONSORED ADR CUSIP : 803054204	10,100.00	417,895.65	472,781.00
DEUTSCHE BK AG COM STK ISIN DE0005140008 SDL 505964X CUSIP : D18190898	4,150.00	229,128.70	294,276.50

Total Germany — USD		647,024.36	767,057.50

Ireland — USD

ADR ICON PUB LTD CO CUSIP : 45103T107	11,480.00	267,198.51	249,460.40
COVIDIEN PLC USD0.20 CUSIP : G2554F105	46,000.00	1,933,909.69	2,202,940.00

Total Ireland — USD		2,201,108.20	2,452,400.40

Israel — USD

ADR TEVA PHARMACEUTICAL INDS CUSIP : 881624209	75,700.00	3,409,348.99	4,252,826.00
CERAGON NETWORKS LTDSEDOL 2616148 CUSIP : M22013102	25,695.00	249,490.82	301,659.30

Total Israel — USD		3,658,839.81	4,554,485.30

5500 Audit — 5500 Statements	Account number V7879
31 DEC 09	MONSANTO CONSOLIDATED
♦  Assets held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Cost	Current Value

Corporate Stock — Common

Japan — USD

ADR HITACHI LTD A.D.R. FOR 10 COM CUSIP : 433578507	15,900.00	955,443.42	487,812.00
ADR PANASONIC CORP ADR ADR CUSIP : 69832A205	127,000.00	1,817,337.51	1,822,450.00
ADR SONY CORP AMERN SH NEW CUSIP : 835699307	78,400.00	2,481,999.99	2,273,600.00

Total Japan — USD		5,254,780.92	4,583,862.00

Mexico — USD

ADR CEMEX SAB DE CV CUSIP : 151290889	61,466.00	1,222,779.87	726,528.12

Total Mexico — USD		1,222,779.87	726,528.12

Netherlands — USD

ADR AEGON N V NY REGISTRY SHS SHS CUSIP : 007924103	62,318.00	841,860.68	399,458.38
ADR KONINKLIJKE PHILIPS ELECTRS N V N Y REGISTRY SH NEW 2000 CUSIP : 500472303	16,000.00	549,627.78	471,040.00
ADR ROYAL DUTCH SHELL PLC SPONSORED ADR REPSTG A SHS CUSIP : 780259206	18,000.00	910,552.67	1,081,980.00
CORE LABORATORIES NV NLG0.03 CUSIP : N22717107	1,855.00	201,423.58	219,112.60
EURAND N.V. EUR0.01 CUSIP : N31010106	21,964.00	304,198.63	283,335.60

Total Netherlands — USD		2,807,663.34	2,454,926.58

Sweden — USD

ADR ERICSSON L M TEL CO ADR CL B SEK 10 NEW ERICSSON L M TEL CO ADR CUSIP : 294821608	71,400.00	707,033.01	656,166.00

Total Sweden — USD		707,033.01	656,166.00

Switzerland — USD

ADR CREDIT SUISSE GROUP SPONSORED ADR ISIN US2254011081 CUSIP : 225401108	11,100.00	604,222.40	545,676.00
ADR NOVARTIS AG CUSIP : 66987V109	82,000.00	4,341,527.10	4,463,260.00
ADR ROCHE HLDG LTD SPONSORED ADR ISIN #US771195104 CUSIP : 771195104	9,400.00	304,788.72	396,680.00
ALCON INC COM CHF0.20 CUSIP : H01301102	38,650.00	4,650,955.12	6,352,127.50

Total Switzerland — USD		9,901,493.34	11,757,743.50

Taiwan — USD

ADR AU OPTRONICS CORP SPONSORED ADR CUSIP : 002255107	20,394.00	196,034.32	244,524.06

5500 Audit — 5500 Statements	Account number V7879
31 DEC 09	MONSANTO CONSOLIDATED
♦  Assets held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Cost	Current Value

Corporate Stock — Common

Total Taiwan — USD		196,034.32	244,524.06

United Kingdom — USD

ADR ANGLO AMERN PLC ADR NEW CUSIP : 03485P201	25,400.00	568,665.10	550,672.00
ADR GLAXOSMITHKLINE PLC SPONSORED ADR CUSIP : 37733W105	91,300.00	4,252,199.00	3,857,425.00
ADR HSBC HLDGS PLC SPONSORED ADR NEW CUSIP : 404280406	23,078.00	1,579,384.16	1,317,523.02
ADR ROYAL DUTCH SHELL PLC SPONSORED ADR REPSTG B SHS CUSIP : 780259107	30,300.00	1,878,344.01	1,761,339.00
ADR UNILEVER PLC SPONSORED ADR NEW CUSIP : 904767704	18,410.00	535,205.89	587,279.00
ADR VODAFONE GROUP PLC NEW SPONSORED ADRNEW ADR CUSIP : 92857W209	119,800.00	2,468,987.78	2,766,182.00
DIAGEO PLC SPONSORED ADR NEW CUSIP : 25243Q205	3,100.00	211,594.93	215,171.00
ENSCO PLC SPON ADR CUSIP : 29358Q109	4,600.00	159,136.45	183,724.00
SHIRE PLC ADR CUSIP : 82481R106	6,590.00	307,623.30	386,833.00

Total United Kingdom — USD		11,961,140.62	11,626,148.02

United States — USD

#REORG/BURLINGTON NORTHN CASH MERGER EFF2/12/10 CUSIP : 12189T104	4,790.00	334,365.31	472,389.80
#REORG/LUMBER LIQ INC N/C FORMATION OF HOLDING LUMBER LIQ HLDG 2056954 12/31/09 CUSIP : 55003Q103	10,417.00	138,020.29	279,175.60
3PAR INC COM CUSIP : 88580F109	45,645.00	448,102.33	540,893.25
AARONS INC CUSIP : 002535201	8,480.00	211,156.56	235,150.40
ABBOTT LAB COM CUSIP : 002824100	14,700.00	741,609.46	793,653.00
ACCENTURE PLC SHS CL A NEW CUSIP : G1151C101	9,300.00	365,621.14	385,950.00
ACE LTD COM STK CUSIP : H0023R105	6,200.00	358,549.89	312,480.00
ACTUANT CORP CL A NEW CUSIP : 00508X203	15,020.00	214,559.91	278,320.60
ADOBE SYS INC COM CUSIP : 00724F101	39,870.00	1,356,603.70	1,466,418.60
ADR ARCELORMITTAL SA LUXEMBOURG N Y REGISTRY SHS CUSIP : 03938L104	31,320.00	985,163.27	1,432,890.00
AETNA INC CUSIP : 00817Y108	12,000.00	346,725.95	380,400.00
AFFILIATED MANAGERS GROUP INC COM STK CUSIP : 008252108	3,594.00	229,840.23	242,055.90
AGILENT TECHNOLOGIES INC COM CUSIP : 00846U101	9,739.00	247,735.39	302,590.73
AIR PROD & CHEM INC COM CUSIP : 009158106	45,565.00	3,610,452.92	3,693,498.90
AK STL HLDG CORP COM STK PAR $0.01 CUSIP : 001547108	8,400.00	172,054.38	179,340.00
ALCOA INC COM STK CUSIP : 013817101	13,900.00	114,650.68	224,068.00

5500 Audit — 5500 Statements	Account number V7879
31 DEC 09	MONSANTO CONSOLIDATED
♦  Assets held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Cost	Current Value

Corporate Stock — Common

United States — USD

ALEXION PHARMACEUTICALS INC COM CUSIP : 015351109	4,735.00	165,214.98	231,162.70
ALLIANCE HEALTHCARE SERVICES CUSIP : 018606202	42,555.00	362,546.69	242,989.05
ALLSTATE CORP COM CUSIP : 020002101	27,800.00	808,639.41	835,112.00
ALTRIA GROUP INC COM CUSIP : 02209S103	14,000.00	242,132.48	274,820.00
AMAZON COM INC COM CUSIP : 023135106	19,260.00	1,485,404.07	2,590,855.20
AMEDISYS INC COM CUSIP : 023436108	5,085.00	181,991.63	246,927.60
AMER ELEC PWR CO INC COM CUSIP : 025537101	2,500.00	64,957.00	86,975.00
AMERICAN EXPRESS CO CUSIP : 025816109	9,900.00	269,784.22	401,148.00
AMERICAN PUB ED INC COM STK CUSIP : 02913V103	5,060.00	163,943.69	173,861.60
AMERIGON INC COM CUSIP : 03070L300	35,590.00	453,763.32	282,584.60
AMERIPRISE FINL INC COM CUSIP : 03076C106	8,900.00	320,592.36	345,498.00
AMGEN INC COM CUSIP : 031162100	77,860.00	3,752,457.66	4,404,540.20
ANALOG DEVICES INC COM CUSIP : 032654105	12,900.00	332,534.96	407,382.00
AOL INC COM STK CUSIP : 00184X105	13,775.00	322,330.77	320,682.00
APACHE CORP COM CUSIP : 037411105	4,600.00	491,416.18	474,582.00
APPLE INC CUSIP : 037833100	59,581.00	6,181,410.10	12,563,249.66
ARCHER-DANIELS-MIDLAND CO COM CUSIP : 039483102	13,400.00	369,273.15	419,554.00
ART TECH GROUP INC OC-COM ISIN US04289L107 CUSIP : 04289L107	111,465.00	397,560.53	502,707.15
ARTIO GLOBAL INVS INC COM CL A COM CL A CUSIP : 04315B107	9,770.00	255,903.60	249,037.30
AT&T INC COM CUSIP : 00206R102	51,700.00	1,440,339.87	1,449,151.00
ATLAS AIR WORLDWIDE HLDGS INC COM NEW STK CUSIP : 049164205	7,325.00	216,301.50	272,856.25
ATMEL CORP COM CUSIP : 049513104	77,745.00	288,283.69	358,404.45
AUTODESK INC COM CUSIP : 052769106	11,000.00	167,106.18	279,510.00
AUTOLIV INC COM STK CUSIP : 052800109	8,945.00	191,185.09	387,855.20
BAKER HUGHES INC COM CUSIP : 057224107	72,500.00	2,542,860.46	2,934,800.00
BANK NEW YORK MELLON CORP COM STK CUSIP : 064058100	66,500.00	1,828,415.43	1,860,005.00
BANK OF AMERICA CORP CUSIP : 060505104	231,255.00	3,370,843.61	3,482,700.30
BARNES GROUP INC COM CUSIP : 067806109	18,044.00	234,588.52	304,943.60
BAXTER INTL INC COM CUSIP : 071813109	53,295.00	3,007,318.83	3,127,350.60
BB&T CORP COM CUSIP : 054937107	57,500.00	1,195,088.99	1,458,775.00

5500 Audit — 5500 Statements	Account number V7879
31 DEC 09	MONSANTO CONSOLIDATED
♦     Assets held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Cost	Current Value

Corporate Stock — Common

United States — USD

BE AEROSPACE INC COM CUSIP : 073302101	19,535.00	185,911.38	459,072.50
BLACKBOARD INC COM CUSIP : 091935502	4,675.00	159,436.40	212,198.25
BLUE COAT SYS INC COM NEW CUSIP : 09534T508	12,175.00	221,640.57	347,474.50
BMC SOFTWARE INC COM STK CUSIP : 055921100	32,000.00	625,543.00	1,283,200.00
BOEING CO COM CUSIP : 097023105	3,700.00	115,916.72	200,281.00
BOSTON SCIENTIFIC CORP COM CUSIP : 101137107	178,400.00	2,201,944.32	1,605,600.00
BRINKER INTL INC COM CUSIP : 109641100	11,725.00	176,368.86	174,937.00
BRISTOL MYERS SQUIBB CO COM CUSIP : 110122108	30,100.00	692,967.90	760,025.00
BROADCOM CORP CL A CUSIP : 111320107	38,200.00	1,129,172.86	1,201,390.00
BROADPOINT GLEACHER SECS GROUP INC COM STK CUSIP : 11134A103	31,325.00	175,527.50	139,709.50
BUNGE LTD CUSIP : G16962105	4,800.00	204,623.31	306,384.00
CA INC COM CUSIP : 12673P105	63,346.00	1,520,457.53	1,422,751.16
CADENCE DESIGN SYS INC COM CUSIP : 127387108	84,100.00	644,696.35	503,759.00
CAMERON INTL CORP COM STK CUSIP : 13342B105	44,775.00	1,160,467.85	1,871,595.00
CAP 1 FNCL COM CUSIP : 14040H105	121,000.00	4,906,182.54	4,639,140.00
CARDINAL HLTH INC CUSIP : 14149Y108	11,400.00	423,516.17	367,536.00
CAREFUSION CORP COM CUSIP : 14170T101	40,000.00	1,167,033.34	1,000,400.00
CARMAX INC COM CUSIP : 143130102	34,000.00	534,192.25	824,500.00
CARNIVAL CORP COM PAIRED CUSIP : 143658300	21,750.00	699,656.94	689,257.50
CARRIZO OIL & GAS INC COM CUSIP : 144577103	12,585.00	338,912.03	333,376.65
CATERPILLAR INC COM CUSIP : 149123101	20,600.00	715,888.33	1,173,994.00
CBS CORP NEW CL B CUSIP : 124857202	23,200.00	330,395.34	325,960.00
CELGENE CORP COM CUSIP : 151020104	48,015.00	2,574,622.21	2,673,475.20
CHEESECAKE FACTORY INC COM CUSIP : 163072101	17,555.00	332,738.21	379,012.45
CHEVRON CORP COM CUSIP : 166764100	45,811.00	2,404,707.86	3,526,988.89
CHICOS FAS INC COM CUSIP : 168615102	24,505.00	244,638.29	344,295.25
CIMAREX ENERGY CO COM CUSIP : 171798101	6,200.00	199,923.74	328,414.00
CISCO SYSTEMS INC CUSIP : 17275R102	98,400.00	2,212,825.25	2,355,696.00
CITI TRENDS INC COM ORD USD1 CUSIP : 17306X102	12,530.00	301,967.59	346,078.60
CITIGROUP INC COM CUSIP : 172967101	297,945.00	964,950.17	986,197.95

5500 Audit — 5500 Statements	Account number V7879
31 DEC 09	MONSANTO CONSOLIDATED
♦     Assets held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Cost	Current Value

Corporate Stock — Common

United States — USD

CITRIX SYS INC COM CUSIP : 177376100	42,000.00	1,155,370.11	1,747,620.00
CLEAN HBRS INC COM CUSIP : 184496107	4,241.00	244,507.77	252,806.01
CME GROUP INC COM STK CUSIP : 12572Q105	4,345.00	1,526,578.43	1,459,702.75
CMS ENERGY CORP COM CUSIP : 125896100	3,700.00	50,386.60	57,942.00
COACH INC COM CUSIP : 189754104	5,710.00	150,815.21	208,586.30
COCA COLA CO COM CUSIP : 191216100	13,180.00	600,473.92	751,260.00
COCA COLA ENTERPRISES INC COM CUSIP : 191219104	9,600.00	165,048.48	203,520.00
COLGATE-PALMOLIVE CO COM CUSIP : 194162103	20,415.00	1,489,724.29	1,677,092.25
COLUMBIA BKG SYS INC COM CUSIP : 197236102	14,970.00	249,236.65	242,214.60
COMCAST CORP NEW CL A SPL CL A SPL CUSIP : 20030N200	35,100.00	552,492.33	561,951.00
COMCAST CORP NEW-CL A CUSIP : 20030N101	335,835.00	5,835,891.22	5,662,178.10
COMERICA INC COM CUSIP : 200340107	6,700.00	201,354.45	198,119.00
COMMVAULT SYS INC COM STK CUSIP : 204166102	14,670.00	201,394.63	347,532.30
COMPUTER SCI CORP COM CUSIP : 205363104	31,000.00	1,228,920.67	1,783,430.00
COMPUWARE CORP COM CUSIP : 205638109	92,500.00	651,282.22	668,775.00
CONOCOPHILLIPS COM CUSIP : 20825C104	56,600.00	2,785,527.43	2,890,562.00
CONSTELLATION BRANDS INC CL A CL A CUSIP : 21036P108	11,900.00	174,505.22	189,567.00
COOPER INDUSTRIES PLC NEW IRELAND COM STK CUSIP : G24140108	43,800.00	1,661,187.92	1,867,632.00
CORNING INC COM CUSIP : 219350105	20,500.00	242,337.30	395,855.00
COSTCO WHOLESALE CORP NEW COM CUSIP : 22160K105	41,410.00	2,323,618.33	2,450,229.70
CREE INC COM CUSIP : 225447101	4,100.00	208,777.16	231,117.00
CUMMINS INC CUSIP: 231021106	21,700.00	735,685.26	995,162.00
D R HORTON INC COM CUSIP : 23331A109	9,600.00	89,350.80	104,352.00
DANAHER CORP COM CUSIP : 235851102	17,345.00	1,013,633.30	1,304,344.00
DEAN FOODS CO NEW COM CUSIP : 242370104	10,000.00	177,406.44	180,400.00
DEL MONTE FOODS CO COM CUSIP : 24522P103	9,300.00	103,943.31	105,462.00
DELL INC COM STK CUSIP : 24702R101	23,100.00	307,918.32	331,716.00
DEVON ENERGY CORP NEW COM CUSIP : 25179M103	8,700.00	714,940.58	639,450.00
DIAMOND FOODS INC COM CUSIP : 252603105	9,595.00	268,476.94	341,006.30
DIRECTV COM CL A COM CL A CUSIP : 25490A101	14,282.00	190,526.09	476,304.70

5500 Audit — 5500 Statements	Account number V7879
31 DEC 09	MONSANTO CONSOLIDATED
♦     Assets held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Cost	Current Value

Corporate Stock — Common

United States — USD

DISH NETWORK CORP CL A COM STK CUSIP : 25470M109	28,500.00	731,895.03	591,945.00
DOMTAR CORP COM NEW COM NEW CUSIP : 257559203	5,875.00	387,034.95	325,533.75
DOW CHEMICAL CO COM CUSIP : 260543103	112,000.00	3,559,765.05	3,094,560.00
DU PONT E I DE NEMOURS & CO COM STK CUSIP : 263534109	14,400.00	393,616.42	484,848.00
EATON CORP COM CUSIP : 278058102	20,500.00	937,592.16	1,304,210.00
EBAY INC COM CUSIP : 278642103	115,500.00	2,467,738.44	2,718,870.00
EDISON INTL COM CUSIP : 281020107	22,300.00	672,855.46	775,594.00
ELECTR ARTS COM CUSIP : 285512109	43,900.00	821,593.75	779,225.00
ELECTRONICS FOR IMAGING INC COM CUSIP : 286082102	31,980.00	381,794.26	416,059.80
ELI LILLY & CO COM CUSIP : 532457108	28,000.00	1,059,182.30	999,880.00
EMC CORP COM CUSIP : 268648102	204,575.00	3,247,198.65	3,573,925.25
EMERGENCY MED SVCS CORP CL A COM STK CUSIP : 29100P102	6,523.00	242,580.49	353,220.45
ENTERGY CORP NEW COM CUSIP : 29364G103	4,500.00	418,124.71	368,280.00
ESTERLINE TECHNOLOGIES CORP COM STK CUSIP : 297425100	6,085.00	154,494.72	248,085.45
EXELON CORP COM CUSIP : 30161N101	25,000.00	1,330,830.76	1,221,750.00
EXPRESS SCRIPTS INC COM CUSIP : 302182100	14,425.00	1,019,581.08	1,247,041.25
EXXON MOBIL CORP COM CUSIP : 30231G102	16,400.00	810,949.82	1,118,316.00
EXXON MOBIL CORP COM CUSIP : 30231G102	1,300.00	86,339.11	88,647.00
F P L GROUP INC COM CUSIP : 302571104	11,900.00	587,081.55	628,558.00
FACTSET RESH SYS INC COM STK CUSIP : 303075105	6,365.00	343,264.55	419,262.55
FAIRCHILD SEMICONDUCTOR INTL INC COM CUSIP : 303726103	18,000.00	125,541.96	179,820.00
FEDEX CORP COM CUSIP : 31428X106	74,870.00	4,472,440.99	6,247,901.50
FIDELITY NATL INFORMATION SVCS INC COM STK CUSIP : 31620M106	4,300.00	86,131.15	100,792.00
FOOT LOCKER INC COM CUSIP : 344849104	7,600.00	59,586.28	84,664.00
FORD MTR CO DEL COM PAR $0.01 COM PAR $0.01 CUSIP : 345370860	40,700.00	358,332.35	407,000.00
FOREST OIL CORP COM PAR $0.01 COM PAR $0.01 CUSIP : 346091705	3,600.00	70,466.04	80,100.00
FREEPORT-MCMORAN COPPER & GOLD INC CUSIP : 35671D857	29,875.00	1,855,267.10	2,398,663.75
FRKLN RES INC COM CUSIP : 354613101	21,065.00	2,036,673.17	2,219,197.75
GAP INC COM CUSIP : 364760108	13,500.00	199,613.77	282,825.00
GARMIN LTD COM STK CUSIP : G37260109	5,800.00	186,492.71	178,060.00

5500 Audit — 5500 Statements	Account number V7879
31 DEC 09	MONSANTO CONSOLIDATED
♦      Assets held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Cost	Current Value

Corporate Stock — Common

United States — USD

GENCO SHIPPING & TRADING LTD COM STK CUSIP : Y2685T107	11,750.00	279,235.66	262,965.00
GENERAL DYNAMICS CORP COM CUSIP : 369550108	16,515.00	1,211,469.00	1,125,827.55
GENERAL ELECTRIC CO CUSIP : 369604103	359,300.00	7,406,248.01	5,436,209.00
GENERAL MILLS INC COM CUSIP : 370334104	8,300.00	571,109.72	587,723.00
GENESEE & WYO INC CL A CL A CUSIP : 371559105	7,220.00	187,877.33	235,660.80
GENOPTIX INC COM CUSIP : 37243V100	6,725.00	156,173.65	238,939.25
GENWORTH FINL INC COM CL A COM CL A CUSIP : 37247D106	73,500.00	1,516,426.53	834,225.00
GEO GROUP INC COM STK CUSIP : 36159R103	12,255.00	286,728.22	268,139.40
GILEAD SCIENCES INC CUSIP : 375558103	130,905.00	4,641,211.27	5,665,568.40
GOLDMAN SACHS GROUP INC COM CUSIP : 38141G104	57,396.00	7,553,480.64	9,690,740.64
GOODRICH PETE CORP COM NEW CUSIP : 382410405	11,690.00	343,236.34	284,651.50
GOODYEAR TIRE & RUBBER CO COM CUSIP : 382550101	18,935.00	243,543.54	266,983.50
GOOGLE INC CL A CL A CUSIP : 38259P508	18,260.00	6,947,925.60	11,320,834.80
GREIF INC. CUSIP : 397624107	5,370.00	248,426.75	289,872.60
GSI COMM INC COM STK CUSIP : 36238G102	20,675.00	297,459.92	524,938.25
GYMBOREE CORP COM CUSIP : 403777105	9,205.00	345,744.15	400,325.45
HALOZYME THERAPEUTICS INC COM CUSIP : 40637H109	29,580.00	215,306.61	173,634.60
HERTZ GLOBAL HLDGS INC COM CUSIP : 42805T105	9,900.00	81,390.87	118,008.00
HEWLETT PACKARD CO COM CUSIP : 428236103	257,713.00	7,533,372.68	13,274,796.63
HITTITE MICROWAVE CORP COM STK CUSIP : 43365Y104	6,800.00	230,950.55	277,100.00
HMS HLDGS CORP COM CUSIP : 40425J101	6,410.00	170,589.81	312,102.90
HOME DEPOT INC COM CUSIP : 437076102	145,862.00	4,376,312.48	4,219,787.66
HONEYWELL INTL INC COM STK CUSIP : 438516106	7,500.00	233,776.38	294,000.00
HUMAN GENOME SCIENCES INC COM CUSIP : 444903108	31,046.00	492,546.57	950,007.60
HYATT HOTELS CORP COM CL A COM CL A CUSIP : 448579102	19,500.00	547,780.55	581,295.00
IBERIABANK CORP COM CUSIP : 450828108	4,860.00	211,819.90	261,516.60
ICF INTL INC COM STK CUSIP : 44925C103	7,205.00	178,244.42	193,094.00
ILL TOOL WKS INC COM CUSIP : 452308109	71,595.00	2,939,129.51	3,435,844.05
ILLUMINA INC COM CUSIP : 452327109	5,700.00	225,178.40	174,705.00
INFINERA CORP COM STK USD0.001 CUSIP : 45667G103	38,000.00	295,531.98	337,060.00

5500 Audit — 5500 Statements	Account number V7879
31 DEC 09	MONSANTO CONSOLIDATED
♦      Assets held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Cost	Current Value

Corporate Stock — Common

United States — USD

INGERSOLL-RAND PLC COM STK CUSIP : G47791101	26,500.00	815,557.90	947,110.00
INTEL CORP COM CUSIP : 458140100	237,310.00	4,022,659.33	4,841,124.00
INTERNATIONAL BUSINESS MACHS CORP COM CUSIP : 459200101	3,400.00	387,203.33	445,060.00
INTERNET BRANDS INC CL A COMMON STK CUSIP : 460608102	47,300.00	312,428.67	370,359.00
INTERPUBLIC GROUP COMPANIES INC COM CUSIP : 460690100	147,500.00	1,219,041.25	1,088,550.00
INTREPID POTASH INC COM CUSIP : 46121Y102	9,720.00	228,819.27	283,532.40
INVESCO LTD COM STK USD0.10 CUSIP : G491BT108	27,830.00	621,160.42	653,726.70
IPC THE HOSPITALIST CO INC STK CUSIP : 44984A105	6,985.00	195,518.39	232,251.25
JANUS CAP GROUP INC COM CUSIP : 47102X105	20,360.00	200,354.53	273,842.00
JDA SOFTWARE GROUP INC COM CUSIP : 46612K108	10,970.00	193,532.12	279,405.90
JOHNSON & JOHNSON COM CUSIP : 478160104	18,175.00	1,011,885.14	1,170,651.75
JOHNSON CTL INC COM CUSIP : 478366107	98,970.00	2,563,400.37	2,695,942.80
JONES APPAREL GROUP INC COM CUSIP : 480074103	13,700.00	302,761.89	220,022.00
JPMORGAN CHASE & CO COM CUSIP : 46625H100	224,960.00	7,515,279.15	9,374,083.20
JUNIPER NETWORKS INC COM CUSIP : 48203R104	10,400.00	275,496.87	277,368.00
KAYDON CORP COM CUSIP : 486587108	5,430.00	204,044.47	194,176.80
KEYCORP NEW COM CUSIP : 493267108	62,618.00	632,070.53	347,529.90
KLA-TENCOR CORP CUSIP : 482480100	31,000.00	1,070,137.99	1,120,960.00
KOHLS CORP COM CUSIP : 500255104	86,180.00	3,568,714.95	4,647,687.40
KORN / FERRY INTL COM NEW CUSIP : 500643200	18,505.00	267,874.73	305,332.50
KRAFT FOODS INC CL A CUSIP : 50075N104	21,900.00	565,706.48	595,242.00
LAM RESH CORP COM CUSIP : 512807108	18,575.00	643,838.03	728,325.75
LAZARD LTD CL A CUSIP : G54050102	8,170.00	322,713.43	310,214.90
LEGG MASON INC COM CUSIP : 524901105	14,000.00	1,096,760.73	422,240.00
LIBERTY GLOBAL INC COM SER A CUSIP : 530555101	10,000.00	220,904.67	219,100.00
LIBERTY GLOBAL INC COM SER C COM SER C CUSIP : 530555309	8,200.00	227,967.66	179,170.00
LIBERTY MEDIA CORP NEW CAP COM SER A CUSIP : 53071M302	12,085.00	144,797.68	288,589.80
LIBERTY MEDIA CORP NEW INTERACTIVE COM SER A CUSIP : 53071M104	133,975.00	1,341,201.84	1,452,289.00
LIBERTY MEDIA CORP NEW LIBERTY STARZ COMSER A LIBERTY STARZ COM SER A CUSIP: 53071M708	1,428.00	21,170.20	65,902.20

5500 Audit — 5500 Statements	Account number V7879
31 DEC 09	MONSANTO CONSOLIDATED
♦      Assets held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Cost	Current Value

Corporate Stock — Common

United States — USD

LIFE TIME FITNESS INC COM CUSIP : 53217R207	10,755.00	249,572.34	268,122.15
LOCKHEED MARTIN CORP COM CUSIP : 539830109	13,200.00	995,554.76	994,620.00
LOEWS CORP COM CUSIP : 540424108	21,100.00	322,255.72	766,985.00
LORILLARD INC COM STK CUSIP : 544147101	5,100.00	318,296.96	409,173.00
LOWES COS INC COM CUSIP : 548661107	61,355.00	1,155,487.42	1,435,093.45
LTD BRANDS CUSIP : 532716107	36,100.00	550,111.76	694,564.00
MACYS INC COM STK CUSIP : 55616P104	60,002.00	1,159,589.02	1,005,633.52
MARRIOTT INTL INC NEW COM STK CL A CUSIP : 571903202	13,242.00	342,986.45	360,844.50
MASCO CORP COM CUSIP : 574599106	7,700.00	76,469.79	106,337.00
MASIMO CORP COM STK CUSIP : 574795100	10,385.00	323,636.57	315,911.70
MASTERCARD INC CL A CUSIP : 57636Q104	4,000.00	688,238.99	1,023,920.00
MAXIM INTEGRATED PRODS INC COM CUSIP : 57772K101	86,000.00	1,025,101.99	1,745,800.00
MC DONALDS CORP COM CUSIP : 580135101	3,300.00	186,305.03	206,052.00
MEDASSETS INC COM STK CUSIP : 584045108	12,462.00	218,838.85	264,319.02
MEDCO HEALTH SOLUTIONS INC COM CUSIP : 58405U102	15,600.00	734,706.38	996,996.00
MEDTRONIC INC COM CUSIP : 585055106	20,400.00	755,938.01	897,192.00
MERCK & CO INC NEW COM CUSIP : 58933Y105	189,285.00	5,124,488.14	6,916,473.90
MERITAGE HOMES CORP COM CUSIP : 59001A102	9,305.00	179,360.39	179,865.65
METLIFE INC COM CUSIP : 59156R108	20,875.00	674,410.09	737,931.25
METTLER-TOLEDO INTL INC COM CUSIP : 592688105	2,965.00	225,405.92	311,295.35
MICROCHIP TECHNOLOGY INC COM CUSIP : 595017104	40,865.00	951,548.17	1,187,536.90
MICRON TECH INC COM CUSIP : 595112103	38,700.00	258,443.46	408,672.00
MICROSOFT CORP COM CUSIP : 594918104	161,116.00	4,410,546.92	4,912,426.84
MOLEX INC CL A CUSIP: 608554200	47,000.00	1,022,612.64	899,110.00
MOMENTA PHARMACEUTICALS INC COM STK CUSIP : 60877T100	15,150.00	165,349.38	191,041.50
MONOLITHIC PWR SYS INC COM CUSIP : 609839105	14,380.00	272,002.67	344,688.60
MONSANTO CO NEW COM CUSIP : 61166W101	11,873,791.00	437,600,909.31	970,682,414.25
MORGAN STANLEY COM STK USD0.01 CUSIP : 617446448	14,100.00	502,568.92	417,360.00
MOTOROLA INC COM CUSIP : 620076109	519,600.00	6,878,020.53	4,032,096.00
MYLAN INC CUSIP: 628530107	15,600.00	219,178.21	287,508.00

5500 Audit — 5500 Statements	Account number V7879
31 DEC 09	MONSANTO CONSOLIDATED
♦      Assets held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Cost	Current Value

Corporate Stock — Common

United States — USD

N V R INC COM CUSIP : 62944T105	400.00	226,415.13	284,284.00
NATUS MED INC DEL COM CUSIP : 639050103	17,742.00	255,818.37	262,404.18
NCI INC CL A CL A CUSIP : 62886K104	6,975.00	217,846.66	192,858.75
NCR CORP COM CUSIP : 62886E108	32,300.00	362,015.31	359,499.00
NETAPP INC COM STK CUSIP : 64110D104	18,800.00	495,852.48	646,532.00
NETEZZA CORP COM CUSIP : 64111N101	45,785.00	446,951.39	444,114.50
NETFLIX INC COM STK CUSIP : 64110L106	3,795.00	157,165.18	209,256.30
NEWS CORP CL A COM CUSIP : 65248E104	356,800.00	3,969,168.26	4,884,592.00
NIKE INC CL B CUSIP : 654106103	10,200.00	477,537.61	673,914.00
NISOURCE INC COM CUSIP : 65473P105	13,600.00	146,893.99	209,168.00
NORTHROP GRUMMAN CORP COM CUSIP : 666807102	19,900.00	1,028,029.76	1,111,415.00
NUVASIVE INC COM CUSIP : 670704105	5,535.00	196,115.56	177,009.30
OCCIDENTAL PETROLEUM CORP CUSIP : 674599105	114,730.00	6,496,196.36	9,333,285.50
OFFICE DEPOT INC COM CUSIP : 676220106	30,400.00	183,914.92	196,080.00
OFFICEMAX INC DEL COM CUSIP : 67622P101	23,095.00	160,549.54	293,075.55
OLIN CORP COM CUSIP : 680665205	18,785.00	265,638.75	329,113.20
ONYX PHARMACEUTICALS INC DEL COM CUSIP : 683399109	6,025.00	187,264.19	176,773.50
ORACLE CORP COM CUSIP : 68389X105	24,400.00	469,225.86	598,776.00
PACCAR INC COM CUSIP : 693718108	23,000.00	916,457.88	834,210.00
PACKAGING CORP AMER COM ISIN US6951561090 CUSIP : 695156109	16,216.00	292,078.09	373,130.16
PARTNERRE HLDG LTD COM STK CUSIP : G6852T105	2,900.00	176,431.94	216,514.00
PENN VA CORP COM CUSIP : 707882106	9,180.00	188,378.86	195,442.20
PENNEY J.C CO INC COM CUSIP : 708160106	22,600.00	585,832.58	601,386.00
PEPCO HLDGS INC COM CUSIP : 713291102	10,900.00	181,617.89	183,665.00
PEPSICO INC COM CUSIP : 713448108	39,270.00	2,303,481.96	2,387,616.00
PFIZER INC COM STK $.11 1/9 PAR CUSIP : 717081103	321,800.00	6,322,034.58	5,853,542.00
PHASE FORWARD INC COM CUSIP : 71721R406	20,835.00	328,328.33	319,817.25
PHILIP MORRIS INTL INC COM CUSIP : 718172109	16,500.00	796,545.85	795,135.00
PINNACLE W. CAP CORP COM CUSIP : 723484101	5,000.00	208,649.00	182,900.00
PITNEY BOWES INC COM CUSIP : 724479100	36,500.00	1,139,447.63	830,740.00

5500 Audit — 5500 Statements	Account number V7879
31 DEC 09	MONSANTO CONSOLIDATED
♦      Assets held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Cost	Current Value

Corporate Stock — Common

United States — USD

PNC FINANCIAL SERVICES GROUP COM STK CUSIP : 693475105	12,044.00	609,820.77	635,802.76
POLYCOM INC COM CUSIP : 73172K104	20,605.00	460,024.65	514,506.85
PPG IND INC COM CUSIP : 693506107	9,500.00	310,071.91	556,130.00
PRAXAIR INC COM CUSIP : 74005P104	3,500.00	278,556.45	281,085.00
PRECISION CASTPARTS CORP COM CUSIP : 740189105	3,710.00	372,545.74	409,398.50
PRINCIPAL FINL GROUP INC COM STK CUSIP : 74251V102	6,605.00	168,242.59	158,784.20
PROCTER & GAMBLE CO COM CUSIP : 742718109	6,500.00	356,972.27	394,095.00
PRUDENTIAL FINL INC COM CUSIP : 744320102	7,900.00	253,511.38	393,104.00
PSYCHIATRIC SOLUTIONS INC COM CUSIP : 74439H108	16,240.00	358,278.56	343,313.60
PULTE GROUP INC CUSIP : 745867101	15,800.00	175,865.06	158,000.00
QUALCOMM INC COM CUSIP : 747525103	139,678.00	5,879,119.77	6,461,504.28
RACKSPACE HOSTING INC COM STK CUSIP : 750086100	19,502.00	322,740.35	406,616.70
RAYTHEON CO USD0.01 CUSIP : 755111507	1,200.00	52,204.68	61,824.00
RAYTHEON CO WT EXP 06-16-2011 CUSIP : 755111119	101.00	0.00	1,464.50
REYNOLDS AMERICAN INC COM CUSIP : 761713106	4,400.00	235,950.88	233,068.00
RIGHTNOW TECHNOLOGIES INC COM CUSIP : 76657R106	28,935.00	396,640.26	502,600.95
ROVI CORP COM CUSIP: 779376102	7,268.00	116,937.64	231,631.16
ROWAN COMPANIES INC COM CUSIP : 779382100	4,200.00	82,602.66	95,088.00
RRI ENERGY INC COM CUSIP : 74971X107	15,100.00	223,435.91	86,372.00
RTI INTL METALS INC COM CUSIP : 74973W107	10,360.00	145,670.20	260,761.20
SAFEWAY INC COM NEW CUSIP : 786514208	44,200.00	1,003,417.48	941,018.00
SALESFORCE COM INC COM STK CUSIP : 79466L302	6,900.00	278,994.36	509,013.00
SANDRIDGE ENERGY INC COM CUSIP : 80007P307	18,990.00	202,902.27	179,075.70
SARA LEE CORP COM CUSIP : 803111103	5,600.00	93,286.41	68,208.00
SCHLUMBERGER LTD COM STK CUSIP : 806857108	131,990.00	7,614,344.29	8,591,229.10
SCHWAB CHARLES CORP COM NEW CUSIP : 808513105	73,400.00	1,277,867.06	1,381,388.00
SEAGATE TECHNOLOGY HLDGS COM USD0.00001 CUSIP : G7945J104	12,300.00	173,421.39	223,737.00
SIRONA DENTAL SYS INC COM STK CUSIP : 82966C103	9,730.00	200,538.52	308,830.20
SKYWORKS SOLUTIONS INC COM CUSIP : 83088M102	32,255.00	400,715.90	457,698.45
SLM CORP COM CUSIP : 78442P106	84,400.00	2,085,862.96	951,188.00

5500 Audit — 5500 Statements	Account number V7879
31 DEC 09	MONSANTO CONSOLIDATED
♦      Assets held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Cost	Current Value

Corporate Stock — Common

United States — USD

SMITHFIELD FOODS INC COM CUSIP : 832248108	5,800.00	79,601.52	88,102.00
SNAP-ON INC COM CUSIP : 833034101	7,629.00	384,082.54	322,401.54
SOLERA HLDGS INC COM CUSIP : 83421A104	10,775.00	231,690.27	388,007.75
SOLUTIA INC COM NEW COM NEW CUSIP : 834376501	19.00	0.00	241.30
SOLUTIA INC WT EXP CUSIP : 834376147	147.00	0.00	73.50
SONOCO PROD CO COM CUSIP : 835495102	5,000.00	164,090.00	146,250.00
SOUTHWESTERN ENERGY CO COM CUSIP : 845467109	12,700.00	374,453.34	612,140.00
SPRINT NEXTEL CORP CUSIP : 852061100	558,500.00	5,411,940.08	2,044,110.00
SPX CORP COM CUSIP : 784635104	1,500.00	71,299.05	82,050.00
STANLEY INC COM CUSIP : 854532108	8,431.00	214,086.47	231,093.71
STAPLES INC COM CUSIP : 855030102	7,300.00	182,077.70	179,507.00
STARBUCKS CORP COM CUSIP : 855244109	9,900.00	149,989.58	228,294.00
STARWOOD HOTELS & RESORTS WORLDWIDE INC COM STK CUSIP : 85590A401	27,075.00	757,975.84	990,132.75
STATE STR CORP COM CUSIP : 857477103	4,400.00	152,431.70	191,576.00
STEEL DYNAMICS INC COM CUSIP : 858119100	28,075.00	433,545.06	497,489.00
STIFEL FINL CORP COM CUSIP : 860630102	6,965.00	260,804.18	412,606.60
SUN HEALTHCARE GROUP INC COM NEW COM NEW CUSIP : 866933401	24,905.00	314,433.94	228,378.85
SUN TR BANKS INC COM CUSIP : 867914103	59,500.00	1,210,584.21	1,207,255.00
SUPER VALU INC COM CUSIP : 868536103	16,800.00	259,780.64	213,528.00
SUPERIOR ENERGY SVCS INC COM CUSIP : 868157108	13,870.00	296,719.81	336,902.30
SYMANTEC CORP COM CUSIP : 871503108	83,300.00	1,267,641.68	1,490,237.00
SYNOPSYS INC COM CUSIP : 871607107	41,300.00	934,278.94	920,164.00
TARGET CORP COM STK CUSIP : 87612E106	78,425.00	3,489,938.40	3,793,417.25
TEAM INC COM STK CUSIP : 878155100	10,380.00	274,516.49	195,247.80
TEMPUR-PEDIC INTL INC COM CUSIP : 88023U101	21,420.00	334,808.85	506,154.60
TERADYNE INC COM CUSIP : 880770102	52,770.00	349,408.80	566,222.10
TEXAS INSTRUMENTS INC COM CUSIP : 882508104	50,505.00	1,296,322.52	1,316,160.30
TEXAS ROADHOUSE INC COMMON STOCK CUSIP : 882681109	21,835.00	237,202.66	245,207.05
TEXTRON INC COM CUSIP : 883203101	9,300.00	87,669.18	174,933.00
THERMO FISHER CORP CUSIP : 883556102	21,630.00	998,122.47	1,031,534.70

5500 Audit — 5500 Statements	Account number V7879
31 DEC 09	MONSANTO CONSOLIDATED
♦      Assets held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Cost	Current Value

Corporate Stock — Common

United States — USD

THORATEC CORP CUSIP : 885175307	11,295.00	291,507.20	304,061.40
TIFFANY & CO COM CUSIP: 886547108	5,600.00	219,099.69	240,800.00
TIME WARNER CABLE INC COM CUSIP : 88732J207	73,119.00	2,743,856.19	3,026,395.41
TIME WARNER INC USD0.01 CUSIP : 887317303	151,533.00	4,376,924.70	4,415,671.62
TIVO INC COM CUSIP: 888706108	44,095.00	393,183.24	448,887.10
TRANSOCEAN LTD CUSIP : H8817H100	1,900.00	143,260.76	157,320.00
TRAVELERS COS INC COM STK CUSIP : 89417E109	39,000.00	1,566,709.48	1,944,540.00
TRW AUTOMOTIVE HLDGS CORP COM CUSIP : 87264S106	5,700.00	92,328.03	136,116.00
TYCO ELECTRONICS LTD F CUSIP : H8912P106	112,500.00	2,853,371.53	2,761,875.00
TYCO INTERNATIONAL LTD(SWITZERLAND) COM USD0.80 CUSIP : H89128104	55,800.00	1,844,888.90	1,990,944.00
TYSON FOODS INC CL A COM (DELAWARE) CUSIP : 902494103	15,300.00	193,285.02	187,731.00
ULTIMATE SOFTWARE GROUP INC COM CUSIP : 90385D107	13,620.00	327,139.60	400,019.40
UNDER ARMOR INC CL A CUSIP : 904311107	11,510.00	344,140.50	313,877.70
UNION PAC CORP COM CUSIP : 907818108	6,100.00	340,430.03	389,790.00
UNITED NAT FOODS INC COM CUSIP : 911163103	12,460.00	241,506.51	333,180.40
UNITED PARCEL SVC INC CL B CUSIP : 911312106	13,100.00	766,339.57	751,547.00
UNITED TECHNOLOGIES CORP COM CUSIP : 913017109	5,110.00	322,003.37	354,685.10
UNITEDHEALTH GROUP INC COM CUSIP : 91324P102	89,800.00	2,783,003.31	2,737,104.00
UNUM GROUP CUSIP : 91529Y106	5,800.00	122,188.02	113,216.00
US BANCORP CUSIP : 902973304	57,500.00	1,231,284.43	1,294,325.00
UTD THERAPEUTICS CORP DEL COM STK CUSIP : 91307C102	4,670.00	196,477.61	245,875.50
UTI WORLDWIDE INC ORD NPV CUSIP : G87210103	12,965.00	159,539.73	185,658.80
VALERO ENERGY CORP COM STK NEW CUSIP : 91913Y100	20,600.00	371,985.19	345,050.00
VERIZON COMMUNICATIONS COM CUSIP : 92343V104	10,600.00	322,965.82	351,178.00
VERTEX PHARMACEUTICALS INC COM CUSIP : 92532F100	22,100.00	747,849.36	946,985.00
VIACOM INC NEW CL B CUSIP : 92553P201	5,900.00	248,509.97	175,407.00
VISA INC COM CL A STK CUSIP: 92826C839	21,015.00	1,145,278.17	1,837,971.90
VMWARE INC CL A COM CL A COM CUSIP : 928563402	3,000.00	133,247.50	127,140.00
VOCUS INC COM CUSIP : 92858J108	17,680.00	365,722.14	318,240.00
VOLCANO CORP COM STK CUSIP : 928645100	18,020.00	268,345.84	313,187.60

5500 Audit — 5500 Statements	Account number V7879
31 DEC 09	MONSANTO CONSOLIDATED
♦      Assets held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Cost	Current Value

Corporate Stock — Common

United States — USD

VULCAN MATERIALS CO COM CUSIP : 929160109	8,000.00	510,428.35	421,360.00
WALGREEN CO COM CUSIP : 931422109	33,000.00	1,234,501.80	1,211,760.00
WAL-MART STORES INC COM CUSIP : 931142103	41,050.00	2,018,979.16	2,194,122.50
WALT DISNEY CO CUSIP : 254687106	23,200.00	608,499.62	748,200.00
WARNACO GROUP INC COM NEW COM NEW CUSIP : 934390402	11,025.00	351,393.09	465,144.75
WASHINGTON MUTUAL INC CUSIP : 939322103	86,100.00	1,358,638.25	12,010.95
WEATHERFORD INTL LTD CUSIP : H27013103	66,805.00	1,191,057.16	1,196,477.55
WELLPOINT INC COM CUSIP : 94973V107	52,100.00	2,692,026.41	3,036,909.00
WELLS FARGO & CO NEW COM STK CUSIP : 949746101	280,308.00	11,150,632.65	7,565,512.92
WESTN DIGITAL CORP COM CUSIP : 958102105	6,800.00	139,425.67	300,220.00
WHIRLPOOL CORP COM CUSIP : 963320106	3,800.00	163,412.16	306,508.00
WMS INDS INC COM STK CUSIP : 929297109	10,863.00	432,101.05	434,520.00
WRIGHT MED GROUP INC COM CUSIP : 98235T107	12,750.00	296,050.07	241,612.50
XEROX CORP COM CUSIP : 984121103	244,000.00	2,119,117.59	2,064,240.00
XL CAP LTD COM STK CUSIP : G98255105	46,900.00	1,055,775.94	859,677.00
XTO ENERGY INC COM CUSIP : 98385X106	21,321.00	1,043,299.13	992,066.13
YAHOO INC COM CUSIP : 984332106	23,025.00	302,789.73	386,359.50
ZIMMER HLDGS INC COM CUSIP : 98956P102	3,400.00	137,796.46	200,974.00

Total United States — USD		796,194,977.10	1,370,679,703.53

Total Corporate Stock — Common		843,464,998.04	1,419,347,829.71

Partnership/Joint Venture Interests

United States — USD

BLACKSTONE GROUP LP RESTRICTED UNITS CUSIP : 09253U108	170,900.00	2,079,455.02	2,242,208.00

Total United States — USD		2,079,455.02	2,242,208.00

Total Partnership/Joint Venture Interests		2,079,455.02	2,242,208.00

Participant Loans

United States — USD

5500 Audit — 5500 Statements	Account number V7879
31 DEC 09	MONSANTO CONSOLIDATED
♦      Assets held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Cost	Current Value

Participant Loans

United States — USD

MONSANTO PARTICIPANT LOANS CUSIP : 999899602	26,510,542.15	26,510,542.15	26,510,542.15

Total United States — USD		26,510,542.15	26,510,542.15

Total Participant Loans		26,510,542.15	26,510,542.15

Value of Interest in Common/Collective Trusts

United States — USD

MFB NTGI-QM COLTV DAILY RUSSELL 1000 VALUE EQTY INDEX FD-LENDING CUSIP : 658991369	38,732.67	26,251,654.65	25,107,601.21
MFB NTGI-QM COLTV DAILY RUSSELL 2000 VALUE EQTY INDEX FD-LENDING CUSIP : 658991393	68,479.48	24,130,047.12	24,987,545.94
MFB NTGI-QM COLTV DAILY TIPS FD-LENDING CUSIP : 658991666	198,123.14	32,020,815.46	34,750,798.76
MFO MELLON BNK EB DAILY LIQUIDITY INDEX FD CUSIP : 585992795	499,596.61	123,870,223.57	133,021,094.59
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND CUSIP : 195997MV0	46,479,322.35	46,479,322.35	46,479,322.35

Total United States — USD		252,752,063.15	264,346,362.85

Total Value of Interest in Common/Collective Trusts		252,752,063.16	264,346,362.85

Value of Interest in Registered Investment Companies

United States — USD

MFO CAPITAL GUARDIAN EMPLOYEE BENEFIT INVT TR INTL NON US EQUITY FD UNIT CL T CUSIP : 14019G732	7,786,045.27	125,510,270.02	144,119,697.95

Total United States — USD		125,510,270.02	144,119,697.95

Total Value of Interest in Registered Investment Companies		125,510,270.02	144,119,697.95

Other

United States — USD

CALIFORNIA ST 5.45% 04-01-2015 BEO TAXABLE CUSIP : 13063A5C4	125,000.00	125,772.50	125,730.00
CALIFORNIA ST 6.2% 10-01-2019 BEO TAXABLE CUSIP : 13063A7G3	75,000.00	75,032.25	73,015.50
CALIFORNIA ST 7.3% 10-01-2039 BEO TAXABLE CUSIP : 13063A7D0	200,000.00	201,646.00	189,016.00
CALIFORNIA ST 7.5% 04-01-2034 BEO TAXABLE CUSIP : 13063A5E0	450,000.00	450,636.50	440,104.50

5500 Audit — 5500 Statements	Account number V7879
31 DEC 09	MONSANTO CONSOLIDATED
♦   Assets held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Cost	Current Value

Other

United States — USD

CALIFORNIA ST 7.55% 04-01-2039 BEO TAXABLE CUSIP : 13063A5G5	625,000.00	623,452.75	614,050.00
CALIFORNIA ST RMRKTD 5.65% 04-01-2039 BEO TAXABLE CUSIP : 13063A5F7	75,000.00	75,320.25	77,556.75
CORP OFFICE PPTYS TR COM CUSIP : 22002T108	6,810.00	225,188.39	249,450.30
GIC AEGON GLOBAL WRAP CNTRCT CDA00004TR RATE: 5.110% (BLEND**INC CUSIP: 999500FC0	555,457,626.25	555,457,626.25	555,457,626.25
LASALLE HOTEL PPTYS COM SH BEN INT CUSIP: 517942108	8,359.00	81,165.84	177,461.57
SL- CORE USA SUB FD CUSIP : 218999126	1,520.27	15,202.65	22,804.05
SUNSTONE HOTEL INVS INC NEW COM CUSIP : 867892101	32,955.00	163,429.88	292,640.40

Total United States — USD		557,494,473.26	557,719,455.32

Total Other		557,494,473.26	557,719,455.32

Other Liabilities

United States — USD
LIAB. RE TERM NOT @ 4.2% DATED 11/24/08 DUE 12/31/2027	-5,235,897.01	-5,235,897.01	-5,235,897.01
SECURITIES LENDING COLLATERAL FUND ADJUSTMENT	-48,003.40	0.00	-48,003.40

Total United States — USD		-5,235,897.01	-5,283,900.41

Pending trade purchases: United States dollar	0.00	-263,189.86	-263,189.86

Total — all currencies		-263,189.86	-263,189.86

Total Other Liabilities		-5,499,086.87	-5,547,090.27

Payable Other
United States — USD
&&&INVESTMENT MANAGEMENT EXPENSE ACCRUAL CUSIP : 999899537	0.00	0.00	0.00
&&&TRUST/CUSTODY EXPENSE ACCRUAL CUSIP : 999899511	0.00	0.00	0.00
ADMINISTRATOR FEE CUSIP : 999899610	0.00	0.00	0.00
FEE FOR SECURITIES LENDING ACTIVITY FOR CUSIP : 999766066	7.00	0.00	0.00
RECORDKEEPING EXPENSE ACCRUAL CUSIP : 999899529	0.00	0.00	0.00

5500 Audit — 5500 Statements	Account number V7879
31 DEC 09	MONSANTO CONSOLIDATED
♦     Assets held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Cost	Current Value

Payable Other

Total United States — USD		0.00	0.00

Total Payable Other		0.00	0.00

Total		1,871,002,892.51	2,478,482,966.71

Please note that this report has been prepared using best available data. This report may also contain information provided by third parties, derived by third parties or derived from third party data and/or data that may have been categorized or otherwise reported based upon client direction — Northern Trust assumes no responsibility for the accuracy, timeliness or completeness of any such information. Northern Trust assumes no responsibility for the consequences of investment decisions made in reliance on information contained in this report. If you have questions regarding third party data or direction as it relates to this report, please contact your Northern Trust relationship learn.
IRS CIRCULAR 230 NOTICE: To the extent that this message or any attachment concerns tax matters, it is not intended to be used and cannot be used by a taxpayer for the purpose of avoiding penalties that may be imposed by law. For more information about this notice, see http://www.northerntrust.com/circular230.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Receivable Income — USD

United States — USD

INCOME FROM SECURITIES LENDING ACTIVITIES	4.00	0.00	0.00

Total United States — USD		0.00	0.00

Total Receivable Income — USD		0.00	0.00

Receivables — Other — USD

Pending trade sales: United States dollar	0.00	7,693,352.49	7,693,352.49

Total — all currencies		7,693,352.49	7,693,352.49

Total Receivables — Other — USD		7,693,352.49	7,693,352.49

U.S. Government Securities

United States — USD

BK AMER CORP MED TRM NTS SER L BK FDIC GTD TRNCHE # TR 00007 2.1 DUE 04-30-12 CUSIP: 06050BAG6	365,000.00	366,391.35	368,369.32
CITIBANK N A FDIC NT 1.875 DUE 06-04-2012 CUSIP: 17314JAG8	3,000,000.00	2,983,897.44	3,017,193.00
CITIGROUP FDG INC FDIC GTD NT 1.875 DUE 11-15-2012 CUSIP: 17313YAN1	2,255,000.00	2,251,121.40	2,249,186.61
CITIGROUP FDG INC 2 DUE 03-30-2012 FDIC GTD CUSIP: 17314AAF9	1,250,000.00	1,246,637.50	1,260,161.25
DEERE JOHN CAP CORP MEDIUM TERM NTS SER TRANCHE SR 00001 FDIC GTD 2.875 6-19-12 CUSIP: 24424DAA7	190,000.00	189,561.10	195,790.44
FEDERAL HOME LN MTG CORP POOL #A4-6092 5% 07-01-2035 BEO CUSIP: 3128K6XV7	416,259.88	404,877.78	427,663.74
FEDERAL HOME LN MTG CORP POOL #A6-1373 5% 04-01-2036 BEO CUSIP: 3128KRQ23	470,363.51	457,428.53	483,837.54
FEDERAL HOME LN MTG CORP POOL #A6-4391 6% 08-01-2037 BEO CUSIP: 3128KU2Y2	654,901.20	656,640.79	695,628.20
FEDERAL HOME LN MTG CORP POOL #A6-8726 6.5% 11-01-2037 BEO CUSIP: 3128L0VT6	1,052,650.05	1,076,005.74	1,127,756.63

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦   Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD

FEDERAL HOME LN MTG CORP POOL #A6-9194 5.5% 11-01-2037 BEO CUSIP: 3128L1GB0	1,140,704.72	1,193,997.02	1,196,254.76
FEDERAL HOME LN MTG CORP POOL #A7-4270 6% 03-01-2038 BEO CUSIP: 3128L7W78	850,949.81	856,534.17	903,155.58
FEDERAL HOME LN MTG CORP POOL #A7-8952 5.5% 12-01-2037 BEO CUSIP: 3128LC5M4	1,348,700.17	1,420,480.67	1,414,379.17
FEDERAL HOME LN MTG CORP POOL #A7-9570 5.5% 07-01-2038 BEO CUSIP: 3128LDT38	735,621.53	724,702.10	771,403.63
FEDERAL HOME LN MTG CORP POOL #A7-9915 5.5% 07-01-2038 BEO CUSIP: 3128LEAQ5	150,212.72	152,700.61	157,519.37
FEDERAL HOME LN MTG CORP POOL #A8-2548 5.5% 10-01-2038 BEO CUSIP: 312928ZM9	526,871.71	535,515.70	552,499.80
FEDERAL HOME LN MTG CORP POOL #A8-3000 5.5% 11-01-2038 BEO CUSIP: 312929KM3	1,226,397.65	1,247,284.74	1,286,052.08
FEDERAL HOME LN MTG CORP POOL #A8-6419 4.5% 05-01-2039 BEO CUSIP: 312933DY7	2,561,483.98	2,600,306.48	2,557,749.34
FEDERAL HOME LN MTG CORP POOL #A8-6783 4.5% 06-01-2039 BEO CUSIP: 312933RC0	198,330.08	199,662.62	198,040.91
FEDERAL HOME LN MTG CORP POOL #A8-6809 4.5% 06-01-2039 BEO CUSIP: 312933R63	294,606.52	296,436.31	294,176.98
FEDERAL HOME LN MTG CORP POOL #A8-7263 5.5% 07-01-2039 BEO CUSIP: 312934B84	620,968.01	652,113.44	651,173.14
FEDERAL HOME LN MTG CORP POOL #A8-7441 4% 07-01-2039 BEO CUSIP: 312934HS4	875,085.80	847,705.19	844,685.32
FEDERAL HOME LN MTG CORP POOL #A8-7699 5% 07-01-2039 BEO CUSIP: 312934RU8	1,239,029.87	1,280,847.12	1,271,812.12
FEDERAL HOME LN MTG CORP POOL #A8-7712 5% 08-01-2039 BEO CUSIP: 312934R95	900,512.90	932,394.74	924,338.67
FEDERAL HOME LN MTG CORP POOL #A8-7997 5% 08-01-2039 BEO CUSIP: 3129343E0	1,279,752.62	1,327,343.41	1,313,612.31
FEDERAL HOME LN MTG CORP POOL #A8-8355 4.5% 09-01-2039 BEO CUSIP: 312935H85	543,570.07	545,778.33	542,777.54
FEDERAL HOME LN MTG CORP POOL #A8-8592 5% 09-01-2039 BEO CUSIP: 312935RM3	1,288,311.13	1,333,603.33	1,322,397.27
FEDERAL HOME LN MTG CORP POOL #A8-8839 5% 06-01-2037 BEO CUSIP: 312935ZC6	907,701.75	889,973.20	932,569.15

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD

FEDERAL HOME LN MTG CORP POOL #A8-9300 5% 10-01-2039 BEO CUSIP: 312936KM8	1,257,162.51	1,305,877.56	1,290,424.52
FEDERAL HOME LN MTG CORP POOL #A8-9388 6% 10-01-2039 BEO CUSIP: 312936ND5	2,455,803.75	2,616,198.43	2,606,221.73
FEDERAL HOME LN MTG CORP POOL #A9-0207 5% 12-01-2039 BEO CUSIP: 312938GQ0	1,745,000.00	1,817,253.91	1,791,169.21
FEDERAL HOME LN MTG CORP POOL #C0-1847 5.5% 06-01-2034 BEO CUSIP: 31292JBQ2	1,412,553.10	1,367,086.56	1,485,976.20
FEDERAL HOME LN MTG CORP POOL #C0-3027 6% 09-01-2037 BEO CUSIP: 31292KLG0	225,485.34	226,049.06	239,507.82
FEDERAL HOME LN MTG CORP POOL #G0-1813 5% 04-01-2035 BEO CUSIP: 3128LXAN0	839,369.76	817,209.22	863,414.35
FEDERAL HOME LN MTG CORP POOL #G0-1819 5% 06-01-2035 BEO CUSIP: 3128LXAU4	816,289.77	803,280.13	838,652.84
FEDERAL HOME LN MTG CORP POOL #G0-1959 5% 12-01-2035 BEO CUSIP: 3128LXE89	937,554.48	921,733.41	963,239.72
FEDERAL HOME LN MTG CORP POOL #G0-2186 5% 05-01-2036 BEO CUSIP: 3128LXNB2	687,434.36	667,348.38	706,267.31
FEDERAL HOME LN MTG CORP POOL #G0-2308 5.5% 09-01-2036 BEO CUSIP: 3128LXR51	586,575.38	571,442.78	615,598.54
FEDERAL HOME LN MTG CORP POOL #G0-2749 5.5% 04-01-2037 BEO CUSIP: 3128M4L68	4,232,916.26	4,458,200.46	4,439,050.82
FEDERAL HOME LN MTG CORP POOL #G0-3392 6% 10-01-2037 BEO CUSIP: 3128M5C57	918,178.66	977,805.85	975,278.35
FEDERAL HOME LN MTG CORP POOL #G0-4176 5.5% 05-01-2038 BEO CUSIP: 3128M56M7	1,594,267.35	1,696,026.45	1,671,815.70
FEDERAL HOME LN MTG CORP POOL #G0-4334 5% 04-01-2038 BEO CUSIP: 3128M6EF1	4,256,547.15	4,407,671.98	4,369,592.53
FEDERAL HOME LN MTG CORP POOL #G0-4713 6% 10-01-2038 BEO CUSIP: 3128M6SA7	1,164,141.31	1,238,402.74	1,235,561.38
FEDERAL HOME LN MTG CORP POOL #G0-5631 7.5% 05-01-2035 BEO CUSIP: 3128M7SU1	146,296.78	164,709.61	164,548.18
FEDERAL HOME LN MTG CORP POOL #G0-5639 8% 08-01-2032 BEO CUSIP: 3128M7S49	71,499.07	81,556.41	82,131.34
FEDERAL HOME LN MTG CORP POOL #G0-5640 8.5% 08-01-2031 BEO CUSIP: 3128M7S56	93,991.13	109,084.78	108,754.22

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD

FEDERAL HOME LN MTG CORP POOL #G0-5749 6% 03-01-2038 BEO CUSIP: 3128M7WJ1	1,760,000.00	1,886,706.25	1,871,100.00
FEDERAL HOME LN MTG CORP POOL #G0-5755 4.5% 08-01-2039 BEO CUSIP: 3128M7WQ5	4,780,000.00	4,866,824.22	4,773,030.76
FEDERAL HOME LN MTG CORP POOL #G0-8192 5.5% 04-01-2037 BEO CUSIP: 3128MJGA2	140,131.11	139,112.96	146,955.21
FEDERAL HOME LN MTG CORP POOL #G0-8368 4.5% 10-01-2039 BEO CUSIP: 3128MJMS6	756,797.90	765,548.38	755,694.49
FEDERAL HOME LN MTG CORP POOL #G01548 7.5% 07-01-2032 BEO CUSIP: 31283HWH4	141,683.90	151,646.05	162,103.10
FEDERAL HOME LN MTG CORP POOL #G01704 5.5% 07-01-2033 BEO CUSIP: 31283H3M5	74,768.51	72,467.05	78,725.04
FEDERAL HOME LN MTG CORP POOL #G01895 5%07-01-2035 BEO CUSIP: 3128LXC81	304,344.82	300,920.95	313,063.08
FEDERAL HOME LN MTG CORP POOL #G08062 5%06-01-2035 BEO CUSIP: 3128MJB82	247,825.16	236,711.78	254,614.58
FEDERAL HOME LN MTG CORP POOL #G1-2033 4.5% 12-01-2019 BEO CUSIP: 3128M1EE5	351,331.57	334,313.95	364,985.72
FEDERAL HOME LN MTG CORP POOL #G1-2034 4% 06-01-2019 BEO CUSIP: 3128M1EF2	152,921.73	142,503.92	156,235.70
FEDERAL HOME LN MTG CORP POOL #G1-2080 4.5% 10-01-2018 BEO CUSIP: 3128M1FV6	379,787.22	359,967.09	395,496.74
FEDERAL HOME LN MTG CORP POOL #G1-2401 4.5% 01-01-2021 BEO CUSIP: 3128M1RW1	1,428,516.88	1,382,973.62	1,484,034.76
FEDERAL HOME LN MTG CORP POOL #G1-2446 4.5% 09-01-2020 BEO CUSIP: 3128M1TB5	1,229,623.11	1,191,983.27	1,277,411.18
FEDERAL HOME LN MTG CORP POOL #J0-1474 6% 03-01-2021 BEO CUSIP: 3128PCT77	1,164,226.50	1,181,280.61	1,245,331.17
FEDERAL HOME LN MTG CORP POOL #J0-3110 6% 08-01-2021 BEO CUSIP: 3128PEN38	544,390.25	551,960.68	582,314.65
FEDERAL HOME LN MTG CORP POOL #J0-3115 6% 08-01-2021 BEO CUSIP: 3128PEN87	420,185.61	426,028.78	449,457.42
FEDERAL HOME LN MTG CORP POOL #J0-3644 6% 10-01-2021 BEO CUSIP: 3128PFBM6	723,059.74	733,058.32	773,430.97
FEDERAL HOME LN MTG CORP POOL #J0-4201 5.5% 01-01-2022 BEO CUSIP: 3128PFU29	1,131,775.31	1,134,092.54	1,198,942.78

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD

FEDERAL HOME LN MTG CORP POOL #J1-0665 4.5% 09-01-2024 BEO CUSIP: 3128PPW25	986,545.79	1,014,446.54	1,015,021.45
FEDERAL HOME LN MTG CORP POOL #K3-0253 6.5% 11-01-2047 BEO CUSIP: 31302PH64	148,961.37	151,230.70	158,550.76
FEDERAL HOME LN MTG CORP POOL #M9-0977 4.5% 04-01-2010 BEO CUSIP: 31282VCN3	139,193.50	140,150.48	140,469.21
FEDERAL HOME LN MTG CORP POOL #1J-0244 5.51% 01-01-2037 BEO CUSIP: 3128LUHV1	598,983.27	603,662.83	632,964.19
FEDERAL HOME LN MTG CORP POOL #1J-1262 5.64% 01-01-2036 BEO CUSIP: 3128NHMK6	373,211.53	375,835.64	392,887.99
FEDERAL HOME LN MTG CORP POOL #1J-1676 5.678% 06-01-2037 BEO CUSIP: 3128NH2H5	753,357.96	774,203.26	797,834.71
FEDERAL HOME LN MTG CORP POOL #1N-0368 6.133% 01-01-2037 BEO CUSIP: 3128QGMR0	0.00	0.00	0.00
FEDERAL HOME LN MTG CORP POOL #84-7498 3.725% 06-01-2034 BEO CUSIP: 3128JRKK1	242,117.63	236,594.33	248,201.80
FEDERAL HOME LN MTG CORP POOL #84-7761 5.916% 02-01-2037 BEO CUSIP: 3128JRTS5	484,875.38	496,675.28	512,913.78
FEDERAL HOME LN MTG CORP 02-01-2010 CUSIP: 313397SN2	700,000.00	699,926.89	699,951.23
FHLB DISC NT 01-11-2010 CUSIP: 313385RR9	600,000.00	599,866.67	599,981.68
FHLB DISC NT 02-03-2010 CUSIP: 313385SQ0	2,000,000.00	1,999,858.33	1,999,905.57
FHLB DISC NT 05-21-2010 CUSIP: 313385XB7	2,500,000.00	2,498,011.11	2,498,011.11
FHLB PREASSIGN 00198 5.375 05-18-2016 CUSIP: 3133XFJF4	760,000.00	850,159.56	840,162.52
FHLMC BD 2.125 03-23-2012 CUSIP: 3137EABY4	295,000.00	298,504.92	299,520.88
FHLMC DISC NT 05-10-2010 CUSIP: 313397WQ0	1,000,000.00	999,339.44	999,476.41
FHLMC DTD 10/25/2000 6.75 03-15-2031 CUSIP: 3134A4AA2	700,000.00	832,907.79	852,453.00
FHLMC GOLD A5-8506 5.5 03-01-2037 CUSIP: 3128KMNX9	763,870.44	791,799.44	801,069.40

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD

FHLMC GOLD A6-7850 6 06-01-2037 CUSIP: 3128KYWK1	484,084.84	487,337.26	514,189.11
FHLMC GOLD C71284 6.5 03-01-2032 CUSIP: 31287YM92	211,268.15	216,549.84	228,169.60
FHLMC GOLD G0-2188 5 06-01-2036 CUSIP: 3128LXND8	973,223.18	1,008,895.79	999,885.60
FHLMC GOLD G0-3323 6 08-01-2037 CUSIP: 3128M5AY6	2,473,938.80	2,636,144.41	2,630,106.19
FHLMC GOLD G0-3512 6 10-01-2037 CUSIP: 3128M5GV6	679,786.35	684,088.11	722,060.90
FHLMC GOLD G1-1690 4 02-01-2020 CUSIP: 31283K2X5	598,036.88	567,200.61	610,996.94
FHLMC GOLD M80843 3.5 09-01-2010 CUSIP: 31282R5C4	44,669.30	42,931.38	44,982.07
FHLMC GOLD SINGLE FAMILY 4.5 30 YEARS SETTLES JAN CUSIP: 02R042611	1,000,000.00	1,020,156.25	997,500.00
FHLMC GOLD SINGLE FAMILY 5% 30 YEARS SETTLES JANUARY CUSIP: 02R050614	3,000,000.00	3,131,835.94	3,075,936.00
FHLMC GROUP #G10516 6 MTG PARTN CTF DUE 05-01-2011 REG CUSIP: 31283JSD4	76.91	73.97	82.10
FHLMC MTN 6.25 07-15-2032 CUSIP: 3134A4KX1	300,000.00	347,120.10	348,311.70
FHLMC MULTICLASS FEDERAL HOME LOAN MORTGAGE CO 5.5 5.5 05-15-2026 CUSIP: 31397EVZ5	230,962.31	232,225.38	237,265.50
FHLMC MULTICLASS FHLMC SERIES 3351 CLASSPJ 5.5 06-15-2022 CUSIP: 31397JQT4	363,966.57	372,127.39	373,704.86
FHLMC MULTICLASS PREASSIGN 00473 6 04-15-2027 CUSIP: 31397AVS9	127,703.55	129,364.71	128,625.31
FHLMC MULTICLASS PREASSIGN 00482 6 12-15-2026 CUSIP: 31396RWB9	194,059.21	196,128.66	197,064.02
FHLMC MULTICLASS PREASSIGN 00564 6 09-15-2025 CUSIP: 31396NZM1	175,071.61	177,273.68	179,126.79
FHLMC MULTICLASS PREASSIGN 00568 04-25-2016 CUSIP: 31396UZR4	241,683.47	242,420.66	264,802.19
FHLMC MULTICLASS SER 2080 CL 2080-PJ 6.###-##-#### CUSIP: 3133TG3C1	848,370.79	883,063.64	907,598.10

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD

FHLMC MULTICLASS SER 2412 CL FP 02-15-2032 CUSIP: 31339DZ35	420,000.00	424,331.25	422,095.38
FHLMC MULTICLASS SER 2458 CL FE 01-15-2032 CUSIP: 31392MYP1	906,031.11	912,718.11	912,639.70
FHLMC MULTICLASS SER 2672 CL GE 5.5 04-15-2029 CUSIP: 31394HWL1	1,457,773.43	1,463,467.86	1,492,490.30
FHLMC MULTICLASS SER 2672 CL TE 5 03-15-2029 CUSIP: 31394HZH7	715,000.03	701,482.03	750,090.80
FHLMC MULTICLASS SER 3317 CL PA 5 03-15-2022 CUSIP: 31397GZJ2	310,742.60	313,947.12	319,792.98
FHLMC NT 3 07-28-2014 CUSIP: 3137EACD9	3,995,000.00	3,984,732.85	4,048,972.45
FHLMC POOL #1G-1555 ADJ RT 02-01-2037 CUSIP: 3128QJWQ5	251,376.72	267,166.32	266,415.08
FHLMC POOL #1J-1548 ADJ RT 03-01-2037 CUSIP: 3128NHWH2	330,411.48	332,889.56	348,440.05
FHLMC POOL #1J-1660 ADJ RT 05-01-2037 CUSIP: 3128NHZZ9	668,555.80	708,407.99	707,983.21
FHLMC POOL #1N-0240 ADJ RT 09-01-2036 CUSIP: 3128QGHR6	1,151,955.33	1,179,612.74	1,225,717.33
FHLMC POOL #1Q-0796 ADJ RT 04-01-2037 CUSIP: 3128S43D7	327,184.36	345,588.48	345,788.06
FHLMC POOL #1Q-0808 ADJ RT 10-01-2037 CUSIP: 3128S43R6	320,749.03	339,593.03	339,609.71
FHLMC POOL #84-7870 ADJ RT 08-01-2037 CUSIP: 3128JRW77	0.00	0.00	0.00
FHLMC PREASSIGN 00038 4.875 06-13-2018 CUSIP: 3137EABP3	4,300,000.00	4,699,758.89	4,599,520.80
FHLMC PREASSIGN 00051 1.75 06-15-2012 CUSIP: 3137EACC1	1,500,000.00	1,481,895.00	1,506,643.50
FHLMC 30 YEAR GOLD PARTICIPATION CERTIFICATE (PC) 6 30 YEARS SETTLES JAN CUSIP: 02R060613	1,025,000.00	1,094,948.24	1,086,819.80
FHLMC 4.75 DUE 01-19-2016 REG CUSIP: 3134A4ZT4	770,000.00	842,457.00	830,421.90
FNMA DISC NT 02-03-2010 CUSIP: 313589SQ7	3,000,000.00	2,999,316.67	2,999,720.03

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD

FNMA DISC NT 02-17-2010 FANNIE DISCOUNT NOTE CUSIP: 313589TE3	1,000,000.00	999,833.33	999,893.31
FNMA DISC NT 04-14-2010 CUSIP: 313589VN0	500,000.00	499,568.33	499,734.28
FNMA DTD 03/26/2001 5.5 03-15-2011 CUSIP: 31359MHK2	2,730,000.00	2,923,693.50	2,885,066.73
FNMA NT 4.375 10-15-2015 CUSIP: 31359MZC0	920,000.00	995,961.92	978,734.64
FNMA POOL #AA2950 5% 04-01-2039 BEO CUSIP: 31416LH41	1,675,832.80	1,745,484.61	1,721,650.07
FNMA POOL #AA3064 4% 06-01-2024 BEO CUSIP: 31416LMN3	581,788.83	586,061.35	586,033.56
FNMA POOL #AA4415 5% 03-01-2039 BEO CUSIP: 31416M3Z5	1,469,040.53	1,521,731.28	1,509,057.19
FNMA POOL #AA4603 4.5% 04-01-2039 BEO CUSIP: 31416NDH2	1,429,530.62	1,454,770.76	1,428,339.82
FNMA POOL #AA5062 4.5% 03-01-2039 BEO CUSIP: 31416NTU6	386,431.65	389,677.08	386,148.40
FNMA POOL #AA8443 5% 06-01-2039 BEO CUSIP: 31416SLZ2	1,929,821.39	2,009,426.53	1,982,389.72
FNMA POOL #AA9187 5% 08-01-2039 BEO CUSIP: 31416TF53	1,094,616.21	1,118,218.86	1,124,433.56
FNMA POOL #AA9188 5% 08-01-2039 BEO CUSIP: 31416TF61	938,066.66	975,589.33	963,619.60
FNMA POOL #AA9357 4.5% 08-01-2039 BEO CUSIP: 31416TMF3	648,394.07	652,193.25	647,853.96
FNMA POOL #AC0543 4.5% 09-01-2024 BEO CUSIP: 31417JS92	1,098,270.98	1,140,331.92	1,131,000.55
FNMA POOL #AC0771 4.5% 09-01-2039 BEO CUSIP: 31417J2D1	1,928,125.24	1,949,089.45	1,926,519.11
FNMA POOL #AC1533 4.5% 09-01-2039 BEO CUSIP: 31417KV38	710,597.72	718,323.92	710,005.79
FNMA POOL #AC1619 5.5% 08-01-2039 BEO CUSIP: 31417KYR2	630,726.13	665,514.63	660,849.61
FNMA POOL #AC1915 4% 09-01-2039 BEO CUSIP: 31417LDV4	796,292.73	779,340.40	769,500.66

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD

FNMA POOL #AC2823 4.5% 10-01-2039 BEO CUSIP: 31417MD59	1,329,037.48	1,347,104.09	1,327,930.39
FNMA POOL #AC3236 5% 09-01-2039 BEO CUSIP: 31417MS20	1,289,339.14	1,336,279.15	1,324,460.74
FNMA POOL #AC5481 4.5% 11-01-2024 BEO CUSIP: 31417SCT5	288,055.15	301,062.64	296,639.48
FNMA POOL #AD0110 5.5% 04-01-2036 BEO CUSIP: 31418MDQ2	4,579,899.46	4,887,611.45	4,813,666.69
FNMA POOL #AD0269 7.5% 08-01-2037 BEO CUSIP: 31418MJP8	239,985.05	270,048.80	270,755.45
FNMA POOL #AD0270 8% 04-01-2033 BEO CUSIP: 31418MJQ6	191,908.91	218,821.14	220,317.57
FNMA POOL #AD0273 8.5% 10-01-2032 BEO CUSIP: 31418MJT0	170,245.60	197,777.50	196,261.00
FNMA POOL #AD0300 ADJ RT DUE 03-01-2038 BEO CUSIP: 31418MKN1	359,346.86	381,244.56	380,642.83
FNMA POOL #MA0193 5.5% 08-01-2024 BEO CUSIP: 31417YGB7	2,203,949.58	2,342,040.80	2,333,015.07
FNMA POOL #254261 6.5% DUE 04-01-2017 REG CUSIP: 31371KMJ7	96,464.26	98,966.29	104,722.18
FNMA POOL #254485 7% DUE 11-01-2031 REG CUSIP: 31371KUJ8	24,989.81	26,087.02	27,708.48
FNMA POOL #254693 5.5% 04-01-2033 BEO CUSIP: 31371K3A7	138,957.74	148,098.56	146,050.42
FNMA POOL #254753 4% 05-01-2010 BEO CUSIP: 31371K5N7	127,362.50	128,357.51	128,472.21
FNMA POOL #254836 4% 07-01-2010 BEO CUSIP: 31371LBD0	484,390.38	467,890.82	493,326.90
FNMA POOL #254918 4.5% 09-01-2033 BEO CUSIP: 31371LDX4	692,806.49	675,269.84	696,992.43
FNMA POOL #255468 5% 10-01-2011 BEO CUSIP: 31371LW54	254,155.92	259,080.17	263,551.56
FNMA POOL #255493 5.5% 11-01-2024 BEO CUSIP: 31371LXW4	443,276.08	454,150.20	469,018.01
FNMA POOL #255529 4.5% DUE 11-01-2014 REG CUSIP: 31371LY29	137,296.08	135,236.67	141,748.87

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD

FNMA POOL #255550 5.5% 12-01-2024 BEO CUSIP: 31371LZP7	110,664.39	113,379.10	117,090.89
FNMA POOL #255575 5.5% 01-01-2025 BEO CUSIP: 31371L2G3	285,436.00	292,527.28	302,011.84
FNMA POOL #255900 6% 10-01-2035 BEO CUSIP: 31371MGH4	204,095.89	201,767.63	217,170.89
FNMA POOL #256926 6.5% 10-01-2037 BEO CUSIP: 31371NLF0	520,981.51	530,831.29	558,508.33
FNMA POOL #323979 6.5% DUE 04-01-2029 REG CUSIP: 31374T2L2	36,634.01	37,797.88	39,702.11
FNMA POOL #357797 5.5% 06-01-2035 BEO CUSIP: 31376KNN2	240,242.66	235,775.65	252,354.97
FNMA POOL #386255 3.529% 07-01-2010 BEO CUSIP: 31377TBY1	285,018.18	268,629.65	287,502.40
FNMA POOL #403646 6.5% 12-01-2027 BEO CUSIP: 31378NL30	74,932.08	77,144.37	81,020.31
FNMA POOL #407591 6.5% DUE 12-01-2027 REG CUSIP: 31378SXU6	104,658.52	107,748.44	113,162.02
FNMA POOL #461030 4.06% 06-01-2013 BEO CUSIP: 31381HEB8	225,000.00	204,020.50	232,824.15
FNMA POOL #535661 7.5% DUE 01-01-2031 REG CUSIP: 31384WB66	91,891.89	96,831.07	103,692.19
FNMA POOL #545278 7.5% DUE 11-01-2031 REG CUSIP: 31385HXF4	19,936.78	21,008.37	22,494.71
FNMA POOL #545759 6.5% DUE 07-01-2032 REG CUSIP: 31385JJC3	740,354.58	758,893.82	800,045.67
FNMA POOL #545817 6.5% 08-01-2032 BEO CUSIP: 31385JK64	221,598.50	227,276.96	239,464.88
FNMA POOL #555967 5.5% 11-01-2033 BEO CUSIP: 31385XTY3	833,532.21	842,197.18	876,077.36
FNMA POOL #619191 6.5% DUE 12-01-2015 REG CUSIP: 31388Y2Y7	23,766.07	25,084.34	25,586.17
FNMA POOL #644692 7% DUE 05-01-2032 REG CUSIP: 31390FF95	150,719.44	155,358.75	166,336.84
FNMA POOL #655114 7.5% DUE 08-01-2032 REG CUSIP: 31390SYK1	6,121.87	6,471.95	6,908.44

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD

FNMA POOL #725424 5.5% 04-01-2034 BEO CUSIP: 31402C4H2	723,229.27	719,927.87	760,144.34
FNMA POOL #725425 5.5% 04-01-2034 BEO CUSIP: 31402C4J8	199,179.31	192,550.34	209,799.75
FNMA POOL #725611 5.5% 06-01-2034 BEO CUSIP: 31402DDQ0	660,733.31	649,789.92	694,458.46
FNMA POOL #735224 5.5% 02-01-2035 BEO CUSIP: 31402QYV7	272,255.71	273,505.24	286,152.19
FNMA POOL #735358 5.5% 02-01-2035 BEO CUSIP: 31402Q5T4	527,218.59	515,026.66	554,128.88
FNMA POOL #735403 5% 04-01-2035 BEO CUSIP: 31402RAC3	2,495,629.05	2,476,911.83	2,569,067.93
FNMA POOL #735579 5% 06-01-2035 BEO CUSIP: 31402RFU8	2,315,205.18	2,420,246.66	2,383,334.72
FNMA POOL #735871 5.5% 07-01-2035 BEO CUSIP: 31402RQY8	923,426.26	925,879.13	970,559.78
FNMA POOL #735893 5% 10-01-2035 BEO CUSIP: 31402RRN1	1,540,711.07	1,612,931.90	1,584,123.69
FNMA POOL #739423 5.5% 10-01-2033 BEO CUSIP: 31402VPG9	574,164.87	578,112.25	603,471.39
FNMA POOL #740228 5.5% 09-01-2033 BEO CUSIP: 31402WLH9	660,009.52	666,248.66	693,697.73
FNMA POOL #745044 4.5% 08-01-2035 BEO CUSIP: 31403CWD9	750,603.26	706,681.23	752,792.77
FNMA POOL #745148 5% 01-01-2036 BEO CUSIP: 31403CZM6	930,741.88	919,325.75	956,967.39
FNMA POOL #745428 5.5% 01-01-2036 BEO CUSIP: 31403DD97	3,618,884.68	3,580,236.66	3,801,337.99
FNMA POOL #745886 5.5% 04-01-2036 BEO CUSIP: 31403DUK3	642,634.60	636,568.97	675,034.31
FNMA POOL #746053 5.5% 01-01-2034 BEO CUSIP: 31403DZS1	350,290.55	355,928.01	368,170.08
FNMA POOL #758849 5.5% DUE 01-01-2034 REG CUSIP: 31403VBS7	90,498.96	92,026.11	95,118.21
FNMA POOL #759385 ADJ RT DUE 01-01-2034 BEO CUSIP: 31403VUJ6	771,565.70	784,745.33	798,230.24

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD

FNMA POOL #763984 5.5% DUE 12-01-2033 REG CUSIP: 31404BXM9	340,816.99	338,820.05	358,212.97
FNMA POOL #766366 5.5% 02-01-2034 BEO CUSIP: 31404EMP8	76,281.77	78,153.06	80,175.34
FNMA POOL #767200 5.5% 01-01-2034 BEO CUSIP: 31404FKM4	211,954.22	216,325.76	222,772.79
FNMA POOL #771060 6.5% 02-01-2033 BEO CUSIP: 31404KTR3	1,091,378.43	1,199,152.05	1,180,052.93
FNMA POOL #791523 ADJ RT DUE 07-01-2034 BEO CUSIP: 31405KLC3	569,092.64	579,407.44	584,600.41
FNMA POOL #829028 4.5% 07-01-2020 BEO CUSIP: 31407FA59	513,761.35	486,949.42	533,246.26
FNMA POOL #831455 6.5% 05-01-2036 BEO CUSIP: 31407HWQ5	130,957.07	133,592.65	140,533.31
FNMA POOL #835760 4.5% 09-01-2035 BEO CUSIP: 31407NQM8	254,217.84	238,019.17	254,959.39
FNMA POOL #848352 5% 11-01-2020 BEO CUSIP: 31408DQD9	676,741.17	668,493.38	711,296.25
FNMA POOL #850125 5.155% 09-01-2035 BEO CUSIP: 31408FPJ2	662,493.23	684,989.33	694,192.21
FNMA POOL #852381 6% 03-01-2036 BEO CUSIP: 31408H6S9	933,606.05	978,973.48	991,665.14
FNMA POOL #852684 6% 03-01-2036 BEO CUSIP: 31408JJ51	275,252.09	277,484.61	293,089.53
FNMA POOL #881959 5.648% 02-01-2036 BEO CUSIP: 31409XZY8	581,741.89	586,096.11	615,603.34
FNMA POOL #887070 6.5% 07-01-2036 BEO CUSIP: 31410EQX9	120,902.44	123,335.66	129,743.43
FNMA POOL #888100 5.5% 09-01-2036 BEO CUSIP: 31410FUZ6	282,237.53	273,594.00	296,643.50
FNMA POOL #888211 7% DUE 08-01-2036 BEO CUSIP: 31410FYG4	404,367.56	420,668.62	447,496.19
FNMA POOL #888339 4.5% 04-01-2037 BEO CUSIP: 31410F4Y8	1,797,528.72	1,758,039.22	1,802,772.11
FNMA POOL #888472 6% DUE 07-01-2037 REG CUSIP: 31410GCH4	1,304,009.76	1,387,063.09	1,383,268.78

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD

FNMA POOL #888475 6% 07-01-2037 BEO CUSIP: 31410GCL5	1,072,299.85	1,140,595.40	1,137,475.31
FNMA POOL #888566 5.5% 01-01-2037 BEO CUSIP: 31410GFF5	3,827,361.05	4,039,999.29	4,020,325.11
FNMA POOL #888992 6.5% DUE 11-01-2037 REG CUSIP: 31410GUR2	456,966.07	469,496.94	489,881.79
FNMA POOL #889330 5.5% 08-01-2037 BEO CUSIP: 31410KA79	1,101,377.50	1,161,543.80	1,156,905.65
FNMA POOL #889580 5.5% 06-01-2038 BEO CUSIP: 31410KJZ8	1,920,468.41	1,924,294.34	2,012,491.49
FNMA POOL #889961 5.5% 08-01-2037 BEO CUSIP: 31410KWW0	442,841.10	432,392.82	465,167.82
FNMA POOL #894856 6% 09-01-2021 BEO CUSIP: 31410RE54	910,628.59	925,824.35	974,204.13
FNMA POOL #897144 6% DUE 09-01-2036 REG CUSIP: 31410TWD3	392,470.33	394,769.96	416,877.27
FNMA POOL #899622 5.5% 07-01-2037 BEO CUSIP: 31410WPF9	682,511.39	679,253.09	715,215.29
FNMA POOL #901506 ADJ RT DUE 11-01-2036 REG CUSIP: 31410YR30	605,822.66	612,458.22	639,428.25
FNMA POOL #905121 6% DUE 12-01-2036 REG CUSIP: 31411DSJ9	638,650.17	645,535.61	678,366.55
FNMA POOL #906216 ADJ RT DUE 01-01-2037 REG CUSIP: 31411EYM3	615,893.13	654,386.45	651,978.92
FNMA POOL #908736 6% DUE 02-01-2037 REG CUSIP: 31411HSZ4	784,000.33	789,145.33	832,755.74
FNMA POOL #922227 6.5% DUE 12-01-2036 REG CUSIP: 31412DSQ2	679,960.96	699,307.04	729,683.11
FNMA POOL #922228 6.5% DUE 12-01-2036 REG CUSIP: 31412DSR0	615,854.49	628,248.89	660,888.85
FNMA POOL #928304 6% DUE 05-01-2037 REG CUSIP: 31412LKR0	1,031,314.38	1,040,056.39	1,093,998.70
FNMA POOL #928583 6.5% DUE 08-01-2037 REG CUSIP: 31412LUG3	645,295.71	655,176.80	691,777.01
FNMA POOL #930940 5% 04-01-2039 BEO CUSIP: 31412PHR5	539,716.10	559,128.32	554,471.94

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD

FNMA POOL #931157 4.5% 04-01-2039 BEO CUSIP: 31412PQJ3	2,501,891.90	2,550,366.06	2,500,058.01
FNMA POOL #931768 5% 08-01-2039 BEO CUSIP: 31412QFH7	1,798,669.08	1,871,740.02	1,847,664.83
FNMA POOL #934954 6% 01-01-2039 BEO CUSIP: 31412UE30	2,488,141.76	2,644,669.46	2,637,818.42
FNMA POOL #937666 6% DUE 06-01-2037 REG CUSIP: 31412XFF6	651,492.10	643,450.27	691,090.44
FNMA POOL #940728 7% DUE 10-01-2037 REG CUSIP: 31413BSR3	268,013.36	274,713.71	292,790.66
FNMA POOL #944713 6% DUE 07-01-2037 REG CUSIP: 31413GAN0	1,857,444.62	1,965,989.04	1,970,341.96
FNMA POOL #948539 7% DUE 10-01-2037 REG CUSIP: 31413LHQ5	770,889.99	798,444.19	842,157.23
FNMA POOL #953744 6.5% DUE 11-01-2037 REG CUSIP: 31413SBM5	674,855.61	700,531.76	723,466.13
FNMA POOL #955005 6% 09-01-2037 BEO CUSIP: 31413TNW8	351,275.07	351,137.84	372,625.92
FNMA POOL #960376 5.5% 12-01-2037 BEO CUSIP: 31414AMZ2	930,979.86	979,801.12	975,589.62
FNMA POOL #960669 5.5% 01-01-2038 BEO CUSIP: 31414AW65	952,301.87	991,658.72	997,933.32
FNMA POOL #964083 6% 07-01-2038 BEO CUSIP: 31414ERC0	237,803.29	242,707.99	252,108.58
FNMA POOL #967245 7% 12-01-2037 BEO CUSIP: 31414JBN2	1,010,035.09	1,049,647.39	1,108,222.62
FNMA POOL #968614 6% 01-01-2038 BEO CUSIP: 31414KSB7	833,153.94	840,704.40	883,793.87
FNMA POOL #972166 6.5% 02-01-2038 BEO CUSIP: 31414PQT9	902,584.00	935,584.73	967,547.48
FNMA POOL #974400 4% 04-01-2023 BEO CUSIP: 31414R7M1	249,392.58	252,480.75	251,290.21
FNMA POOL #974965 5% 04-01-2038 BEO CUSIP: 31414STW3	163,971.04	155,003.87	168,454.01
FNMA POOL #988060 6.5% 08-01-2038 BEO CUSIP: 31415STR3	601,420.56	615,798.28	644,707.80

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD

FNMA POOL #988065 6.5% 08-01-2038 BEO CUSIP: 31415STW2	261,671.16	267,926.73	280,504.94
FNMA POOL #993737 5.5% 08-01-2038 BEO CUSIP: 31415Y4W6	2,304,598.46	2,427,973.95	2,416,827.80
FNMA POOL #995364 6% 10-01-2038 BEO CUSIP: 31416BWZ7	1,171,453.18	1,246,063.89	1,242,655.28
FNMA POOL #995535 ADJ RT DUE 11-01-2037 BEO CUSIP: 31416B4U9	644,880.36	684,077.00	685,398.84
FNMA POOL #995914 6.5% 01-01-2039 BEO CUSIP: 31416CK39	3,183,119.46	3,445,726.82	3,415,885.07
FNMA PREASSIGN 00137 12-25-2031 CUSIP: 31392BFS0	352,123.87	361,477.16	353,867.94
FNMA PREASSIGN 00479 2.125 04-15-2011 CUSIP: 31398AVY5	5,000,000.00	5,031,700.00	5,021,595.00
FNMA PREASSIGN 00755 5.5 02-25-2030 CUSIP: 31395DY45	205,036.53	204,126.82	213,496.95
FNMA REMIC SER 2002-62 CL-FP FLT RT 11-25-2032 CUSIP: 31392E2E9	800,000.00	825,375.00	800,426.40
FNMA REMIC SER 2006-73 CL PJ 6 02-25-2028 CUSIP: 31396KEU2	207,005.65	207,628.29	212,905.31
FNMA REMIC TR 2005-86 CL-WH 5 11-25-2025 CUSIP: 31394UDC3	239,664.70	242,108.16	243,651.04
FNMA REMIC 5 05-25-2035 CUSIP: 31394ENV6	288,219.98	282,545.64	302,780.28
FNMA SER 2002-T11 CL A 4.76878 DUE 04-25-2012 BEO CUSIP: 31392DYE6	99,372.09	99,278.95	101,558.08
FNMA SINGLE FAMILY MORTGAGE 4.5% 15 YEARS SETTLES JANUARY CUSIP: 01F042418	1,000,000.00	1,042,109.38	1,028,438.00
FNMA SINGLE FAMILY MORTGAGE 4.5% 30 YEARS SETTLES JANUARY CUSIP: 01F042616	275,000.00	278,491.21	274,484.38
FNMA SINGLE FAMILY MORTGAGE 4% 30 YEARS SETTLES JANUARY CUSIP: 01F040610	2,000,000.00	1,997,968.75	1,930,624.00
FNMA SINGLE FAMILY MORTGAGE 5% 30 YEARS SETTLES JANUARY CUSIP: 01F050619	4,330,000.00	4,502,997.67	4,442,987.02
FNMA 15 YEAR PASS-THROUGHS 5.5% 15 YEARS SETTLES JANUARY CUSIP: 01F052417	2,580,000.00	2,745,854.69	2,728,350.00

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD

FNMA 15 YEAR PASS-THROUGHS 5% 15 YEARS SETTLES JANUARY CUSIP: 01F050411	1,000,000.00	1,058,125.00	1,045,000.00
FNMA 2.5 05-15-2014 CUSIP: 31398AXJ6	1,500,000.00	1,497,168.00	1,497,057.00
FNMA 30 YR PASS-THROUGHS 5.5 30 YEARS SETTLES JAN CUSIP: 01F052615	2,000,000.00	2,119,218.75	2,093,438.00
GMAC INC FDIC GTD SR NT 1.75 DUE 10-30-2012 CUSIP: 36185JAA7	570,000.00	569,948.70	566,289.30
GNMA POOL #003624 5.5% 10-20-2034 BEO CUSIP: 36202EAZ2	1,316,834.03	1,263,954.89	1,386,547.22
GNMA POOL #004222 6% 08-20-2038 BEO CUSIP: 36202EVP1	664,524.80	675,927.94	704,472.71
GNMA POOL #372854 SER 2024 8% DUE 01-15-2024 REG CUSIP: 36204LE31	3,271.98	3,391.63	3,762.96
GNMA POOL #385932 8% DUE 11-15-2024 REG CUSIP: 36205BVZ2	18,515.24	19,192.21	21,293.54
GNMA POOL #592128 SER 2032 7% DUE 11-15-2032 REG CUSIP: 36201SYZ6	5,407.78	5,755.92	5,990.80
GNMA POOL #596796 SER 2032 7% DUE 12-15-2032 REG CUSIP: 36200B7H4	16,267.58	17,314.76	18,021.42
GNMA POOL #657162 SER 2037 6% DUE 07-15-2037 REG CUSIP: 36294RB73	112,398.03	111,827.25	118,948.14
GNMA POOL #658058 6% 08-15-2036 BEO CUSIP: 36294SB30	404,907.95	417,877.65	428,947.33
GNMA POOL #671023 6% 08-15-2037 BEO CUSIP: 36295HPG9	272,193.19	271,757.27	288,055.52
GNMA POOL #689858 6% 09-15-2038 BEO CUSIP: 36296FMF7	459,608.48	466,574.42	486,105.37
GNMA POOL #693518 5.5% 07-15-2038 BEO CUSIP: 36296KPB2	273,090.57	277,890.99	286,458.90
GNMA POOL #698091 4.5% 04-15-2039 BEO CUSIP: 36296QRL5	371,888.19	377,350.31	372,795.60
GNMA POOL #699277 SER 2038 6% DUE 09-15-2038 BEO CUSIP: 36296R2J5	140,728.36	140,772.34	148,841.49
GNMA POOL #708590 4.5% 05-15-2039 BEO CUSIP: 36297DF77	477,869.48	487,482.87	479,035.48

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD

GNMA POOL #712972 4.5% 04-15-2039 BEO CUSIP: 36297JCH5	699,076.54	709,043.85	700,782.29
GNMA POOL #714109 SER 2039 4.5% DUE 08-15-2039 REG CUSIP: 36297KKW0	494,402.01	498,187.28	495,608.35
GNMA POOL #717168 4.5% 06-15-2039 BEO CUSIP: 3620A2W51	550,593.38	549,733.08	551,936.83
GNMA POOL #717182 4.5% 06-15-2039 BEO CUSIP: 3620A2XK7	246,348.88	248,562.16	246,949.97
GNMA POOL #781070 SER 2029 8% DUE 07-15-2029 REG CUSIP: 36225BFK9	20,919.84	21,473.25	24,001.02
GNMA POOL #781862 5.5% 01-15-2035 BEO CUSIP: 36241KB72	578,276.90	587,583.54	608,229.33
GNMA POOL #782131 5.5% 12-15-2036 BEO CUSIP: 36241KLL0	370,635.66	379,771.25	388,989.17
GNMAII POOL #003151 SER 2031 7% DUE 10-20-2031 REG CUSIP: 36202DQC8	59,392.44	62,464.13	65,962.73
GNMAII POOL #003229 SER 2032 7% DUE 04-20-2032 REG CUSIP: 36202DSS1	28,964.93	30,431.31	31,997.41
GNMAII POOL #003240 SER 2032 7% DUE 05-20-2032 REG CUSIP: 36202DS51	27,349.14	28,733.68	30,212.46
GNMAII POOL #003599 SER 2034 6.5% DUE 08-20-2034 REG CUSIP: 36202D7L9	75,261.56	77,107.82	80,473.42
GNMAII POOL #003691 SER 2035 5.5% DUE 03-20-2035 REG CUSIP: 36202EC49	741,484.46	742,411.31	779,977.14
GNMAII POOL #003774 SER 2035 5.5 DUE 10-20-2035 REG CUSIP: 36202EFP9	433,737.07	427,298.79	456,253.66
GOLDMAN SACHS GROUP INC FDIC GTD TLGP GTD NT 1.625% DUE 07-15-2011 REG CUSIP: 38146FAF8	455,000.00	459,604.60	459,069.52
I/O FHLMC MULTICLASS FHLMC #S1-0068 01-01-2028 CUSIP: 31282YCD9	117,445.85	22,784.50	24,504.49
I/O FHLMC MULTICLASS SER 199 CL IO 6.5% 08-01-2028 CUSIP: 31282YCN7	39,733.76	7,263.34	9,046.82
I/O FHLMC MULTICLASS SER 2129 CL 2129-SG06-17-2027 CUSIP: 3133TJGM9	42,212.10	5,960.35	6,785.76
I/O FHLMC MULTICLASS SER 2247 CL SC FLTGRATE DUE 08-15-2030 REG CUSIP: 3133TPGG8	22,069.92	3,595.19	2,414.05

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD

I/O FHLMC MULTICLASS SER 2248 CL SB FLT RT 09-15-2030 CUSIP: 3133TPVK2	597,007.59	103,759.92	89,444.87
I/O FNMA PREASSIGN 00077 02-25-2032 CUSIP: 31393EDE6	1,305,995.34	137,537.64	161,056.65
I/O FNMA REMIC SER 2000-23 CL SB 07-25-2030 CUSIP: 31359X7D5	99,645.68	16,750.44	14,990.90
I/O FNMA REMIC SER 2003-59 CL IL 12-25-2031 CUSIP: 31393DD57	3,090,065.13	336,108.28	420,474.43
I/O FNMA REMIC SER 2003-82 CL IB 08-25-2032 CUSIP: 31393EV30	59,920.14	6,069.91	4,254.99
I/O FNMA REMIC TR 1997-42 CL-SE PRIN ONLY DUE 07-18-2027 BEO CUSIP: 31359PW85	152,293.08	16,173.52	14,394.29
I/O FNMA REMIC TR 2000-26 CL-SP VAR RATE 08-25-2030 CUSIP: 31358SGX3	509,281.33	85,202.76	77,860.46
I/O FNMA REMIC TR 2000-38 CL-SC PRIN ONLY DUE 11-18-2030 REG CUSIP: 31358SVX6	318,680.57	46,113.08	46,717.62
I/O FNMA REMIC TR 2000-43 CL-PI 12-25-2030 CUSIP: 31358SA50	35,515.76	7,795.70	7,344.13
I/O FNMA REMIC TR 2004-W1 CL-1IO1 VAR RATE 11-25-2043 CUSIP: 31393U4L4	31,479,576.56	307,034.98	355,435.90
I/O FNMA SER 343 CL 1 11-01-2033 CUSIP: 3136FA5X4	2,575,164.60	494,844.10	579,412.04
I/O GNMA REMIC SER 2001-22 CL SM FLT RT DUE 05-20-2031 REG CUSIP: 38373RBQ1	685,266.29	95,594.65	113,526.70
I/O GNMA REMIC TR 1997-14 CL SB VAR RT 09-16-2027 CUSIP: 3837H0Z22	80,793.07	10,680.84	13,987.06
MORGAN STANLEY 2.25 FDIC GTD DUE 03-13-2012 CUSIP: 61757UAP5	325,000.00	324,541.75	330,126.88
P/O FHLMC MULTICLASS SER 2691 CL KO 10-15-2033 CUSIP: 31394LDN9	407,710.40	286,671.38	313,494.23
REGIONS BK BIRMINGHAM ALA MTN FDIC GTD SRTRANCHE # SR 00002 3.25 DUE 12-09-11 CUSIP: 7591EAAB9	435,000.00	434,595.45	451,394.28
SOVEREIGN BK FDIC GTD TLGP SR NTS 2.75% DUE 01-17-2012 CUSIP: 846042AA7	420,000.00	419,601.00	431,110.68
TENNESSEE VALLEY AUTH GLOBAL PWR BD 2009SER C 5.25% DUE 09-15-2039 REG CUSIP: 880591EH1	350,000.00	366,208.50	346,799.25

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD

UNITED STATES TREAS BDS DTD 00206 4.5% DUE 05-15-2038 REG CUSIP: 912810PX0	450,000.00	442,467.00	440,648.55
UNITED STATES TREAS BDS DTD 00209 3.5% DUE 02-15-2039 REG CUSIP: 912810QA9	6,200,000.00	5,443,831.80	5,078,184.40
UNITED STATES TREAS BDS DTD 00210 4.25% DUE 05-15-2039 REG CUSIP: 912810QB7	9,076,000.00	9,062,702.90	8,514,422.50
UNITED STATES TREAS BDS DTD 08/15/1993 6.25% DUE 08-15-2023 REG CUSIP: 912810EQ7	705,000.00	821,055.60	842,034.38
UNITED STATES TREAS BDS 00205 4.375% DUE 02-15-2038 REG CUSIP: 912810PW2	500,000.00	479,865.28	480,000.00
UNITED STATES TREAS BDS 7 1/4% 15/8/2022USD1000 7.25% DUE 08-15-2022 REG CUSIP: 912810EM6	2,225,000.00	2,920,772.19	2,882,418.53
UNITED STATES TREAS BDS 8% 11/15/2021 USD1000 8% DUE 11-15-2021/04-29-1999 REG CUSIP: 912810EL8	1,005,000.00	1,408,839.15	1,368,527.60
UNITED STATES TREAS BILLS 02-18-2010 DTD00487 CUSIP: 912795T35	3,000,000.00	2,999,924.17	2,999,907.00
UNITED STATES TREAS NTS BONDS 1.375% DUE 02-15-2012 REG CUSIP: 912828KC3	3,690,000.00	3,714,948.22	3,700,667.79
UNITED STATES TREAS NTS DTD 00084 4% DUE 02-15-2015 REG CUSIP: 912828DM9	1,445,000.00	1,559,964.20	1,535,763.34
UNITED STATES TREAS NTS DTD 00135 4.875% DUE 08-15-2016 REG CUSIP: 912828FQ8	475,000.00	531,447.06	522,351.80
UNITED STATES TREAS NTS DTD 00137 4.625% DUE 08-31-2011 REG CUSIP: 912828FS4	565,000.00	607,408.90	599,120.92
UNITED STATES TREAS NTS DTD 00176 4.25% DUE 11-15-2017 REG CUSIP: 912828HH6	995,000.00	1,062,162.50	1,042,884.38
UNITED STATES TREAS NTS DTD 00229 1.875% DUE 04-30-2014 REG CUSIP: 912828KN9	2,485,000.00	2,434,038.09	2,433,940.71
UNITED STATES TREAS NTS DTD 00231 3.125% DUE 05-15-2019 REG CUSIP: 912828KQ2	1,260,000.00	1,208,576.48	1,193,259.06
UNITED STATES TREAS NTS DTD 00233 2.625% DUE 02-29-2016 REG CUSIP: 912828KS8	545,000.00	541,593.75	530,182.54
UNITED STATES TREAS NTS DTD 00250 2.375% DUE 08-31-2014 REG CUSIP: 912828LK4	3,480,000.00	3,509,407.97	3,454,442.88
UNITED STATES TREAS NTS DTD 00251 3% DUE 08-31-2016 REG CUSIP: 912828LL2	940,000.00	949,490.63	924,505.04

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD

UNITED STATES TREAS NTS DTD 00260 1% DUE 08-31-2011 REG CUSIP: 912828LV0	2,155,000.00	2,159,437.29	2,156,094.74
UNITED STATES TREAS NTS DTD 00262 1.375% DUE 11-15-2012 REG CUSIP: 912828LX6	3,000,000.00	3,010,078.13	2,978,436.00
UNITED STATES TREAS NTS DTD 11/15/2009 3.375% DUE 11-15-2019 REG CUSIP: 912828LY4	575,000.00	567,375.22	553,081.00
UNITED STATES TREAS NTS NT 1.125% DUE 12-15-2012 REG CUSIP: 912828MB3	245,000.00	243,708.01	241,075.10
UNITED STATES TREAS NTS NT 2.375% DUE 10-31-2014 REG CUSIP: 912828LS7	8,430,000.00	8,524,047.74	8,338,450.20
UNITED STATES TREAS NTS NT 2.625 DUE 07-31-2014 REG CUSIP: 912828LC2	1,400,000.00	1,392,781.25	1,407,000.00
UNITED STATES TREAS NTS NT 2.625% DUE 06-30-2014 REG CUSIP: 912828KY5	3,000,000.00	3,009,239.96	3,021,798.00
UNITED STATES TREAS NTS NT 3.5% DUE 05-31-2013 REG CUSIP: 912828JB7	3,500,000.00	3,746,572.25	3,688,398.00
UNITED STATES TREAS NTS NT 3.625% DUE 08-15-2019 REG CUSIP: 912828LJ7	200,000.00	203,282.01	196,625.00
UNITED STATES TREAS NTS NT 4.25 DUE 08-15-2015 REG CUSIP: 912828EE6	195,000.00	211,468.36	208,710.84
UNITED STATES TREAS NTS NTS .875% DUE 02-28-2011 REG CUSIP: 912828KE9	980,000.00	979,707.03	982,373.56
UNITED STATES TREAS NTS NTS 2.75% DUE 02-15-2019 REG CUSIP: 912828KD1	520,000.00	491,774.40	478,725.00
UNITED STATES TREAS NTS T-NT 1.75% DUE 08-15-2012 REG CUSIP: 912828LH1	415,000.00	418,213.01	417,690.86
UNITED STATES TREAS NTS UNITED STATES TREAS NOTES 2.5% DUE 03-31-2013 REG CUSIP: 912828HV5	7,095,000.00	7,287,714.22	7,256,297.73
UNITED STATES TREAS NTS UNITED STATES TREAS NTS 3.5% DUE 02-15-2018 REG CUSIP: 912828HR4	2,545,000.00	2,588,355.47	2,524,123.37
UNITED STATES TREAS NTS USD 2.125% DUE 11-30-2014 REG CUSIP: 912828LZ1	5,845,000.00	5,838,763.89	5,706,648.85
UNITED STATES TREAS NTS USTN Wl 2.00 02/28/10 2% DUE 02-28-2010 REG CUSIP: 912828HS2	785,000.00	790,795.51	787,238.82
UNITED STATES TREAS NTS 1.5% DUE 12-31-2013 REG CUSIP: 912828JW1	1,170,000.00	1,144,400.40	1,139,196.24

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD

UNITED STATES TREAS NTS 2% DISC NT 30/11/2013 USD1000 2% DUE 11-30-2013 REG CUSIP: 912828JT8	3,800,000.00	3,826,052.91	3,779,814.40
US CENTRAL FEDERAL CRED 1.9 DUE 10-19-2012 CUSIP: 90345AAC6	2,565,000.00	2,563,358.40	2,562,994.17
US TREAS BDS 0 TREAS NT 15/11/2039 USD1000 4.375 DUE 11-15-2039 REG CUSIP: 912810QD3	250,000.00	244,776.39	239,297.00
US TREAS BDS 8.75 BD 15/05/2020 USD1000 8.75 DUE 05-15-2020 REG CUSIP: 912810EF1	1,085,000.00	1,572,372.68	1,530,528.13
US TREAS BILLS 01-14-2010 DTD 01/15/2009 CUSIP: 912795R86	2,500,000.00	2,500,000.00	2,499,985.00
US TREAS NTS BILLS OF EXCHANGE 15/01/12 1.125 DUE 01-15-2012 REG CUSIP: 912828KB5	815,000.00	810,707.48	814,235.53
US TREAS NTS DTD 00161 4.5 DUE 05-15-2017 REG CUSIP: 912828GS3	260,000.00	284,369.80	277,935.84
US TREAS NTS DTD 00224 .875 DUE 03-31-2011 REG CUSIP: 912828KH2	955,000.00	954,885.16	956,753.38
US TREAS NTS 3.375 NTS 30/06/2013 USD1000 3.375 DUE 06-30-2013 REG CUSIP: 912828JD3	300,000.00	315,175.78	314,882.70
US TREAS SEC 4.5 DUE 08-15-2039 REG CUSIP: 912810QC5	2,875,000.00	2,988,888.87	2,809,864.00
US TREAS 7.875 BD 2-15-2021 REG CUSIP: 912810EH7	1,005,000.00	1,324,735.39	1,350,782.31
UTD STATES TREAS .875% DUE 04-30-2011 CUSIP: 912828KL3	12,675,000.00	12,694,735.97	12,691,832.40
UTD STATES TREAS 3.25% DUE 06-30-2016 CUSIP: 912828KZ2	160,000.00	161,887.87	160,462.56

Total United States — USD		374,040,338.31	375,354,901.55

Total U.S. Government Securities		374,040,338.31	375,354,901.55

Corporate Debt Instruments — Preferred

Australia — USD

PVTPL COMMONWEALTH BANK AUST TRANCHE # TR 00080 3.75% DUE 10-15-2014 BEO CUSIP: 2027A0DH9	305,000.00	304,063.65	305,741.76
PVTPL COMMONWEALTH BANK AUST TRANCHE # TR 00081 5% DUE 10-15-2019 BEO CUSIP: 2027A0DJ5	225,000.00	224,194.50	223,386.98

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦	Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

Australia — USD

PVTPL ST GEORGE BK LTD SUB NT 144A 5.3 DUE 10-15-2015 BEO CUSIP: 789547AD8	260,000.00	259,451.40	258,028.68
PVTPL WEA FINANCE LLC / WT FIN AUST PTY LTD SR NT 144A 7.5 DUE 06-02-2014 BEO CUSIP: 92933DAA8	330,000.00	326,634.00	371,347.35
WESTPAC BKG CORP 4.2% DUE 02-27-2015 CUSIP: 961214BH5	205,000.00	204,790.90	208,376.76

Total Australia — USD		1,319,134.45	1,366,881.53

Canada — USD

BROOKFIELD ASSET MGMT INC NT 5.8% DUE 04-25-2017/04-25-2007 CUSIP: 112585AB0	130,000.00	129,649.00	118,457.30
FINANCEMENT QUE NT 5 DUE 10-25-2012 BEO CUSIP: 317385AF9	280,000.00	271,353.60	295,436.40
POTASH CORP SASK 5.25% DUE 05-15-2014 CUSIP: 73755LAE7	215,000.00	216,782.55	231,039.86
POTASH CORP SASK 5.875% DUE 12-01-2036 CUSIP: 73755LAD9	180,000.00	172,465.20	177,214.68
POTASH CORP SASK 6.5% DUE 05-15-2019 CUSIP: 73755LAF4	40,000.00	40,817.23	44,302.12

Total Canada — USD		831,067.58	866,450.36

Cayman Islands — USD

PVTPL HUTCHISON WHAMPOA INTL 09 LTD GTD NT 144A 7.625% DUE 04-09-2019 BEO CUSIP: 44841PAA3	150,000.00	150,900.00	172,360.50
PVTPL HUTCHISON WHAMPOA INTL 9/19 LTD GTD NT 144A 5.75 DUE 09-11-2019 BEO CUSIP: 44841BAA4	420,000.00	417,576.60	425,779.62

Total Cayman Islands — USD		568,476.60	598,140.12

France — USD

FRANCE TELECOM SA NT STEP UP 03-01-2011 02-01-2002 CUSIP: 35177PAK3	530,000.00	565,224.70	568,038.10
FRANCE TELECOM SA NT 4.375 DUE 07-08-2014 CUSIP: 35177PAS6	95,000.00	94,565.85	99,271.39

Total France — USD		659,790.55	667,309.49

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦	Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

Germany — USD

SIEMENS 5.75% DUE 10-17-2016 CUSIP: 826200AC1	100,000.00	99,436.00	107,875.60
SIEMENS 6.125% DUE 08-17-2026 CUSIP: 826200AD9	175,000.00	174,639.50	185,404.98

Total Germany — USD		274,075.50	293,280.58

Hong Kong — USD

PVTPL HUTCHISON WHAMPOA INTL 03/33 LTD GTD NT 144A 7.45% DUE 11-24-2033 BEO CUSIP: 44841SAC3	500,000.00	538,285.00	557,753.00

Total Hong Kong — USD		538,285.00	557,753.00

Ireland — USD

PVTPL IBERDROLA FIN IRELAND LTD 5% DUE 09-11-2019 BEO CUSIP: 45074GAB6	125,000.00	128,197.50	124,394.13

Total Ireland — USD		128,197.50	124,394.13

Italy — USD

PVTPL ENEL FIN INTL S A GTD NT 144A 6.25% DUE 09-15-2017/09-20-2007 BEO CUSIP: 29268BAB7	470,000.00	487,836.50	516,752.78

Total Italy — USD		487,836.50	516,752.78

Luxembourg — USD

PVTPL ENEL FIN INTL S A GTD NT 144A 5.7%DUE 01-15-2013/09-20-2007 BEO CUSIP: 29268BAA9	115,000.00	114,755.05	124,111.34

Total Luxembourg — USD		114,755.05	124,111.34

Malaysia — USD

PVTPL PETRONAS CAP LTD USD GTD NT 144A 7% DUE 05-22-2012 BEO CUSIP: 716743AA7	1,200,000.00	1,324,524.00	1,318,102.80

Total Malaysia — USD		1,324,524.00	1,318,102.80

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦	Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

Netherlands — USD

KONINKLIJKE 5.75% DUE 03-11-2018 CUSIP: 500472AB1	245,000.00	243,125.70	260,694.70
RABOBANK NEDERLAND NV VAR RATE PERPETUALDUE 12-29-2049/ 06-30-2019 BEO CUSIP: 749770AQ6	1,080,000.00	1,297,880.90	1,316,794.32
TELEFONICA EUROPE B V U S NT 8.25% DUE 09-15-2030 BEO CUSIP: 879385AD4	360,000.00	409,077.45	448,214.76
TELEFONICA EUROPE 7.75% DUE 09-15-2010 CUSIP: 879385AC6	500,000.00	532,330.00	523,054.00

Total Netherlands — USD		2,482,414.05	2,548,757.78

Norway — USD

EKSPORTFINANS A S 5.5% DUE 06-26-2017 CUSIP: 28264QGC2	370,000.00	389,284.40	391,833.70

Total Norway — USD		389,284.40	391,833.70

Spain — USD

TELEFONICA 5.984% DUE 06-20-2011 CUSIP: 87938WAA1	120,000.00	128,170.80	126,917.76
TELEFONICA 7.045% DUE 06-20-2036 CUSIP: 87938WAC7	150,000.00	171,798.00	171,284.85

Total Spain — USD		299,968.80	298,202.61

Sweden — USD

NORDEA BK AG 3.7% DUE 11-13-2014 CUSIP: 65557CAA1	390,000.00	389,434.50	389,248.08

Total Sweden — USD		389,434.50	389,248.08

Switzerland — USD

CR SUISSE AG 5.3% DUE 08-13-2019 CUSIP: 22546QAC1	290,000.00	290,143.95	297,822.75
CR SUISSE 1ST BSTN 5% DUE 05-15-2013 CUSIP: 2254C0TC1	400,000.00	399,984.00	426,574.00
NOVARTIS SECS INVT 5.125% DUE 02-10-2019 CUSIP: 66989GAA8	65,000.00	64,884.30	68,284.19

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦	Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

Switzerland — USD

UBS AG STAMFORD BRH MEDIUM TERM SR DEP NTRANCHE # SR 00121 5.75 DUE 04-25-2018 CUSIP: 90261XFA5	310,000.00	308,071.80	315,583.10

Total Switzerland — USD		1,063,084.05	1,108,264.04

United Kingdom — USD

BARCLAYS BK PLC SR GLOBAL NT 5 DUE 09-22-2016 CUSIP: 06739FGF2	410,000.00	409,471.10	418,942.92
BARCLAYS BK PLC SR NT 6.75 DUE 05-22-2019 CUSIP: 06739FFS5	580,000.00	586,478.00	646,950.56
DIAGEO CAP PLC DIAGEO CAP PLC 5.2% DUE 01-30-2013 BEO CUSIP: 25243YAL3	220,000.00	223,512.80	235,521.88
GLAXOSMITHKLINE 4.85% DUE 05-15-2013 CUSIP: 377372AC1	330,000.00	329,303.70	354,238.17
GLAXOSMITHKLINE 5.65% DUE 05-15-2018 CUSIP: 377372AD9	1,000,000.00	1,007,870.00	1,078,593.00
HSBC CAP FDG DLR 2 L P PERP PFD SECS 144A DUE 12-29-2049/ 06-27-2013 BEO CUSIP: 40429Q200	1,500,000.00	1,391,260.00	1,280,382.00
HSBC HLDGS PLC NT 6.5% DUE 05-02-2036 BEO CUSIP: 404280AG4	720,000.00	665,395.20	755,153.28
NATIONWIDE BLDG 4.25% DUE 02-01-2010 CUSIP: 63859UAU7	230,000.00	227,408.05	230,068.54
PVTPL IBERDROLA FIN IRELAND LTD NT 144A 3.8% DUE 09-11-2014 BEO CUSIP: 45074GAA8	160,000.00	159,726.40	160,723.36

Total United Kingdom — USD		5,000,425.25	5,160,573.71

United States — USD

ABBEY NATL TREAS SVCS PLC MED TRM NT TCHE # TR 00049 3.875 DUE 11-10-2014 CUSIP: 00279VCA1	205,000.00	204,952.85	205,729.60
ABBOTT LABS NT 6% DUE 04-01-2039 REG CUSIP: 002824AV2	280,000.00	282,343.12	295,158.08
ABBOTT LABS 5.6% DUE 11-30-2017 CUSIP: 002819AB6	320,000.00	334,963.20	347,521.92
ACE INA HLDG INC ACE INA HOLDINGS 5.7% DUE 02-15-2017/02-08-2007 CUSIP: 00440EAJ6	280,000.00	279,784.40	297,160.64
ACE INA HLDG INC GTD SR NT 5.6% DUE 05-15-2015 BEO CUSIP: 00440EAL1	300,000.00	298,839.80	321,933.90

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦	Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

United States — USD

ACE INA HLDG INC 5.9% DUE 06-15-2019 CUSIP: 00440EAM9	790,000.00	782,463.40	849,908.07
AGRIBANK FCB 9.125% DUE 07-15-2019 CUSIP: 00850LAA2	410,000.00	410,000.00	450,570.32
ALLSTATE CORP SR NT 7.45 DUE 05-16-2019 CUSIP: 020002AX9	230,000.00	236,304.35	267,219.06
AMERICREDIT PRIME AUTOMOBILE RECEIVABLESNT CL B 5.###-##-#### REG CUSIP: 030615AE8	215,000.00	214,958.98	220,474.33
AMERICREDIT 4.46999979019% DUE 01-12-2012 CUSIP: 030628AB7	83,100.32	81,007.15	83,638.23
AMERICREDIT 5.48999977112% DUE 07-06-2012 CUSIP: 03063TAD6	317,696.23	315,313.52	321,952.41
AMERIPRISE FINL 7.3% DUE 06-28-2019 CUSIP: 03076CAD8	325,000.00	324,905.75	361,419.50
AMERN HOME PRODS STEP CPN 6.95% DUE 03-15-2011 CUSIP: 026609AM9	185,000.00	202,264.98	197,628.47
AMGEN INC 5.85% DUE 06-01-2017 CUSIP: 031162AV2	195,000.00	210,533.70	213,086.45
ARDEN RLTY LTD PARTNERSHIP NT 5.25% DUE 03-01-2015/03-01-2009 BEO CUSIP: 03979GAL9	100,000.00	99,692.00	102,965.00
AT&T CORP USD SR NT VAR RATE DUE 11-15-2031/11-14-2031 BEO CUSIP: 001957BD0	220,000.00	270,110.88	268,513.96
AT&T INC GLOBAL NT DTD 05/13/2008 5.6% DUE 05-15-2018 REG CUSIP: 00206RAM4	485,000.00	484,459.60	508,260.12
AT&T INC GLOBAL NT 6.3% DUE 01-15-2038 BEO CUSIP: 00206RAG7	215,000.00	216,068.85	218,382.81
AT&T WIRELESS SVCS INC SR NT 7.875% DUE 03-01-2011/02-28-2011 BEO CUSIP: 00209AAE6	340,000.00	390,629.40	365,294.64
AT&T WIRELESS SVCS 8.125% DUE 05-01-2012 CUSIP: 00209AAG1	155,000.00	173,114.85	175,139.62
BA CR CARD TR 2007-B4 CL B4 FLTG 09-15-2012 REG CUSIP: 05522RBB3	555,000.00	552,094.92	552,645.14
BANK AMER CORP BANK AMER 5.75% DUE 12-01-2017 BEO CUSIP: 060505DP6	1,640,000.00	1,640,605.77	1,679,389.52
BANK AMER CORP GLOBAL NT 7.8% DUE 02-15-2010 BEO CUSIP: 060505AD6	545,000.00	554,363.10	548,891.30

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦	Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

United States — USD

BANK AMER FDG CORP 7.625% DUE 06-01-2019 CUSIP: 06051GDZ9	520,000.00	516,068.80	601,560.44
BANK ONE CORP BANK ONE CORP 5.25% DUE 01-30-2013 BEO CUSIP: 06423AAS2	140,000.00	138,979.40	148,464.54
BANKAMERICA CORP 7.125 DUE 10-15-2011 REG CUSIP: 066050CM5	85,000.00	98,001.60	91,312.53
BARRICK N AMER FIN 6.8% DUE 09-15-2018 CUSIP: 06849RAB8	200,000.00	226,790.00	223,131.00
BAYVIEW COML AST FLTG RT .59063% DUE 04-25-2034 CUSIP: 07324SAL6	59,613.25	59,787.04	43,052.39
BB&T CORP SR 6.85% DUE 04-30-2019 CUSIP: 05531FAB9	175,000.00	172,229.75	196,280.53
BEAR STEARNS AST FLTG RT .75063% DUE 07-25-2035 CUSIP: 073879ZG6	434,731.68	395,741.68	403,723.14
BEAR STEARNS COS INC BEAR STEARNS CO 6.410 2 17 6.4% DUE 10-02-2017 CUSIP: 073902PR3	435,000.00	427,994.85	474,185.24
BEAR STEARNS COS INC MTN 4.55 6 23 10 4.55 DUE 06-23-2010 CUSIP: 073902KD9	675,000.00	695,128.50	686,290.05
BEAR STEARNS COS 7.25% DUE 02-01-2018 CUSIP: 073902RU4	135,000.00	134,630.10	154,960.16
BELLSOUTH TELECOMMUNICATIONS INC STEP UPBD DUE 12-15-2045 RT=0 TIL 12-15-15 CUSIP: 079867AS6	300,000.00	155,250.00	177,130.20
BHP FINANCE LTD 5.4% DUE 03-29-2017 CUSIP: 055451AF5	120,000.00	126,654.00	128,565.24
BLACKROCK INC 3.5% DUE 12-10-2014 CUSIP: 09247XAD3	385,000.00	384,441.75	380,165.17
BOTTLING GROUP LLC SR NT 5.125% DUE 01-15-2019 REG CUSIP: 10138MAK1	295,000.00	299,036.05	306,551.32
BRASCAN CORP 7.125% DUE 06-15-2012 CUSIP: 10549PAE1	90,000.00	100,501.31	94,478.04
BSCMS 2007-T28 A4 214748309/11/42 CUSIP: 073945AE7	1,180,000.00	1,028,620.84	1,136,453.28
BSTN PPTYS LTD 5.625% DUE 04-15-2015 CUSIP: 10112RAF1	90,000.00	89,908.20	92,642.76
BSTN PPTYS LTD 5.875% DUE 10-15-2019 CUSIP: 10112RAQ7	250,000.00	250,405.00	250,782.75

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦	Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

United States — USD

BSTN PPTYS LTD 5% DUE 06-01-2015 CUSIP: 10112RAE4	20,000.00	19,369.40	19,971.36
BSTN PPTYS LTD 6.25% DUE 01-15-2013 CUSIP: 10112RAB0	220,000.00	219,230.00	234,463.68
CAP 1 AUTO FIN TR 5.13000011444% DUE 04-15-2012 CUSIP: 14042HAD5	273,098.68	273,066.09	278,378.50
CARAT 2006 2 AST BKD CTF CL B FLTG RATE 5.07 DUE 2-15-11 REG CUSIP: 13973AAF0	340,000.00	339,951.55	346,908.12
CATERPILLAR FINL TRANCHE # TR 00821 7.15 DUE 02-15-2019 CUSIP: 14912L4E8	360,000.00	360,174.20	416,298.60
CHARTER ONE BK N A NT 5.5% DUE 04-26-2011 REG CUSIP: 16132NAW6	275,000.00	274,881.75	280,867.13
CINGULAR WIRELESS 6.5% DUE 12-15-2011 CUSIP: 17248RAF3	1,905,000.00	2,013,712.20	2,071,357.94
CISCO SYS INC 5.5% DUE 01-15-2040 CUSIP: 17275RAF9	295,000.00	287,445.05	282,081.95
CITICORP RESDNTL 5.983% DUE 06-25-2037 CUSIP: 17312HAA7	47,630.72	47,630.25	47,352.37
CITIGROUP INC CITIGROUP INC C 5.3 10/17/12 5.3% DUE 10-17-2012 BEO CUSIP: 172967EL1	350,000.00	341,127.50	364,610.05
CITIGROUP INC CITIGROUP INC NOTE 6.125% DUE 11-21-2017 BEO CUSIP: 172967EM9	140,000.00	142,261.00	141,116.50
CITIGROUP INC CITIGROUP INC 5.875 DUE 05-29-2037 BEO CUSIP: 172967EC1	60,000.00	54,136.22	52,871.10
CITIGROUP INC GLOBAL SR NT 5.5% DUE 04-11-2013 BEO CUSIP: 172967EQ0	525,000.00	464,577.75	544,301.63
CITIGROUP INC NTS 6.125% DUE 05-15-2018 BEO CUSIP: 172967ES6	715,000.00	669,086.79	718,866.72
CITIGROUP INC SR NT 5.3% DUE 01-07-2016 CUSIP: 172967DE8	250,000.00	215,025.00	243,263.75
CITIGROUP INC SUB NT 6.125% DUE 08-25-2036 BEO CUSIP: 172967DR9	130,000.00	110,607.90	111,487.22
CITIGROUP INC 6 DUE 08-15-2017 BEO CUSIP: 172967EH0	530,000.00	488,523.10	529,797.01
CITIGROUP INC 8.125% DUE 07-15-2039 CUSIP: 172967EW7	35,000.00	34,289.85	39,502.65

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦	Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

United States — USD

CITIGROUP INC 8.5% DUE 05-22-2019 CUSIP: 172967EV9	805,000.00	905,947.45	929,576.17
CITIGROUP MTG LN TR SER 2005-HE1 CL M1 FLT RT 06-25-2035 BEO CUSIP: 17307GQP6	140,842.30	133,800.19	137,398.71
CMO BANC AMER MTG TR 2007 4 MTG PASS THRU CTF CL A-4 DUE 02-10-2051 REG CUSIP: 059513AE1	625,000.00	451,694.34	551,253.13
CMO BAYVIEW COML MTG PASS-THROUGH TR 2006-SP1 CL 144A A-1 DUE 04-25-2036 BEO CUSIP: 07324MAB1	28,550.41	28,550.41	24,745.47
CMO BEAR STEARNS COML MTG SECS II INC 2006 PW11 A4 5.45532% DUE 03-11-2039 BEO CUSIP: 07387MAE9	750,000.00	753,797.25	733,072.50
CMO BEAR STEARNS COML MTG SECS TR 2007-TOP26 CL A4 FLT RT 1-12-2045 BEO CUSIP: 07388VAE8	1,190,000.00	1,025,583.99	1,126,238.62
CMO BEAR STEARNS COML MTG SECS TR 6-PWR12 CL A-4 5.71147 DUE 09-11-38 REG CUSIP: 07387JAE6	1,500,000.00	1,548,339.84	1,523,154.00
CMO CD 2005-CD1 COMMERICAL MTG TR SER 2005-C1 CL A2FX DUE 07-15-2044 REG CUSIP: 12513EAD6	350,000.00	351,859.20	352,258.90
CMO CITIGROUP COML MTG TR 2007-C6 CL A-4FLT RT DUE 12-10-2049 BEO CUSIP: 17311QBK5	354,000.00	230,888.21	315,795.61
CMO CITIGROUP COML MTG TR 2008-C7 COML MTG PASSTHRU CTF A-4 DUE 12-10-2049 REG CUSIP: 17313KAF8	275,000.00	243,665.04	246,934.33
CMO CITIGROUP MTG LN TR 2005-WF2 MTG PASSTHRU CTF CL AF-7 DUE 08-25-2035 REG CUSIP: 17307GVN5	439,002.46	438,989.29	332,680.45
CMO COML MTG TR 2007-GG9 MTG PASSTHRU CTF CL A-4 5.444 DUE 03-10-2039 REG CUSIP: 20173QAE1	715,000.00	586,336.35	631,734.68
CMO COMM 2006-C7 MTG TR 2006-C7 CL A-M 5.794 DUE 06-10-2046 REG CUSIP: 20047QAG0	75,000.00	54,093.75	59,895.00
CMO COMM 2007-C9 MTG TR CL A-4 FLT RT DUE 12-10-2049 BEO CUSIP: 20047RAE3	510,000.00	456,564.65	462,504.72
CMO CREDIT SUISSE FIRST BSTN MTG TR SER 2006-C2 CL A-1 5.25 DUE 03-15-2039 BEO CUSIP: 22545BAA9	336,500.20	328,508.31	343,447.25
CMO CREDIT SUISSE 1ST BSTN MTG SECS CORPSER 2005-C4 CL A2 DUE 08-15-2038 BEO CUSIP: 225458N20	575,000.00	570,687.50	577,383.95
CMO CREDIT SUISSE 1ST BSTN MTG SECS CORP2005-C2 CL A-AB 4.681 DUE 04-15-2037 REG CUSIP: 225458RS9	395,000.00	388,612.11	398,473.63
CMO CSFB MTG SECS CORP MSC SER 01-CKN5 CL A4 5.435 DUE 7-15-2011 BEO CUSIP: 22540VGE6	421,671.37	422,450.09	434,571.56

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦	Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

United States — USD

CMO GE COML MTG CORP GECMC-2005-C2 4.706% DUE 05-10-2043 BEO CUSIP: 36828QLZ7	193,841.14	189,963.84	194,887.11
CMO J P MORGAN CHASE COML MTG SECS CORP 2005-LDP5 CL A-2B 5.198 12-15-2044REG CUSIP: 46625YXM0	370,000.00	371,848.15	372,743.18
CMO J P MORGAN CHASE COML MTG SECS TR 2006-LDP7 CL A-SB DUE 04-15-2045 REG CUSIP: 46628FAH4	220,000.00	219,783.67	222,713.70
CMO J P MORGAN CHASE COML MTG SECS TR 2006-LDP9 CL A-2 DUE 05-15-2047 BEO CUSIP: 46629PAB4	570,000.00	561,294.14	545,056.23
CMO JP MRGN CHASE COML MTG SECS TR 2007-C PASSTHRU A-4 06-12-2047 REG CUSIP: 46629YAC3	350,000.00	301,034.18	304,908.10
CMO LB UBS COML MTG TR 2007 C7 MTG PASS THRU CTF CL A-2 5.588 DUE 09-15-2045 REG CUSIP: 52109RBK6	60,000.00	59,772.66	60,770.04
CMO LB UBS COML MTG TR 2007 C7 VAR RT MTG PASS THRU CTF CL A-3 09-15-2045 REG CUSIP: 52109RBM2	325,000.00	257,613.28	285,255.75
CMO LB-UBS COML MTG TR 2001-C3 CL A-2 6.365 EXP 6-15-11 FINAL 12-15-28 BEO CUSIP: 52108HFL3	250,000.00	258,554.69	261,067.50
CMO LB-UBS COML MTG TR 2004-C7 COML MTG PASSTHRU CTF CL A-2 3.992 10-15-2029 REG CUSIP: 52108HP32	100,100.37	99,865.76	100,100.37
CMO LB-UBS COML MTG TR 2006-C1 PASSTHRU CTF CL A-4 5.156 DUE 2-15-2031 CUSIP: 52108MDH3	445,000.00	401,230.08	430,792.04
CMO LB-UBS COML MTG TR 2006-C6 CL A4 FLTRT 5.372% DUE 09-15-2039 BEO CUSIP: 50179MAE1	470,000.00	407,871.88	448,028.91
CMO LB-UBS COML MTG TR 2007-C6 MTG PASS THRU CTF-CL A-4 DUE 07-15-2040 REG CUSIP: 52109PAE5	350,000.00	292,482.42	295,537.55
CMO M.LYNCH MTG TR 2005-LC1 COML MTG PASSTHRY CTF A-2 01-12-2044 REG CUSIP: 59022HMW9	375,495.44	376,434.19	382,443.23
CMO MERRILL LYNCH MTG TR SER 2005-CKI1 CL A2 5.211736% DUE 11-12-2037 BEO CUSIP: 59022HLB6	175,000.00	175,957.92	176,560.30
CMO ML-CFC COML MTG TR 2006-2 CL A4 5.91 DUE 06-25-2046 REG CUSIP: 60687UAE7	100,000.00	95,269.53	98,171.40
CMO MORGAN STANLEY CAP I TR 2006-HQ9 CL A-3 5.712 DUE 07-20-2044 REG CUSIP: 61750CAD9	370,000.00	372,014.65	370,393.31
CMO MORGAN STANLEY CAP I TR 2006-TOP23 5.98299980164% DUE 08-12-2041 BEO CUSIP: 61749MAW9	655,000.00	656,155.42	560,980.65
CMO MORGAN STANLEY CAP I 2006-TOP2 PASSTHRU A-2 0 DUE 01-12-2011 REG CUSIP: 617451CN7	365,000.00	367,000.20	368,203.97

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦	Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

United States — USD

CMO MSDW CAP I TR SER 2001-PPM CL A2 6.4DUE 02-15-2031 BEO CUSIP: 61746WES5	26,190.98	26,711.73	26,960.31
CMO SER 2007-T27 CL A4 DUE 06-11-2042 BEO CUSIP: 61754JAF5	350,000.00	264,742.19	337,916.25
CMO TIAA SEASONED COML MTG TR 2007-C4 MTG PTHRU CTF CL A-3 DUE 8-15-39 REG CUSIP: 87246AAC2	195,000.00	195,808.47	202,190.24
CMO WACHOVIA BK COML MTG TR COML MTG PASS-TH CL A-2 FLT RT DUE 11-11-2048 BEO CUSIP: 92978PAB5	530,000.00	530,952.34	540,194.02
CMO 1ST UN NATL BK COML MTG TR 2001-C2 PSTRU CTF CL A-2 6.663 1-12-43 BEO CUSIP: 33736XBZ1	249,549.09	258,283.16	258,644.66
COCA COLA CO NT 4.875% DUE 03-15-2019 REG CUSIP: 191216AM2	275,000.00	272,461.75	286,460.63
COCA COLA ENTERPRISES INC NT 7.375% DUE 03-03-2014/11-03-2008 REG CUSIP: 191219BT0	465,000.00	534,554.70	539,213.07
CONS EDISON CO N Y INC BD 5.3 DUE 12-01-2016 BEO CUSIP: 209111EP4	475,000.00	473,651.00	494,652.18
CONS NAT GAS CO 5% DUE 12-01-2014 CUSIP: 209615CA9	100,000.00	92,993.20	106,501.00
COOPER U S INC SR NT 5.25% DUE 11-15-2012/04-19-2006 REG CUSIP: 216871AB9	160,000.00	160,155.40	171,694.08
COUNTRYWIDE FINL CORP MEDIUM TERM NTS BOTRANCHE # TR 00159 5.8 DUE 06-07-2012 CUSIP: 22238HGQ7	220,000.00	219,575.40	233,532.42
CR SUISSE N Y BRH FORMERLY CR S SUB 6 DUE 02-15-2018 BEO CUSIP: 22541HCC4	185,000.00	190,194.51	193,572.53
CR SUISSE USA INC 5.5% DUE 08-16-2011 CUSIP: 225434CH0	645,000.00	642,555.45	685,257.03
CR SUISSE 1ST BSTN FLTG RT .50063% DUE 07-25-2035 CUSIP: 225458XG8	368,773.49	242,220.43	348,312.46
CREDIT SUISSE FIRST BOSTON USA INC NT 5.125% DUE 08-15-2015 BEO CUSIP: 22541LBK8	55,000.00	49,892.15	58,477.16
DIAGEO CAP PLC 7.375% DUE 01-15-2014 CUSIP: 25243YAN9	405,000.00	458,860.95	468,509.27
DIAMOND OFFSHORE SR NT 5.875 DUE 05-01-2019 CUSIP: 25271CAK8	120,000.00	119,821.20	127,828.32
DOMINION RES INC 6.4% DUE 06-15-2018 CUSIP: 25746UBE8	170,000.00	170,637.60	185,694.40

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦	Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

United States — USD

DU PONT E I DE 3.25% DUE 01-15-2015 CUSIP: 263534BY4	240,000.00	239,416.80	237,751.44
DU PONT E I DE 5.75% DUE 03-15-2019 CUSIP: 263534BW8	285,000.00	283,991.10	305,566.46
DUKE ENERGY CORP 5.3% DUE 10-01-2015 CUSIP: 264399EM4	135,000.00	138,771.90	147,207.24
DUKE ENERGY 5.1% DUE 04-15-2018 CUSIP: 26442CAD6	155,000.00	154,517.95	160,348.43
EATON CORP NT 4.9% DUE 05-15-2013 REG CUSIP: 278058DF6	370,000.00	370,252.95	391,522.16
ELECTR DATA SYS STEP CPN 6% DUE 08-01-2013 CUSIP: 285661AD6	310,000.00	331,473.60	342,680.20
ENTERGY ARK INC 1ST MTG BD 5.4% DUE 08-01-2013 BEO CUSIP: 29364DAN0	265,000.00	264,981.45	285,507.56
FORD CR AUTO OWNER 5.30000019073% DUE 06-15-2012 CUSIP: 34528CAG0	680,000.00	679,951.38	712,701.20
FORD CR AUTO OWNER 5.69000005722% DUE 11-15-2012 CUSIP: 34528WAJ0	750,000.00	790,400.39	795,684.00
FPL GROUP CAP INC NT 5.625% DUE 09-01-2011/08-18-2006 BEO CUSIP: 302570AV8	560,000.00	559,524.00	595,687.68
GA PWR CO 6 DUE 11-01-2013 CUSIP: 373334JM4	570,000.00	589,690.20	633,576.66
GEN ELEC CAP CORP MED TERM NTS BO TRANCHE # TR 00811 5.625 DUE 05-01-2018 CUSIP: 36962G3U6	240,000.00	230,627.40	245,937.85
GEN ELEC CAP CORP MEDIUM TERM NTS BO TRANCHE # TR 00710 DUE 10-21-2010 REG CUSIP: 36962GS70	1,330,000.00	1,331,822.10	1,330,994.84
GEN ELEC CAP CORP 6.15% DUE 08-07-2037 CUSIP: 36962G3A0	395,000.00	325,147.20	373,007.98
GEN ELEC CAP CORP 6% DUE 08-07-2019 CUSIP: 36962G4D3	855,000.00	895,369.15	887,507.96
GENERAL ELEC CAP CORP MEDIUM TERM NTS BOOK ENTRY 5.875% DUE 01-14-2038 BEO CUSIP: 36962G3P7	815,000.00	702,385.40	754,594.65
GENERAL ELEC CO 5.25% DUE 12-06-2017 CUSIP: 369604BC6	610,000.00	615,671.37	623,337.65
GOLDMAN SACHS GROUP INC BD 6.15% DUE 04-01-2018 BEO CUSIP: 38141GFM1	640,000.00	625,262.01	685,119.36

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦	Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

United States — USD

GOLDMAN SACHS GROUP INC BONDS 5.15% DUE 01-15-2014 BEO CUSIP: 38143UAB7	100,000.00	99,182.00	105,786.10
GOLDMAN SACHS GROUP INC FOR FUTURE EQUITGOLDMAN SACHS GP 5.625 DUE 011517 CUSIP: 38141GEU4	100,000.00	94,895.00	102,136.00
GOLDMAN SACHS GROUP INC NT 5.125% DUE 01-15-2015 BEO CUSIP: 38141GEA8	110,000.00	115,013.80	115,582.83
GOLDMAN SACHS GROUP INC NT 6.875 DUE 01-15-2011 BEO CUSIP: 38141GAZ7	1,000,000.00	1,013,410.00	1,060,426.00
GOLDMAN SACHS GROUP INC 6.25 DUE 09-01-2017 BEO CUSIP: 38144LAB6	365,000.00	365,664.95	391,431.11
GOLDMAN SACHS 6.75% DUE 10-01-2037 CUSIP: 38141GFD1	255,000.00	172,475.00	262,111.19
GOLDMAN SACHS 6% DUE 05-01-2014 CUSIP: 38141EA33	160,000.00	173,926.40	175,002.88
HEWLETT PACKARD CO GLOBAL NT 2.25 DUE 05-27-2011 CUSIP: 428236AX1	800,000.00	799,736.00	811,361.60
HOME EQUITY ASSET TR 2005-2 HOME EQUITY PASSTHRU CL M-1 07-25-2035 REG CUSIP: 437084JQ0	142,751.59	137,469.77	138,211.23
HOUSEHOLD FIN CORP 8% DUE 07-15-2010 CUSIP: 441812GM0	80,000.00	95,191.20	82,905.60
HOUSEHOLD HOME EQUITY LN TR 2004-1 CL A FLTG RATE 09-20-2033 REG CUSIP: 441917AZ4	1,626,368.27	1,628,909.45	1,449,367.36
HSBC FIN CORP NT 6.75% DUE 05-15-2011 REG CUSIP: 40429CAA0	110,000.00	122,096.20	116,256.58
HSBC FINANCE CORP 6.375% DUE 10-15-2011 CUSIP: 441812JW5	185,000.00	193,943.55	196,751.94
HYUNDAI AUTO RECEIVABLES TR 2006-B SER 2006-B CL-C 5.25 05-15-2013 REG CUSIP: 44920DAF3	294,549.11	294,529.69	299,179.72
INTERNATIONAL BUSINESS MACHS CORP 7.625% DUE 10-15-2018 BEO CUSIP: 459200GM7	650,000.00	772,918.70	793,743.60
INTL BUSINESS MACHS CORP BD 5.7 DUE 09-14-2017 BEO CUSIP: 459200GJ4	535,000.00	540,756.60	584,920.32
INTL BUSINESS 5.6% DUE 11-30-2039 CUSIP: 459200GS4	110,000.00	123,366.00	110,631.07
JACKSON NATL LIFE GLOBAL FDG SECD MED TRANCHE # SR 00386 5.375 5-08-2013 CUSIP: 46849LSB8	195,000.00	195,281.30	198,026.40

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦	Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

United States — USD

JPMORGAN CHASE & CO FORMERLY J P MORGAN NT DUE 09-01-2015 REG CUSIP: 46625HCY4	1,000,000.00	1,000,000.00	1,002,066.00
JPMORGAN CHASE & CO FORMERLY J P MORGAN NT 5.125 DUE 09-15-2014 REG CUSIP: 46625HBV1	500,000.00	498,760.00	527,381.50
JPMORGAN CHASE & CO FORMERLY J P MORGAN 6 DUE 01-15-2018 BEO CUSIP: 46625HGY0	755,000.00	720,702.25	811,621.23
JPMORGAN CHASE & 6.3% DUE 04-23-2019 CUSIP: 46625HHL7	1,280,000.00	1,278,220.80	1,408,098.56
KIMBERLY CLARK CORP NT VAR RT DUE 07-30-2010 CUSIP: 494368BA0	1,150,000.00	1,150,000.00	1,150,516.35
LINCOLN NATL CORP IND FLTG RT SR NT DUE 03-12-2010 BEO CUSIP: 534187AT6	265,000.00	265,000.00	264,571.23
LINCOLN NATL CORP 6.25% DUE 02-15-2020 CUSIP: 534187AY5	340,000.00	339,493.40	335,063.20
M & T BK CORP BD 5.375 DUE 05-24-2012 BEO CUSIP: 55261FAA2	285,000.00	284,900.25	297,176.63
MBNA CORP SR MEDIUM TERM NTS BEO TRANCHE# SR 00056 6.125 DUE 03-01-2013 CUSIP: 55263ECH6	480,000.00	517,348.80	509,230.56
MERRILL LYNCH & CO INC MEDIUM TERM NTS BOOK ENTRY MTN 4.79% DUE 08-04-2010 CUSIP: 59018YVV0	1,000,000.00	1,024,580.00	1,020,666.00
MERRILL LYNCH & CO INC MEDIUM TERM NTS BTRANCHE # TR 00456 4.25 2-8-2010 REG CUSIP: 59018YUZ2	200,000.00	201,560.00	200,642.60
MERRILL LYNCH & CO INC MEDIUM TERM NTS BTRANCHE # TR 00667 5.45 DUE 02-05-2013 CUSIP: 59018YM40	245,000.00	246,308.30	257,806.40
MERRILL LYNCH & CO INC SUB NT 5.7% DUE 05-02-2017/05-02-2007 CUSIP: 59022CCS0	195,000.00	158,925.00	191,133.54
MERRILL LYNCH & CO INC TRANCHE # TR 00677 6.875% DUE 04-25-2018 CUSIP: 59018YN64	1,175,000.00	1,153,313.55	1,265,989.65
MERRILL LYNCH & CO 6.05% DUE 05-16-2016 CUSIP: 5901884M7	285,000.00	282,055.95	287,564.43
MET LIFE GLOBAL FDG I MEDIUM TE TRANCHE # TR 00048 2.875 DUE 09-17-2012 CUSIP: 59217EBZ6	965,000.00	982,157.70	972,572.36
METLIFE INC NT 5% DUE 06-15-2015/06-23-2005 BEO CUSIP: 59156RAN8	545,000.00	543,523.05	573,219.56
METLIFE INC SR DEB SECS SER A 6.817% DUE 08-15-2018 REG CUSIP: 59156RAR9	120,000.00	120,461.80	133,650.84

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

United States — USD

METLIFE INC SR DEBT SECS SER B 7.717% DUE 02-15-2019/02-17-2009 REG CUSIP: 59156RAT5	340,000.00	359,603.45	399,545.91
METLIFE INC 6.75% DUE 06-01-2016 CUSIP: 59156RAU2	70,000.00	78,050.00	78,388.87
MORGAN STANLEY ABS CAP I INC SER 2005-WMC4 CL M-2 FLT RT 04-25-2035 BEO CUSIP: 61744CRB4	151,914.18	147,736.55	147,501.83
MORGAN STANLEY DEAN WITTER CAP I TR 2001PPM COML MTG PASSTHRU 6.54 10-15-11 CUSIP: 61746WET3	14,976.03	16,829.31	15,472.65
MORGAN STANLEY FOR 5.75% DUE 10-18-2016 CUSIP: 61746BDB9	310,000.00	301,509.10	321,644.22
MORGAN STANLEY FORMERLY MORGAN STANLEY MORGAN STANLEY 5.95 DUE 12-28-2017 CUSIP: 61744YAD0	500,000.00	485,640.00	515,720.00
MORGAN STANLEY MTN 5.375 DUE 10-15-2015 CUSIP: 61746SBR9	485,000.00	424,108.25	501,129.16
NATL CY BK CLEV OH MEDIUM T TRANCHE # SB00007 5.8 DUE 06-07-2017 CUSIP: 63534PAG2	265,000.00	272,780.40	264,970.06
NATL CY CORP SUB DEB DTD 05/04/1999 6.875 DUE 05-15-2019 BEO CUSIP: 635405AM5	65,000.00	69,040.40	68,802.57
NATL RURAL UTILS COOP FIN CORP COLL TR BD 10.375 DUE 11-01-2018/10-30-2008 REG CUSIP: 637432LR4	325,000.00	431,993.25	430,649.70
NEW ENG TEL & TEL CO 40 YR 7.875 DEB DUE 11-15-2029, REGISTERED ONE-TIME PUT **PUT CUSIP:	180,000.00	193,878.00	196,920.90
NIAGARA MOHAWK PWR 4.881% DUE 08-15-2019 CUSIP: 65364UAA4	305,000.00	305,000.00	302,402.32
NORTHERN TR CORP 4.625% DUE 05-01-2014 CUSIP: 665859AK0	2,500,000.00	2,500,000.00	2,664,050.00
OPTION ONE MTG ACCEP CORP 2003-3 ASSET BKD CTF CL A-2 06-25-2033 BEO CUSIP: 68400XBJ8	221,512.94	221,461.02	148,517.78
OPTION ONE MTG LN TR 2003-4 ASSET BACKEDCTF CL A-2 VAR RATE 07-25-2033 REG CUSIP: 68389FDT8	329,988.71	330,400.87	237,758.52
PACIFICORP SCOTPO 5.45 09/13 5.45% DUE 09-15-2013/09-14-2013 BEO CUSIP: 695114BW7	1,500,000.00	1,642,620.00	1,633,314.00
PACIFICORP 1ST MTG BD 6% DUE 01-15-2039 REG CUSIP: 695114CL0	175,000.00	173,337.50	183,917.83
PACIFICORP 6.9 DUE 11-15-2011/11-14-2011BEO CUSIP: 695114BU1	790,000.00	840,741.70	864,857.24

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

United States — USD

PEPSIAMERICAS INC NT 4.875% DUE 01-15-2015/01-09-2005 BEO CUSIP: 71343PAA9	120,000.00	119,241.60	127,418.28
PHILIP MORRIS INTL INC NT 5.65% DUE 05-16-2018 REG CUSIP: 718172AA7	745,000.00	749,108.60	783,427.10
PHILLIP MORRIS INTL INC NT 6.875 DUE 03-17-2014 BEO CUSIP: 718172AG4	90,000.00	99,241.20	101,980.62
PNC FDG CORP SR NT 6.7 DUE 06-10-2019 CUSIP: 693476BF9	490,000.00	489,328.55	548,298.24
PNC FDG CORP 5.4% DUE 06-10-2014 CUSIP: 693476BE2	800,000.00	802,776.00	855,577.60
POPULAR ABS INC SER 2005-5 CL AF-6 FLT RT 11-25-2035 REG CUSIP: 73316PGK0	210,944.43	210,937.26	185,314.89
PRAXAIR INC PRAXAIR INC 5.25% DUE 11-15-2014/11-13-2007 BEO CUSIP: 74005PAQ7	285,000.00	284,338.80	311,251.92
PRUDENTIAL FINANCIAL INC TRANCHE # TR 00033 4.75% DUE 09-17-2015 CUSIP: 74432QBJ3	1,093,000.00	1,089,343.61	1,108,318.40
PRUDENTIAL FINL INC MED TRM NTS BOOK TRANCHE # TR 00028 6.625 12-01-2037 CUSIP: 74432QBD6	65,000.00	64,884.70	66,628.77
PRUDENTIAL FINL INC MEDIUM TERM NTS BOOKENTRY MTN 7.375% DUE 06-15-2019 CUSIP: 74432QBG9	560,000.00	561,136.80	627,853.52
PRUDENTIAL FINL INC MTN BOOK TRANCHE # TR 00023 6.1 DUE 06-15-2017 CUSIP: 74432QAY1	100,000.00	103,203.00	103,511.30
PUB SVC ELEC & GAS CO 1ST & REF MTG BDS SER B FLTG RATE DUE 03-12-2010 BEO CUSIP: 744567FQ6	500,000.00	500,000.00	500,719.50
PVTPL AIG SUNAMERICA GLOBAL FING VI SR NT 144A 6.3 DUE 05-10-2011 BEO CUSIP: 00138QAA5	400,000.00	399,412.00	397,874.80
PVTPL CARGILL INC CARGILL INC NT 144A 6.375% DUE 06-01-2012/05-31-2012 BEO CUSIP: 141781AP9	135,000.00	147,197.25	147,065.36
PVTPL CARGILL INC MED TRM NTS BOOK ENTRY1 TRANCHE # TR 00079 5.2 1-22-2013 REG CUSIP: 141784DG0	195,000.00	198,305.25	206,766.89
PVTPL CMO CSMS COML MTG TR 2006-HC1 144AVAR RT DUE 05-15-2008 BEO CUSIP: 22943NAA1	209,516.03	209,516.03	184,242.11
PVTPL CMO IMPAC SECD ASSETS CORP 2006-1 MTG PTHRU CTF CL 2-A-1 VAR 1-25-36 REG CUSIP: 45254TTN4	128,365.65	128,365.65	82,726.53
PVTPL FMR CORP NT 144A 7.49% DUE 06-15-2019/06-14-2019 BEO CUSIP: 302508AM8	140,000.00	163,023.00	153,116.74

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

United States — USD

PVTPL GTD SR NT 144A 7.125% DUE 04-15-2018 BEO CUSIP: 92928QAA6	305,000.00	308,791.05	333,468.09
PVTPL HUTCHISON WHAMPOA INTL 03/13 LTD GTD NT 144A 6.5% DUE 02-13-2013 BEO CUSIP: 44841RAA9	765,000.00	802,507.95	830,881.04
PVTPL METLIFE GLOBAL FUNDING I SR NT 144A 4.625 DUE 08-19-2010 BEO CUSIP: 59217EAU8	100,000.00	102,528.00	101,842.60
PVTPL ROCHE HLDGS INC GTD NT 144A 6% DUE 03-01-2019/02-25-2009 BEO CUSIP:	200,000.00	221,206.00	219,770.20
PVTPL WEA FIN LLC / WT FIN AUST PTY LTD GTD SR NT 144A 6.75% DUE 09-02-2019 BEO CUSIP: 92933WAB4	280,000.00	285,488.95	300,648.04
PVTPL XLLIAC GLOBAL FDG SR SECD MEDIUM TERM NT 144A 4.8 DUE 08-10-2010 REG CUSIP: 98374PAZ9	250,000.00	249,155.00	251,452.50
REINS GROUP AMER 6.45% DUE 11-15-2019 CUSIP: 759351AG4	200,000.00	199,660.00	199,343.60
RESDNTL AST MTG 5.80000019073% DUE 10-25-2033 CUSIP: 760985A84	101,036.23	103,530.54	51,476.34
RESIDENTIAL ASSET SEC CORP MTG PASS THRUCTF SER 2003-KS6 CL A-ll 08-25-2033 REG CUSIP: 76110WSP2	141,661.35	99,415.35	103,727.80
SBC COMMUNICATIONS INC NT 6.15% DUE 09-15-2034/09-14-2034 BEO CUSIP: 78387GAQ6	135,000.00	131,717.05	133,448.04
SECURITIZED AST BACKED RECEIVABLES LLCTRSER 2005-FR2 CL M1 FLT RT 03-25-2035 BEO CUSIP: 81375WEE2	97,345.25	94,424.90	93,633.57
SIMON PPTY GROUP L P NT 5.75 DUE 05-01-2012/05-15-2006 REG CUSIP: 828807BS5	200,000.00	199,518.00	210,099.20
SIMON PPTY GROUP L 6.75% DUE 05-15-2014 CUSIP: 828807CB1	200,000.00	211,121.00	213,136.00
SOUTHN CAL EDISON CO 1ST & REF MTG BD SER 2004-F 4.65 DUE 04-01-2015 REG CUSIP: 842400EU3	130,000.00	129,555.40	137,453.16
SOVEREIGN BANCORP INC SR NT 4.8 DUE 09-01-2010 REG CUSIP: 845905AU2	290,000.00	286,665.95	296,097.83
TRAVELERS COS INC TRAVELERS COMPANIES INC 5.800 5.8% DUE 05-15-2018 BEO CUSIP: 89417EAE9	320,000.00	322,265.60	341,033.60
TRIAD AUTOMOBILE RECEIVABLES TR 2006-B A3 5.41 DUE 08-12-2011 BEO CUSIP: 89578VAC0	101,678.76	102,441.35	101,935.09
TS/SPGSIMON PPTY GROUPCALLABLE 12/02/11 100 5 DUE 03-01-12/12-02-11 CUSIP: 828807BX4	210,000.00	209,168.40	217,058.73

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

United States — USD

U S BANCORP MEDIUM TERM NTS- BOOK ENTRY MTN 2.125% DUE 02-15-2013 CUSIP: 91159HGS3	1,200,000.00	1,196,268.00	1,189,515.60
U S BK NATL ASSN MINNEAPOLIS MINN MED TR# SB 00001 DTD 07/26/01 6.375 8-01-2011 CUSIP: 90333WAA6	850,000.00	908,063.50	913,736.40
UBS AG STAMFORD BRH MEDIUM TERM SR DEP NTRANCHE # SR 00108 5.875 DUE 12-20-2017 CUSIP: 90261XEM0	110,000.00	96,486.15	113,046.12
UNITEDHEALTH GROUP 5.8% DUE 03-15-2036 CUSIP: 91324PAR3	170,000.00	126,660.20	152,361.14
VA ELEC & PWR CO SR NT 2008 SER B 8.875 DUE 11-15-2038 CUSIP: 927804FG4	750,000.00	790,605.75	1,058,679.75
VERIZON COMMUNICATIONS INC NT 5.5% DUE 02-15-2018/02-12-2008 BEO CUSIP: 92343VAL8	245,000.00	242,116.22	255,674.90
VERIZON COMMUNICATIONS INC NT 8.95% DUE 03-01-2039 BEO CUSIP: 92343VAR5	210,000.00	268,256.85	284,141.34
VERIZON NEW ENG INC BD 6.5 DUE 09-15-2011 BEO CUSIP: 92344RAA0	125,000.00	138,413.18	133,232.13
VERIZON NT 6.35 DUE 04-01-2019 CUSIP: 92343VAV6	640,000.00	630,818.25	706,067.20
VERIZON WIRELESS 3.75% DUE 05-20-2011 CUSIP: 92344SAT7	800,000.00	799,376.00	824,932.80
VERIZON WIRELESS 5.55% DUE 02-01-2014 CUSIP: 92344SAP5	925,000.00	919,052.25	1,003,882.15
VERIZON WIRELESS 8.5% DUE 11-15-2018 CUSIP: 92344SAK6	740,000.00	848,205.40	917,882.68
VERIZON 5.25% DUE 04-15-2013 CUSIP: 92343VAN4	1,200,000.00	1,218,432.00	1,293,564.00
VERIZON 7.35% DUE 04-01-2039 CUSIP: 92343VAU8	205,000.00	201,490.40	237,822.55
VIRGINIA ELEC & PWR CO 5.1% DUE 11-30-2012/12-04-2007 BEO CUSIP: 927804FD1	280,000.00	279,904.80	302,398.60
WACHOVIA BK NATL ASSN MEDIUM TERM SUB BKTRANCHE # SB 00001 5 DUE 08-15-2015 CUSIP: 92976GAA9	550,000.00	526,509.50	561,932.80
WELLS FARGO & CO NEW WELLS FARGO CO 5.625% DUE 12-11-2017 BEO CUSIP: 949746NX5	770,000.00	771,763.20	800,920.12
WELLS FARGO BANK NA 6.45 DUE 02-01-2011 BEO CUSIP: 949748AF4	1,600,000.00	1,675,696.00	1,689,675.20

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

United States — USD

WELLS FARGO CAP VAR RT 7.7% DUE 12-29-2049 CUSIP: 94986EAA8	700,000.00	709,831.33	679,000.00
WYETH NT 5.45% DUE 04-01-2017/03-31-2017REG CUSIP: 983024AM2	335,000.00	345,456.46	357,055.40
WYETH NT 5.5% DUE 02-15-2016/02-07-2006 REG CUSIP: 983024AJ9	465,000.00	490,228.55	499,813.16
WYETH NT 5.95 DUE 04-01-2037/03-27-2007 BEO CUSIP: 983024AN0	500,000.00	484,380.00	521,389.00
WYETH WYE 5.50 02/01/2014 5.5% DUE 02-01-2014/12-16-2003 BEO CUSIP: 983024AE0	145,000.00	148,045.00	157,973.73
1ST UN CORP STEP UP SUB NT DUE 8-1-26/06REG RT 6.824 TIL 8-1-06 @ PAR HLDRS CUSIP: 337358BH7	270,000.00	269,662.50	292,884.12

Total United States — USD		99,597,929.19	103,354,728.14

Total Corporate Debt Instruments — Preferred		115,468,682.97	119,684,784.19

Corporate Debt Instruments — Other

Belgium — USD

DELHAIZE AMER INC 9% DUE 04-15-2031 CUSIP: 246688AF2	175,000.00	194,857.95	224,052.85
DELHAIZE GROUP SA SR NT 5.875 DUE 02-01-2014 REG CUSIP: 24668PAC1	70,000.00	69,766.90	75,180.91
DELHAIZE GROUP SA 6.5% DUE 06-15-2017 CUSIP: 24668PAB3	250,000.00	264,562.00	271,508.00
PVTPL ANHEUSER BUSCH INBEV WORLDWIDE INCGTD NT 144A 7.2% DUE 01-15-2014 BEO CUSIP: 03523TAA6	180,000.00	179,946.00	204,148.98
PVTPL ANHEUSER BUSCH INBEV WORLDWIDE INCGTD NT 144A 8.2% DUE 01-15-2039 BEO CUSIP: 03523TAC2	575,000.00	595,835.60	727,087.50

Total Belgium — USD		1,304,968.45	1,501,978.24

Bermuda — USD

PVTPL CATLIN INS CO LTD PERP PFD SHS FLTG 144A 7.249 DUE 01-19-2017 BEO CUSIP: 149206AA2	115,000.00	116,539.02	83,950.00
WEATHERFORD INTL 9.625% DUE 03-01-2019 CUSIP: 947075AF4	65,000.00	80,476.50	81,035.70

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Other

Bermuda — USD

Total Bermuda — USD		197,015.52	164,985.70

Brazil — USD

PETROBRAS INTL FIN CO 6.875 DUE 01-20-2040 REG CUSIP: 71645WAQ4	370,000.00	364,272.40	380,211.63
PETROBRAS INTL FIN 5.75% DUE 01-20-2020 CUSIP: 71645WAP6	260,000.00	258,127.50	264,494.62
VALE OVERSEAS LTD 5.625% DUE 09-15-2019 CUSIP: 91911TAJ2	160,000.00	160,631.85	161,556.48
VALE OVERSEAS LTD 6.875% DUE 11-10-2039 CUSIP: 91911TAK9	45,000.00	44,353.80	45,302.58

Total Brazil — USD		827,385.55	851,565.31

Canada — USD

CDN NAT RES LTD 5.7% DUE 05-15-2017 CUSIP: 136385AK7	250,000.00	259,937.50	267,099.00
ENCANA CORP 6.5% DUE 05-15-2019 CUSIP: 292505AH7	600,000.00	617,022.00	671,182.20
HUSKY ENERGY INC NT 7.25 DUE 12-15-2019 CUSIP: 448055AF0	305,000.00	311,829.55	352,457.70
SUNCOR ENERGY INC 6.1% DUE 06-01-2018 CUSIP: 86722TAA0	335,000.00	334,608.05	359,465.39

Total Canada — USD		1,523,397.10	1,650,204.29

Germany — USD

DEUTSCHE TELEKOM 6% DUE 07-08-2019 CUSIP: 25156PAN3	115,000.00	114,276.65	122,782.17

Total Germany — USD		114,276.65	122,782.17

Italy — USD

TELECOM ITALIA CAP TELECOM ITALIA 4.875 10 01 10 4.875% DUE 10-01-2010 BEO CUSIP: 87927VAN8	480,000.00	479,510.40	491,278.56
TELECOM ITALIA CAP 6.999% DUE 06-04-2018 CUSIP: 87927VAU2	310,000.00	305,076.90	341,090.21

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Other

Italy — USD

Total Italy — USD		784,587.30	832,368.77

Luxembourg — USD

ARCELORMITTAL SA NT 9.85 DUE 06-01-2019 CUSIP: 03938LAM6	550,000.00	581,037.00	711,371.10
ENEL FIN INTL S A 5.125% DUE 10-07-2019 CUSIP: 29268BAE1	400,000.00	399,072.00	402,470.40
PVTPL HOLCIM U S FIN S A R L & CIE S C SGTD NT 144A 6% DUE 12-30-2019 BEO CUSIP: 43474TAA1	115,000.00	115,456.00	119,702.47
Tl CAPITAL 7.175% DUE 06-18-2019 CUSIP: 872456AA6	195,000.00	198,489.55	217,398.29

Total Luxembourg — USD		1,294,054.55	1,450,942.26

Mexico — USD

PVTPL TELEFONOS DE MEX S A B DE C V FORMERL SR NT 144A 5.5 DUE 11-15-2019 CUSIP: 879403AU7	325,000.00	324,132.25	316,472.00
TELEFONOS DE MEXICO S A SR NT 4.75% DUE 01-27-2010/08-16-2005 REG CUSIP: 879403AP8	620,000.00	621,419.22	621,550.00

Total Mexico — USD		945,551.47	938,022.00

Netherlands — USD

DEUTSCHE TELEKOM INTL FIN B V GTD NT STEP UP 06-15-2010 CUSIP: 25156PAB9	1,100,000.00	1,180,557.00	1,136,768.60
DEUTSCHE TELEKOM STEP CPN 8.75% DUE 06-15-2030 CUSIP: 25156PAC7	125,000.00	141,701.55	160,763.75

Total Netherlands — USD		1,322,258.55	1,297,532.35

Sweden — USD

SVENSKA HANDELSBANKEN AB MEDIUM TERM SR TRANCHE # TR 00001 4.875 DUE 06-10-2014 CUSIP: 86959LAA1	600,000.00	598,368.00	628,708.80

Total Sweden — USD		598,368.00	628,708.80

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Other

United Kingdom — USD

AMVESCAP PLC SR NT 5.375% DUE 12-15-2014REG CUSIP: 03235EAP5	155,000.00	152,459.55	151,983.24
PVTPL B A T INTL FIN PLC NT 144A 9.5% DUE 11-15-2018 BEO CUSIP: 05530QAB6	175,000.00	173,348.00	222,230.40
PVTPL BARCLAYS BK PLC 144A VAR RATE VAR RT DUE 09-29-2049 BEO CUSIP: 06738CAE9	1,500,000.00	1,675,305.00	1,380,000.00
PVTPL BRITISH SKY BROADCASTING GROUP PLCSR NT 6.1% DUE 02-15-2018/02-15-2008 BEO CUSIP: 111013AG3	170,000.00	171,951.60	180,087.46
PVTPL BSKYB FIN U K PLC GTD SR NT 144A 6.5% DUE 10-15-2035/10-18-2005 BEO CUSIP: 11778BAB8	310,000.00	302,256.50	316,178.92
PVTPL PEARSON DLR FIN TWO PLC GTD SR NT 144A 6.25% DUE 05-06-2018 BEO CUSIP: 705010AB2	405,000.00	407,535.15	425,243.52
PVTPL ROYAL BK OF SCOTLAND PLC MTN 4.875 DUE 08-25-2014 REG CUSIP: 78010JCV2	135,000.00	134,686.80	136,847.48
PVTPL SABMILLER PLC NT 144A 6.5% DUE 07-15-2018 BEO CUSIP: 78572MAF2	230,000.00	229,917.20	251,368.84
PVTPL SYSTEMS 2001 A T LLC SERIES-2001 CLASS-G 144A 6.664 DUE 09-15-2013 BEO CUSIP: 87203RAA0	161,691.39	163,860.09	165,413.53
RIO TINTO FIN USA 8.95% DUE 05-01-2014 CUSIP: 767201AF3	215,000.00	212,430.75	257,634.72
RIO TINTO FIN USA 9% DUE 05-01-2019 CUSIP: 767201AH9	100,000.00	123,194.45	126,558.80
WPP FIN UK 8% DUE 09-15-2014 CUSIP: 92931NAC4	290,000.00	306,931.60	329,805.40

Total United Kingdom — USD		4,053,876.69	3,943,352.31

United States — USD

AGILENT 5.5% DUE 09-14-2015 CUSIP: 00846UAE1	175,000.00	174,452.25	183,435.53
ALLIED WASTE N 7.125% DUE 05-15-2016 CUSIP: 01958XBR7	105,000.00	103,031.25	111,825.00
ALLIED WASTE N 7.25% DUE 03-15-2015 CUSIP: 01958XBN6	150,000.00	144,912.50	156,750.00
ALTRIA GROUP INC GTD NT 10.2% DUE 02-06-2039 REG CUSIP: 02209SAH6	195,000.00	259,759.50	260,137.41
ALTRIA GROUP INC NT 9.25% DUE 08-06-2019BEO CUSIP: 02209SAJ2	120,000.00	119,857.20	146,235.36

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Other

United States — USD

ALTRIA GROUP INC NT 9.7% DUE 11-10-2018 BEO CUSIP: 02209SAD5	255,000.00	279,225.00	315,222.59
AMERADA HESS CORP NT 7.875% DUE 10-01-2029/09-30-2029 BEO CUSIP: 023551AF1	110,000.00	129,728.50	131,928.94
AMEREN CORP 8.875% DUE 05-15-2014 CUSIP: 023608AE2	155,000.00	154,232.75	174,099.57
AMERICAN EXPRESS CR CORP TRANCHE # TR 00071 7.3% DUE 08-20-2013 CUSIP: 0258M0CY3	530,000.00	570,648.70	595,656.94
AMERISOURCEBERGEN 4.875% DUE 11-15-2019 CUSIP: 03073EAG0	265,000.00	263,913.70	261,621.78
AMERN ELEC PWR INC AMER ELEC PWR 5.375 03 15 10 5.375 DUE 03-15-2010 BEO CUSIP: 025537AD3	800,000.00	814,264.00	807,263.20
AMERN EXPRESS CO 8.125% DUE 05-20-2019 CUSIP: 025816BB4	150,000.00	155,043.50	177,759.15
AMERN EXPRESS CR CORP MEDIUM TERM NTS TRANCHE # TR 00069 5.875 DUE 05-02-2013 CUSIP: 0258M0CW7	170,000.00	164,813.30	182,437.03
AMERN EXPRESS CR 5.125% DUE 08-25-2014 CUSIP: 0258M0CZ0	120,000.00	124,102.80	126,447.96
AMPHENOL CORP NEW 4.75% DUE 11-15-2014 CUSIP: 032095AA9	155,000.00	155,487.25	155,054.41
ANADARKO PETE CORP SR NT 5.95% DUE 09-15-2016/09-19-2006 BEO CUSIP: 032511AX5	150,000.00	135,889.50	162,254.55
AOL TIME WARNER INC DEB DTD 04/08/2002 7.7 DUE 05-01-2032 BEO CUSIP: 00184AAG0	470,000.00	434,321.20	551,937.45
AVALONBAY CMNTYS INC MEDIUM TERM NTS 6.1 DUE 03-15-2020 CUSIP: 05348EAN9	200,000.00	201,055.50	204,231.60
BAE SYS HLDGS INC 4.95% DUE 06-01-2014 CUSIP: 05523UAG5	235,000.00	234,527.65	244,692.34
BIOGEN IDEC INC SR NT 6.875% DUE 03-01-2018/03-04-2008 REG CUSIP: 09062XAB9	275,000.00	283,227.60	295,995.15
BUNGE LTD FIN CORP 8.5% DUE 06-15-2019 CUSIP: 120568AT7	120,000.00	132,285.40	136,788.84
BURL NORTHN SANTA FE CORP DEB DTD 06/01/1996 7.29 DUE 06-01-2036 REG PUT CUSIP: 12189TAD6	100,000.00	114,730.00	114,208.20
CAP 1 BK USA NATL 8.8% DUE 07-15-2019 CUSIP: 140420MV9	1,015,000.00	1,064,772.20	1,199,392.01

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Other

United States — USD

CARSON CY MICH WTR 7.9% DUE 12-15-2038 CUSIP: 737679DC1	100,000.00	126,141.00	127,743.20
CENTERPOINT ENERGY HOUSTON ELEC LLC GEN MTG BD SER T 7% DUE 03-01-2014 REG CUSIP: 15189XAJ7	120,000.00	119,973.60	136,627.44
CENTERPOINT ENERGY 7.875% DUE 04-01-2013 CUSIP: 15189YAB2	80,000.00	86,944.80	90,109.92
CHRYSLER FINL AUTO 1.0115 DUE 07-15-2010 CUSIP: 171203AA0	366,036.95	366,036.95	366,356.13
CITIBANK CR CARD ISSUANCE TR 2006-C4 NT FLTG RATE 01-09-2012 BEO CUSIP: 17305EDN2	300,000.00	294,187.50	299,925.60
CITY NATL CORP SR NT 5.125% DUE 02-15-2013 BEO CUSIP: 178566AB1	200,000.00	208,902.00	200,482.60
CLEVELAND ELEC ILLUM CO SR NT 5.65% DUE 12-15-2013/07-30-2004 REG CUSIP: 186108CD6	115,000.00	114,080.00	121,668.28
CLEVELAND ELEC ILLUM CO SR NT 5.7% DUE 04-01-2017 REG CUSIP: 186108CF1	280,000.00	279,554.80	285,067.72
CMO BEAR STEARNS COML MTG SECS INC 2003-TOP12 CL A3 4.24 DUE 08-13-2039 REG CUSIP: 07383FXM5	247,767.04	249,124.30	248,410.99
CMO BEAR STEARNS COML MTG SECS INC SER 2005-PWR8 CL-A2 4.484 DUE 06-11-2041 REG CUSIP: 07383F7T9	310,000.00	306,884.57	310,375.72
CMO BEAR STEARNS MTG SECS INC MTG PASSTHRU CTF SER 1998-2 CL B 4-30-30 CUSIP: 073914C27	624.77	609.30	429.60
CMO CITIGROUP COML MTG TR 2006-C4 VAR RT PTHRU CTF CL A-3 DUE 3-15-49 REG CUSIP: 17309DAD5	325,000.00	258,108.40	311,256.08
CMO CITIGROUP COML MTG TR 2006-C5 CL A-4FLT RT DUE 10-15-2049 BEO CUSIP: 17310MAE0	275,000.00	203,929.69	255,374.08
CMO CR SUISSE 1ST BSTN MTG SECS CORP 2004-C3 A-3 4.302 07-15-36 REG CUSIP: 22541SWH7	124,784.14	124,659.36	125,040.70
CMO GS MTG SECS TR 2007 GG10 MTG PASS THRU CTF CL A-4 DUE 08-10-2045 REG CUSIP: 36246LAE1	575,000.00	478,267.38	493,720.88
CMO LB COML CONDUIT MTG TR 1999-C1 MTG P/T CTF CL B 6.93 DUE 04-15-2009 BEO CUSIP: 501773CT0	76,787.63	85,415.48	76,707.92
CMO SBA CMBS TR 2006-1 CMO 144A CL 5.314 DUE 11-15-2036 CUSIP: 80585BAL4	350,000.00	349,986.32	357,875.00
COMCAST CORP NEW GTD NT 5.9% DUE 03-15-2016/03-02-2006 REG CUSIP: 20030NAL5	330,000.00	349,892.40	355,383.27

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Other

United States — USD

COMCAST CORP NEW NT DTD 01/10/2003 6.5 DUE 01-15-2015 BEO CUSIP: 20030NAB7	635,000.00	698,468.25	711,424.79
COMCAST CORP NEW NT 5.5 DUE 03-15-2011/03-14-2011 BEO CUSIP: 20030NAD3	229,000.00	240,941.89	239,642.09
COMCAST CORP NEW NT 5.7% DUE 05-15-2018 BEO CUSIP: 20030NAW1	240,000.00	251,400.00	252,300.00
COMCAST CORP NEW 6.3% DUE 11-15-2017 CUSIP: 20030NAU5	100,000.00	110,451.00	109,421.70
COML NET LEASE 6.15% DUE 12-15-2015 CUSIP: 202218AH6	105,000.00	104,727.00	102,981.69
CONAGRA INC CONAGRA INC BONDS 7.000 OCT 01 2028 7 DUE 10-01-2028 BEO CUSIP: 205887AR3	115,000.00	120,304.25	123,238.26
CONAGRA INC NT 8.25 DUE 09-15-2030 BEO CUSIP: 205887AX0	95,000.00	116,675.35	113,876.50
CONAGRA INC 7.125 SR NT DUE 10-1-2026/ 06 BEO PUTTABLE 10-1-2006 @ PAR HLD**PUT CUSIP: 205887AF9	25,000.00	30,028.75	27,138.18
CONSUMERS ENERGY CO BD 5.65% DUE 04-15-2020 BEO CUSIP: 210518CL8	285,000.00	281,383.35	297,553.11
CORNING INC 6.625% DUE 05-15-2019 CUSIP: 219350AS4	80,000.00	80,078.30	87,180.08
CROWN CASTLE TOWERS LLC/CROWN CASTLE S2005-1 REV CL B 144A 4.878 6-15-35 BEO CUSIP: 22822RAB6	200,000.00	197,562.50	202,000.00
CSX CORP NT 7.375 DUE 02-01-2019 REG CUSIP: 126408GQ0	110,000.00	126,844.90	125,665.76
CVS CAREMARK CORP SR NT 5.75% DUE 06-01-2017/05-31-2017 REG CUSIP: 126650BH2	225,000.00	226,291.50	237,468.15
CVS CAREMARK CORP SR NT 6.6% DUE 03-15-2019 REG CUSIP: 126650BN9	80,000.00	80,921.55	87,543.12
CVS CAREMARK CORP 6.036 DUE 12-10-2028 CUSIP: 126650BP4	204,174.83	202,573.36	193,218.81
CVS CAREMARK CORP 6.125% DUE 09-15-2039 CUSIP: 126650BR0	400,000.00	398,688.00	396,439.60
CVS CORP SR NT 6.125% DUE 08-15-2016/08-15-2006 BEO CUSIP: 126650BE9	800,000.00	829,992.00	861,465.60
DAIMLER CHRYSLER N AMER HLDG CORP SR GBLBD DTD 01/16/2002 7.3 1-15-12BE CUSIP: 233835AT4	130,000.00	131,300.00	141,328.46

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Other

United States — USD

DAIMLERCHRYSLER NORTH AMER HLDG CORP NT 8.5% DUE 01-18-2031 BEO CUSIP: 233835AQ0	65,000.00	77,032.15	79,874.80
DEUTSCHE TELEKOM INTL FIN B V DEUTSCHE UNSOLICITED 6.75 DUE 08-20-2018 BEO CUSIP: 25156PAL7	135,000.00	134,979.75	151,143.17
DEVON FING CORP U L C NT 6.875% DUE 09-30-2011/03-12-2002 BEO CUSIP: 25179SAC4	100,000.00	105,221.00	108,631.50
DISCOVERY 5.625 DUE 08-15-2019 CUSIP: 25470DAA7	145,000.00	146,416.55	149,716.56
DOW CHEM CO 8.55% DUE 05-15-2019 CUSIP: 260543BX0	120,000.00	119,752.80	143,177.40
DR PEPPER SNAPPLE GROUP INC SR NT 6.82% DUE 05-01-2018 REG CUSIP: 26138EAH2	370,000.00	369,944.50	415,072.66
DUKE ENERGY CORP SR NT 6.3% DUE 02-01-2014/01-26-2009 CUSIP: 264399EQ5	900,000.00	912,987.00	989,657.10
EMBARQ CORP NT 7.082% DUE 06-01-2016 REG CUSIP: 29078EAB1	65,000.00	66,947.29	71,797.57
ENERGY TRANSFER PARTNERS L P SR NT 8.5% DUE 04-15-2014 REG CUSIP: 29273RAL3	175,000.00	202,630.75	202,001.80
ENTERGY TEX INC MTG BD 7.125% DUE 02-01-2019 REG CUSIP: 29365TAA2	65,000.00	64,515.10	72,046.98
ENTERPRISE PRODS 6.5% DUE 01-31-2019 CUSIP: 29379VAC7	220,000.00	205,554.70	237,322.80
ERP OPER LTD PARTNERSHIP 7.57 NT DUE 08-15-2026/06 PUTTABLE 8-15-2006 @ **PUT CUSIP: 26884AAD5	40,000.00	48,803.60	41,649.20
EXELON GENERATION 5.2% DUE 10-01-2019 CUSIP: 30161MAF0	590,000.00	591,641.50	590,263.73
EXPRESS SCRIPTS 6.25% DUE 06-15-2014 CUSIP: 302182AD2	355,000.00	372,751.70	387,351.15
FEDERAL RLTY INVT TR BD 5.65% DUE 06-01-2016/12-02-2005 BEO CUSIP: 313747AL1	155,000.00	155,000.00	149,402.80
FEDERAL RLTY INVT TR NT 6% DUE 07-15-2012 BEO CUSIP: 313747AM9	75,000.00	74,925.75	78,258.45
FIRSTENERGY 6.05% DUE 08-15-2021 CUSIP: 33766JAD5	350,000.00	361,665.00	353,082.10
FREEPORT-MCMORAN COPPER & GOLD INC SR NT8.375% DUE 04-01-2017/04-01-2009 REG CUSIP: 35671DAS4	85,000.00	90,950.00	93,075.00

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules 31 DEC 09	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Other

United States — USD

GNMA 2.712% DUE 02-16-2020 CUSIP: 38373QTN1	163,729.55	162,665.86	165,607.53
GNMA 2.946% DUE 03-16-2019 CUSIP: 38374GCB6	201,508.78	194,737.60	202,115.72
GNMA 3.022% DUE 01-16-2019 CUSIP: 38373MLF5	103,774.66	101,696.89	104,516.86
GNMA 3.084% DUE 04-16-2022 CUSIP: 38374JE93	378,464.91	372,787.18	383,444.37
GNMA 3.11% DUE 01-16-2019 CUSIP: 38374FDQ4	167,011.28	167,011.28	167,806.42
GNMA 3.2062% DUE 04-16-2018 CUSIP: 38374BQM8	56,644.99	56,644.99	57,244.29
GNMA 4.241% DUE 07-16-2029 CUSIP: 38373MSX9	335,750.92	329,032.19	346,602.05
HOME DEPOT INC 5.4% DUE 03-01-2016 CUSIP: 437076AP7	250,000.00	250,092.50	261,715.00
HOME DEPOT INC 5.875% DUE 12-16-2036 CUSIP: 437076AS1	565,000.00	551,533.45	545,370.21
HRPT PPTYS TR FLT RT NT DUE 03-16-2011/03-16-2009 BEO CUSIP: 40426WAT8	138,000.00	138,000.00	128,164.88
HRPT PPTYS TR SR NT 5.75% DUE 11-01-2015/10-31-2005 REG CUSIP: 40426WAS0	240,000.00	239,277.60	225,646.08
HRPT PPTYS TR 6.25% DUE 08-15-2016 CUSIP: 40426WAR2	170,000.00	162,492.80	160,881.88
JEFFERIES GROUP INC NEW DEB 6.25% DUE 01-15-2036/01-26-2006 BEO CUSIP: 472319AC6	345,000.00	341,966.50	274,928.09
JERSEY CENT PWR & LT CO 7.35% DUE 02-01-2019 BEO CUSIP: 476556DA0	105,000.00	104,866.65	119,177.84
JPMORGAN CHASE CAP 7% DUE 11-01-2039 CUSIP: 48125BAA2	920,000.00	915,298.80	927,831.96
KELLOGG CO KELLOGG CO 5.125% DUE 12-03-2012/12-03-2007 BEO CUSIP: 487836AZ1	220,000.00	220,556.60	238,757.86
KINDER MORGAN ENERGY PARTNERS L P KINDERMORGAN 7.75 DUE 03-15-2032 BEO CUSIP: 494550AL0	160,000.00	174,296.00	180,446.40
KINDER MORGAN 5.95% DUE 02-15-2018 CUSIP: 494550AY2	395,000.00	386,269.10	418,389.93

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules 31 DEC 09	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Other

United States — USD

KLA-TENCOR CORP 6.9% DUE 05-01-2018 CUSIP: 482480AA8	145,000.00	142,808.70	152,560.45
KOHLS CORP NT 6.875 DUE 12-15-2037 REG CUSIP: 500255AQ7	250,000.00	279,115.75	283,538.00
KRAFT FOODS INC KRAFT FOODS INC 6 2 11 13 6 DUE 02-11-2013 BEO CUSIP: 50075NAQ7	455,000.00	481,435.50	487,945.64
KRAFT FOODS INC NT 6.875% DUE 01-26-2039BEO CUSIP: 50075NAW4	290,000.00	297,026.15	304,498.26
KRAFT FOODS INC NT 7% DUE 08-11-2037 CUSIP: 50075NAR5	180,000.00	196,477.20	191,701.80
KROGER CO 6.4% DUE 08-15-2017 CUSIP: 501044CG4	125,000.00	124,300.00	136,553.00
KROGER CO/THE NT 3.9 DUE 10-01-2015 CUSIP: 501044CM1	130,000.00	131,323.40	130,709.54
LIBERTY PPTY LTD 5.5% DUE 12-15-2016 CUSIP: 53117CAK8	60,000.00	59,568.60	55,389.18
LUBRIZOL CORP LZ 8 7/8 8.875% DUE 02-01-2019 REG CUSIP: 549271AG9	270,000.00	338,381.10	335,686.68
MACK-CALI RLTY L P C CRP CLI 5.25 DUE 01-15-2012 BEO CUSIP: 55448QAN6	350,000.00	347,620.00	358,236.90
MACK-CALI RLTY L P NT 5.05% DUE 04-15-2010/04-15-2005 BEO CUSIP: 55448QAL0	85,000.00	84,844.45	85,510.26
MACK-CALI RLTY L P 5.125% DUE 01-15-2015 CUSIP: 55448QAK2	125,000.00	124,231.25	119,471.88
MAGELLAN MIDSTREAM 6.55% DUE 07-15-2019 CUSIP: 559080AE6	850,000.00	917,116.00	922,686.05
MARATHON OIL CORP SR NT 7.5% DUE 02-15-2019 REG CUSIP: 565849AH9	150,000.00	151,214.52	173,117.55
MARKEL CORP NT 7.35% DUE 08-15-2034 BEO CUSIP: 570535AG9	175,000.00	185,387.22	163,870.88
MARTIN MARIETTA 6.6% DUE 04-15-2018 CUSIP: 573284AK2	185,000.00	184,868.65	190,434.38
MEDCO HEALTH SOLUTIONS INC NT 7.125% DUE 03-15-2018/03-18-2008 REG CUSIP:	365,000.00	379,616.70	410,310.74
NATL GRID PLC FORMERLY NATL GRI 6.3 DUE 08-01-2016 BEO CUSIP: 636274AC6	302,000.00	301,350.70	328,440.70

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules 31 DEC 09	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Other

United States — USD

NEVADA PWR CO GENERAL & REF MTG NT SER V7.125% DUE 03-15-2019 REG CUSIP: 641423BY3	290,000.00	289,678.10	323,768.47
NEVADA PWR CO NEVADA POWER COFIRST CPN DATE 02/01/09 6.5 DUE 08-01-2018BEO CUSIP: 641423BW7	170,000.00	169,444.10	182,167.75
NEWMONT MNG CORP 5.125% DUE 10-01-2019 CUSIP: 651639AL0	400,000.00	398,775.52	400,186.80
NEWMONT MNG CORP 6.25% DUE 10-01-2039 CUSIP: 651639AM8	120,000.00	118,569.60	120,143.40
NEWS AMER HLDGS 7.7% DUE 10-30-2025 CUSIP: 652478AZ1	360,000.00	436,579.20	395,496.00
NEWS AMER INC 6.65% DUE 11-15-2037 CUSIP: 652482BQ2	470,000.00	371,043.75	496,464.29
NEWS AMER INC 7.85% DUE 03-01-2039 CUSIP: 652482BU3	290,000.00	334,173.20	339,220.83
NISOURCE FIN CORP GTD NT 6.8% DUE 01-15-2019 REG CUSIP: 65473QAT0	80,000.00	79,779.20	85,555.76
NORFOLK SOUTHN 5.9% DUE 06-15-2019 CUSIP: 655844BC1	400,000.00	399,000.00	427,098.80
OH PWR CO 6 DUE 06-01-2016 BEO CUSIP: 677415CL3	85,000.00	84,763.63	90,114.37
OHIO PWR CO 5.375% DUE 10-01-2021 CUSIP: 677415CP4	250,000.00	256,527.50	250,668.75
ONCOR ELEC DELIVERY CO SR SECD NT DTD 05/06/2002 6.375 CUSIP: 68233DAS6	360,000.00	379,353.60	388,816.56
ONEOK PARTNERS L P GTD SR NT 5.9% DUE 04-01-2012 REG CUSIP: 68268NAA1	750,000.00	762,270.00	795,039.00
PANHANDLE EASTN 6.2% DUE 11-01-2017 CUSIP: 698455AA0	255,000.00	254,339.55	269,630.12
PLAINS ALL AMERN PIPELN L P / PAA FIN SRNT 6.125 DUE 01-15-2017 REG CUSIP: 72650RAP7	500,000.00	515,590.00	525,181.50
PLAINS ALL AMERN 6.7% DUE 05-15-2036 CUSIP: 72650RAM4	180,000.00	179,204.60	183,576.60
PLAINS ALL AMERN 8.75% DUE 05-01-2019 CUSIP: 72650RAU6	130,000.00	155,425.85	153,282.22
PLATINUM UNDERWRITERS FIN INC GTD NT SERB 7.50 DUE 06-01-2017 REG CUSIP: 72766CAD8	195,000.00	185,974.75	199,429.43

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules 31 DEC 09	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Other

United States — USD

PPL ENERGY SUP LLC 6.3% DUE 07-15-2013 CUSIP: 69352JAM9	85,000.00	84,965.15	91,532.25
PPL ENERGY SUPPLY LLC SR NT 6.5% DUE 05-01-2018 BEO CUSIP: 69352JAL1	175,000.00	180,133.75	182,471.98
PRIN FINL GROUP 8.875% DUE 05-15-2019 CUSIP: 74251VAD4	125,000.00	124,145.00	144,189.88
PROGRESS ENERGY INC SR NT 6.05% DUE 03-15-2014 REG CUSIP: 743263AM7	800,000.00	797,800.00	875,806.40
PROGRESS ENERGY INC 6.85 DUE 04-15-2012/04-17-2002 BEO CUSIP: 743263AJ4	180,000.00	188,883.00	195,388.38
PVTPL ACLC FRANCHISE LN RECEIVABLES TR 1997-A CL A-1 144A 7.12 09-17-2012 BEO CUSIP: 00086RAA5	15,968.18	15,978.52	13,806.57
PVTPL ANHEUSER BUSCH INBEV WORLDWIDE INCGTD NT 144A 5.375% DUE 01-15-2020 BEO CUSIP: 03523TAJ7	185,000.00	183,788.25	188,747.92
PVTPL ANHEUSER BUSCH INBEV WORLDWIDE INCGTD NT 144A 5.375% DUE 11-15-2014 BEO CUSIP: 03523TAD0	55,000.00	54,952.70	58,231.58
PVTPL ANHEUSER BUSCH INBEV WORLDWIDE INCGTD NT 144A 6.875% DUE 11-15-2019 BEO CUSIP: 03523TAE8	600,000.00	595,362.00	669,830.40
PVTPL BANK AMER AUTO TR 2009-1 NT CL A-1TALF 144A .668% DUE 07-15-2010 BEO CUSIP: 06052DAA3	260,542.78	260,542.78	260,662.11
PVTPL CMO BAYVIEW COML AST TR SER 2005-4CL B2 144A VAR RT 01-25-2036 BEO CUSIP: 07324SDA7	212,452.65	212,470.36	48,550.95
PVTPL CMO CROWN CASTLE TOWERS LLC / SER 2005-1 CL D 144A VAR RT 06-15-2035 BEO CUSIP: 22822RAD2	360,000.00	341,475.00	363,600.00
PVTPL CMO CROWN CASTLE TOWERS LLC / 06-1 SR NT CL B 144A 5.362 11-15-36 BEO CUSIP: 22822RAH3	615,000.00	607,345.96	630,375.00
PVTPL COX COMMUNICATIONS INC NEW COXENT 6 1/4 06/01/18 14 6.25 DUE 06-01-2018 CUSIP: 224044BS5	265,000.00	266,607.80	282,062.29
PVTPL COX COMMUNICATIONS INC NEW NT 144A8.375% DUE 03-01-2039 BEO CUSIP: 224044BV8	330,000.00	405,800.30	410,909.07
PVTPL CROWN CASTLE TOWERS LLC S 2005-1 REV CL C 144A 5.074 6-15-35 BEO CUSIP: 22822RAC4	375,000.00	348,750.00	378,750.00
PVTPL CTL 1999-11 TR (CVS CORP BROOKLYN NY) 7.15 PASS THRU CTFS 5-15-19 BEO CUSIP: 126659AA9	74,490.04	75,360.83	81,956.18
PVTPL DIRECTV HLDGS LLC / DIRECTV FING INC SR NT 144A 5.875% DUE 10-01-2019 BEO CUSIP: 25459HAH8	215,000.00	214,043.65	218,675.64

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules 31 DEC 09	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Other

United States — USD

PVTPL ERAC USA FIN CO C CRP ENTE 6.375 10/15/17 6.375 DUE 10-15-2017 BEO CUSIP: 26882PBB7	325,000.00	324,837.50	328,271.78
PVTPL ERAC USA FIN CO ERAC FIN 144A 7 DUE 10-15-2037 BEO CUSIP: 26882PBE1	160,000.00	133,889.60	156,609.28
PVTPL FARMERS EXCHANGE CAP TR SURP NT SECS 144A 7.05 DUE 07-15-2028 REG CUSIP: 309588AC5	340,000.00	342,428.86	296,199.84
PVTPL FBG FIN LTD GTD NT 144A 5.125% DUE 06-15-2015 BEO CUSIP: 30239XAC1	175,000.00	174,167.00	181,135.68
PVTPL GREAT RIV ENERGY 1ST MTG SER 2007A144A 5.829% DUE 07-01-2017 BEO CUSIP: 39121JAA8	363,358.89	363,358.89	395,381.71
PVTPL HARLEY-DAVIDSON FDG CORP MEDIUM TRM NT SER C 144A 6.8 6-15-2018 CUSIP: 41283DAB9	215,000.00	205,755.00	214,401.87
PVTPL HEINZ H J FIN CO GTD NT 144A 7.125% DUE 08-01-2039 BEO CUSIP: 42307TAH1	150,000.00	167,391.00	169,580.70
PVTPL KANSAS GAS & ELEC CO 1ST MTG BD 144A 6.7% DUE 06-15-2019 BEO CUSIP: 485260BL6	180,000.00	182,073.45	200,035.80
PVTPL NATL CY BK CLEV OH MEDIUM T MTN 144A 5.25 DUE 12-15-2016 BEO CUSIP: 63534PAE7	500,000.00	385,000.00	497,516.50
PVTPL VIVENDI NT 144A 6.625% DUE 04-04-2018/04-04-2008 CUSIP: 92852EAL9	145,000.00	144,528.75	157,149.41
QUEST DIAGNOSTICS INC SR NT 6.4 DUE 07-01-2017 REG CUSIP: 74834LAM2	225,000.00	224,518.50	246,902.18
QUEST DIAGNOSTICS 4.75% DUE 01-30-2020 CUSIP: 74834LAP5	140,000.00	139,441.60	136,793.86
QUESTAR MKT RES INC NT 6.8% DUE 04-01-2018/03-31-2018 REG CUSIP: 74836JAE3	125,000.00	124,923.75	130,263.00
REED ELSEVIER CAP 8.625% DUE 01-15-2019 CUSIP: 758202AG0	300,000.00	306,696.65	365,030.70
REGENCY CTRS L P 5.25% DUE 08-01-2015/07-31-2015 BEO CUSIP: 75884RAP8	43,000.00	43,029.24	41,170.91
REGENCY CTRS L P 5.875% DUE 06-15-2017 CUSIP: 75884RAQ6	70,000.00	69,668.90	64,777.86
REPUBLIC SVCS INC 5.5% DUE 09-15-2019 CUSIP: 760761AA4	540,000.00	545,488.14	548,344.08
REYNOLDS AMERN INC 7.625% DUE 06-01-2016 CUSIP: 761713AE6	310,000.00	330,735.90	337,954.87

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules 31 DEC 09	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Other

United States — USD

ROWAN COS INC 7.876% DUE 08-01-2019 CUSIP: 779382AK6	285,000.00	283,121.85	317,088.44
SAFEWAY INC NT 4.95% DUE 08-16-2010/08-12-2004 BEO CUSIP: 786514BL2	75,000.00	74,817.00	76,975.20
SLM CORP MEDIUM TERM NTS BOOK ENTRY TR #00057 5.375% DUE 05-15-2014 REG CUSIP: 78442FCJ5	40,000.00	38,571.60	36,894.80
SOUTHN PWR CO SR NT 4.875 DUE 07-15-2015/07-14-2015 REG CUSIP: 843646AF7	240,000.00	230,556.48	249,796.08
STAPLES INC 9.75% DUE 01-15-2014 CUSIP: 855030AJ1	270,000.00	286,218.75	328,981.77
TELE COMMUNICATIONS INC 9.80 BD DUE 2-1-2012 REG CUSIP: 879240AN9	1,100,000.00	1,271,171.00	1,244,985.50
TIME WARNER CABLE INC NT 5.85% DUE 05-01-2017 REG CUSIP: 88732JAH1	450,000.00	428,593.50	472,803.30
TIME WARNER CABLE INC NT 8.75% DUE 02-14-2019 BEO CUSIP: 88732JAP3	175,000.00	175,407.65	213,285.45
TIME WARNER CABLE 5% DUE 02-01-2020 CUSIP: 88732JAW8	440,000.00	431,050.00	426,681.64
TIME WARNER CABLE 6.75% DUE 06-15-2039 CUSIP: 88732JAU2	65,000.00	63,801.74	68,074.83
TIME WARNER CABLE 6.75% DUE 07-01-2018 CUSIP: 88732JAL2	1,295,000.00	1,255,656.39	1,422,639.09
TIME WARNER INC NEW NT 5.875% DUE 11-15-2016 BEO CUSIP: 887317AC9	145,000.00	138,012.97	156,528.66
TRANSOCEAN INC 6% DUE 03-15-2018 CUSIP: 893830AS8	320,000.00	313,476.30	341,421.12
TRIAD AUTOMOBILE 5.26000022888% DUE 11-14-2011 CUSIP: 89578PAC3	24,534.38	23,951.69	24,580.06
TX EASTN TRANSM CORP SR NT 2032 7 DUE 07-15-2032/07-14-2032 BEO CUSIP: 882389CC1	120,000.00	129,075.10	134,876.40
UN PAC CORP 6.125 DUE 01-15-2012 BEO CUSIP: 907818CN6	1,150,000.00	1,248,382.50	1,250,129.35
UNION ELEC CO AMEREN UNION 6% DUE 04-01-2018/04-08-2008 BEO CUSIP: 906548CF7	160,000.00	159,516.80	166,914.88
UNION PAC CORP NT 6.125% DUE 02-15-2020 REG CUSIP: 907818DD7	175,000.00	173,574.50	189,434.35

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules 31 DEC 09	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Other

United States — USD

UNION PAC CORP UNION PACIFIC C 7.875% DUE 01-15-2019/10-07-2008 BEO CUSIP: 907818DB1	115,000.00	118,930.70	139,150.12
USA WASTE SVCS INC 7% DUE 07-15-2028 REG CUSIP: 902917AH6	50,000.00	51,214.00	53,850.65
VALERO ENERGY CORP NEW NT 9.375% DUE 03-15-2019 REG CUSIP: 91913YAN0	145,000.00	148,449.40	172,462.71
VIACOM INC NEW 5.625% DUE 09-15-2019 CUSIP: 92553PAD4	25,000.00	25,012.25	26,102.60
VIACOM INC SR NT 6.875% DUE 04-30-2036/10-18-2006 CUSIP: 925524AX8	235,000.00	235,087.30	254,106.91
WASTE MGMT INC DEL SR NT 7.375% DUE 05-15-2029 BEO CUSIP: 94106LAG4	65,000.00	72,952.10	72,433.92
WASTE MGMT INC DEL 6.125% DUE 11-30-2039 CUSIP: 94106LAV1	230,000.00	232,859.45	228,565.95
WASTE MGMT INC DEL 7.375% DUE 03-11-2019 CUSIP: 94106LAU3	195,000.00	196,302.45	225,013.62
WILLIS N AMER INC 7% DUE 09-29-2019 CUSIP: 970648AE1	205,000.00	207,430.00	208,742.48
WILLIS NORTH AMER INC GTD SR NT 6.2% DUE 03-28-2017/03-28-2007 BEO CUSIP:	280,000.00	279,442.80	277,570.72
XEROX CORP SR NT 5.5 DUE 05-15-2012 BEO CUSIP: 984121BS1	65,000.00	63,985.85	68,693.30
XEROX CORP 5.625% DUE 12-15-2019 CUSIP: 984121CA9	60,000.00	59,835.00	59,916.24
XEROX CORP 5.65% DUE 05-15-2013 CUSIP: 984121BV4	85,000.00	84,207.20	88,566.69
XEROX CORP 6.35% DUE 05-15-2018 CUSIP: 984121BW2	85,000.00	82,688.70	88,665.88
XEROX CORP 6.75% DUE 12-15-2039 CUSIP: 984121CB7	325,000.00	329,303.30	327,447.90
XEROX CORP 8.25% DUE 05-15-2014 CUSIP: 984121BY8	170,000.00	172,295.60	195,010.91
XSTRATA CDA CORP 7.25 7/15/12 CUSIP: 655422AS2	120,000.00	127,485.60	129,471.24
XTO ENERGY INC SR NT 6.25 DUE 04-15-2013REG CUSIP: 98385XAC0	65,000.00	70,741.45	71,588.66

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules 31 DEC 09	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Other

United States — USD

XTO ENERGY INC SR NT 6.375% DUE 06-15-2038/04-18-2008 BEO CUSIP: 98385XAQ9	530,000.00	525,409.60	594,622.37
XTO ENERGY INC 6.5% DUE 12-15-2018 CUSIP: 98385XAT3	190,000.00	190,017.70	217,113.00
YUM BRANDS INC 5.3% DUE 09-15-2019 CUSIP: 988498AF8	70,000.00	69,888.70	70,308.28
YUM BRANDS INC 6.25 DUE 03-15-2018 BEO CUSIP: 988498AC5	100,000.00	93,187.50	109,080.80
YUM BRANDS INC 6.875% DUE 11-15-2037 CUSIP: 988498AD3	115,000.00	96,081.35	124,256.81

Total United States — USD		52,937,835.82	55,334,390.03

Total Corporate Debt Instruments — Other		65,903,575.65	68,716,832.23

Corporate Stock — Preferred

United States — USD

US AIRWAYS GROUP INC PFD SER A NEW CUSIP: 911905701	166.00	0.00	166.00

Total United States — USD		0.00	166.00

Total Corporate Stock — Preferred		0.00	166.00

Value of Interest in Common/Collective Trusts

United States — USD

NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND CUSIP: 195997MV0	9,101,228.17	9,101,228.17	9,101,228.17

Total United States — USD		9,101,228.17	9,101,228.17

Total Value of Interest in Common/Collective Trusts		9,101,228.17	9,101,228.17

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules 31 DEC 09	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Other

Brazil — USD

BRAZIL(FED REP OF) 6 DUE 01-17-2017 BEO CUSIP: 105756BM1	900,000.00	911,620.00	972,000.00

Total Brazil — USD		911,620.00	972,000.00

Canada — USD

CANADA GOVT 2.375% DUE 09-10-2014 CUSIP: 135087ZA5	940,000.00	936,613.95	923,675.02
MAN PROV CDA MAN PROV GLBL NTS 7.500000020100222 20000222 7.5 02-22-10 CUSIP: 563469EP6	781,000.00	822,002.50	788,099.29
NOVA SCOTIA PROV CDA BD 5.125% DUE 01-26-2017 REG CUSIP: 669827FT9	295,000.00	295,663.75	314,118.66
ONT PROV CDA BD 5.125 DUE 07-17-2012 BEO CUSIP: 683234RV2	1,900,000.00	2,045,749.00	2,045,545.70
ONTARIO PROV CDA NT 4.1% DUE 06-16-2014 BEO CUSIP: 6832348A9	220,000.00	219,852.60	229,595.30
QUEBEC PROV CDA NT 4.6% DUE 05-26-2015 BEO CUSIP: 748148RQ8	295,000.00	303,351.70	312,242.75

Total Canada — USD		4,623,233.50	4,613,276.72

Egypt — USD

ARAB REP EGYPT GTD NT 4.45% DUE 09-15-2015 REG CUSIP: 038461AC3	485,000.00	515,532.10	508,823.20

Total Egypt — USD		515,532.10	508,823.20

Italy — USD

ITALY REP BD 5.375% DUE 06-12-2017 BEO CUSIP: 465410BS6	300,000.00	301,860.00	320,343.90

Total Italy — USD		301,860.00	320,343.90

Korea, Republic Of — USD

EXPORT IMPORT BK KOREA NT 5.875% DUE 01-14-2015 REG CUSIP: 302154AU3	400,000.00	397,704.00	429,244.80

Total Korea, Republic Of — USD		397,704.00	429,244.80

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules 31 DEC 09	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Other

Mexico — USD

UTD MEXICAN STS MEDIUM TERM NTS TRANCHE # TR 00010 6.375 DUE 01-16-2013 REG CUSIP: 91086QAK4	175,000.00	186,097.46	193,375.00
UTD MEXICAN STS MTN TRANCHE # TR 00019 5.625 DUE 01-15-2017 REG CUSIP: 91086QAU2	290,000.00	290,760.00	302,325.00

Total Mexico — USD		476,857.46	495,700.00

Qatar — USD

QATAR ST BD DTD 11/2009 144A 4% DUE 01-20-2015 BEO CUSIP: 74727PAJ0	110,000.00	109,857.00	110,275.00

Total Qatar — USD		109,857.00	110,275.00

United States — USD

&&& CASH MARGIN REQUIREMENT ON FINANCIALFUTURES (COLLATERAL) HELD ELSEWHERE CUSIP: 9999990A4	1,055,000.00	1,055,000.00	1,055,000.00
&&&BOND FUTURES OFFSET — LONG CUSIP: 999959927	-210.00	-30,062,953.12	-29,796,234.38
CURATORS UNIV MO SYS FACS REV 5.96% 11-01-2039 BEO TAXABLE CUSIP: 231266FD4	120,000.00	120,000.00	122,870.40
ERIE CNTY N Y TOB AST SECURITIZATION C TAXABLE-AST BKD-SER E 6 06-01-2028 REG CUSIP: 295095BF9	190,000.00	185,346.90	143,248.60
FUT MAR 10 U.S. T-BONDS CUSIP: 999599GH0	3.00	353,156.25	346,125.00
FUT MAR 10 US 2YR T-NOTE CUSIP: 999599GH0	56.00	12,170,156.25	12,110,875.00
FUT MAR 10 10 YR T-NOTES CUSIP: 999599GH0	63.00	7,283,203.12	7,273,546.88
FUT MAR 10 5 YR T NOTE CUSIP: 999599GH0	88.00	10,256,437.50	10,065,687.50
Ml TOB SETTLEMENT FIN AUTH TOB SET SER A0 06-01-34 REG TAXABLE CUSIP: 594751AB5	790,000.00	790,150.82	629,582.60
RECEIVABLE FROM LEHMAN LBI CUSIP: 000629790	53,942.57	53,942.57	0.00
SL- CORE USA SUB FD CUSIP: 218999126	2,230.17	22,301.61	33,452.55
TOB SETTLEMENT AUTH IA TOB SETTLEMENT REV 6.5 06-01-2023 BEO TAXABLE CUSIP: 888805AP3	620,000.00	612,379.32	521,854.00

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules 31 DEC 09	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Other

United States — USD

TOBACCO SETTLEMENT FIN AUTH WEST VA AST BACKED 7.467 06-01-2047 BEO TAXABLE CUSIP: 88880LAA1	110,000.00	110,000.00	86,806.50

Total United States — USD		2,949,121.22	2,592,814.65

Total Other		10,285,785.28	10,042,478.27

Other Liabilities

United States — USD

LlAB: WRAPPER FOR SYNTHETIC CONTRACTS	1.00	0.00	-9,699,799.54
PAYABLE TO LEHMAN LBI	-59,001.50	-59,001.50	-59,001.50
SECURITIES LENDING COLLATERAL FUND ADJUSTMENT	-70,406.80	0.00	-70,406.80

Total United States — USD		-59,001.50	-9,829,207.84

Pending trade purchases: United States dollar	0.00	-29,309,839.40	-29,309,839.40

Total — all currencies		-29,309,839.40	-29,309,839.40

Total Other Liabilities		-29,368,840.90	-39,139,047.24

Payable Other

United States — USD

&&&INVESTMENT MANAGEMENT EXPENSE ACCRUAL CUSIP: 999899537	0.00	0.00	0.00
FEE FOR SECURITIES LENDING ACTIVITY FOR CUSIP: 999766066	4.00	0.00	0.00

Total United States — USD		0.00	0.00

Total Payable Other		0.00	0.00

Total		553,124,121.97	551,454,695.66

**	All or a portion of this security participates in Securities Lending.

MONSANTO SAVINGS AND INVESTMENT PLAN
Schedule of Assets Held for Investment Purposes
As of Dec. 31, 2009
(Dollars in thousands)

Identity of issuer, borrower, lessor or similar party	Cost	Current Value
Total Assets Held per page 43 of attached detail	$1,871,003	$2,478,483

Reconciling Items:
Securities Lending receivable	(23)	(23)
Pending trade sales listed on detail	(4,478)	(4,478)
Pending trade purchases listed on detail	263	263
ESOP loan balance*	5,236	5,236
Collateral held under securities lending agreements	—	52,051
Securities lending adjustment included in total assets held per page 42 of attached detail and in collateral held under securities lending arrangements	—	48
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	—	9,770

Total investments per financial statements	$1,872,001	$2,541,350

*	Represents party-in-interest to the Plan.

Identity of issuer, borrower, lessor or similar party	Cost	Current Value
Total Investment Contract Assets per page 100 of attached detail	$553,124	$551,455
Reconciling Items:
Accrued interest income which is included in the $555,458 on page 42 of the attached detail	4,003	4,003
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	—	9,770

Total investment contracts per financial statements	$557,127	$565,228

MONSANTO SAVINGS AND INVESTMENT PLAN
EIN 43-1878297
SUPPLEMENTAL SCHEDULE 2
Form 5500, Schedule H, Part IV, Line 4i –
Schedule of Assets (Acquired and Disposed of Within Year) for the Year Ended Dec. 31, 2009

5500 Supplemental Schedules	Account number 7879
01 JAN 09 — 31 DEC 09	Account Name MONSANTO CONSOLIDATED
♦     Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

CING999PL4	##INGERSOLL-RAND PLC SHS EUR0.01 SEE SEC2053135	Free Delivery	-6,500.00
		Free Receipt	6,500.00
C23767P109	#REORG DATA DOMAIN INC COM-CASH MERGER EFF 7-23-2009	Acquisitions	11,805.00	-168,154.81
		Dispositions	-11,805.00		330,036.16
CG4776G101	#REORG INGERSOLL-RAND CO CL A PLAN OF REORG/ST OF INCOR #2053135 07/01/09	Acquisitions	6,500.00	-144,958.02
		Free Delivery	-6,500.00
C257559104	#REORG/ DOMTAR CORP COM REV SPLT DOMTAR CORP COM NEW 2052739 EFF 06/11/09	Acquisitions	25,000.00	-35,375.00
		Free Delivery	-70,500.00
C06646V108	#REORG/BANKRATE INC COM CASH MERGER EFF 9/25/09	Acquisitions	3,936.00	-124,650.79
		Dispositions	-3,936.00		67,833.14
C12189T104	#REORG/BURLINGTON NORTHN CASH MERGER EFF2/12/10	Acquisitions	8,710.00	-607,799.67
		Dispositions	-3,920.00		374,211.54
CG24182100	#REORG/COOPER-ST OF INC CHANGE TO COOPERINDS PLC NEW IRELAND 2054511 9/8/09	Acquisitions	9,200.00	-312,562.05
		Free Delivery	-27,400.00
		Free Receipt	18,200.00
CG2552X108	#REORG/COVIDEN LTD PLAN OF REORG TO COVIDEN PLC SEC # 2052566 EFF 6/4/09	Acquisitions	1,100.00	-30,746.43
		Free Delivery	-24,100.00
C25459L106	#REORG/DIRECTV GROUP INC COM-STOCK MEREGR DIRECTV-CLAS A 2056110 11/20/2009	Acquisitions	6,400.00	-160,767.36
		Dispositions	-6,400.00		159,099.90
C26874Q100	#REORG/ENSCO INTL-MANDATORY EXCHANGE-ENSCO-2056772-EFF- 12/23/09	Acquisitions	4,600.00	-159,136.45
		Free Delivery	-4,600.00
C368710406	#REORG/GENENTECH INC CASH MERGER EFF 3/26/09	Acquisitions	11,900.00	-995,227.86
		Dispositions	-76,689.00		7,096,582.19
C36186CAU7	#REORG/GMAC INC FORMERLY GMAC LLC MAND EXCH GMAC INC 3295208 EFF 01/04/2010	Dispositions	-103,000.00		65,920.00
		Free Receipt	103,000.00

5500 Supplemental Schedules	Account number 7879
01 JAN 09 — 31 DEC 09	Account Name MONSANTO CONSOLIDATED
♦     Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C36186CBB8	#REORG/GMAC INC MANDATORY EXCHANGE GMAC INC 3294824 EFF 01/04/2010	Dispositions	-1,959,000.00		1,391,085.90
		Free Receipt	1,959,000.00
C36186CAQ6	#REORG/GMAC INC MANDATORY EXCHANGE GMAC INC 3294985 EFF 01/04/2010	Dispositions	-580,000.00		301,600.00
		Free Receipt	580,000.00
C53071M500	#REORG/LIBTY MAND EXCH LIBERTY ENTMNT A/MEDIA-STARZ A 2056109 2055919 11/20/09	Acquisitions	19,330.00	-406,445.74
		Dispositions	-30,630.00		767,429.63
		Free Delivery	-14,280.00
C55003Q103	#REORG/LUMBER LIQ INC N/C FORMATION OF HOLDING LUMBER LIQ HLDG 2056954 12/31/09	Acquisitions	13,060.00	-173,038.79
		Dispositions	-2,643.00		74,491.66
C55611C108	#REORG/MACROVISION SOLUTIONS CORP N/C TOROVI SEC # 2053409 EFF 7/16/09	Acquisitions	9,243.00	-148,714.18
		Free Delivery	-9,243.00
C589331107	#REORG/MERCK & CO INC COM-NAME CHANGE TOMERCK & CO INC 2055872 EFF 11/3/09	Acquisitions	142,700.00	-3,629,498.29
		Dispositions	-16,000.00		435,002.14
		Free Delivery	-177,685.00
		Free Receipt	15,685.00
C74038A207	#REORG/PREFERRED BLOCKER STK MERGER GMACINC PERP PFD SER G 1003391 10/15/09	Dispositions	-581.00		123,462.50
		Free Receipt	581.00
C775371107	#REORG/ROHM & HAAS CO CASH MERGER EFF 4/1/09	Acquisitions	1,900.00	-116,082.78
		Dispositions	-9,900.00		772,424.49
C806605101	#REORG/SCHERING CASH & STK MRGR TO MERCK& CO INC NEW #2055872 EFF 11/3/09	Acquisitions	18,500.00	-435,998.08
		Dispositions	-69,000.00		1,365,985.34
C85528P108	#REORG/STARENT NETWORKS-CASH MERGER- EFF12/18/09	Acquisitions	13,145.00	-301,003.72
		Dispositions	-13,145.00		442,863.65
C867229106	#REORG/SUNCOR STK MRGR SUNCOR ENERGY INCNEW COM 2053449 08/03/2009	Acquisitions	6,900.00	-214,511.32
		Dispositions	-6,900.00		192,036.34
C866810203	#REORG/SUNMICROSYSTEMS INC CASH MERGER EFF 1/26/10	Acquisitions	20,400.00	-81,837.64
		Dispositions	-60,200.00		550,550.34

5500 Supplemental Schedules	Account number 7879
01 JAN 09 — 31 DEC 09	Account Name MONSANTO CONSOLIDATED
♦     Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C887317105	#REORG/TIME WARNER INC REV SPLIT TO TIMEWARNER INC NEW SEC # 2050695 EFF 3/27/09	Acquisitions	101,600.00	-892,514.76
		Free Delivery	-467,300.00
CG9143X208	#REORG/TYCO INTL LTD ST OF INC CHANGE TOTYCO INTL LTD SWITZ H89128104 3/16/09	Acquisitions	4,500.00	-97,676.35
		Dispositions	-4,700.00		107,345.59
		Free Delivery	-61,350.00
CG9144P105	#REORG/TYCO MAND EXCH/REDOMESTICATION TOTYCO ELECTRONICS LTD 2053003 06/25/2009	Acquisitions	41,850.00	-462,583.14
		Dispositions	-21,900.00		372,955.86
		Free Delivery	-101,900.00
CG95089101	#REORG/WEATHERFORD INTL LTD PLAN O REORGTO WEATHERFORD INTL 2050508 2/26/09	Acquisitions	10,400.00	-103,024.82
		Dispositions	-2.100.00		19,309.39
		Free Delivery	-38,870.00
C983024100	#REORG/WYETH COM CASH AND STOCK MERGER EFF 10-15-09	Acquisitions	8,600.00	-340,132.28
		Dispositions	-69,600.00		3,265,644.82
C002535201	AARONS INC	Acquisitions	4,016.00	-108,891.17
		Dispositions	-1,600.00		46,727.59
C002824100	ABBOTT LAB COM	Acquisitions	6,970.00	-361,062.21
		Dispositions	-51,736.00		2,351,946.71
C002896207	ABERCROMBIE & FITCH CO CL A	Acquisitions	5,185.00	-135,994.67
		Dispositions	-5,185.00		135,946.68
CG1151C101	ACCENTURE PLC SHS CL A NEW	Acquisitions	9,700.00	-381,035.27
		Dispositions	-400.00		16,694.57
CH0023R105	ACE LTD COM STK	Acquisitions	1,600.00	-83,311.52
		Dispositions	-1,200.00		53,164.03
C00508X203	ACTUANT CORP CL A NEW	Acquisitions	15,020.00	-214,559.91
		Dispositions	-12,730.00		183,451.31
C000886309	ADC TELECOMMUNICATIONS INC COM NEW	Acquisitions	14,900 00	-59,635.24
		Dispositions	-37,550.00		299,969.62

5500 Supplemental Schedules	Account number 7879
01 JAN 09 — 31 DEC 09	Account Name MONSANTO CONSOLIDATED
♦     Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C00724F101	ADOBE SYS INC COM	Acquisitions	22,622.00	-598,817.82
		Dispositions	-23,032.00		757,765.50
C000375204	ADR ABB LTD SPONSORED ADR	Acquisitions	37,100.00	-754,104.02
		Dispositions	-37,100.00		739,029.49
C013904305	ADR ALCATEL-LUCENT	Acquisitions	75,200.00	-134,495.44
		Dispositions	-229,100.00		668,990.65
C03938L104	ADR ARCELORMITTAL SA LUXEMBOURG N Y REGISTRY SHS	Acquisitions	45,950.00	-1,445,346.49
		Dispositions	-14,630.00		581,637.04
C046353108	ADR ASTRAZENECA PLC SPONSORED ADR UK	Acquisitions	3,700.00	-123,770.55
		Dispositions	-3,700.00		160,703.14
C05967A107	ADR BANCO SANTANDER BRASIL S A ADS REPSTG 1 UNIT	Acquisitions	38,300.00	-509,951.35
		Dispositions	-38,300.00		494,967.55
C055622104	ADR BP P L C SPONSORED ADR	Acquisitions	600.00	-25,614.00
		Dispositions	-5,600.00		289,067.93
C12721E102	ADR CADBURY PLC SPONSORED ADR ADR	Acquisitions	8,000.00	-267,522.54
		Dispositions	-10,700.00		533,373.17
C151290889	ADR CEMEX SAB DE CV	Acquisitions	29,900.00	-337,947.00
		Dispositions	-0.80		7.92
C25030W100	ADR DESARROLLADORA HOMEX SAB DE CV SPONSORED ADR	Acquisitions	5,620.00	-151,927.72
		Dispositions	-5,620.00		202,258.15
C266043108	ADR DUOYUAN GLOBAL WTR INC SPONSORED ADR	Acquisitions	1,072.00	-17,152.00
		Dispositions	-1,072.00		22,575.61
C29081M102	ADR EMBRAER-EMPRESA BRASILEIRA DE AERONAUTICA S A SPONSR ADR REPSTG PFDSHS	Acquisitions	10,700.00	-160,576.62
		Dispositions	-3,600.00		81,308.17

5500 Supplemental Schedules	Account number 7879
01 JAN 09 — 31 DEC 09	Account Name MONSANTO CONSOLIDATED
♦     Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C294821608	ADR ERICSSON L M TEL CO ADR CL B SEK 10 NEW ERICSSON L M TEL CO ADR	Acquisitions	20,000.00	-164,300.00
		Dispositions	-41,100.00		386,302.72
C362607301	ADR GAFISA S A SPONSORED ADR REPSTG 2 COM SHS	Acquisitions	10,595.00	-120,539.32
		Dispositions	-10,595.00		81,371.77
C37733W105	ADR GLAXOSMITHKLINE PLC SPONSORED ADR	Acquisitions	15,400.00	-524,290.98
		Dispositions	-3,400.00		142,019.79
C404280406	ADR HSBC HLDGS PLC SPONSORED ADR NEW	Acquisitions	7,635.00	-141,152.48
		Dispositions	-3,201.57		172,031.14
C456788108	ADR INFOSYS TECHNOLOGIES LTD SPONSORED ADR REPSTG 1 EQUITY SH	Acquisitions	500.00	-12,810.57
		Dispositions	-11,500.00		346,633.63
C654902204	ADR NOKIA CORP SPONSORED ADR	Acquisitions	84,100.00	-1,065,024.16
		Dispositions	-15,500.00		227,133.86
C69832A205	ADR PANASONIC CORP ADR ADR	Acquisitions	23,000.00	-266,556.40
		Dispositions	-6,500.00		75,885.50
C71654V408	ADR PETROLEO BRASILEIRO SA PETROBRAS SPONSORED ADR	Acquisitions	24,500.00	-951,827.42
		Dispositions	-17,500.00		847,258.23
C71654V101	ADR PETROLEO BRASILEIRO SA PETROBRAS SPONSORED ADR NON VTG	Acquisitions	31,300.00	-1,186,208.30
		Dispositions	-31,300.00		1,388,816.56
C767204100	ADR RIO TINTO PLC SPONSORED ADR	Acquisitions	9,345.00	-1,604,224.71
		Dispositions	-9,345.00		1,918,978.70
C771195104	ADR ROCHE HLDG LTD SPONSORED ADR ISIN #US771195104	Acquisitions	13,100.00	-425,399.08
		Dispositions	-3,700.00		135,623.02
C780259206	ADR ROYAL DUTCH SHELL PLC SPONSORED ADR REPSTG A SHS	Acquisitions	3,900.00	-194,927.43
		Dispositions	-10,400.00		558,316.29
C780259107	ADR ROYAL DUTCH SHELL PLC SPONSORED ADR REPSTG B SHS	Acquisitions	9,500.00	-470,511.65
		Dispositions	-1,200.00		62,278.78

5500 Supplemental Schedules	Account number 7879
01 JAN 09 — 31 DEC 09	Account Name MONSANTO CONSOLIDATED
♦     Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C80105N105	ADR SANOFI-AVENTIS SPONSORED ADR	Acquisitions	17,900.00	-499,384.94
		Dispositions	-52,800.00		1,426,124.02
C803054204	ADR SAP AG SPONSORED ADR	Acquisitions	10,500.00	-433,873.75
		Dispositions	-400.00		17,741.53
C835699307	ADR SONY CORP AMERN SH NEW	Acquisitions	14,000.00	-266,707.70
		Dispositions	-23,300.00		456,702.07
C874039100	ADR TAIWAN SEMICONDUCTOR MFG CO LTD SPONSORED ADR	Acquisitions	122,100.00	-1,310,927.19
		Dispositions	-122,710.48		1,329,396.90
C881624209	ADR TEVA PHARMACEUTICAL INDS	Acquisitions	19,525.00	-926,595.15
		Dispositions	-43,870.00		2,127,410.14
C892331307	ADR TOYOTA MTR CORP ADR FOR 2 COM	Acquisitions	12,700.00	-987,384.40
		Dispositions	-14,600.00		1,221,839.84
C904767704	ADR UNILEVER PLC SPONSORED ADR NEW	Acquisitions	34,710.00	-856,096.56
		Dispositions	-21,500.00		511,171.71
C91912E105	ADR VALE S A ADR	Acquisitions	41,950.00	-1,175,486.96
		Dispositions	-2,300.00		40,331.30
C92857W209	ADR VODAFONE GROUP PLC NEW SPONSORED ADRNEW ADR	Acquisitions	115,500.00	-2,310,911.75
		Dispositions	-4,200.00		96,557.50
C00766T100	AECOM TECHNOLOGY CORP DELAWARE COM	Acquisitions	5,686.00	-118,007.51
		Dispositions	-5,686.00		155,097.58
C00817Y108	AETNA INC	Acquisitions	13,400.00	-387,177.31
		Dispositions	-1,400.00		43,256.50
C008252108	AFFILIATED MANAGERS GROUP INC COM STK	Acquisitions	110.00	-6,106.10
		Dispositions	-536.00		19,830.65
C001055102	AFLAC INC COM	Acquisitions	3,900.00	-143,444.08
		Dispositions	-16,780.00		381,318.92

5500 Supplemental Schedules	Account number 7879
01 JAN 09 — 31 DEC 09	Account Name MONSANTO CONSOLIDATED
♦     Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C00846U101	AGILENT TECHNOLOGIES INC COM	Acquisitions	13,339.00	-339,310.26
		Dispositions	-3,600.00		108,281.08
C009158106	AIR PROD & CHEM INC COM	Acquisitions	40,425.00	-3,011,226.52
		Dispositions	-32,555.00		2,116,884.85
C009363102	AIRGAS INC COM	Acquisitions	1,055.00	-34,024.74
		Dispositions	-5,797.00		237,047.09
C013078100	ALBERTO-CULVER CO NEW COM STK	Acquisitions	4,760.00	-104,573.59
		Dispositions	-16,455.00		407,485.83
C013817101	ALCOA INC COM STK	Acquisitions	40,000.00	-241,906.50
		Dispositions	-37,800.00		441,087.39
CH01301102	ALCON INC COM CHF0.20	Acquisitions	33,650.00	-4,191,150.09
		Dispositions	-15,405.00		1,442,973.71
C015271109	ALEXANDRIA REAL ESTATE EQUITIES INC COM	Acquisitions	595.00	-21,672.09
		Dispositions	-4,335.00		156,078.16
C018802108	ALLIANT ENERGY CORP COM ISIN #US0188021085	Acquisitions	4,800.00	-138,252.93
		Dispositions	-4,800.00		141,032.37
C020002101	ALLSTATE CORP COM	Acquisitions	22,800.00	-545,071.13
		Dispositions	-10,500.00		294,289.13
C021441100	ALTERA CORP COM	Acquisitions	92,860.00	-1,591,087.86
		Dispositions	-92,860.00		1,907,011.02
C02209S103	ALTRIA GROUP INC COM	Acquisitions	18,400.00	-316,200.75
		Dispositions	-14,400.00		256,297.55
C023135106	AMAZON COM INC COM	Acquisitions	15,200.00	-1,236,096.88
		Dispositions	-17,765.00		1,591,582.20

5500 Supplemental Schedules	Account number 7879
01 JAN 09 — 31 DEC 09	Account Name MONSANTO CONSOLIDATED
♦     Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C023436108	AMEDISYS INC COM	Acquisitions	3,270.00	-117,017.28
		Dispositions	-1,230.00		41,782.86
C02553E106	AMERICAN EAGLE OUTFITTERS INC NEW COM	Acquisitions	2,100.00	-22,647.24
		Dispositions	-18,030.00		159,738.81
C025816109	AMERICAN EXPRESS CO	Acquisitions	7,200.00	-157,094.49
		Dispositions	-3,300.00		123,686.89
C02913V103	AMERICAN PUB ED INC COM STK	Acquisitions	2,055.00	-71,449.09
		Dispositions	-3,441.00		137,884.13
C029912201	AMERICAN TOWER CORP CL A	Acquisitions	4,500.00	-135,477.00
		Dispositions	-4,500.00		166,962.35
C031162100	AMGEN INC COM	Acquisitions	26,505.00	-1,414,079.30
		Dispositions	-19,945.00		1,127,972.71
C032654105	ANALOG DEVICES INC COM	Acquisitions	13,300.00	-342,781.32
		Dispositions	-400.00		11,897.13
C00184X105	AOL INC COM STK	Dispositions	-0.72		16.64
		Free Receipt	13,775.72
C037411105	APACHE CORP COM	Acquisitions	22,700.00	-1,825,048.48
		Dispositions	-22,100.00		1,889,022.33
C037604105	APOLLO GROUP INC CL A	Acquisitions	14,100.00	-851,592.74
		Dispositions	-14,100.00		940,959.68
C037833100	APPLE INC	Acquisitions	10,915.00	-1,489,686.90
		Dispositions	-26,785.00		2,782,056.80
C038222105	APPLIED MATERIALS INC COM	Acquisitions	33,100.00	-359,673.44
		Dispositions	-33,100.00		430,097.55
C040049108	ARENA RES INC COM	Acquisitions	135.00	-4,395.60
		Dispositions	-6,580.00		194,289.97

5500 Supplemental Schedules	Account number 7879
01 JAN 09 — 31 DEC 09	Account Name MONSANTO CONSOLIDATED
♦     Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

CG0464B107	ARGO GROUP INTERNATIONAL HOLDINGS COM STK	Acquisitions	140.00	-4,107.60
		Dispositions	-7,038.00		200,614.52
C04289L107	ART TECH GROUP INC OC-COM ISIN US04289L107	Acquisitions	138,415.00	-479,309.40
		Dispositions	-26,950.00		116,333.62
C04518A104	ASIAINFO HLDGS INC COM	Acquisitions	5,610.00	-59,457.59
		Dispositions	-17,614.00		339,265.44
C049164205	ATLAS AIR WORLDWIDE HLDGS INC COM NEW STK	Acquisitions	1,546.00	-27,324.55
		Dispositions	-6,130.00		144,539.69
C052800109	AUTOLIV INC COM STK	Acquisitions	8,945.00	-191,185.09
		Dispositions	-4,000.00		109,053.19
C05329W102	AUTONATION INC DEL COM	Acquisitions	8,500.00	-82,744.95
		Dispositions	-8,500.00		173,638.82
CY0486S104	AVAGO TECHNOLOGIES LTD	Acquisitions	3,000.00	-45,000.00
		Dispositions	-3,000.00		50,028.34
C05379B107	AVISTA CORP COM ISIN # US05379B1070	Acquisitions	1,275.00	-18,508.16
		Dispositions	-16,465.00		242,011.30
C054303102	AVON PRODUCTS INC COM USD0.25	Acquisitions	10,200.00	-232,183.92
		Dispositions	-10,200.00		349,011.42
C03739T108	A123 SYS INC COM	Acquisitions	2,539.00	-34,276.50
		Dispositions	-2,539.00		44,697.17
C05874B107	BALLY TECHNOLOGIES INC COM STK	Acquisitions	13,230.00	-332,867.79
		Dispositions	-13,230.00		540,435.70
C060505419	BANK AMER CORP COM EQUIVALENT SEC	Acquisitions	8,800.00	-132,000.00
		Dispositions	-200.00		3,009.92
C064058100	BANK NEW YORK MELLON CORP COM STK	Acquisitions	107,400.00	-2,994,042.59
		Dispositions	-40,900.00		1,182,306.21

5500 Supplemental Schedules	Account number 7879
01 JAN 09 — 31 DEC 09	Account Name MONSANTO CONSOLIDATED
♦     Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C060505104	BANK OF AMERICA CORP	Acquisitions	387,540.00	-4,955,457.59
		Dispositions	-255,640.00		2,553,124.72
C071813109	BAXTER INTL INC COM	Acquisitions	62,575.00	-3,477,701.54
		Dispositions	-45,445.00		2,441,893.52
C075571109	BEBE STORES INC COM	Acquisitions	16,975.00	-131,932.29
		Dispositions	-16,975.00		141,274.05
C075887109	BECTON DICKINSON & CO COM	Acquisitions	5,000.00	-345,559.17
		Dispositions	-15,530.00		965,090.78
C055451AG3	BHP BILLITON FIN 5.5% DUE 04-01-2014	Acquisitions	250,000.00	-249,165.00
		Dispositions	-100,000.00		109,706.00
C09061G101	BIOMARIN PHARMACEUTICAL INC COM ISIN CH0008107010	Acquisitions	4,910.00	-95,674.94
		Dispositions	-4,910.00		62,741.58
C091797100	BLACK & DECKER CORP COM	Acquisitions	3,000.00	-123,150.00
		Dispositions	-3,000.00		192,655.26
C091935502	BLACKBOARD INC COM	Acquisitions	1,015.00	-26,294.88
		Dispositions	-2,360.00		95,753.27
C09534T508	BLUE COAT SYS INC COM NEW	Acquisitions	20,685.00	-341,822.43
		Dispositions	-8,510.00		124,230.26
C055921100	BMC SOFTWARE INC COM STK	Acquisitions	13,900.00	-364,740.19
		Dispositions	-5,000.00		171,842.57
C097023105	BOEING CO COM	Acquisitions	3,900.00	-122,091.28
		Dispositions	-200.00		10,051.87
C099724106	BORG WARNER INC COM	Acquisitions	4,112.00	-81,682.41
		Dispositions	-4,112.00		107,710.67

5500 Supplemental Schedules	Account number 7879
01 JAN 09 — 31 DEC 09	Account Name MONSANTO CONSOLIDATED
♦     Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C110122108	BRISTOL MYERS SQUIBB CO COM	Acquisitions	25,700.00	-558,313.11
		Dispositions	-11,900.00		254,670.57
CG16962105	BUNGE LTD	Acquisitions	1,800.00	-86,332.14
		Dispositions	-2,200.00		124,837.32
C12673P105	CA INC COM	Acquisitions	16,100.00	-313,528.65
		Dispositions	-22,300.00		443,048.55
C13342B105	CAMERON INTL CORP COM STK	Acquisitions	48,675.00	-1,261,547.13
		Dispositions	-3,900.00		150,021.34
C14040HAR6	CAP 1 FINL CORP 6.75 DUE 09-15-2017 BEO	Acquisitions	200,000.00	-202,728.00
		Dispositions	-400,000.00		342,224.00
C14040H105	CAP 1 FNCL COM	Acquisitions	56,000.00	-1,315,303.28
		Dispositions	-6,500.00		246,231.86
C139594105	CAPELLA ED CO COM	Acquisitions	90.00	-4,554.00
		Dispositions	-4,674.00		304,890.14
C14149Y108	CARDINAL HLTH INC	Acquisitions	14,500.00	-515,325.85
		Dispositions	-72,200.00		2,145,609.31
C14159L103	CARDIONET INC COM STK	Acquisitions	1,710.00	-28,723.45
		Dispositions	-8,575.00		94,947.06
C14170T101	CAREFUSION CORP COM	Dispositions	-1,800.00		33,586.05
		Free Receipt	41,800.00
C143130102	CARMAX INC COM	Acquisitions	5,000.00	-39,560.00
		Dispositions	-5,500.00		88,754.51
C143658300	CARNIVAL CORP COM PAIRED	Acquisitions	28,650.00	-891,913.59
		Dispositions	-6,900.00		177,706.67
C149123101	CATERPILLAR INC COM	Acquisitions	44,600.00	-1,682,755.85
		Dispositions	-27,000.00		1,033,858.37

5500 Supplemental Schedules 01 JAN 09 — 31 DEC 09	Account number 7879 Account Name MONSANTO CONSOLIDATED
♦	Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C124857202	CBS CORP NEW CL B	Acquisitions	8,400.00	-45,846.00
		Dispositions	-8,100.00		110,607.51
C151020104	CELGENE CORP COM	Acquisitions	19,285.00	-941,218.56
		Dispositions	-39,045.00		1,880,231.71
C166764100	CHEVRON CORP COM	Acquisitions	8,000.00	-548,188.10
		Dispositions	-5,900.00		370,460.31
C17275R102	CISCO SYSTEMS INC	Acquisitions	61,100.00	-1,214,346.70
		Dispositions	-142,700.00		2,836,520.87
C172967101	CITIGROUP INC COM	Acquisitions	236,700.00	-834,190.63
		Dispositions	-323,701.00		1,096,866.17
		Free Receipt	138,846.00
C172967572	CITIGROUP INC DEP SHS REPSTG 1/1000TH PFD SER AA PFD STK	Acquisitions	19,000.00	-309,695.64
		Free Delivery	-19,000.00
C177376100	CITRIX SYS INC COM	Acquisitions	19,000.00	-463,661.25
		Dispositions	-3,400.00		121,363.62
C178566105	CITY NATL CORP COM	Acquisitions	1,423.00	-44,957.49
		Dispositions	-4,817.00		171,649.00
C12561E105	CKE RESTAURANTS INC COM STK	Acquisitions	22,620.00	-158,184.93
		Dispositions	-22,620.00		222,675.68
C184496107	CLEAN HBRS INC COM	Acquisitions	130.00	-6,767.80
		Dispositions	-405.00		19,919.60
C12572Q105	CME GROUP INC COM STK	Acquisitions	5,060.00	-1,572,774.32	2,311,773.88
		Dispositions	-9,620.00
C189754104	COACH INC COM	Acquisitions	5,910.00	-156,007.02
		Dispositions	-200.00		6,025.83

5500 Supplemental Schedules 01 JAN 09 — 31 DEC 09	Account number 7879 Account Name MONSANTO CONSOLIDATED
♦	Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C191216100	COCA COLA CO COM	Acquisitions	5,035.00	-229,226.29
		Dispositions	-38,715.00		1,800,705.76
C194162103	COLGATE-PALMOLIVE CO COM	Acquisitions	6,325.00	-440,315.01
		Dispositions	-48,195.00		2,956,693.70
C20030N200	COMCAST CORP NEW CL A SPL CL A SPL	Acquisitions	35,200.00	-554,066.38
		Dispositions	-100.00		1,661.39
C20030N101	COMCAST CORP NEW-CL A	Acquisitions	134,000.00	-1,957,097.80
		Dispositions	-116,500.00		1,654,962.11
C200340107	COMERICA INC COM	Acquisitions	4,400.00	-71,119.26
		Dispositions	-3,800.00		100,177.69
C204166102	COMMVAULT SYS INC COM STK	Acquisitions	19,060.00	-251,479.77
		Dispositions	-4,390.00		67,088.88
C205363104	COMPUTER SCI CORP COM	Acquisitions	9,500.00	-386,678.85
		Dispositions	-22,900.00		1,041,460.78
C205826209	COMTECH TELECOMMUNICATIONS CORP COM NEW	Acquisitions	1,535.00	-43,339.85
		Dispositions	-6,515.00		223,182.54
C205887102	CONAGRA FOODS INC	Acquisitions	10,000.00	-176,700.00
		Dispositions	-10,000.00		223,140.26
C20605P101	CONCHO RES INC COM STK	Acquisitions	160.00	-4,796.40
		Dispositions	-5,151.00		149,106.79
C208242107	CONNS INC COM	Acquisitions	20,935.00	-289,025.88
		Dispositions	-20,935.00		153,717.15
C20825C104	CONOCOPHILLIPS COM	Acquisitions	47,300.00	-2,131,585.47
		Dispositions	-2,500.00		124,533.75
C21036P108	CONSTELLATION BRANDS INC CL A CL A	Acquisitions	21,200.00	-310,685.12
		Dispositions	-9,300.00		102,080.67

5500 Supplemental Schedules 01 JAN 09 — 31 DEC 09	Account number 7879 Account Name MONSANTO CONSOLIDATED
♦	Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

CG24140108	COOPER INDUSTRIES PLC NEW IRELAND COM STK	Acquisitions	34,600.00	-1,348,625.87
		Free Delivery	-18,200.00
		Free Receipt	27,400.00
CN22717107	CORE LABORATORIES NV NLG0.03	Acquisitions	1,989.00	-210,319.72
		Dispositions	-1,464.00		110,505.47
C218868107	CORINTHIAN COLLEGES INC COM STK	Acquisitions	3,340.00	-51,491.94
		Dispositions	-13,000.00		213,498.85
C219350105	CORNING INC COM	Acquisitions	29,100.00	-330,934.95
		Dispositions	-8,600.00		137,866.25
C22160K105	COSTCO WHOLESALE CORP NEW COM	Acquisitions	17,605.00	-952,814.75
		Dispositions	-22,480.00		1,127,941.53
C222862104	COVENTRY HEALTH CARE INC COM	Acquisitions	7,505.00	-122,416.31
		Dispositions	-7,505.00		81,226.24
C22303QAG5	COVIDIEN INTL FIN 6% DUE 10-15-2017	Acquisitions	50,000.00	-53,016.50
		Dispositions	-250,000.00		276,415.00
C225447101	CREE INC COM	Acquisitions	4,200.00	-213,869.29
		Dispositions	-100.00		5,205.36
C228227104	CROWN CASTLE INTL CORP COM STK	Acquisitions	5,800.00	-133,746.26
		Dispositions	-5,800.00		175,469.84
C231021106	CUMMINS INC	Acquisitions	50,940.00	-1,506,598.97
		Dispositions	-29,240.00		711,971.16
C126650100	CVS CAREMARK CORP COM STK	Acquisitions	2,700.00	-89,506.18
		Dispositions	-25,000.00		689,308.18
C23251J106	CYBERSOURCE CORP DEL COM	Acquisitions	16,920.00	-245,123.90
		Dispositions	-16,920.00		265,704.83

5500 Supplemental Schedules 01 JAN 09 — 31 DEC 09	Account number 7879 Account Name MONSANTO CONSOLIDATED
♦	Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C235851102	DANAHER CORP COM	Acquisitions	28,060.00	-1,639,812.65
		Dispositions	-10,715.00		760,897.10
C244199105	DEERE & CO COM	Acquisitions	815.00	-32,381.27
		Dispositions	-9,450.00		413,209.88
C24702R101	DELL INC COM STK	Acquisitions	33,900.00	-417,069.30
		Dispositions	-10,800.00		91,380.55
CD18190898	DEUTSCHE BK AG COM STK ISIN DE0005140008 SDL 505964X	Acquisitions	4,600.00	-152,226.08
		Dispositions	-3,750.00		198,101.55
C25179M103	DEVON ENERGY CORP NEW COM	Acquisitions	4,200.00	-222,932.82
		Dispositions	-500.00		31,992.97
C251893103	DEVRY INC DEL COM	Acquisitions	9,853.00	-497,775.74
		Dispositions	-9,853.00		539,343.21
C252784301	DIAMONDROCK HOSPITALITY CO COM STK	Acquisitions	15,380.00	-94,170.93
		Dispositions	-15,380.00		94,615.31
C25389M877	DIGITALGLOBE INC COM NEW COM NEW	Acquisitions	711.00	-13,509.00
		Dispositions	-711.00		13,263.21
C25490A101	DIRECTV COM CL A COM CL A	Dispositions	-0.43		14.30
		Free Receipt	14,282.00
C256677105	DOLLAR GEN CORP NEW COM	Acquisitions	3,500.00	-73,500.00
		Dispositions	-3,500.00		78,500.65
C256746108	DOLLAR TREE INC COM STK	Acquisitions	941.00	-33,152.28
		Dispositions	-5,361.00		238,000.19
C260543103	DOW CHEMICAL CO COM	Acquisitions	30,000.00	-475,063.38
		Dispositions	-10,000.00		216,886.63
C23335C101	DTS INC COM	Acquisitions	918.00	-14,856.33
		Dispositions	-10,973.00		289,537.36

5500 Supplemental Schedules 01 JAN 09 — 31 DEC 09	Account number 7879 Account Name MONSANTO CONSOLIDATED
♦	Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C264411505	DUKE RLTY CORP COM NEW REIT	Acquisitions	3,406.00	-26,055.90
		Dispositions	-3,406.00		29,352.83
C26613Q106	DUPONT FABROS TECH INC REIT	Acquisitions	17,765.00	-144,756.64
		Dispositions	-17,765.00		216,094.25
C277276101	EASTGROUP PPTYS INC REIT	Acquisitions	3,560.00	-99,545.79
		Dispositions	-3,560.00		120,190.47
C277432100	EASTMAN CHEM CO COM	Acquisitions	300.00	-6,869.01
		Dispositions	-5,300.00		285,832.38
C278642103	EBAY INC COM	Acquisitions	49,400.00	-636,460.82
		Dispositions	-29,000.00		657,901.95
C281020107	EDISON INTL COM	Acquisitions	22,900.00	-690,373.99
		Dispositions	-600.00		21,361.31
C532457108	ELI LILLY & CO COM	Acquisitions	30,200.00	-1,002,595.41
		Dispositions	-25,200.00		876,708.07
C268648102	EMC CORP COM	Acquisitions	148,645.00	-2,299,873.46
		Dispositions	-16,385.00		217,490.75
C291011104	EMERSON ELECTRIC CO COM	Acquisitions	26,600.00	-774,942.88
		Dispositions	-89,125.00		3,118,322.78
C29364G103	ENTERGY CORP NEW COM	Acquisitions	1,400.00	-105,936.75
		Dispositions	-1,800.00		125,916.99
C26875P101	EOG RESOURCES INC COM	Acquisitions	6,210.00	-412,869.72
		Dispositions	-42,650.00		2,933,151.10
C297425100	ESTERLINE TECHNOLOGIES CORP COM STK	Acquisitions	6,910.00	-175,441.00
		Dispositions	-825.00		30,461.36
CN31010106	EURAND N.V. EUR0.01	Acquisitions	7,745.00	-89,302.52
		Dispositions	-5,050.00		53,409.88

5500 Supplemental Schedules 01 JAN 09 — 31 DEC 09	Account number 7879 Account Name MONSANTO CONSOLIDATED
♦	Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C269279402	EXCO RES INC COM	Acquisitions	14,075.00	-144,318.17
		Dispositions	-14,075.00		186,728.20
C30161N101	EXELON CORP COM	Acquisitions	17,400.00	-817,475.46
		Dispositions	-5,500.00		270,434.78
C302182100	EXPRESS SCRIPTS INC COM	Acquisitions	19,035.00	-1,296,109.97
		Dispositions	-4,610.00		303,335.66
C30231G102	EXXON MOBIL CORP COM	Acquisitions	1,300.00	-86,339.11
		Dispositions	-3,000.00		231,983.00
C302571104	F P L GROUP INC COM	Acquisitions	2,600.00	-136,825.46
		Dispositions	-1,000.00		52,227.27
C303075105	FACTSET RESH SYS INC COM STK	Acquisitions	210.00	-11,476.50
		Dispositions	-1,695.00		85,392.73
C303726103	FAIRCHILD SEMICONDUCTOR INTL INC COM	Acquisitions	35,040.00	-244,388.35
		Dispositions	-17,040.00		149,811.89
C31428X106	FEDEX CORP COM	Acquisitions	54,095.00	-2,796,827.51
		Dispositions	-18,825.00		1,572,972.66
C336433107	FIRST SOLAR INC COM	Acquisitions	2,600.00	-485,674.57
		Dispositions	-2,600.00		331,287.15
C343498101	FLOWERS FOODS INC COM	Acquisitions	395.00	-8,924.79
		Dispositions	-6,925.00		164,543.17
C343412102	FLUOR CORP NEW COM	Acquisitions	11,115.00	-522,882.31
		Dispositions	-32,055.00		1,104,105.67
C346375108	FORMFACTOR INC COM STK	Acquisitions	9,085.00	-166,195.62
		Dispositions	-9,085.00		202,960.16

5500 Supplemental Schedules 01 JAN 09 — 31 DEC 09	Account number 7879 Account Name MONSANTO CONSOLIDATED
♦	Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C35671D857	FREEPORT-MCMORAN COPPER & GOLD INC	Acquisitions	89,345.00	-4,573,427.78
		Dispositions	-59,470.00		3,684,142.69
C354613101	FRKLN RES INC COM	Acquisitions	17,300.00	-1,647,825.37
		Dispositions	-12,585.00		901,353.54
C364760108	GAP INC COM	Acquisitions	21,300.00	-262,674.95
		Dispositions	-39,400.00		653,811.46
C366651107	GARTNER INC COM	Acquisitions	12,843.00	-120,959.37
		Dispositions	-12,843.00		200,698.96
C81941U105	GDR SHANDA GAMES LTD SPONSORED ADR REPSTG CL A	Acquisitions	2,900.00	-36,250.00
		Dispositions	-2,900.00		31,582.89
C369550108	GENERAL DYNAMICS CORP COM	Acquisitions	3,855.00	-228,214.08
		Dispositions	-2,215.00		119,273.73
C369604103	GENERAL ELECTRIC CO	Acquisitions	164,000.00	-1,900,286.49
		Dispositions	-20,800.00		181,433.21
C370334104	GENERAL MILLS INC COM	Acquisitions	16,465.00	-1,042,975.43
		Dispositions	-19,060.00		1,050,550.37
C37243V100	GENOPTIX INC COM	Acquisitions	1,253.00	-35,437.20
		Dispositions	-2,743.00		80,204.00
C37247D106	GENWORTH FINL INC COM CL A COM CL A	Acquisitions	20,900.00	-182,292.68
		Dispositions	-14,600.00		133,881.42
C372917104	GENZYME CORP COM	Acquisitions	100.00	-6,691.50
		Dispositions	-2,800.00		157,830.13
C999500FC0	GIC AEGON GLOBAL WRAP CNTRCT CDA00004TR RATE: 5.110% (BLEND**INC	Acquisitions	53,667,530.95	-53,667,530.95
		Dispositions	-10,000,000.00		10,000,000.00
C375558103	GILEAD SCIENCES INC	Acquisitions	34,695.00	-1,564,738.67
		Dispositions	-46,865.00		2,260,922.98

5500 Supplemental Schedules 01 JAN 09 — 31 DEC 09	Account number 7879 Account Name MONSANTO CONSOLIDATED
♦	Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C38141G104	GOLDMAN SACHS GROUP INC COM	Acquisitions	57,140.00	-7,420,101.98
		Dispositions	-37,705.00		3,839,835.53
C382550101	GOODYEAR TIRE & RUBBER CO COM	Acquisitions	26,525.00	-335,282.35
		Dispositions	-7,590.00		135,573.58
C38259P508	GOOGLE INC CL A CL A	Acquisitions	4,870.00	-1,940,007.57
		Dispositions	-9,865.00		3,797,495.51
C36238G102	GSI COMM INC COM STK	Acquisitions	22,715.00	-326,810.26
		Dispositions	-2,040.00		50,218.20
C403777105	GYMBOREE CORP COM	Acquisitions	5,672.00	-210,657.95
		Dispositions	-3,325.00		108,267.68
C411310105	HANSEN NAT CORP COM	Acquisitions	520.00	-18,427.50
		Dispositions	-6,765.00		241,590.38
C413086109	HARMAN INTL INDS INC NEW COM STK USD0.01	Acquisitions	11,695.00	-220,109.82
		Dispositions	-11,695.00		330,979.50
C415864107	HARSCO CORP COM	Acquisitions	280.00	-8,069.21
		Dispositions	-11,560.00		319,332.44
C416515104	HARTFORD FINL SVCS GROUP INC COM	Acquisitions	6,900.00	-91,838.05
		Dispositions	-11,100.00		218,526.32
C423452101	HELMERICH & PAYNE INC COM	Acquisitions	2,519.00	-62,656.90
		Dispositions	-6,290.00		140,629.77
C428236103	HEWLETT PACKARD CO COM	Acquisitions	56,060.00	-2,031,888.44
		Dispositions	-129,952.00		5,097,007.24
C428567101	HIBBETT SPORTS INC COM STK	Acquisitions	9,320.00	-157,749.09
		Dispositions	-9,320.00		182,948.75
C40425J101	HMS HLDGS CORP COM	Acquisitions	1,000.00	-33,751.20
		Dispositions	-916.00		27,948.37

5500 Supplemental Schedules 01 JAN 09 — 31 DEC 09	Account number 7879 Account Name MONSANTO CONSOLIDATED
♦	Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C437076102	HOME DEPOT INC COM	Acquisitions	45,200.00	-1,024,119.28
		Dispositions	-34,900.00		840,930.07
C438516106	HONEYWELL INTL INC COM STK	Acquisitions	12,800.00	-402,040.61
		Dispositions	-22,150.00		663,118.36
C444903108	HUMAN GENOME SCIENCES INC COM	Acquisitions	57,191.00	-558,471.52
		Dispositions	-26,145.00		149,445.90
C450828108	IBERIABANK CORP COM	Acquisitions	2,500.00	-107,892.13
		Dispositions	-831.00		34,954.49
C452308109	ILL TOOL WKS INC COM	Acquisitions	71,910.00	-2,952,189.20
		Dispositions	-315.00		14,010.48
C452327109	ILLUMINA INC COM	Acquisitions	6,525.00	-249,705.27
		Dispositions	-10,470.00		364,316.46
C458140100	INTEL CORP COM	Acquisitions	325,995.00	-5,432,744.63
		Dispositions	-88,685.00		1,740,472.62
C45865V100	INTERCONTINENTALEXCHANGE INC COM	Acquisitions	1,345.00	-92,464.82
		Dispositions	-4,950.00		460,911.35
C459200101	INTERNATIONAL BUSINESS MACHS CORP COM	Acquisitions	4,500.00	-505,449.76
		Dispositions	-2,100.00		268,841.52
C460690100	INTERPUBLIC GROUP COMPANIES INC COM	Acquisitions	51,100.00	-225,312.20
		Dispositions	-27,100.00		154,388.45
C46069S109	INTERSIL CORP	Acquisitions	1,695.00	-19,055.36
		Dispositions	-18,200.00		227,982.53
C46121Y102	INTREPID POTASH INC COM	Acquisitions	11,560.00	-271,428.42
		Dispositions	-1,840.00		57,242.56

5500 Supplemental Schedules 01 JAN 09 — 31 DEC 09	Account number 7879 Account Name MONSANTO CONSOLIDATED
♦	Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

CG491BT108	INVESCO LTD COM STK USD0.10	Acquisitions	28,265.00	-630,869.54
		Dispositions	-435.00		9,791.59
C450911102	ITT CORP INC COM	Acquisitions	1,100.00	-54,227.14
		Dispositions	-1,100.00		56,868.86
C466313103	JABIL CIRCUIT INC COM	Acquisitions	29,587.00	-210,601.22
		Dispositions	-29,587.00		358,002.26
C466367109	JACK IN THE BOX INC COM	Acquisitions	1,960.00	-44,983.96
		Dispositions	-7,392.00		145,445.65
C469814107	JACOBS ENGR GROUP INC COM	Acquisitions	15,330.00	-693,054.96
		Dispositions	-26,930.00		1,102,007.73
C47102X105	JANUS CAP GROUP INC COM	Acquisitions	55,060.00	-660,274.25
		Dispositions	-34,700.00		502,830.32
C46612K108	JDA SOFTWARE GROUP INC COM	Acquisitions	2,690.00	-33,338.24
		Dispositions	-6,975.00		142,575.49
C478160104	JOHNSON & JOHNSON COM	Acquisitions	18,675.00	-1,008,834.44
		Dispositions	-13,000.00		758,644.05
C478366107	JOHNSON CTL INC COM	Acquisitions	99,170.00	-2,567,895.27
		Dispositions	-200.00		5,495.73
C46625H100	JPMORGAN CHASE & CO COM	Acquisitions	192,060.00	-6,125,847.02
		Dispositions	-61,000.00		2,175,393.46
C48203R104	JUNIPER NETWORKS INC COM	Acquisitions	15,600.00	-373,622.29
		Dispositions	-45,900.00		664,785.18
C486587108	KAYDON CORP COM	Acquisitions	3,240.00	-99,215.96
		Dispositions	-3,650.00		103,218.99
C493267108	KEYCORP NEW COM	Acquisitions	36,400.00	-199,710.17
		Dispositions	-9,400.00		61,516.00

5500 Supplemental Schedules 01 JAN 09 — 31 DEC 09	Account number 7879 Account Name MONSANTO CONSOLIDATED
♦	Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C482480100	KLA-TENCOR CORP	Acquisitions	39,400.00	-1,253,233.08
		Dispositions	-8,400.00		236,803.50
C498904200	KNOLL INC COM NEW COM	Acquisitions	30,610.00	-211,219.21
		Dispositions	-30,610.00		285,888.91
C500255104	KOHLS CORP COM	Acquisitions	51,795.00	-2,359,071.09
		Dispositions	-14,730.00		686,073.53
C50075N104	KRAFT FOODS INC CL A	Acquisitions	14,800.00	-356,831.84
		Dispositions	-100.00		2,717.23
C515098101	LANDSTAR SYS INC COM	Acquisitions	268.00	-9,104.44
		Dispositions	-5,618.00		179,663.00
CG54050102	LAZARD LTD CL A	Acquisitions	4,626.00	-128,349.70
		Dispositions	-15,755.00		571,818.90
C521863308	LEAP WIRELESS INTL INC COM NEW COM STK	Acquisitions	7,283.00	-209,008.09
		Dispositions	-7,283.00		152,464.93
C53071M302	LIBERTY MEDIA CORP NEW CAP COM SER A	Acquisitions	13,590.00	-162,829.99
		Dispositions	-1,505.00		32,323.40
C53071M104	LIBERTY MEDIA CORP NEW INTERACTIVE COM SER A	Acquisitions	52,200.00	-228,204.96
		Dispositions	-7,500.00		84,592.57
C53219L109	LIFEPOINT HOSPS INC COM ISIN US53219L1098	Acquisitions	5,830.00	-162,295.04
		Dispositions	-5,830.00		147,262.00
C534187109	LINCOLN NATL CORP COM	Acquisitions	3,500.00	-47,204.79
		Dispositions	-8,400.00		198,022.15
C539830109	LOCKHEED MARTIN CORP COM	Acquisitions	15,200.00	-1,153,378.60
		Dispositions	-28,295.00		2,090,561.68
C54142L109	LOGMEIN INC COM	Acquisitions	1,563.00	-25,008.00
		Dispositions	-1,563.00		31,232.46

5500 Supplemental Schedules 01 JAN 09 — 31 DEC 09	Account number 7879 Account Name MONSANTO CONSOLIDATED
♦	Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C544147101	LORILLARD INC COM STK	Acquisitions	4,600.00	-293,887.91
		Dispositions	-3,600.00		262,667.86
C548661107	LOWES COS INC COM	Acquisitions	125,305.00	-2,499,393.33
		Dispositions	-102,085.00		2,222,201.90
C532716107	LTD BRANDS	Acquisitions	15,400.00	-217,085.46
		Dispositions	-6,200.00		87,305.77
C552676108	M D C HLDGS INC COM	Acquisitions	2,840.00	-81,293.16
		Dispositions	-2,840.00		88,291.19
C55616P104	MACYS INC COM STK	Acquisitions	10,100.00	-86,963.33
		Dispositions	-10,200.00		98,905.16
C571903202	MARRIOTT INTL INC NEW COM STK CL A	Acquisitions	13,500.00	-350,756.87
		Dispositions	-300.00		8,329.85
C574599106	MASCO CORP COM	Acquisitions	14,400.00	-143,008.44
		Dispositions	-6,700.00		90,355.18
C57636Q104	MASTERCARD INC CL A	Acquisitions	4,100.00	-704,364.06
		Dispositions	-100.00		17,228.05
C57772K101	MAXIM INTEGRATED PRODS INC COM	Acquisitions	23,000.00	-282,511.00
		Dispositions	-10,000.00		189,540.12
C580135101	MC DONALDS CORP COM	Acquisitions	19,865.00	-1,121,255.03
		Dispositions	-46,560.00		2,626,193.06
C584045108	MEDASSETS INC COM STK	Acquisitions	2,005.00	-40,584.60
		Dispositions	-1,960.00		32,210.40
C58405U102	MEDCO HEALTH SOLUTIONS INC COM	Acquisitions	11,160.00	-492,899.83
		Dispositions	-59,153.00		2,973,990.18

5500 Supplemental Schedules 01 JAN 09 — 31 DEC 09	Account number 7879 Account Name MONSANTO CONSOLIDATED
♦	Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C58471A105	MEDIDATA SOLUTIONS INC COM	Acquisitions	829.00	-11,606.00
		Dispositions	-829.00		13,761.12
C58933Y105	MERCK & CO INC NEW COM	Acquisitions	15,000.00	-562,419.90
		Dispositions	-3,400.00		123,952.02
		Free Receipt	177,685.00
C59156R108	METLIFE INC COM	Acquisitions	18,000.00	-401,488.54
		Dispositions	-20,100.00		675,338.70
C592688105	METTLER-TOLEDO INTL INC COM	Acquisitions	1,099.00	-84,239.71
		Dispositions	-765.00		57,427.52
C774992846	MFO MONSANTO EQTY INDEX UNIT E	Free Delivery	-0.04
		Free Receipt	0.04
C557991361	MFO MONSANTO INTL INDEX UNIT F	Free Delivery	-0.02
		Free Receipt	0.02
C595017104	MICROCHIP TECHNOLOGY INC COM	Acquisitions	42,170.00	-981,281.60
		Dispositions	-1,305.00		36,068.74
C595137100	MICROSEMI CORP COM	Acquisitions	1,735.00	-20,671.34
		Dispositions	-10,435.00		144,823.00
C594918104	MICROSOFT CORP COM	Acquisitions	237,475.00	-5,440,482.63
		Dispositions	-186,039.00		3,902,862.81
C60871R209	MOLSON COORS BREWING CO CL B CL B	Acquisitions	13,700.00	-567,554.50
		Dispositions	-17,400.00		622,139.10
C609839105	MONOLITHIC PWR SYS INC COM	Acquisitions	4,545.00	-94,467.49
		Dispositions	-8,227.00		131,138.35
C61166W101	MONSANTO CO NEW COM	Acquisitions	301,363.00	-23,360,020.24
		Dispositions	-1,644,650.00		135,150,047.44
		Free Delivery	-2,018,244.00
		Free Receipt	1,713,619.00

5500 Supplemental Schedules 01 JAN 09 — 31 DEC 09	Account number 7879 Account Name MONSANTO CONSOLIDATED
♦	Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C999899602	MONSANTO PARTICIPANT LOANS	Acquisitions	16,132,612.39	-16,132,612.39
		Dispositions	-13,006,512.31		13,006,512.31
C617446448	MORGAN STANLEY COM STK USD0.01	Acquisitions	6,300.00	-187,646.06
		Dispositions	-7,500.00		202,444.71
C61945A107	MOSAIC CO COM	Acquisitions	6,930.00	-387,566.53
		Dispositions	-6,930.00		343,605.50
C620076109	MOTOROLA INC COM	Acquisitions	129,300.00	-654,171.21
		Dispositions	-80,600.00		712,531.49
C553530106	MSC INDL DIRECT INC CL A COM	Acquisitions	5,600.00	-187,154.17
		Dispositions	-5,600.00		196,193.51
C628530107	MYLAN INC	Acquisitions	2,000.00	-26,461.00
		Dispositions	-2,300.00		29,813.24
C62855J104	MYRIAD GENETICS INC COM	Acquisitions	2,413.00	-155,267.23
		Dispositions	-4,351.00		122,283.01
C62856H107	MYRIAD PHARMACEUTICALS INC COM	Dispositions	-1,087.00		4,969.52
		Free Receipt	1,087.00
C637071101	NATIONAL OILWELL VARCO COM STK	Acquisitions	4,700.00	-165,305.36
		Dispositions	-4,700.00		170,618.30
C637640103	NATL SEMICONDUCTOR CORP COM	Acquisitions	14,265.00	-149,417.04
		Dispositions	-14,265.00		192,292.76
C64110D104	NETAPP INC COM STK	Acquisitions	76,000.00	-1,542,188.74
		Dispositions	-57,200.00		1,148,279.64
C64110L106	NETFLIX INC COM STK	Acquisitions	6,455.00	-267,325.74
		Dispositions	-2,660.00		149,358.42
C64118B100	NETLOGIC MICROSYSTEMS INC COM	Acquisitions	1,555.00	-37,207.99
		Dispositions	-5,955.00		197,368.64

5500 Supplemental Schedules	Account number 7879
01 JAN 09 — 31 DEC 09	Account Name MONSANTO CONSOLIDATED
♦	Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions
C65248E104	NEWS CORP CL A COM	Acquisitions	123,200.00	-859,301.18
		Dispositions	-83,400.00		1,016,679.16
C654106103	NIKE INC CL B CL B	Acquisitions	11,800.00	-634,037.02
		Dispositions	-10,500.00		585,540.35
C655044105	NOBLE ENERGY INC COM	Acquisitions	2,800.00	-153,187.44
		Dispositions	-2,800.00		169,581.83
C665859104	NORTHERN TRUST CORP COM	Acquisitions	1,185.00	-69,757.76
		Dispositions	-14,879.00		864,008.67
C666807102	NORTHROP GRUMMAN CORP COM	Acquisitions	14,100.00	-631,132.99
		Dispositions	-5,500.00		276,453.32
C667340103	NORTHWEST BANCSHARES INC MD COM	Acquisitions	29,970.00	-299,700.00
		Dispositions	-29,970.00		330,875.27
C67020Y100	NUANCE COMMUNICATIONS INC COM	Acquisitions	2,890.00	-39,740.39
		Dispositions	-18,675.00		227,800.29
C670346105	NUCOR CORP COM	Acquisitions	42,600.00	-1,721,917.38
		Dispositions	-42,600.00		1,832,149.24
C670704105	NUVASIVE INC COM	Acquisitions	7,465.00	-266,307.00
		Dispositions	-1,930.00		70,819.71
C67066G104	NVIDIA CORP COM	Acquisitions	600.00	-4,527.00
		Dispositions	-36,300.00		346,612.21
C674599105	OCCIDENTAL PETROLEUM CORP	Acquisitions	79,430.00	-5,315,548.74
		Dispositions	-14,300.00		1,085,165.70
C67622P101	OFFICEMAX INC DEL COM	Acquisitions	32,000.00	-216,098.92
		Dispositions	-8,905.00		92,053.48

5500 Supplemental Schedules	Account number 7879
01 JAN 09 — 31 DEC 09	Account Name MONSANTO CONSOLIDATED
♦	Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions
C683399109	ONYX PHARMACEUTICALS INC DEL COM	Acquisitions	5,465.00	-163,617.09
		Dispositions	-1,890.00		53,194.00
C68372A104	OPENTABLE INC COM	Acquisitions	983.00	-19,660.00
		Dispositions	-983.00		26,909.22
C68389X105	ORACLE CORP COM	Acquisitions	17,325.00	-333,584.82
		Dispositions	-88,585.00		1,870,239.73
C671040103	OSI PHARMACEUTICALS INC COM	Acquisitions	770.00	-26,686.88
		Dispositions	-4,485.00		135,405.84
C693718108	PACCAR INC COM	Acquisitions	25,400.00	-777,409.21
		Dispositions	-15,000.00		525,718.83
C696643105	PALM INC NEW COM	Acquisitions	31,370.00	-253,938.38
		Dispositions	-31,370.00		385,693.63
C9909995F7	PAYABLE FOR SEC LENDING COLLATERAL LOSS-CIT GROUP	Acquisitions	13,082.29	-13,082.29
		Dispositions	-13,082.29		0.00
C9909995D2	PAYABLE FOR SEC LENDING COLLATERAL LOSS-LEHMAN	Acquisitions	101,740.87	-101,740.81
		Dispositions	-101,740.87		0.00
C707882106	PENN VA CORP COM	Acquisitions	8,446.00	-111,055.71
		Dispositions	-2,320.00		48,616.89
C708160106	PENNEY J.C CO INC COM	Acquisitions	8,800.00	-185,664.48
		Dispositions	-10,100.00		319,552.80
C713448108	PEPSICO INC COM	Acquisitions	21,400.00	-1,097,495.78
		Dispositions	-28,320.00		1,509,886.16
C717081103	PFIZER INC COM STK $.11 1/9 PAR	Acquisitions	171,700.00	-2,479,610.57
		Dispositions	-55,300.00		922,257.35
C718172109	PHILIP MORRIS INTL INC COM	Acquisitions	15,800.00	-627,007.16
		Dispositions	-75,590.00		3,002,121.34

5500 Supplemental Schedules	Account number 7879
01 JAN 09 — 31 DEC 09	Account Name MONSANTO CONSOLIDATED
♦	Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions
C724479100	PITNEY BOWES INC COM	Acquisitions	17,700.00	-425,289.21
		Dispositions	-7,500.00		185,347.23
C69344F106	PMC SIERRA INC COM	Acquisitions	2,075.00	-9,180.22
		Dispositions	-32,288.00		201,107.41
C693475105	PNC FINANCIAL SERVICES GROUP COM STK	Acquisitions	18,300.00	-575,757.13
		Dispositions	-12,100.00		592,745.63
		Free Receipt	5,844.00
C731572103	POLO RALPH LAUREN CORP CL A	Acquisitions	10,300.00	-705,650.76
		Dispositions	-10,300.00		805,541.72
C73755L107	POTASH CORP SASK INC COM	Acquisitions	1,800.00	-153,991.23
		Dispositions	-1,800.00		201,599.25
C74005P104	PRAXAIR INC COM	Acquisitions	3,600.00	-286,515.21
		Dispositions	-100.00		8,098.79
C740189105	PRECISION CASTPARTS CORP COM	Acquisitions	3,810.00	-382,587.40
		Dispositions	-100.00		11,077.96
C74251V102	PRINCIPAL FINL GROUP INC COM STK	Acquisitions	24,300.00	-618,969.72
		Dispositions	-17,695.00		419,709.67
C742962103	PRIVATE BANCORP INC COM	Acquisitions	2,435.00	-35,243.31
		Dispositions	-9,490.00		182,547.14
C742718109	PROCTER & GAMBLE CO COM	Acquisitions	20,375.00	-1,060,881.08
		Dispositions	-50,386.00		2,643,751.80
C743312100	PROGRESS SOFTWARE CORP COM	Acquisitions	805.00	-17,995.60
		Dispositions	-13,115.00		262,459.91
C744320102	PRUDENTIAL FINL INC COM	Acquisitions	15,900.00	-358,839.88
		Dispositions	-12,000.00		489,898.99

5500 Supplemental Schedules	Account number 7879
01 JAN 09 — 31 DEC 09	Account Name MONSANTO CONSOLIDATED
♦	Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions
C74439H108	PSYCHIATRIC SOLUTIONS INC COM	Acquisitions	11,120.00	-216,132.69
		Dispositions	-4,440.00		63,405.17
C747525103	QUALCOMM INC COM	Acquisitions	31,525.00	-1,303,972.33
		Dispositions	-37,020.00		1,526,684.03
C74762E102	QUANTA SVCS INC COM	Acquisitions	31,055.00	-711,947.44
		Dispositions	-39,155.00		866,665.06
C750086100	RACKSPACE HOSTING INC COM STK	Acquisitions	21,052.00	-348,391.44
		Dispositions	-1,550.00		33,874.37
C755111507	RAYTHEON CO USD0.01	Acquisitions	1,800.00	-80,876.67
		Dispositions	-9,000.00		411,716.50
C760975102	RESEARCH IN MOTION LTD COM	Acquisitions	12,240.00	-835,891.51
		Dispositions	-25,240.00		1,810,637.57
C777780107	ROSETTA STONE INC COM	Acquisitions	12,070.00	-299,709.40
		Dispositions	-12,070.00		221,411.20
C779376102	ROVI CORP COM	Dispositions	-1,975.00		63,994.93
		Free Receipt	9,243.00
C74973W107	RTI INTL METALS INC COM	Acquisitions	11,355.00	-159,660.73
		Dispositions	-995.00		20,654.27
C781295100	RUE21 INC COM	Acquisitions	1,868.00	-35,492.00
		Dispositions	-1,868.00		44,871.86
C786514208	SAFEWAY INC COM NEW	Acquisitions	22,100.00	-447,191.67
		Dispositions	-14,700.00		290,078.55
C79377W108	SAKS INC COM	Acquisitions	40,415.00	-172,623.80
		Dispositions	-40,415.00		257,539.40
C79466L302	SALESFORCE COM INC COM STK	Acquisitions	11,198.00	-395,971.94
		Dispositions	-4,298.00		142,522.78

5500 Supplemental Schedules	Account number 7879
01 JAN 09 — 31 DEC 09	Account Name MONSANTO CONSOLIDATED
♦	Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions
C806857108	SCHLUMBERGER LTD COM STK	Acquisitions	56,045.00	-2,760,639.07
		Dispositions	-59,695.00		3,096,463.54
C808513105	SCHWAB CHARLES CORP COM NEW	Acquisitions	36,400.00	-624,977.45
		Dispositions	-72,580.00		1,025,970.08
C999369994	SECURITIES LENDING COLLATERAL FUND ADJUSTMENT	Acquisitions	852,566.06	-737,742.90
		Dispositions	-119,359.39		0.00
C814993929	SECURITIES LENDING COLLATERAL FUND PARTIAL REVERSAL ADJUSTMENT	Dispositions	-160,706.52		160,706.52
		Free Receipt	160,706.52
C824348106	SHERWIN-WILLIAMS CO COM	Acquisitions	2,000.00	-95,840.40
		Dispositions	-10,400.00		555,347.23
C82481R106	SHIRE PLC ADR	Acquisitions	2,300.00	-99,574.09
		Dispositions	-600.00		27,585.53
C827048109	SILGAN HLDGS INC COM	Acquisitions	650.00	-28,700.42
		Dispositions	-6,618.00		328,754.86
C833034101	SNAP-ON INC COM	Acquisitions	1,159.00	-33,608.47
		Dispositions	-825.00		26,485.36
C83408W103	SOHU COM INC COM	Acquisitions	2,685.00	-117,770.95
		Dispositions	-2,685.00		145,571.59
C83416B109	SOLARWINDS INC COM	Acquisitions	919.00	-11,487.50
		Dispositions	-919.00		13,342.52
C83421A104	SOLERA HLDGS INC COM	Acquisitions	980.00	-24,465.01
		Dispositions	-1,745.00		41,682.20
C834376501	SOLUTIA INC COM NEW COM NEW	Free Delivery	-3.00
		Free Receipt	3.00
C845467109	SOUTHWESTERN ENERGY CO COM	Acquisitions	2,100.00	-74,775.73
		Dispositions	-2,800.00		107,575.74

5500 Supplemental Schedules	Account number 7879
01 JAN 09 — 31 DEC 09	Account Name MONSANTO CONSOLIDATED
♦	Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions
C848574109	SPIRIT AEROSYSTEMS HLDGS INC CL A	Acquisitions	10,425.00	-138,087.71
		Dispositions	-10,425.00		117,609.72
C852061100	SPRINT NEXTEL CORP	Acquisitions	235,600.00	-645,282.41
		Dispositions	-59,100.00		238,016.38
C784635104	SPX CORP COM	Acquisitions	4,311.00	-197,810.57
		Dispositions	-2,811.00		124,804.55
C790849103	ST JUDE MED INC COM	Acquisitions	22,200.00	-893,312.60
		Dispositions	-22,200.00		816,259.51
C854532108	STANLEY INC COM	Acquisitions	3,610.00	-107,886.66
		Dispositions	-2,175.00		59,169.10
C855030102	STAPLES INC COM	Acquisitions	10,600.00	-233,973.43
		Dispositions	-3,300.00		62,910.18
C855244109	STARBUCKS CORP COM	Acquisitions	10,200.00	-154,517.79
		Dispositions	-300.00		6,351.77
C85590A401	STARWOOD HOTELS & RESORTS WORLDWIDE INC COM STK	Acquisitions	27,725.00	-774,843.66
		Dispositions	-650.00		22,047.19
C866933401	SUN HEALTHCARE GROUP INC COM NEW COM NEW	Acquisitions	2,787.00	-26,361.24
		Dispositions	-1,240.00		11,054.56
C867914103	SUN TR BANKS INC COM	Acquisitions	72,600.00	-1,383,676.75
		Dispositions	-15,300.00		247,969.72
C868536103	SUPER VALU INC COM	Acquisitions	16,800.00	-259,780.64
		Dispositions	-7,600.00		124,031.85
C868157108	SUPERIOR ENERGY SVCS INC COM	Acquisitions	8,215.00	-123,979.20
		Dispositions	-1,080.00		23,330.31

5500 Supplemental Schedules	Account number 7879
01 JAN 09 — 31 DEC 09	Account Name MONSANTO CONSOLIDATED
♦	Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions
C871043105	SWITCH & DATA FAC CO INC	Acquisitions	330.00	-3,603.60
		Dispositions	-17,797.00		194,309.14
C871503108	SYMANTEC CORP COM	Acquisitions	85,700.00	-1,301,324.14
		Dispositions	-2,400.00		37,148.40
C871607107	SYNOPSYS INC COM	Acquisitions	19,500.00	-402,092.32
		Dispositions	-6,000.00		115,153.83
C871829107	SYSCO CORP COM	Acquisitions	5,400.00	-125,110.98
		Dispositions	-5,400.00		129,225.69
C87306E107	T-3 ENERGY SVCS INC COM	Acquisitions	8,555.00	-106,097.63
		Dispositions	-8,555.00		112,433.12
C874227101	TALECRIS BIOTHERAPEUTICS HLDGS CORP COM	Acquisitions	6,800.00	-135,947.22
		Dispositions	-6,800.00		136,127.31
C87612E106	TARGET CORP COM STK	Acquisitions	80,685.00	-3,606,525.77
		Dispositions	-2,460.00		114,365.44
C880770102	TERADYNE INC COM	Acquisitions	59,895.00	-388,512.46
		Dispositions	-7,125.00		62,826.62
C882508104	TEXAS INSTRUMENTS INC COM	Acquisitions	27,245.00	-498,335.30
		Dispositions	-29,315.00		655,943.83
C883556102	THERMO FISHER CORP	Acquisitions	14,245.00	-574,868.74
		Dispositions	-20,770.00		729,929.91
C885175307	THORATEC CORP	Acquisitions	8,325.00	-223,638.53
		Dispositions	-1,970.00		55,791.29
C886547108	TIFFANY & CO COM	Acquisitions	5,700.00	-222,995.77
		Dispositions	-100.00		4,233.99
C88732J207	TIME WARNER CABLE INC COM	Acquisitions	42,821.00	-1,322,913.84
		Dispositions	-8,800.99		291,005.18

5500 Supplemental Schedules	Account number 7879
01 JAN 09 — 31 DEC 09	Account Name MONSANTO CONSOLIDATED
♦    Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C887317303	TIME WARNER INC USD0.01	Acquisitions	5,000.00	-136,025.00
		Dispositions	-9,233.00		241,499.58
		Free Receipt	155,766.00
C872540109	TJX COS INC COM NEW	Acquisitions	4,400.00	-93,630.20
		Dispositions	-4,400.00		123,683.45
C889478103	TOLL BROS INC COM	Acquisitions	4,805.00	-81,537.92
		Dispositions	-4,805.00		89,898.27
C891027104	TORCHMARK CORP COM	Acquisitions	2,400.00	-87,066.72
		Dispositions	-2,400.00		94,055.98
C891777104	TOWER GROUP INC COM	Acquisitions	2,030.00	-48,967.79
		Dispositions	-11,195.00		278,855.43
CH8817H100	TRANSOCEAN LTD	Acquisitions	2,755.00	-196,096.41
		Dispositions	-19,180.00		1,450,086.08
C89417E109	TRAVELERS COS INC COM STK	Acquisitions	20,900.00	-837,460.34
		Dispositions	-20,200.00		945,021.70
CH8912P106	TYCO ELECTRONICS LTD F	Acquisitions	12,800.00	-292,876.82
		Dispositions	-2,200.00		49,962.03
		Free Receipt	101,900.00
CH89128104	TYCO INTERNATIONAL LTD (SWITZERLAND) COM USD0.80	Acquisitions	9,800.00	-261,381.92
		Dispositions	-15,350.00		431,518.70
		Free Receipt	61,350.00
C902494103	TYSON FOODS INC CL A COM (DELAWARE)	Acquisitions	22,300.00	-259,266.32
		Dispositions	-17,200.00		203,617.31
C902549807	UAL CORP COM NEW STK	Acquisitions	16,180.00	-137,295.77
		Dispositions	-26,004.00		155,822.90

5500 Supplemental Schedules	Account number 7879
01 JAN 09 — 31 DEC 09	Account Name MONSANTO CONSOLIDATED
♦    Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C90384S303	ULTA SALON COSMETICS & FRAGRANCE INC COMSTK	Acquisitions	24,490.00	-163,392.14
		Dispositions	-24,490.00		235,249.65
C907818108	UNION PAC CORP COM	Acquisitions	24,540.00	-1,216,546.34
		Dispositions	-20,640.00		1,229,681.66
C911163103	UNITED NAT FOODS INC COM	Acquisitions	13,000.00	-250,870.20
		Dispositions	-540.00		14,711.54
C913017109	UNITED TECHNOLOGIES CORP COM	Acquisitions	32,945.00	-1,912,727.10
		Dispositions	-42,000.00		2,515,540.69
C91324P102	UNITEDHEALTH GROUP INC COM	Acquisitions	37,300.00	-976,875.59
		Dispositions	-36,000.00		995,172.48
C903236107	URS CORP NEW COM	Acquisitions	2,798.00	-89,988.72
		Dispositions	-2,798.00		142,119.09
C91307C102	UTD THERAPEUTICS CORP DEL COM STK	Acquisitions	1,255.00	-93,988.87
		Dispositions	-1,416.00		110,156.64
CG87210103	UTI WORLDWIDE INC ORD NPV	Acquisitions	7,754.00	-95,365.76
		Dispositions	-3,769.00		50,828.06
C91913Y100	VALERO ENERGY CORP COM STK NEW	Acquisitions	20,600.00	-371,985.19
		Dispositions	-4,700.00		102,025.14
CY93691106	VERIGY LTD ORD SHS	Acquisitions	2,701.00	-17,181.87
		Dispositions	-23,821.00		184,652.50
C92345Y106	VERISK ANALYTICS INC CL A CL A	Acquisitions	8,400.00	-184,800.00
		Dispositions	-8,400.00		229,537.53
C92532F100	VERTEX PHARMACEUTICALS INC COM	Acquisitions	22,300.00	-754,355.12
		Dispositions	-200.00		7,585.60
C92828C839	VISA INC COM CL A STK	Acquisitions	25,900.00	-1,556,838.88
		Dispositions	-19,685.00		1,344,830.48

5500 Supplemental Schedules	Account number 7879
01 JAN 09 — 31 DEC 09	Account Name MONSANTO CONSOLIDATED
♦    Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C92849E101	VITAMIN SHOPPE INC COM	Acquisitions	2,850.00	-48,450.00
		Dispositions	-2,850.00		54,231.54
C928563402	VMWARE INC CL A COM CL A COM	Acquisitions	3,100.00	-137,689.08
		Dispositions	-100.00		4,105.27
C929160109	VULCAN MATERIALS CO COM	Acquisitions	2,000.00	-72,499.40
		Dispositions	-4,900.00		277,337.77
C931142103	WAL-MART STORES INC COM	Acquisitions	28,725.00	-1,464,446.13
		Dispositions	-107,390.00		5,398,680.02
C931422109	WALGREEN CO COM	Acquisitions	11,000.00	-406,071.56
		Dispositions	-14,200.00		459,214.48
C254687106	WALT DISNEY CO	Acquisitions	49,300.00	-990,548.46
		Dispositions	-122,260.00		2,827,656.16
C934390402	WARNACO GROUP INC COM NEW COM NEW	Acquisitions	4,755.00	-130,132.66
		Dispositions	-1,460.00		39,737.10
CH27013103	WEATHERFORD INTL LTD	Acquisitions	53,290.00	-728,008.10
		Dispositions	-25,355.00		426,627.55
		Free Receipt	38,870.00
C94973V107	WELLPOINT INC COM	Acquisitions	16,200.00	-694,496.99
		Dispositions	-37,800.00		1,823,550.09
C94973VAK3	WELLPOINT INC NT 5.25% DUE 01-15-2016 BEO	Acquisitions	100,000.00	-102,897.00
		Dispositions	-275,000.00		247,904.25
C949746101	WELLS FARGO & CO NEW COM STK	Acquisitions	189,300.00	-3,779,884.32
		Dispositions	-56,100.00		1,113,537.35
		Free Receipt	52,508.00
C984121103	XEROX CORP COM	Acquisitions	75,000.00	-486,137.97
		Dispositions	-8,500.00		71,801.89

5500 Supplemental Schedules	Account number 7879
01 JAN 09 — 31 DEC 09	Account Name MONSANTO CONSOLIDATED
♦    Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

CG98255105	XL CAP LTD COM STK	Acquisitions	20,300.00	-182,310.41
		Dispositions	-26,500.00		358,380.67
C98385X106	XTO ENERGY INC COM	Acquisitions	11,780.00	-439,976.51
		Dispositions	-11,415.00		435,788.32
C984332106	YAHOO INC COM	Acquisitions	39,600.00	-517,679.40
		Dispositions	-16,575.00		262,333.90
C98956P102	ZIMMER HLDGS INC COM	Acquisitions	8,000.00	-322,854.04
		Dispositions	-4,600.00		249,630.45

5500 Supplemental Schedules	Account number 7870
01 JAN 09 — 31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦    Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C9999990A4	&&& CASH MARGIN REQUIREMENT ON FINANCIALFUTURES (COLLATERAL) HELD ELSEWHERE	Acquisitions	780,000.00	-780,000.00
		Dispositions	-1,000,000.00		1,000,000.00
C999959927	&&&BOND FUTURES OFFSET — LONG	Free Delivery	-4,998.00
		Free Receipt	4,946.00
C002824AU4	ABBOTT LABS NT 5.125% DUE 04-01-2019 REG	Acquisitions	295,000.00	-293,722.65
		Dispositions	-295,000.00		298,330.55
C00440EAM9	ACE INA HLDG INC 5.9% DUE 06-15-2019	Acquisitions	975,000.00	-965,628.00
		Dispositions	-185,000.00		203,555.50
C00850LAA2	AGRIBANK FCB 9.125% DUE 07-15-2019	Acquisitions	660,000.00	-660,000.00
		Dispositions	-250,000.00		271,710.00
C008916AG3	AGRIUM INC AGRIUM INC 7.125 DUE 05-23-2036 BEO	Acquisitions	180,000.00	-173,064.60
		Dispositions	-180,000.00		187,803.25
C009363AG7	AIRGAS INC 4.5% DUE 09-15-2014	Acquisitions	270,000.00	-269,676.00
		Dispositions	-270,000.00		273,969.00
C02209SAH6	ALTRIA GROUP INC GTD NT 10.2% DUE 02-06-2039 REG	Acquisitions	335,000.00	418,840.10
		Dispositions	-140,000.00		165,628.40
C02209SAE3	ALTRIA GROUP INC NT 9.95% DUE 11-10-2038BEO	Acquisitions	200,000.00	-232,536.05
		Dispositions	-200,000.00		261,556.00
C03063TAD6	AMERICREDIT 5.48999977112% DUE 07-06-2012	Acquisitions	712,040.36	-706,700.07
		Dispositions	-394,344.13		394,344.13
C025816BB4	AMERN EXPRESS CO 8.125% DUE 05-20-2019	Acquisitions	230,000.00	-234,783.50
		Dispositions	-80,000.00		79,950.40
C031162AZ3	AMGEN INC SR NT 5.7 DUE 02-01-2019 BEO	Acquisitions	270,000.00	-272,091.40
		Dispositions	-270,000.00		290,335.70
C031162AV2	AMGEN INC 5.85% DUE 06-01-2017	Acquisitions	325,000.00	-348,322.00
		Dispositions	-280,000.00		306,121.35

5500 Supplemental Schedules	Account number 7870
01 JAN 09 — 31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦    Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C032511BC0	ANADARKO PETE CORP SR NT 8.7% DUE 03-15-2019 REG	Acquisitions	180,000.00	-198,271.80
		Dispositions	-180,000.00		228,970.80
C032511BF3	ANADARKO PETE CORP 6.95% DUE 06-15-2019	Acquisitions	185,000.00	-182,929.85
		Dispositions	-185,000.00		185,969.40
C00184AAG0	AOL TIME WARNER INC DEB DTD 04/08/2002 7.7 DUE 05-01-2032 BEO	Acquisitions	520,000.00	-479,389.20
		Dispositions	-50,000.00		58,584.00
C037411AV7	APACHE CORP NT 6.9% DUE 09-15-2018 REG	Acquisitions	115,000.00	-124,951.70
		Dispositions	-115,000.00		134,949.10
C03938LAF1	ARCELORMITTAL SA LUXEMBOURG NT 6.125% DUE 06-01-2018 REG	Acquisitions	110,000.00	-81,400.00
		Dispositions	-225,000.00		220,268.70
C039483AX0	ARCHER DANIELS MIDLAND CO 6.45% DUE 01-15-2038/12-11-2007 BEO	Acquisitions	45,000.00	-44,214.75
		Dispositions	-45,000.00		50,804.10
C046353AD0	ASTRAZENECA PLC 6.45% DUE 09-15-2037	Acquisitions	520,000.00	-577,106.40
		Dispositions	-520,000.00		604,420.70
C001957BD0	AT&T CORP USD SR NT VAR RATE DUE 11-15-2031/11-14-2031 BEO	Acquisitions	150,000.00	-191,238.00
		Dispositions	-55,000.00		67,130.25
C00206RAG7	AT&T INC GLOBAL NT 6.3% DUE 01-15-2038 BEO	Acquisitions	125,000.00	-127,950.60
		Dispositions	-430,000.00		443,573.50
C00206RAS1	AT&T INC GLOBAL NT 6.55 DUE 02-15-2039 REG	Acquisitions	495,000.00	-489,670.35
		Dispositions	-495,000.00		461,991.00
C00206RAR3	AT&T INC 5.8% DUE 02-15-2019	Acquisitions	200,000.00	-199,378.00
		Dispositions	-200,000.00		205,678.00
C00206RAD4	AT&T INC 6.5% DUE 09-01-2037	Acquisitions	125,000.00	-122,422.50
		Dispositions	-125,000.00		130,976.25

5500 Supplemental Schedules	Account number 7870
01 JAN 09 — 31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦    Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C060505DP6	BANK AMER CORP BANK AMER 5.75% DUE 12-01-2017 BEO	Acquisitions	1,110,000.00	-1,121,446.75
		Dispositions	-520,000.00		456,153.20
C06051GDZ9	BANK AMER FDG CORP 7.625% DUE 06-01-2019	Acquisitions	670,000.00	-664,934.80
		Dispositions	-150,000.00		148,633.50
C06739FFS5	BARCLAYS BK PLC SR NT 6.75 DUE 05-22-2019	Acquisitions	1,255,000.00	-1,255,060.75
		Dispositions	-675,000.00		727,094.90
C071813AZ2	BAXTER INTL INC 4% DUE 03-01-2014	Acquisitions	155,000.00	-154,559.80
		Dispositions	-155,000.00		159,299.70
C073879ZG6	BEAR STEARNS AST FLTG RT .75063% DUE 07-25-2035	Acquisitions	435,000.00	-395,985.94
		Dispositions	-268.32		268.32
C055451AH1	BHP BILLITON FIN USA LTD GTD SR NT 6.5% DUE 04-01-2019 REG	Acquisitions	340,000.00	-341,908.50
		Dispositions	-340,000.00		375,632.25
C06051GDY2	BK AMER FDG CORP SR NT 7.375 DUE 05-15-2014	Acquisitions	650,000.00	-649,672.70
		Dispositions	-650,000.00		681,081.10
C06406HBL2	BK NEW YORK INC 4.3% DUE 05-15-2014	Acquisitions	560,000.00	-559,820.80
		Dispositions	-560,000.00		563,561.60
C097023AV7	BOEING CO SR NT 5% DUE 03-15-2014/03-13-2009 REG	Acquisitions	205,000.00	-204,093.90
		Dispositions	-205,000.00		212,498.90
C097023AW5	BOEING CO SR NT 6 DUE 03-15-2019	Acquisitions	185,000.00	-185,769.60
		Dispositions	-185,000.00		205,681.15
C097023AX3	BOEING CO SR NT 6.875% DUE 03-15-2039/03-13-2009 REG	Acquisitions	175,000.00	-210,689.50
		Dispositions	-175,000.00		205,212.00
C05565QBH0	BP CAP MKTS P L C 3.875% DUE 03-10-2015	Acquisitions	95,000.00	-94,894.55
		Dispositions	-95,000.00		98,130.25
C05565QBJ6	BP CAP MKTS P L C 4.75% DUE 03-10-2019	Acquisitions	230,000.00	-229,383.60
		Dispositions	-230,000.00		239,653.10

5500 Supplemental Schedules	Account number 7870
01 JAN 09 — 31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦    Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C073945AE7	BSCMS 2007-T28 A4 214748309/11/42	Acquisitions	725,000.00	-571,151.37
		Dispositions	-485,000.00		387,191.41
C120568AT7	BUNGE LTD FIN CORP 8.5% DUE 06-15-2019	Acquisitions	290,000.00	-302,280.30
		Dispositions	-170,000.00		195,744.70
C13063A5E0	CALIFORNIA ST 7.5% 04-01-2034 BEO TAXABLE	Acquisitions	390,000.00	-392,866.50
		Dispositions	-390,000.00		366,330.90
C13063A5G5	CALIFORNIA ST 7.55% 04-01-2039 BEO TAXABLE	Acquisitions	1,370,000.00	-1,388,851.20
		Dispositions	-1,370,000.00		1,320,703.80
C13342BAD7	CAMERON INTL CORP SR NT 7% DUE 07-15-2038 REG	Acquisitions	195,000.00	-157,989.00
		Dispositions	-195,000.00		208,427.70
C136375BT8	CANADIAN NATL RY CO NT 5.55% DUE 03-01-2019 REG	Acquisitions	910,000.00	-911,444.30
		Dispositions	-910,000.00		988,787.30
C14040HAS4	CAP 1 FINL CORP 7.375% DUE 05-23-2014	Acquisitions	360,000.00	-359,824.50
		Dispositions	-360,000.00		377,697.75
C149123BN0	CATERPILLAR INC 6.05 DUE 08-15-2036 BEO	Acquisitions	30,000.00	-29,097.90
		Dispositions	-30,000.00		32,990.40
C166751AK3	CHEVRON CORP NT 3.45 DUE 03-03-2012 REG	Acquisitions	900,000.00	-899,946.00
		Dispositions	-900,000.00		934,164.00
C166751AH0	CHEVRON CORP NT 3.95 DUE 03-03-2014 BEO	Acquisitions	345,000.00	-344,365.20
		Dispositions	-345,000.00		357,668.40
C166751AJ6	CHEVRON CORP 4.95% DUE 03-03-2019	Acquisitions	225,000.00	-226,062.40
		Dispositions	-225,000.00		233,779.65
C171203AA0	CHRYSLER FINL AUTO 1.0115 DUE 07-15-2010	Acquisitions	925,000.00	-925,000.00
		Dispositions	-558,963.05		558,963.05
C17275RAE2	CISCO SYS INC SR NT 4.95 DUE 02-15-2019 REG	Acquisitions	115,000.00	-117,079.20
		Dispositions	-115,000.00		120,590.15

5500 Supplemental Schedules	Account number 7870
01 JAN 09 — 31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦    Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C17275RAD4	CISCO SYS INC SR NT 5.9 DUE 02-15-2039 REG	Acquisitions	740,000.00	-719,987.70
		Dispositions	-740,000.00		774,670.35
C172967CT6	CITIGROUP INC BDS 5.85% DUE 12-11-2034 BEO	Acquisitions	105,000.00	-82,507.95
		Dispositions	-105,000.00		93,450.00
C172967EL1	CITIGROUP INC CITIGROUP INC C 5.3 10/17/12 5.3% DUE 10-17-2012 BEO	Acquisitions	755,000.00	-735,860.75
		Dispositions	-405,000.00		360,157.50
C172967EW7	CITIGROUP INC 8.125% DUE 07-15-2039	Acquisitions	675,000.00	-674,737.65
		Dispositions	-640,000.00		644,406.62
C172967EV9	CITIGROUP INC 8.5% DUE 05-22-2019	Acquisitions	1,605,000.00	-1,707,818.50
		Dispositions	-800,000.00		813,633.40
C17307GQP6	CITIGROUP MTG LN TR SER 2005-HE1 CL M1 FLT RT 06-25-2035 BEO	Acquisitions	203,836.25	-193,644.45
		Dispositions	-62,993.95		62,993.95
C059497AX5	CMO BACM INC COML MTG PASS-THR BACM 07-1A4 5.551 DUE 01-15-2017 BEO	Acquisitions	275,000.00	-186,860.35
		Dispositions	-275,000.00		237,101.56
C05950WAF5	CMO BANC AMER COML MTG TR 2006-4 SER 2006-4 CL-A4 5.634% DUE 07-10-2046 REG	Acquisitions	445,000.00	-384,782.03
		Dispositions	-445,000.00		437,838.28
C073914C27	CMO BEAR STEARNS MTG SECS INC MTG PASSTHRU CTF SER 1998-2 CL B 4-30-30	Dispositions	-135.16		135.16
		Free Receipt	0.36
C17311QBK5	CMO CITIGROUP COML MTG TR 2007-C6 CL A-4FLT RT DUE 12-10-2049 BEO	Acquisitions	560,000.00	-365,246.88
		Dispositions	-206,000.00		158,587.81
C17311QBH2	CMO CITIGROUP COML MTG TR 2007-C6 MTG PASS THRU CTF CL A-3B DUE 12-10-2049 REG	Acquisitions	375,000.00	-351,708.98
		Dispositions	-375,000.00		347,783.20
C20173QAE1	CMO COML MTG TR 2007-GG9 MTG PASSTHRU CTF CL A-4 5 444 DUE 03-10-2039 REG	Acquisitions	1,330,000.00	-1,088,025.97
		Dispositions	-1,124,999.99		912,118.36

5500 Supplemental Schedules	Account number 7870
01 JAN 09 — 31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦    Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C22544QAE9	CMO CR SUISSE COML MTG TR SER 2007-C3 MTG PASSTHRU CTF CL A-4 06-15-2039 BEO	Acquisitions	330,000.00	-217,194.14
		Dispositions	-330,000.00		222,750.00
C22541SWH7	CMO CR SUISSE 1ST BSTN MTG SECS CORP 2004-C3 A-3 4.302 07-15-36 REG	Acquisitions	134,675.81	-134,541.14
		Dispositions	-9,891.67		9,891.67
C22545BAA9	CMO CREDIT SUISSE FIRST BSTN MTG TR SER 2006-C2 CL A-1 5.25 DUE 03-15-2039 BEO	Acquisitions	457,010.55	-446,156.55
		Dispositions	-120,510.35		120,510.35
C36828QLZ7	CMO GE COML MTG CORP GECMC-2005-C2 4.706% DUE 05-10-2043 BEO	Acquisitions	452,042.00	-443,000.04
		Dispositions	-258,200.86		258,200.86
C362332AE8	CMO GS MTG SECS TR 2006-GG8 SER 2006-GG8CLASS-A4 5.56 DUE 11-10-2039 REG	Acquisitions	505,000.00	-423,058.60
		Dispositions	-1,505,000.00		1,106,627.35
C36246LAE1	CMO GS MTG SECS TR 2007 GG10 MTG PASS THRU CTF CL A-4 DUE 08-10-2045 REG	Acquisitions	1,505,000.00	-1,190,192.78
		Dispositions	-1,655,000.00		1,197,393.95
C46627QBA5	CMO J P MORGAN CHASE CML MTG SEC TR 2006-C SER 06-CB15 CL A4 6-12-43 REG	Acquisitions	85,000.00	-63,736.72
		Dispositions	-85,000.00		79,156.25
C46629GAE8	CMO J P MORGAN CHASE COML MTG SECS TR 2006-CIBC16 CL A4 DUE 05-12-2045 REG	Acquisitions	120,000.00	-107,892.19
		Dispositions	-120,000.00		108,712.50
C46628FAF8	CMO J P MORGAN CHASE COML MTG SECS TR 2006-LDP7 CL A-4 DUE 04-15-2045 REG	Acquisitions	80,000.00	-72,518.75
		Dispositions	-80,000.00		75,400.00
C46631QAD4	CMO J P MORGAN CHASE COML MTG SECS TR 2007 C DUE 02-12-2051 REG	Acquisitions	100,000.00	-80,593.75
		Dispositions	-100,000.00		88,042.97
C46631BAE5	CMO J P MORGAN CHASE COML MTG SECS TR 2007-L MTG PASS THRU CTF-CL A-4 6-15-49	Acquisitions	575,000.00	-396,042.97
		Dispositions	-575,000.00		458,677.77
C52109RBM2	CMO LB UBS COML MTG TR 2007 C7 VAR RT MTG PASS THRU CTF CL A-3 09-15-2045 REG	Acquisitions	800,000.00	-593,267.58
		Dispositions	-475,000.00		380,000.00
C52108H2U7	CMO LB-UBS COML MTG TR SER 2005-C1 CL A-4 DUE 02-15-2030 REG	Acquisitions	527,000.00	-442,515.31
		Dispositions	-527,000.00		455,196.25

5500 Supplemental Schedules	Account number 7870
01 JAN 09 — 31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦     Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C52108HP32	CMO LB-UBS COML MTG TR 2004-C7 COML MTG PASSTHRU CTF CL A-2 3992 10-15-2029 REG	Acquisitions	508,668.51	-507,476.32
		Dispositions	-408,568.14		408,568.14
C52108MDH3	CMO LB-UBS COML MTG TR 2006-C1 PASSTHRU CTF CL A-4 5.156 DUE 2-15-2031	Acquisitions	1,300,000.00	-1,172,700.59
		Dispositions	-855,000.00		838,701.56
C50179MAE1	CMO LB-UBS COML MTG TR 2006-C6 CL A4 FLTRT 5.372% DUE 09-15-2039 BEO	Acquisitions	470,000.00	-407,871.88
		Dispositions	-800,000.00		673,875.00
C59022HMW9	CMO M.LYNCH MTG TR 2005-LC1 COML MTG PASSTHRY CTF A-2 01-12-2044 REG	Acquisitions	396,375.21	-397,366.16
		Dispositions	-20,879.77		20,879.77
C61750WAX1	CMO MORGAN STANLEY CAP I TR 06-IQ12 COMLMTG PASSTHRU CTF CL A-4 DUE 121543 REG	Acquisitions	545,000.00	-474,192.58
		Dispositions	-545,000.00		463,033.21
C61751NAF9	CMO MORGAN STANLEY CAP TR I 2007-HQ11 COML PASSTHRU CTF CL A-4 02-12-44 REG	Acquisitions	669,999.99	-481,637.11
		Dispositions	-669,999.99		575,022.27
C61751XAE0	CMO MSC I TR 07-TOP25 COML MTG PASSTHRU CTF CL A3 5.514 011217 REG	Acquisitions	675,000.00	-575,015.63
		Dispositions	-675,000.00		587,460.94
C92978MAE6	CMO WACHOVIA BK COML MTG TR COML MTG PASS-TH CL A-4 5.572 DUE 10-15-2048 BEO	Acquisitions	355,000.00	-293,526.76
		Dispositions	-355,000.00		345,071.09
C92977RAD8	CMO WACHOVIA BK COML MTG TR COML MTG PASSTHR CL A-3 6.011 DUE 06-15-2045 REG	Acquisitions	265,000.00	-218,997.66
		Dispositions	-265,000.00		219,039.06
C92977QAD0	CMO WACHOVIA BK COML MTG TR COML MTG PASSTHR CTF CL A-3 5.765 07-15-2045 REG	Acquisitions	820,000.00	-729,420.32
		Dispositions	-820,000.00		781,196.10
C92979FAD2	CMO WACHOVIA BK COML MTG TR PASS-TH MTG PASS THRU CTF CL A-3 5.678 5-15-46	Acquisitions	255,000.00	-209,023.24
		Dispositions	-255,000.00		221,510.16
C92976VAF5	CMO WACHOVIA BK COML MTG TR 06-C25 COMLMTG PASS CTF CLA5 DUE 5-15-43 REG	Acquisitions	220,000.00	-191,730.47
		Dispositions	-220,000.00		212,196.88
C92978PAE9	CMO WACHOVIA BK PASS-TH MTG PASSTHRU CTFCL A-4 5.315 DUE 11-15-2048	Acquisitions	425,000.00	-251,829.10
		Dispositions	-720,000.00		568,569.14

5500 Supplemental Schedules	Account number 7870
01 JAN 09 — 31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦     Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C33736XBZ1	CMO 1ST UN NATL BK COML MTG TR 2001-C2 PSTRU CTF CL A-2 6.663 1-12-43 BEO	Acquisitions	254,886.10	-263,806.96
		Dispositions	-5,337.01		5,337.01
C191216AL4	COCA COLA CO NT 3.625 DUE 03-15-2014 REG	Acquisitions	330,000.00	-328,498.50
		Dispositions	-330,000.00		329,039.70
C191216AM2	COCA COLA CO NT 4.875% DUE 03-15-2019 REG	Acquisitions	470,000.00	-467,719.15
		Dispositions	-195,000.00		203,346.60
C191219BT0	COCA COLA ENTERPRISES INC NT 7.375% DUE 03-03-2014/11-03-2008 REG	Acquisitions	995,000.00	-1,143,832.10
		Dispositions	-530,000.00		621,674.10
C20029PAM1	COMCAST CABLE COMMUNICATIONS INC NOTES 6.875% DUE 06-15-2009/06-14-2009 BEO	Acquisitions	600,000.00	-607,260.00
		Dispositions	-600,000.00		600,000.00
C20029PAN9	COMCAST CABLE COMMUNICATIONS INC 7.125 06-15-13 7.125 06-15-2013 BEO	Acquisitions	403,000.00	-419,212.69
		Dispositions	-403,000.00		443,300.00
C20030NAW1	COMCAST CORP NEW NT 5.7% DUE 05-15-2018 BEO	Acquisitions	240,000.00	-251,400.00
		Dispositions	-280,000.00		285,513.20
C20030NAP6	COMCAST CORP NEW 6.5 DUE 15-01-2017	Acquisitions	295,000.00	-296,696.25
		Dispositions	-295,000.00		320,468.65
C205887BE1	CONAGRA FOODS INC SR NT 5.875 DUE 04-15-2014	Acquisitions	240,000.00	-239,896.80
		Dispositions	-240,000.00		262,980.00
C20825CAR5	CONOCOPHILLIPS GTD NT 5.75% DUE 02-01-2019 REG	Acquisitions	895,000.00	-897,321.10
		Dispositions	-895,000.00		959,671.35
C20825CAQ7	CONOCOPHILLIPS GTD NT 6.5 DUE 02-15-2039REG	Acquisitions	4,080,000.00	-4,021,248.00
		Dispositions	-4,080,000.00		4,244,586.10
C22541HCC4	CR SUISSE N Y BRH FORMERLY CR S SUB 6 DUE 02-15-2018 BEO	Acquisitions	105,000.00	-110,334.95
		Dispositions	-55,000.00		48,181.10

5500 Supplemental Schedules	Account number 7870
01 JAN 09 — 31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦     Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C225458XG8	CR SUISSE 1ST BSTN FLTG RT .50063% DUE 07-25-2035	Acquisitions	415,864.14	-273,150.84
		Dispositions	-47,090.65		47,090.65
C2254C0TC1	CR SUISSE 1ST BSTN 5% DUE 05-15-2013	Acquisitions	400,000.00	-399,984.00
		Dispositions	-70,000.00		73,973.20
C126650BH2	CVS CAREMARK CORP SR NT 5.75% DUE 06-01-2017/05-31-2017 REG	Acquisitions	225,000.00	-226,291.50
		Dispositions	-50,000.00		49,552.00
C126650BP4	CVS CAREMARK CORP 6.036 DUE 12-10-2028	Dispositions	-2,390.68		2,390.68
		Free Receipt	206,565.51
C235851AH5	DANAHER CORP SR NT 5.4% DUE 03-01-2019 REG	Acquisitions	180,000.00	-179,877.60
		Dispositions	-180,000.00		189,527.80
C2515A0Q30	DEUTSCHE BK AG 3.875% DUE 08-18-2014	Acquisitions	270,000.00	-269,544.90
		Dispositions	-270,000.00		272,801.55
C25179MAH6	DEVON ENERGY CORP NEW SR NT 6.3% DUE 01-15-2019 REG	Acquisitions	680,000.00	-695,328.40
		Dispositions	-680,000.00		707,776.80
C25179SAD2	DEVON FING CORP U L C DEB 7.875% DUE 09-30-2031/09-29-2031 BEO	Acquisitions	60,000.00	-60,828.00
		Dispositions	-175,000.00		212,885.75
C25243YAN9	DiAGEO CAP PLC 7.375% DUE 01-15-2014	Acquisitions	405,000.00	-458,860.95
		Dispositions	-290,000.00		332,442.00
C25459HAG0	DIRECTV HLDGS LLC 7.625% DUE 05-15-2016	Acquisitions	55,000.00	-59,056.25
		Dispositions	-55,000.00		60,121.87
C260543BX0	DOW CHEM CO 8.55% DUE 05-15-2019	Acquisitions	350,000.00	-349,279.00
		Dispositions	-230,000.00		278,451.80
C26138EAH2	DR PEPPER SNAPPLE GROUP INC SR NT 6.82% DUE 05-01-2018 REG	Dispositions	-145,000.00		138,824.45
		Free Receipt	515,000.00
C264399EQ5	DUKE ENERGY CORP SR NT 6.3% DUE 02-01-2014/01-26-2009	Acquisitions	1,065,000.00	-1,077,676.80
		Dispositions	-165,000.00		174,845.55

5500 Supplemental Schedules	Account number 7870
01 JAN 09 — 31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦ Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C26441CAA3	DUKE ENERGY CORP 5.65% DUE 06-15-2013	Acquisitions	165,000.00	-170,677.65
		Dispositions	-165,000.00		174,528.75
C26442TAA5	DUKE UNIV TAXABLE BDS SER 2009A 4.2% DUE 04-01 - 2014 REG	Acquisitions	95,000.00	-94,968.65
		Dispositions	-95,000.00		95,595.65
C291011AY0	EMERSON ELEC CO NT 4.875% DUE 10-15-2019REG	Acquisitions	80,000.00	-80,798.40
		Dispositions	-80,000.00		83,549.60
C292505AC8	ENCANA CORP 4.6 DUE 08-15-2009/08-04-2004 BEO	Acquisitions	500,000.00	-502,015.00
		Dispositions	-500,000.00		500,000.00
C292505AF1	ENCANA CORP 5.9% DUE 12-01-2017	Acquisitions	220,000.00	-217,849.55
		Dispositions	-220,000.00		237,736.40
C292505AH7	ENCANA CORP 6.5% DUE 05-15-2019	Acquisitions	1,275,000.00	-1,308,910.50
		Dispositions	-675,000.00		689,495.25
C302182AC4	EXPRESS SCRIPTS 5.25% DUE 06-15-2012	Acquisitions	220,000.00	-219,828.40
		Dispositions	-220,000.00		231,798.60
C313385FT8	FEDERAL HOME LN BK CONS DISC NTS 05-18-2009	Acquisitions	1,000,000.00	-998,662.22
		Dispositions	-1,000,000.00		998,829.44
C313385HW9	FEDERAL HOME LN BK CONS DISC NTS 07-08-2009	Acquisitions	3,000,000.00	-2,998,028.33
		Dispositions	-3,000,000.00		2,999,440.00
C313385LP9	FEDERAL HOME LN BK CONS DISC NTS 09-11-2009	Acquisitions	3,500,000.00	-3,498,851.95
		Dispositions	-3,500,000.00		3,498,936.09
C313385QB5	FEDERAL HOME LN BK CONS DISC NTS 12-04-2009	Acquisitions	545,000.00	-544,993.34
		Dispositions	-545,000.00		545,000.00
C313385RK4	FHLB DISC NT 01-05-2010	Acquisitions	500,000.00	-499,881.81
		Dispositions	-500,000.00		499,932.22
C313385EB8	FHLB DISC NT 04-08-2009	Acquisitions	1,800,000.00	-1,799,090.00
		Dispositions	-1,800,000.00		1,799,037.50

5500 Supplemental Schedules	Account number 7870
01 JAN 09 — 31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦ Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C313385ER3	FHLB DISC NT 04-22-2009	Acquisitions	2,000,000.00	-1,998,180.00
		Dispositions	-2,000,000.00		1,998,236.03
C313385FA9	FHLB DISC NT 05-01-2009	Acquisitions	3,600,000.00	-3,599,990.00
		Dispositions	-3,600,000.00		3,600,000.00
C313385FD3	FHLB DISC NT 05-04-2009	Acquisitions	1,000,000.00	-999,990.00
		Dispositions	-1,000,000.00		1,000,000.00
C313385HJ8	FHLB DISC NT 06-26-2009	Acquisitions	13,000,000.00	-12,998,520.83
		Dispositions	-13,000,000.00		12,999,854.64
C313385KH8	FHLB DISC NT 08-12-2009	Acquisitions	500,000.00	-499,991.67
		Dispositions	-500,000.00		500,000.00
C313385KN5	FHLB DISC NT 08-17-2009	Acquisitions	1,500,000.00	-1,499,745.00
		Dispositions	-1,500,000.00		1,499,940.72
C313385NH5	FHLB DISC NT 10-23-2009	Acquisitions	2,000,000.00	-1,999,100.00
		Dispositions	-2,000,000.00		1,999,665.83
C313385NM4	FHLB DISC NT 10-27-2009	Acquisitions	373,000.00	-372,995.86
		Dispositions	-373,000.00		373,000.00
C313385PU4	FHLB DISC NT 11-27-2009	Acquisitions	1,000,000.00	-999,675.56
		Dispositions	-1,000,000.00		999,801.39
C313397RL7	FHLMC DISC NT 01-06-2010	Acquisitions	10,000,000.00	-9,999,633.33
		Dispositions	-10,000,000.00		9,999,799.45
C313397SG7	FHLMC DISC NT 01-26-2010	Acquisitions	4,000,000.00	-3,996,570.00
		Dispositions	-4,000,000.00		3,997,342.23
C313397TD3	FHLMC DISC NT 02-16-2010	Acquisitions	3,500,000.00	-3,495,916.67
		Dispositions	-3,500,000.00		3,497,407.77
C313397FN6	FHLMC DISC NT 05-13-2009	Acquisitions	1,500,000.00	-1,499,953.33
		Dispositions	-1,500,000.00		1,499,984.02

5500 Supplemental Schedules	Account number 7870
01 JAN 09 — 31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦ Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C313397GB1	FHLMC DISC NT 05-26-2009	Acquisitions	2,500,000.00	-2,497,413.89
		Dispositions	-2,500,000.00		2,497,274.30
C313397HN4	FHLMC DISC NT 06-30-2009	Acquisitions	500,000.00	-499,445.00
		Dispositions	-500,000.00		499,889.25
C313397HU8	FHLMC DISC NT 07-06-2009	Acquisitions	3,000,000.00	-2,998,294.17
		Dispositions	-3,000,000.00		2,999,433.33
C313397JB8	FHLMC DISC NT 07-13-2009	Acquisitions	2,500,000.00	-2,499,677.08
		Dispositions	-2,500,000.00		2,499,737.50
C313397KP5	FHLMC DISC NT 08-18-2009	Acquisitions	1,000,000.00	-999,778.06
		Dispositions	-1,000,000.00		1,000,000.00
C313397NL1	FHLMC DISC NT 10-26-2009	Acquisitions	1,000,000.00	-999,980.56
		Dispositions	-1,000,000.00		1,000,000.00
C313589CW1	FNMA DISC NT 03-10-2009	Acquisitions	6,000,000.00	-5,998,983.33
		Dispositions	-6,000,000.00		5,998,721.67
C313589DC4	FNMA DISC NT 03-16-2009	Acquisitions	15,000,000.00	-14,997,416.67
		Dispositions	-15,000,000.00		15,000,000.00
C313589ED1	FNMA DISC NT 04-10-2009	Acquisitions	6,000,000.00	-5,998,180.00
		Dispositions	-6,000,000.00		5,999,176.67
C313589ERO	FNMA DISC NT 04-22-2009	Acquisitions	6,000,000.00	-5,995,270.00
		Dispositions	-6,000,000.00		5,996,696.67
C313589GB3	FNMA DISC NT 05-26-2009	Acquisitions	17,500,000.00	-17,492,256.25
		Dispositions	-17,500,000.00		17,497,003.89
C313589GS6	FNMA DISC NT 06-10-2009	Acquisitions	2,500,000.00	-2,498,208.33
		Dispositions	-2,500,000.00		2,498,760.42

5500 Supplemental Schedules	Account number 7870
01 JAN 09 — 31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦ Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C313589GU1	FNMA DISC NT 06-12-2009	Acquisitions	800,000.00	-799,923.33
		Dispositions	-800,000.00		799,930.00
C313589NL3	FNMA DISC NT 10-26-2009	Acquisitions	919,000.00	-918,982.13
		Dispositions	-919,000.00		918,982.13
C313589PS6	FNMA DISC NT 11-25-2009	Acquisitions	327,000.00	-326,970.02
		Dispositions	-327,000.00		326,993.64
C349631AP6	FORTUNE BRANDS INC 6.375% DUE 06-15-2014	Acquisitions	285,000.00	-284,851.80
		Dispositions	-285,000.00		287,123.95
C302570BD7	FPL GROUP CAP INC DEB 6% DUE 03-01-2019 REG	Acquisitions	130,000.00	-129,944.10
		Dispositions	-130,000.00		145,057.90
C35177PAL1	FRANCE TELECOM SA NT STEP UP 03-01-2031 02-28-2031	Acquisitions	60,000.00	-77,340.30
		Dispositions	-235,000.00		309,860.25
C999999OA8	FUT CALL OCT 09 T-NOTE OPTION 1180	Acquisitions	50.00	-26,703.00
		Dispositions	-50.00		26,703.00
C999999OA8	FUT CALL SEP 09 T-NOTE OPTION 1160	Acquisitions	75.00	-109,195.50
		Dispositions	-75.00		143,930.25
C999599GH0	FUT DEC 09 U.S. T-BONDS	Free Delivery	-62.00
		Free Receipt	62.00
C999599GH0	FUT DEC 09 US 2YR T-NOTE	Free Delivery	-47.00
		Free Receipt	47.00
C999599GH0	FUT DEC 09 10 YR T-NOTES	Free Delivery	-446.00
		Free Receipt	446.00
C999599GH0	FUT DEC 09 5 YR T NOTE	Free Delivery	-150.00
		Free Receipt	150.00
C999599GH0	FUT JUN 09 U.S. T-BONDS	Free Delivery	-39.00
		Free Receipt	39.00

5500 Supplemental Schedules	Account number 7870
01 JAN 09 — 31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦ Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C999599GH0	FUT JUN 09 US 2YR T-NOTE	Free Delivery	-51.00
		Free Receipt	51.00
C999599GH0	FUT JUN 09 10 YR T-NOTES	Free Delivery	-453.00
		Free Receipt	453.00
C999599GH0	FUT JUN 09 5 YR T NOTE	Free Delivery	-78.00
		Free Receipt	78.00
C999599GH0	FUT MAR 09 U.S. T-BONDS	Free Delivery	-64.00
		Free Receipt	16.00
C999599GH0	FUT MAR 09 US 2YR T-NOTE	Free Delivery	-10.00
		Free Receipt	14.00
C999599GH0	FUT MAR 09 10 YR T-NOTES	Free Delivery	-249.00
		Free Receipt	171.00
C999599GH0	FUT MAR 09 5 YR T NOTE	Free Delivery	-79.00
		Free Receipt	17.00
C999599GH0	FUT MAR 10 US 2YR T-NOTE	Free Delivery	-4.00
		Free Receipt	60.00
C999599GH0	FUT MAR 10 10 YR T-NOTES	Free Delivery	-177.00
		Free Receipt	240.00
C999599GH0	FUT MAR 10 5 YR T NOTE	Free Delivery	-91.00
		Free Receipt	179.00
C999599GH0	FUT SEP 09 US 2YR T-NOTE	Free Delivery	-82.00
		Free Receipt	82.00
C999599GH0	FUT SEP 09 10 YR T-NOTES	Free Delivery	-202.00
		Free Receipt	202.00

5500 Supplemental Schedules	Account number 7870
01 JAN 09 — 31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦ Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C999599GH0	FUT SEP 09 5 YR T NOTE	Free Delivery	-119.00
		Free Receipt	119.00
C999599GH0	FUT SEP 09 U.S. T-BONDS	Free Delivery	-70.00
		Free Receipt	70.00
C36962G3U6	GEN ELEC CAP CORP MED TERM NTS BO TRANCHE # TR 00811 5.625 DUE 05-01-2018	Acquisitions	655,000.00	-656,080.75
		Dispositions	-1,165,000.00		1,105,082.25
C36962G3T9	GEN ELEC CAP CORP MED TRM NTS BO TRANCHE# TR 00810 4.8 DUE 05-01-2013	Acquisitions	565,000.00	-523,260.30
		Dispositions	-565,000.00		555,544.45
C36962G3H5	GEN ELEC CAP CORP MEDIUM TERM NTS BO TRANCHE # TR 00800 5.625 DUE 09-15-2017	Acquisitions	165,000.00	-152,174.55
		Dispositions	-165,000.00		159,427.95
C36962G4B7	GEN ELEC CAP CORP MEDIUM TERM NTS BO TRANCHE # TR 00818 6.875 DUE 01-10-2039	Acquisitions	1,125,000.00	-1,059,963.95
		Dispositions	-1,125,000.00		1,004,940.85
C36962GP65	GEN ELEC CAP CORP MTN BO $MNGEN.ELEC CAP.CRR 4.875 DUE 03-04-2015	Acquisitions	165,000.00	-159,380.10
		Dispositions	-165,000.00		156,192.30
C36962G4C5	GEN ELEC CAP CORP 5.9% DUE 05-13-2014	Acquisitions	910,000.00	-914,473.60
		Dispositions	-910,000.00		968,167.20
C36962G3A0	GEN ELEC CAP CORP 6.15% DUE 08-07-2037	Acquisitions	770,000.00	-630,565.95
		Dispositions	-375,000.00		298,845.00
C36962G4D3	GEN ELEC CAP CORP 6% DUE 08-07-2019	Acquisitions	1,435,000.00	-1,474,719.55
		Dispositions	-580,000.00		595,074.20
C36962G3P7	GENERAL ELEC CAP CORP MEDIUM TERM NTS BOOK ENTRY 5.875% DUE 01-14-2038 BEO	Acquisitions	800,000.00	-630,561.65
		Dispositions	-295,000.00		233,548.55
C369604BC6	GENERAL ELEC CO 5.25% DUE 12-06-2017	Acquisitions	310,000.00	-315,749.90
		Dispositions	-275,000.00		283,360.40
C370334BH6	GENERAL MLS INC NT 5.65% DUE 02-15-2019 REG	Acquisitions	295,000.00	-299,226.10
		Dispositions	-295,000.00		316,953.95

5500 Supplemental Schedules	Account number 7870
01 JAN 09 — 31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦ Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C377372AE7	GLAXOSMITHKLINE 6.375% DUE 05-15-2038	Acquisitions	225,000.00	-250,661.25
		Dispositions	-225,000.00		251,199.00
C38141GFM1	GOLDMAN SACHS GROUP INC BD 6.15% DUE 04-01-2018 BEO	Acquisitions	850,000.00	-824,125.00
		Dispositions	-495,000.00		535,926.60
C38143UAB7	GOLDMAN SACHS GROUP INC BONDS 5.15% DUE 01-15-2014 BEO	Acquisitions	240,000.00	-238,036.80
		Dispositions	-140,000.00		148,330.00
C38141EA41	GOLDMAN SACHS 3.625% DUE 08-01-2012	Acquisitions	40,000.00	-39,968.80
		Dispositions	-40,000.00		41,010.80
C38141EA33	GOLDMAN SACHS 6% DUE 05-01-2014	Acquisitions	380,000.00	-393,770.20
		Dispositions	-220,000.00		226,047.80
C413875AL9	HARRIS CORP DEL 6.375% DUE 06-15-2019	Acquisitions	130,000.00	-129,598.30
		Dispositions	-130,000.00		132,064.40
C42809HAB3	HESS CORP NT 8.125 DUE 02-15-2019 REG	Acquisitions	135,000.00	-134,563.95
		Dispositions	-135,000.00		163,584.90
C428236AV5	HEWLETT PACKARD CO GLOBAL NT 4.75 DUE 06-02-2014 REG	Acquisitions	315,000.00	-314,158.95
		Dispositions	-315,000.00		332,775.45
C428236AL7	HEWLETT PACKARD CO 5.25% DUE 03-01-2012	Acquisitions	165,000.00	-173,951.25
		Dispositions	-165,000.00		173,999.10
C437076AP7	HOME DEPOT INC 5.4% DUE 03-01-2016	Acquisitions	250,000.00	-250,092.50
		Dispositions	-255,000.00		266,299.05
C437084JQ0	HOME EQUITY ASSET TR 2005-2 HOME EQUITY PASSTHRU CL M-1 07-25-2035 REG	Acquisitions	225,661.19	-217,311.72
		Dispositions	-82,909.60		81,533.96
C438516AZ9	HONEYWELL INTL INC 5% DUE 02-15-2019	Acquisitions	450,000.00	-448,419.60
		Dispositions	-450,000.00		445,819.50
C45687AAE2	INGERSOLL-RAND GLOBAL HLDG CO LTD GTD SRNT	Acquisitions	325,000.00	-332,826.30
		Dispositions	-325,000.00		384,471.75

5500 Supplemental Schedules	Account number 7870
01 JAN 09 — 31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦ Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C459200GL9	INTERNATIONAL BUSINESS MACHS CORP IBM CORP 8% DUE 10-15-2038 BEO	Acquisitions	100,000.00	-123,366.00
		Free Delivery	-100,000.00
C46630VAD4	J P MORGAN CHASE COML MTG SECS TR 2007-CMTG PASSTHRU CTF CL A-4 2-12-49	Acquisitions	175,000.00	-115,484.38
		Dispositions	-175,000.00		136,417.97
C46625HHL7	JPMORGAN CHASE & 6.3% DUE 04-23-2019	Acquisitions	1,565,000.00	-1,562,824.65
		Dispositions	-285,000.00		285,168.15
C500255AQ7	KOHLS CORP NT 6.875 DUE 12-15-2037 REG	Acquisitions	250,000.00	-279,115.75
		Dispositions	-270,000.00		280,180.35
C50065BAAO	KOREA ELEC PWR CORP GLOBAL MEDIUM SR TERTRANCHE # TR 00001 5.5 21 JUL 2014	Acquisitions	255,000.00	-252,110.85
		Dispositions	-255,000.00		258,269.10
C50075NABO	KRAFT FOODS INC GLOBAL NT DTD 11/02/2001 5.625 DUE 11-01-2011 BEO	Acquisitions	1,000,000.00	-1,056,420.00
		Dispositions	-1,000,000.00		1,069,070.00
C50075NAU8	KRAFT FOODS INC 6.125% DUE 02-01-2018	Acquisitions	150,000.00	-152,589.65
		Dispositions	-150,000.00		159,609.00
C50075NAV6	KRAFT FOODS INC 6.125% DUE 08-23-2018 BEO	Acquisitions	110,000.00	-117,162.10
		Dispositions	-260,000.00		271,666.45
C501044CG4	KROGER CO 6.4% DUE 08-15-2017	Acquisitions	295,000.00	-306,056.60
		Dispositions	-295,000.00		307,805.95
C501044CM1	KROGER CO/THE NT 3.9 DUE 10-01-2015	Acquisitions	135,000.00	-136,374.30
		Dispositions	-5,000.00		5,124.80
C532457BD9	LILLY ELI & CO 3.55% DUE 03-06-2012	Acquisitions	315,000.00	-314,678.70
		Dispositions	-315,000.00		329,540.40
C532457BE7	LILLY ELI & CO 4.2% DUE 03-06-2014	Acquisitions	175,000.00	-174,921.25
		Dispositions	-175,000.00		182,220.50
C534187AX7	LINCOLN NATL CORP SR NT 8.75 DUE 07-01-2019	Acquisitions	135,000.00	-133,694.55
		Dispositions	-135,000.00		136,528.20

5500 Supplemental Schedules	Account number 7870
01 JAN 09 — 31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦ Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C534187AR0	LINCOLN NATL CORP 6.15 DUE 04-07-2036 BEO	Acquisitions	80,000.00	-55,064.00
		Dispositions	-80,000.00		73,506.40
C534187AY5	LINCOLN NATL CORP 6.25% DUE 02-15-2020	Acquisitions	395,000.00	-394,411.45
		Dispositions	-55,000.00		55,448.25
C534187AW9	LINCOLN NATL CORP 6.3% DUE 10-09-2037	Acquisitions	115,000.00	-78,775.00
		Dispositions	-115,000.00		107,125.95
C559080AE6	MAGELLAN MIDSTREAM 6.55% DUE 07-15-2019	Acquisitions	1,650,000.00	-1,714,340.00
		Dispositions	-800,000.00		806,920.00
C565849AG1	MARATHON OIL CORP SR NT 6.5 DUE 02-15-2014 REG	Acquisitions	165,000.00	-164,315.25
		Dispositions	-165,000.00		166,856.25
C565849AH9	MARATHON OIL CORP SR NT 7.5% DUE 02-15-2019 REG	Acquisitions	300,000.00	-302,429.05
		Dispositions	-150,000.00		147,678.00
C58013MEG5	MCDONALDS CORP MEDIUM TERM NTS BOOK ENTRTRANCHE # TR 00103 5 DUE 2/1/19	Acquisitions	60,000.00	-59,979.60
		Dispositions	-60,000.00		61,542.60
C58013MEH3	MCDONALDS CORP MEDIUM TERM NTS BOOK ENTRTRANCHE # TR 00104 5.7 01 FEB 2039	Acquisitions	365,000.00	-369,588.70
		Dispositions	-365,000.00		361,333.70
C58013MEC4	MCDONALDS CORP 6.3% DUE 10-15-2037	Acquisitions	160,000.00	-179,639.10
		Dispositions	-160,000.00		164,376.80
C581557AW5	MCKESSON CORP NEW NT 6.5% DUE 02-15-2014 REG	Acquisitions	145,000.00	-144,907.20
		Dispositions	-145,000.00		148,578.60
C589331AN7	MERCK & CO INC 5 DUE 06-30-2019	Acquisitions	475,000.00	-474,609.80
		Dispositions	-475,000.00		498,607.10
C59156RAU2	METLIFE INC 6.75% DUE 06-01-2016	Acquisitions	335,000.00	-342,421.95
		Dispositions	-265,000.00		283,893.95

5500 Supplemental Schedules	Account number 7870
01 JAN 09 — 31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦ Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C594918AC8	MICROSOFT CORP 4.2% DUE 06-01-2019	Acquisitions	420,000.00	-419,790.00
		Dispositions	-420,000.00		404,911.50
C61744CRB4	MORGAN STANLEY ABS CAP I INC SER 2005-WMC4 CL M-2 FLT RT 04-25-2035 BEO	Acquisitions	229,616.98	-223,302.52
		Dispositions	-77,702.80		77,702.80
C617446H51	MORGAN STANLEY MORGAN STANLEY 5.55% DUE 04-27-2017/04-27-2007	Acquisitions	485,000.00	-412,967.80
		Dispositions	-485,000.00		417,526.80
C61747YCF0	MORGAN STANLEY 6% DUE 05-13-2014	Acquisitions	215,000.00	-214,249.65
		Dispositions	-215,000.00		222,830.30
C63536SAA7	NATL CY BK INDPLS 4.25% DUE 07-01-2018	Acquisitions	250,000.00	-196,237.50
		Dispositions	-250,000.00		233,427.50
C641423BY3	NEVADA PWR CO GENERAL & REF MTG NT SER V7.125% DUE 03-15-2019 REG	Acquisitions	535,000.00	-533,694.75
		Dispositions	-245,000.00		269,379.40
C651639AL0	NEWMONT MNG CORP 5.125% DUE 10-01-2019	Acquisitions	415,000.00	-413,729.60
		Dispositions	-15,000.00		15,253.95
C65334HAK8	NEXEN INC 6.2% DUE 07-30-2019	Acquisitions	80,000.00	-79,840.80
		Dispositions	-80,000.00		80,159.20
C654902AB1	NOKIA CORP 5.375% DUE 05-15-2019	Acquisitions	35,000.00	-34,676.25
		Dispositions	-35,000.00		34,928.25
C65557CAA1	NORDEA BK AG 3.7% DUE 11-13-2014	Acquisitions	530,000.00	-529,231.50
		Dispositions	-140,000.00		141,517.60
C655664AM2	NORDSTROM INC 6.75% DUE 06-01-2014	Acquisitions	165,000.00	-164,396.10
		Dispositions	-165,000.00		171,345.90
C655844AZ1	NORFOLK SOUTHN CORP SR NT 5.75% DUE 04-01-2018 BEO	Acquisitions	40,000.00	-39,479.20
		Dispositions	-40,000.00		43,909.20
C655844BB3	NORFOLK SOUTHN 5.75% DUE 01-15-2016	Dispositions	-135,000.00		146,550.60
		Free Receipt	135,000.00

5500 Supplemental Schedules	Account number 7870
01 JAN 09 — 31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C665772BR9	NORTHN STS PWR CO 6.875% DUE 08-01-2009	Acquisitions	750,000.00	-759,180.00
		Dispositions	-750,000.00		750,000.00
C66989HAA6	NOVARTIS CAP CORP GTD NT 4.125% DUE 02-10-2014/02-10-2009	Acquisitions	125,000.00	-126,311.80
		Dispositions	-125,000.00		131,777.50
C66989GAA8	NOVARTIS SECS INVT 5.125% DUE 02-10-2019	Acquisitions	540,000.00	-539,038.80
		Dispositions	-475,000.00		476,944.15
C677347CD6	OHIO EDISON CO SR NT 6.4 DUE 07-15-2016/06-26-2006 REG	Acquisitions	85,000.00	-81,378.30
		Dispositions	-195,000.00		215,890.35
C681919AY2	OMNICOM GROUP INC 6.25% DUE 07-15-2019	Acquisitions	225,000.00	-225,572.25
		Dispositions	-225,000.00		247,541.75
C683234B31	ONTARIO PROV CDA GLOBAL BD 2.625% DUE 01-20-2012 REG	Acquisitions	570,000.00	-569,675.10
		Dispositions	-570,000.00		573,674.60
C6832348A9	ONTARIO PROV CDA NT 4.1% DUE 06-16-2014 BEO	Acquisitions	670,000.00	-669,551.10
		Dispositions	-450,000.00		473,074.50
C68389XAC9	ORACLE CORP NT 5.75% DUE 04-15-2018 BEO	Acquisitions	220,000.00	-226,003.30
		Dispositions	-220,000.00		235,031.10
C694475AA2	PAC LIFE INS CO - 9.25% DUE 06-15-2039	Acquisitions	300,000.00	-299,856.00
		Dispositions	-300,000.00		305,589.80
C69373UAA5	PACCAR INC MEDIUM TERM NTS BOOK ENTRY TRANCHE # TR 00001 6.875 2-15-14	Acquisitions	70,000.00	-69,981.80
		Dispositions	-70,000.00		76,293.70
C694308GQ4	PACIFIC GAS & ELEC CO SR NT 6.25% DUE 03-01-2039 REG	Acquisitions	295,000.00	-293,713.80
		Dispositions	-295,000.00		302,740.65
C695114CK2	PACIFICORP 1ST MTG BD 5.5% DUE 01-15-2019/01-08-2009 REG	Acquisitions	35,000.00	-34,770.75
		Dispositions	-35,000.00		37,743.65

5500 Supplemental Schedules	Account number 7870
01 JAN 09 — 31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C9909995F7	PAYABLE FOR SEC LENDING COLLATERAL LOSS-CIT GROUP	Acquisitions	19,388.22	-19,388.22
		Dispositions	-19,388.22		0.00
C9909995D2	PAYABLE FOR SEC LENDING COLLATERAL LOSS-LEHMAN	Acquisitions	149,249.26	-149,249.25
		Dispositions	-149,249.26		0.00
C693304AL1	PECO ENERGY CO 1ST & REF MTG BD 5.35% DUE 03-01-2018/03-02-2008 BEO	Acquisitions	70,000.00	-68,245.10
		Dispositions	-165,000.00		174,340.65
C71343PAF8	PEPSIAMERICAS INC NT 4.375% DUE 02-15-2014 REG	Acquisitions	115,000.00	-114,274.35
		Dispositions	-115,000.00		114,126.00
C71645WAN1	PETROBRAS INTL FIN CO GTD GLOBAL NT 7.875% DUE 03-15-2019 BEO	Acquisitions	100,000.00	-106,962.00
		Dispositions	-100,000.00		112,875.00
C717081DB6	PFIZER INC NT 6.2 DUE 03-15-2019	Acquisitions	565,000.00	-564,429.35
		Dispositions	-565,000.00		619,702.50
C693476BF9	PNC FDG CORP SR NT 6.7 DUE 06-10-2019	Acquisitions	740,000.00	-738,806.05
		Dispositions	-250,000.00		255,203.50
C73755LAF4	POTASH CORP SASK 6.5% DUE 05-15-2019	Acquisitions	70,000.00	-71,430.15
		Dispositions	-30,000.00		32,624.70
C74005PAS3	PRAXAIR INC NT 4.375% DUE 03-31-2014 REG	Acquisitions	385,000.00	-383,783.40
		Dispositions	-385,000.00		400,684.70
C742718DN6	PROCTER & GAMBLE CO NT 4.7 DUE 02-15-2019 BEO	Acquisitions	250,000.00	-251,547.50
		Dispositions	-250,000.00		255,224.40
C743263AM7	PROGRESS ENERGY INC SR NT 6.05% DUE 03-15-2014 REG	Acquisitions	1,600,000.00	-1,595,600.00
		Dispositions	-800,000.00		800,992.00
C743263AN5	PROGRESS ENERGY SR NT 7.05 DUE 03-15-2019	Acquisitions	210,000.00	-215,495.70
		Dispositions	-210,000.00		241,846.50
C74432QBJ3	PRUDENTIAL FINANCIAL INC TRANCHE # TR 00033 4.75% DUE 09-17-2015	Acquisitions	1,670,000.00	-1,664,999.20
		Dispositions	-577,000.00		575,563.27

5500 Supplemental Schedules	Account number 7870
01 JAN 09 — 31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C744448CA7	PUB SVC CO OF CO PUB SVC CO COLORATION UNSOLICITED 6.5 DUE 08-01-2038 BEO	Acquisitions	25,000.00	-26,898.50
		Dispositions	-115,000.00		138,348.45
C744448CB5	PUBLIC SERVICE CO OF COLORADO PUBLIC SVCCO COLO 5.800 5.8 DUE 08-01-2018BEO	Acquisitions	45,000.00	-47,037.15
		Dispositions	-45,000.00		50,327.10
C03523TAA6	PVTPL ANHEUSER BUSCH INBEV WORLDWIDE INCGTD NT 144A 7.2% DUE 01-15-2014 BEO	Acquisitions	510,000.00	-536,280.00
		Dispositions	-330,000.00		370,375.50
C03523TAB4	PVTPL ANHEUSER BUSCH INBEV WORLDWIDE INCGTD NT 144A 7.75% DUE 01-15-2019 BEO	Acquisitions	420,000.00	-455,461.00
		Dispositions	-420,000.00		479,124.80
C03523TAC2	PVTPL ANHEUSER BUSCH INBEV WORLDWIDE INCGTD NT 144A 8.2% DUE 01-15-2039 BEO	Acquisitions	1,605,000.00	-1,623,198.80
		Dispositions	-1,030,000.00		1,047,025.90
C049255AG7	PVTPL ATLAS COPCO AB NT 144A 5.6% DUE 05-22-2017/05-22-2007 BEO	Acquisitions	95,000.00	-90,735.80
		Dispositions	-210,000.00		206,531.40
C06052DAA3	PVTPL BANK AMER AUTO TR 2009-1 NT CL A-1TALF 144A .668% DUE 07-15-2010 BEO	Acquisitions	1,000,000.00	-1,000,000.00
		Dispositions	-739,457.22		739,457.22
C22822RAH3	PVTPL CMO CROWN CASTLE TOWERS LLC / 06-1SR NT CL B 144A 5.362 11-15-36 BEO	Acquisitions	390,000.00	-377,348.44
		Dispositions	-225,000.00		230,625.00
C126659AA9	PVTPL CTL 1999-11 TR (CVS CORP BROOKLYN NY) 7.15 PASS THRU CTFS 5-15-19 BEO	Acquisitions	75,000.00	-75,876.75
		Dispositions	-509.96		509.96
C25459HAH8	PVTPL DIRECTV HLDGS LLC / DIRECTV FING INC SR NT 144A 5.875% DUE 10-01-2019 BEO	Acquisitions	530,000.00	-526,709.50
		Dispositions	-315,000.00		321,564.60
C268789AA2	PVTPL E ON INTL FIN B V GTD NT 144A 5.8%DUE 04-30-2018/04-22-2008 BEO	Acquisitions	140,000.00	-135,310.35
		Dispositions	-380,000.00		413,212.00
C33766JAC7	PVTPL FIRSTENERGY SOLUTIONS CORP SR NT 144A 6.05% DUE 08-15-2021 BEO	Acquisitions	350,000.00	-361,665.00
		Free Delivery	-350,000.00
C41283DAB9	PVTPL HARLEY-DAVIDSON FDG CORP MEDIUM TRM NT SER C 144A 6.8 6-15-2018	Acquisitions	215,000.00	-205,755.00
		Dispositions	-245,000.00		157,175.00

5500 Supplemental Schedules	Account number 7870
01 JAN 09 — 31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C42307TAH1	PVTPL HEINZ H J FIN CO GTD NT 144A 7.125% DUE 08-01-2039 BEO	Acquisitions	245,000.00	-273,405.30
		Dispositions	-95,000.00		110,798.50
C485260BL6	PVTPL KANSAS GAS & ELEC CO 1ST MTG BD 144A 6.7% DUE 06-15-2019 BEO	Acquisitions	305,000.00	-308,513.35
		Dispositions	-125,000.00		143,048.75
C500635AB3	PVTPL KOREA GAS CORP NT 144A 6% DUE 07-15-2014 BEO	Acquisitions	210,000.00	-208,246.50
		Dispositions	-210,000.00		210,046.20
C502413AX5	PVTPL L-3 COMMUNICATIONS CORP SR NT 144A5.2% DUE 10-15-2019 BEO	Acquisitions	165,000.00	-164,409.30
		Dispositions	-165,000.00		165,788.70
C652482BR0	PVTPL NEWS AMER INC SR NT 144A 6.9 DUE 03-01-2019 BEO	Acquisitions	335,000.00	-334,812.40
		Dispositions	-335,000.00		365,176.40
C652482BS8	PVTPL NEWS AMER INC 7.85% DUE 03-01-2039BEO	Acquisitions	290,000.00	-334,173.20
		Free Delivery	-290,000.00
C655844BA5	PVTPL NORFOLK SOUTHN CORP SR NT 144A 5.75% DUE 01-15-2016 BEO	Acquisitions	135,000.00	-138,098.30
		Free Delivery	-135,000.00
C268317AB0	PVTPL NT 144A 6.5% DUE 01-26-2019 BEO	Acquisitions	380,000.00	-378,814.40
		Dispositions	-380,000.00		428,927.90
C268317AC8	PVTPL NT 144A 6.95% DUE 01-26-2039 BEO	Acquisitions	300,000.00	-296,191.65
		Dispositions	-300,000.00		351,723.00
C740816AE3	PVTPL PRESIDENT & FELLOWS HARVARD CG BD 144A 6 DUE 01-15-2019/12-12-2008 BEO	Acquisitions	275,000.00	-297,753.50
		Dispositions	-275,000.00		299,563.00
C771196AS1	PVTPL ROCHE HLDGS INC GTD NT 144A 6% DUE 03-01-2019/02-25-2009 BEO	Acquisitions	620,000.00	-646,980.60
		Dispositions	-420,000.00		472,285.80
C92344SAL4	PVTPL VERIZON WIRELESS CAP LLC / CELLCO PARTNE NT 144A 5.55 DUE 02-01-2014 BEO	Acquisitions	975,000.00	-969,145.25
		Dispositions	-50,000.00		54,535.00
		Free Delivery	-925,000.00

5500 Supplemental Schedules	Account number 7870
01 JAN 09 — 31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C92344SAG5	PVTPL VERIZON WIRELESS CAP LLC / CELLCO PARTNE NT 144A 8.5 DUE 11-15-2018 BEO	Acquisitions	90,000.00	-105,008.40
		Free Delivery	-740,000.00
C92344SAR1	PVTPL VERIZON WIRELESS CAP LLC / CELLCO PARTNERSHIP 3.75% DUE 05-20-2011 BEO	Acquisitions	800,000.00	-799,376.00
		Free Delivery	-800,000.00
C76110WSP2	RESIDENTIAL ASSET SEC CORP MTG PASS THRUCTF SER 2003-KS6 CL A-ll 08-25-2033 REG	Acquisitions	94,915.55	-47,487.44
		Dispositions	-18,563.16		18,563.16
C999400AB0	REVERSE REPO W/BARCLAYS	Acquisitions	1,721,407.57	-1,721,407.57
		Dispositions	-1,721,407.57		1,721,407.57
C999400AB0	REVERSE REPO W/BARCLAYS FISCHER FRANCIS	Acquisitions	2,998,856.73	-2,998,856.73
		Dispositions	-2,998,856.73		2,998,856.73
C999400AB0	REVERSE REPO W/BARCLAYS FISCHER FRANCIS	Acquisitions	1,750,000.00	-1,750,000.00
		Dispositions	-1,750,000.00		1,750,000.00
C786514BP3	SAFEWAY INC BD 6.35 DUE 08-15-2017 BEO	Acquisitions	10,000.00	-10,395.30
		Dispositions	-185,000.00		205,077.85
C999369994	SECURITIES LENDING COLLATERAL FUND ADJUSTMENT	Acquisitions	1,250,687.74	-1,082,050.26
		Dispositions	-175,094.74		0.00
C814993929	SECURITIES LENDING COLLATERAL FUND PARTIAL REVERSAL ADJUSTMENT	Dispositions	-235,708.84		235,708.84
		Free Receipt	235,708.84
C81375WEE2	SECURITIZED AST BACKED RECEIVABLES LLCTRSER 2005-FR2 CL M1 FLT RT 03-25-2035 BEO	Acquisitions	175,797.43	-170,523.51
		Dispositions	-78,452.18		78,452.18
C822582AF9	SHELL INTL FIN B V GTD NT 4% DUE 03-21-2014/03-23-2009 REG	Acquisitions	340,000.00	-339,908.20
		Dispositions	-340,000.00		348,072.40
C790849AE3	ST JUDE MED INC SR NT 3.75 DUE 07-15-2014	Acquisitions	290,000.00	-289,562.10
		Dispositions	-290,000.00		291,049.80
C857477AE3	STATE STR CORP 4.3% DUE 05-30-2014	Acquisitions	15,000.00	-15,148.80
		Dispositions	-15,000.00		15,662.40

5500 Supplemental Schedules	Account number 7870
01 JAN 09 — 31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C85771SAB2	STATOILHYDRO ASA 3.875 DUE 04-15-2014	Acquisitions	100,000.00	-99,607.00
		Dispositions	-100,000.00		98,724.00
C86764PAE9	SUNOCO INC NT 9.625% DUE 04-15-2015 REG	Acquisitions	210,000.00	-208,800.90
		Dispositions	-210,000.00		215,056.25
C87927VAE8	TELECOM ITALIA CAP GTD SR NT SER B 5.25 DUE 11-15-2013/05-15-2005 REG	Acquisitions	305,000.00	-299,613.70
		Dispositions	-305,000.00		320,835.60
C87938WAH6	TELEFONICA SA 5.877% DUE 07-15-2019	Acquisitions	265,000.00	-265,000.00
		Dispositions	-265,000.00		285,238.05
C88732JAS7	TIME WARNER CABLE INC NT 8.25% DUE 04-01-2019 REG	Acquisitions	95,000.00	-106,585.25
		Dispositions	-95,000.00		114,697.30
C88732JAU2	TIME WARNER CABLE 6.75% DUE 06-15-2039	Acquisitions	145,000.00	-142,326.95
		Dispositions	-80,000.00		85,491.20
C88732JAL2	TIME WARNER CABLE 6.75% DUE 07-01-2018	Acquisitions	190,000.00	-181,524.10
		Dispositions	-300,000.00		323,421.75
C887317AC9	TIME WARNER INC NEW NT 5.875% DUE 11-15-2016 BEO	Acquisitions	290,000.00	-278,066.50
		Dispositions	-325,000.00		311,967.50
C8935268Z9	TRANSCANADA 7.625% DUE 01-15-2039	Acquisitions	305,000.00	-309,453.55
		Dispositions	-305,000.00		389,250.55
C89417EAF6	TRAVELERS COS INC SR NT 5.9% DUE 06-02-2019/06-02-2009	Acquisitions	170,000.00	-174,151.40
		Dispositions	-170,000.00		187,566.10
C89417EAE9	TRAVELERS COS INC TRAVELERS COMPANIES INC 5.800 5.8% DUE 05-15-2018 BEO	Acquisitions	320,000.00	-322,265.60
		Dispositions	-80,000.00		86,850.40
C89578VAC0	TRIAD AUTOMOBILE RECEIVABLES TR 2006-B A3 5.41 DUE 08-12-2011 BEO	Acquisitions	219,033.38	-220,676.14
		Dispositions	-117,354.62		117,354.62

5500 Supplemental Schedules	Account number 7870
01 JAN 09 — 31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C91159HGR5	U S BANCORP MEDIUM 4.2% DUE 05-15-2014	Acquisitions	180,000.00	-181,065.60
		Dispositions	-180,000.00		186,631.90
C904764AK3	UNILEVER CAP CORP GTD SR NT 4.8% DUE 02-15-2019 REG	Acquisitions	320,000.00	-319,670.40
		Dispositions	-320,000.00		317,702.40
C912828DH0	UNITED STATES TREAS NTS INFLATION LNKD BD 1.625 DUE 01-15-2015 REG	Acquisitions	1,125,000.00	-1,214,452.59
		Dispositions	-1,125,000.00		1,253,164.81
C912828BW9	US TREAS NTS TREAS INFL INDEXED NOTES 2 DUE 01-15-2014 REG	Acquisitions	1,049,000.00	-1,201,455.94
		Dispositions	-1,049,000.00		1,229,597.65
C91913YAN0	VALERO ENERGY CORP NEW NT 9.375% DUE 03-15-2019 REG	Acquisitions	585,000.00	-587,864.20
		Dispositions	-440,000.00		474,727.30
C920355AF1	VALSPAR CORP 7.25% DUE 06-15-2019	Acquisitions	125,000.00	-124,467.50
		Dispositions	-125,000.00		132,145.00
C92343VAL8	VERIZON COMMUNICATIONS INC NT 5.5% DUE 02-15-2018/02-12-2008 BEO	Acquisitions	120,000.00	-118,316.40
		Dispositions	-135,000.00		140,039.55
C92343VAM6	VERIZON COMMUNICATIONS INC NT 6.1% DUE 04-15-2018 BEO	Acquisitions	410,000.00	-446,578.15
		Dispositions	-835,000.00		867,149.55
C92343VAR5	VERIZON COMMUNICATIONS INC NT 8.95% DUE 03-01-2039 BEO	Acquisitions	210,000.00	-268,256.85
		Dispositions	-170,000.00		196,503.20
C92343VAV6	VERIZON NT 6.35 DUE 04-01-2019	Acquisitions	1,020,000.00	-1,010,967.35
		Dispositions	-380,000.00		422,649.75
C92344SAK6	VERIZON WIRELESS 8.5% DUE 11-15-2018	Acquisitions	90,000.00	-112,335.30
		Dispositions	-90,000.00		112,594.50
		Free Receipt	740,000.00
C92343VAN4	VERIZON 5.25% DUE 04-15-2013	Acquisitions	1,200,000.00	-1,218,432.00
		Dispositions	-275,000.00		286,181.50
C92343VAU8	VERIZON 7.35% DUE 04-01-2039	Acquisitions	320,000.00	-317,631.20
		Dispositions	-115,000.00		133,987.65

5500 Supplemental Schedules	Account number 7870
01 JAN 09 — 31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C925524AX8	VIACOM INC SR NT 6.875% DUE 04-30-2036/10-18-2006	Acquisitions	270,000.00	-268,732.90
		Dispositions	-215,000.00		228,695.50
C92886AAA1	VOLVO TREAS AB 5.95% DUE 04-01-2015	Acquisitions	195,000.00	-194,623.65
		Dispositions	-195,000.00		198,157.05
C931142CP6	WAL-MART STORES INC NT 4.125% DUE 02-01-2019 REG	Acquisitions	325,000.00	-323,573.25
		Dispositions	-325,000.00		325,942.25
C931142CK7	WAL-MART STORES INC NT 6.5 DUE 08-15-2037 REG	Acquisitions	135,000.00	-156,967.20
		Dispositions	-135,000.00		151,586.25
C931142CM3	WAL-MART STORES INC WALMART 6.2 4 15 38 6.2% DUE 04-15-2038 BEO	Acquisitions	70,000.00	-78,087.10
		Dispositions	-70,000.00		76,346.90
C931422AE9	WALGREEN CO NT 5.25 DUE 01-15-2019 REG	Acquisitions	110,000.00	-109,165.10
		Dispositions	-110,000.00		114,697.00
C94973VAR8	WELLPOINT INC NT 7% DUE 02-15-2019 REG	Acquisitions	70,000.00	-70,696.25
		Dispositions	-70,000.00		70,248.50
C959802AJ8	WESTERN UN CO NT 6.5% DUE 02-26-2014 REG	Acquisitions	125,000.00	-125,397.75
		Dispositions	-125,000.00		132,212.20
C983024AM2	WYETH NT 5.45% DUE 04-01-2017/03-31-2017 REG	Acquisitions	350,000.00	-360,851.75
		Dispositions	-90,000.00		91,501.85
C983024AJ9	WYETH NT 5.5% DUE 02-15-2016/02-07-2006 REG	Acquisitions	445,000.00	-469,875.55
		Dispositions	-10,000.00		10,391.70
C984121CA9	XEROX CORP 5.625% DUE 12-15-2019	Acquisitions	205,000.00	-204,436.25
		Dispositions	-145,000.00		147,956.55
C984121BW2	XEROX CORP 6.35% DUE 05-15-2018	Acquisitions	25,000.00	-21,500.00
		Dispositions	-60,000.00		60,734.10

5500 Supplemental Schedules	Account number 7870
01 JAN 09 — 31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦      Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C98385XAP1	XTO ENERGY INC 5.5% DUE 06-15-2018	Acquisitions	40,000.00	-36,073.20
		Dispositions	-40,000.00		41,864.40

MONSANTO SAVINGS AND INVESTMENT PLAN
EIN 43-1878297
SUPPLEMENTAL SCHEDULE 3
Form 5500, Schedule H, Part IV, Line 4j –
Schedule of Reportable Transactions for the Year Ended Dec. 31, 2009

5500 Supplemental Schedules	Account number 7879
1 JAN 09 — 31 DEC 09	Account Name MONSANTO CONSOLIDATED
♦	5% Report — Part C Summary

Series of Transactions by Issue in Excess of 5%

		Number of	Transaction Aggregate		Lease	Expenses		Current Value of Asset
Security Description / Asset ID		Transactions	Acquisition Price	Disposition Price	Rental	Incurred	Cost of Asset	on Transaction

MONSANTO CO NEW COM CUSIP: 61166W101	Total acquisitions	8	23,360,020.24			0.00	23,360,020.24	23,360,020.24
	Total dispositions	51		135,150,047.44		0.00	71,014,525.07	135,150,047.44
NTGI COLLECTIVE GOVERNMENT	Total acquisitions	1,449	576,744,100.58			0.00	576,744,100.58	576,744,100.58
SHORT TERM INVESTMENT FUND CUSIP: 195997MV0	Total dispositions	1,569		578,597,575.47		0.00	578,597,575.47	578,597,575.47
NOTE: TRANSACTIONS ARE BASED ON THE 2008-12-31 VALUE (INCLUDING ACCRUALS) OF 3,028,732,658.98

5500 Supplemental Schedules	Account number 7870
1 JAN 09 — 31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦	5% Report — Part A

Single Transaction in Excess of 5%

			Acquisition	Disposition	Lease	Expenses		Current Value on
Security Description / Asset ID	Shares/Par Value	Date	Price	Price	Rental	Incurred	Cost	Transaction Date	Net Gain/Loss

Value of Interest in Registered Investment Companies

United States — USD

MFO MORGAN STANLEY INSTL FD ADVISORY PORTFOLIO II CUSIP: 617440292	-7,969,841.29	29 Oct 09		6.50		0.00	59,273,117.34	51,807,953.30	-7,465,164.04
NOTE: TRANSACTIONS ARE BASED ON THE 2008-12-31 VALUE (INCLUDING ACCRUALS) OF 511,790,095.30

5500 Supplemental Schedules	Account number 7870
1 JAN 09 — 31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦	5% Report — Part C Summary

Series of Transactions by Issue in Excess of 5%

		Number of	Transaction Aggregate		Lease	Expenses		Current Value of Asset
Security Description / Asset ID		Transactions	Acquisition Price	Disposition Price	Rental	Incurred	Cost of Asset	on Transaction

FHLB DISC NT 06-26-2009 CUSIP: 313385HJ8	Total acquisitions	2	12,998,520.83			0.00	12,998,520.83	12,998,520.83
	Total dispositions	8		12,999,854.64		0.00	12,998,520.83	12,999,854.64
FHLMC GOLD TBA POOL #9999999 5.5 DUE 03-15-2030 REG CUSIP: 02R052636	Total acquisitions	4	13,305,234.38			0.00	13,305,234.38	13,305,234.38
	Total dispositions	5		13,312,109.38		0.00	13,305,234.38	13,312,109.38
FHLMC 30 YEAR GOLD PARTICIPATION CTF (PC) 5.5 30 YEARS SETTLES FEB CUSIP: 02R052628	Total acquisitions	7	14,823,175.01			0.00	14,823,175.01	14,823,175.01
	Total dispositions	7		14,823,782.42		0.00	14,823,175.01	14,823,782.42
FNMA DISC NT 03-16-2009 CUSIP: 313589DC4	Total acquisitions	1	14,997,416.67			0.00	14,997,416.67	14,997,416.67
	Total dispositions	1		15,000,000.00		0.00	14,997,416.67	15,000,000.00
FNMA DISC NT 05-26-2009 CUSIP: 313589GB3	Total acquisitions	2	17,492,256.25			0.00	17,492,256.25	17,492,256.25
	Total dispositions	3		17,497,003.89		0.00	17,492,256.25	17,497,003.89
FNMA SINGLE FAMILY MORTGAGE 5% 30 YEARS SETTLES NOVEMBER CUSIP: 01F0506B7	Total acquisitions	5	13,461,351.57			0.00	13,461,351.57	13,461,351.57
	Total dispositions	10		13,526,310.35		0.00	13,461,351.57	13,526,310.35
MFO MORGAN STANLEY INSTL FD ADVISORY PORTFOLIO II CUSIP: 617440292	Total acquisitions	12	27,015,379.47			0.00	27,015,379.47	27,015,379.47
	Total dispositions	6		71,417,384.75		0.00	81,651,614.93	71,417,384.75
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND CUSIP: 195997MV0	Total acquisitions	522	367,472,532.92			0.00	367,472,532.92	367,472,532.92
	Total dispositions	440		371,262,208.33		0.00	371,262,208.33	371,262,208.33
UNITED STATES TREAS BDS DTD 00210 4.25% DUE 05-15-2039 REG CUSIP: 912810QB7	Total acquisitions	60	24,647,369.37			0.00	24,647,369.37	24,647,369.37
	Total dispositions	31		15,796,660.05		0.00	15,584,666.47	15,796,660.05
UNITED STATES TREAS NTS DTD 00124 4.875% DUE 04-30-2011 REG CUSIP: 912828FD7	Total acquisitions	16	46,025,161.95			0.00	46,025,161.95	46,025,161.95
NOTE: TRANSACTIONS ARE BASED ON THE 2008-12-31 VALUE (INCLUDING ACCRUALS) OF 511,790,095.30

5500 Supplemental Schedules	Account number 7870
1 JAN 09 — 31 DEC 09	Account Name MONSANTO WRAPPED CONSOLIDATED
♦	5% Report — Part C Summary

Series of Transactions by Issue in Excess of 5%

		Number of	Transaction Aggregate		Lease	Expenses		Current Value of Asset
Security Description / Asset ID		Transactions	Acquisition Price	Disposition Price	Rental	Incurred	Cost of Asset	on Transaction

	Total dispositions	25		47,746,851.85		0.00	47,962,696.09	47,746,851.85
UNITED STATES TREAS NTS NT 3.5% DUE 05-31-2013 REG CUSIP: 912828JB7	Total acquisitions	15	10,920,437.43			0.00	10,920,437.43	10,920,437.43
	Total dispositions	19		17,559,711.91		0.00	17,230,817.19	17,559,711.91
UNITED STATES TREAS NTS UNITED STATES TREAS NOTES 2.5% DUE 03-31-2013 REG CUSIP: 912828HV5	Total acquisitions	28	48,241,222.00			0.00	48,241,222.00	48,241,222.00
	Total dispositions	30		41,039,316.47		0.00	40,953,507.78	41,039,316.47
UTD STATES TREAS .875% DUE 04-30-2011 CUSIP: 912828KL3	Total acquisitions	11	20,613,839.62			0.00	20,613,839.62	20,613,839.62
	Total dispositions	5		7,896,629.02		0.00	7,919,103.65	7,896,629.02
NOTE: TRANSACTIONS ARE BASED ON THE 2008-12-31 VALUE (INCLUDING ACCRUALS) OF 511,790,095.30

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

MONSANTO SAVINGS AND INVESTMENT PLAN
By:	/s/ KAREN P. WISHART
Karen P. Wishart, Chairperson of the
Monsanto Company Employee Benefits Plans Committee, Administrator of the Plan

June 24, 2010

EXHIBIT INDEX

Exhibit
Number	Description

23	Consent of Independent Registered Public Accounting Firm